As filed with the Securities and Exchange Commission
July 29,
2022.
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

biote Corp.
(Exact name of Registrant as specified in its charter)

Delaware	2833	85-1791125
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1875 W. Walnut Hill Ln #100
Irving, TX 75038
(844)
604-1246
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Teresa S. Weber
Chief Executive Officer
biote Corp.
1875 W. Walnut Hill Ln #100
Irving, TX 75038
(312)
212-8079
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan Sansom
Peter Byrne
Cooley LLP
500 Boylston Street
Boston, MA 02116-3736
(617)
937-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended the “Securities Act,” check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☒	Smaller Reporting Company	☒

		Emerging growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 29, 2022
biote Corp.
Up to 5,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 5,000,000 shares (the “Shares”) of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), by YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Selling Securityholder”). The shares included in this prospectus consist of shares of Class A common stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time after the date of this prospectus, pursuant to a standby equity purchase agreement we entered into with the Selling Securityholder on July 27, 2022 (the “Purchase Agreement”), in which the Selling Securityholder has committed to purchase from us, at our direction, up to 5,000,000 shares our Class A common stock, subject to terms and conditions specified in the Purchase Agreement. Concurrently to the Purchase Agreement, we issued 25,000 shares of Class A common stock to the Selling Securityholder on July 27, 2022 as consideration for its irrevocable commitment to purchase shares of our Class A common stock at our election in our discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See the section entitled “Committed Equity Financing” for a description of the Purchase Agreement and the section entitled “Selling Securityholder” for additional information regarding the Selling Securityholder.
Our registration of the securities covered by this prospectus does not mean that the Selling Securityholder will offer or sell any of the shares of Class A common stock. The Selling Securityholder may offer, sell or distribute all or a portion of their shares of Class A common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Securityholder pursuant to this prospectus. However, we expect to receive proceeds from sales of Class A common stock that we may elect to make to the Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our discretion. See “Committed Equity Financing” for a description of how the price we may sell shares of Class A common stock to the Selling Securityholder is calculated pursuant to the Purchase Agreement. We provide more information about how the Selling Securityholder may sell or otherwise dispose of the shares of our Class A common stock in the section entitled “Plan of Distribution.” The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Class A common stock and Public Warrants are quoted on the Pink Sheet Tier of the OTC Markets under the symbols “BTMD” and “BTMDW,” respectively. For more details, please see our risk factor relating to a Nasdaq delisting beginning on page 46 of this prospectus. On July 28, 2022, the closing bid quotation of our Class A common stock and Public Warrants were $4.00 and $0.26, respectively.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                 , 2022.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholder have authorized anyone to provide you with different information. Neither we nor the Selling Securityholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale of the securities offered by the Selling Securityholder described in this prospectus. However, we expect to receive proceeds from sales of Class A common stock that we may elect to make to the Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our discretion. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder after the date of this prospectus. See “Committed Equity Financing” for a description of how the price we may sell shares of Class A common stock to the Selling Securityholder is calculated pursuant to the Purchase Agreement.
Neither we nor the Selling Securityholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
On May 26, 2022 (the “Closing Date”), Haymaker Acquisition Corp. III, a Delaware corporation (“HYAC”), completed the transactions contemplated by that certain Business Combination Agreement, dated as of December 13, 2021 (the “Business Combination Agreement”), by and among HYAC (the “Sponsor”), BioTE Holdings, LLC, a Nevada limited liability company (“Biote” and, together with its direct and indirect subsidiaries, the “Biote Companies”), BioTE Management, LLC, a Nevada limited liability company, Dr. Gary Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the members’ representative (in such capacity, the “Members’ Representative”) of the members of Biote immediately prior to the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (collectively, the “Members”). A description of the Business Combination (as defined below) and the terms of the Business Combination Agreement are included in the definitive proxy statement (File
No. 001-40128)
(the “Proxy Statement”) filed by HYAC with the SEC on May 5, 2022 in the section titled “Proposal No. 1—The Business Combination Proposal.”
At the Closing, (i) Biote transferred to the Company (as defined below) 9,161,771 Class A common units of Biote (“Biote Units”), which was equal to the number of shares of HYAC’s Class A common stock, par value $0.0001 per share (“HYAC Class A Common Stock”), issued and outstanding as of immediately prior to the Closing (after giving effect to redemptions by HYAC’s public stockholders of 30,525,729 shares of HYAC Class A Common Stock prior to the Closing and the conversion of HYAC’s Class B common stock, par value $0.0001 per share (“HYAC Class B Common Stock”)) into shares of HYAC Class A Common Stock and (ii) HYAC issuance of 58,565,824 shares of newly authorized Class V common stock, par value $0.0001 per share (“Class V voting stock” and, together with the Class A common stock, the “Common Stock”), which number of shares of Class V voting stock was equal to the number of Biote Units retained by the Members immediately following the Closing (the “Retained Biote Units”), and which shares of Class V voting stock were distributed to Biote’s Members, resulting in the Combined Company being organized in an
“Up-C”
structure. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

Also at Closing, (x) in exchange for Biote issuing to the Company 9,161,771 Biote Units (the “Closing Biote Units”), HYAC transferred cash in an amount equal to (i) the cash in the trust account and any cash held by HYAC outside of the trust account, less (ii) the amounts required by the redemptions of Class A common stock by the public stockholders, which was equal to $305.5 million and (y) the Biote Companies received aggregate proceeds of $125.0 million from the Debt Financing (as defined below) (the aggregate amounts described in (x) and (y) of $137.3 million, are referred to as the “Closing Date Cash”) in accordance with and in the priority set forth in the Business Combination Agreement and as described further in the Proxy Statement. There was no cash consideration paid to Members at Closing.
Upon the Closing, HYAC as the registrant changed its name to “biote Corp.”
Unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refers to biote Corp. and its consolidated subsidiaries, including Biote, following the Closing, and references to “HYAC” refer to Haymaker Acquisition Corp. III at or prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company after giving effect to the Business Combination.

CERTAIN DEFINED TERMS
Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:
“
Affiliate
” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “
control
” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise.
“
Bylaws
” means the amended and restated bylaws of the Company, dated as of the Closing Date.
“Biote”
 means BioTE Holdings, LLC, unless otherwise noted, a Delaware limited liability company after the plan of conversion filed with the Nevada Secretary of State.
“
Biote A&R OA
” means the Second Amended and Restated Operating Agreement of entered into at the Closing by and among the Combined Company, Biote and the Members, which, among other things, permitted the issuance and ownership of Biote Units as contemplated to be issued and owned following the Closing, designate the Combined Company as the sole manager of Biote, provide for the Exchange Rights, set forth the rights and preferences of the Biote Units, and establish the ownership of the Biote Units by the persons or entities indicated in the Biote A&R OA, in each case, as more fully described in the Biote A&R OA.
“
Biote Companies
” means Biote, together with all of its direct and indirect subsidiaries.
“
Biote Medical
” means BioTE Medical, LLC.
“
Class
 A Units
” means the Class A Units (as defined in the Biote A&R OA) issued and outstanding immediately prior to the consummation of the Recapitalization.
“
Class
 AA Units
” means the Class AA Units (as defined in the Biote A&R OA) issued and outstanding immediately prior to the consummation of the Recapitalization.
“
Class
 AAA Units
” means the Class AAA Units (as defined in the Biote A&R OA) issued and outstanding immediately prior to the consummation of the Recapitalization.
“
Class
 AAAA Units
” means the Class AAAA Units (as defined in the Biote A&R OA) issued and outstanding immediately prior to the consummation of the Recapitalization.
“
Charter
” means the second amended and restated certificate of incorporation of the Company, dated as of the Closing Date.
“
Class
 B Common Stock Conversion
” means, in connection with the Closing, the conversion of all then-outstanding shares of Class B common stock into shares of Class A common stock on a one-for-one basis.
“
Combined Company
” means biote Corp. and its consolidated subsidiaries, including Biote, following the Closing.
“
Common Stock
” means the Class A common stock and Class V voting stock.
“
Credit Agreement
” means the Credit Agreement, dated as of May 26, 2022, by and among BioTE Medical, Biote, the guarantors identified therein, the lenders party thereto from time to time, Truist Bank, as Administrative Agent, Swingline Lender and Issuing Bank, Bank of America, N.A. and Wells Fargo Bank, National Association,
as Co-Syndication Agents,
Truist Securities, Inc., BofA Securities, Inc. and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Bookrunners.

“
Debt Financing
” means the Term Loan, the Revolving Loans and the Credit Agreement, collectively.
“
Earnout Voting Shares
” means 10,000,000 shares of Class V voting stock distributed to the Members by Biote.
“
Exchange Rights
” means, beginning on the six month anniversary of the Closing, the rights of the Members to have their Retained Biote Units redeemed, together with one share of Class V voting stock and subject to certain conditions, in exchange for either one share of Class A common stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Biote, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Biote A&R OA.
“
Initial Shares
” means an aggregate of 58,565,824 Retained Biote Units (and any Equity Securities into which such units may be exchanged), proportionately amongst the Members based on their respective percentage interests held in Biote as of immediately after the Closing.
“
Equity Securities
” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“
Founder Holders
” means each of the Sponsor, Steven J. Heyer and Andrew R. Heyer.
“
Founder Shares
” means the shares of Class B common stock held by the Founder Holders, which such shares of Class B common stock automatically converted into an equal number of shares of Class A common stock in connection with the Closing.
“
Governmental Entity
” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, or any self-regulated organization or other non-governmental regulatory
authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law).
“
HYAC
” means Haymaker Acquisition Corp. III prior to the Business Combination.
“
Investor Rights Agreement
” means the Investor Rights Agreement entered into at the Closing, by and among the Company, the Sponsor, the Members’ Representative and certain other parties.
“
IPO
” means Haymaker Acquisition Corp. III.’s initial public offering, consummated on March 4, 2021, through the sale of 31,750,000 units at $10.00 per unit (including 1,750,000 units that were issued upon the partial exercise of the IPO underwriters’ overallotment option, which closed on March 5, 2021).
“
Member
 Earnout Units
” means the 10,000,000 Retained Biote Units held by the Members at the Closing.
“
Nasdaq Independent
” means a person who shall qualify as an “independent director” as such term is defined under Nasdaq Stock Market Rule 5605(a)(2) (or any successor rule) and applicable SEC rules and regulations, as of (i) the time of the nomination of such director pursuant to Section 2.1 and (ii) the time of any vote, decision or recommendation made by such director as a member of the board.

v

“
Person
” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“
Phantom Equity Acknowledgement
” means the acknowledgement that each Phantom Equity Holder entered into effective as of the Closing, which, among other things, confirms the number of shares of Class A common stock to be issued to such Phantom Equity Holder pursuant to biote Corp. 2022 Equity Incentive Plan (the “Incentive Plan”) in satisfaction of his or her phantom equity rights and the vesting schedule for such shares.
“
Phantom Equity Holder
” means each holder of phantom equity in any of Biote or its direct or indirect subsidiaries.
“
Purchase Agreement
” means that certain standby equity purchase agreement, by and between biote Corp. and YA II PN, LTD. dated as of July 27, 2022.
“Recapitalization”
 means the recapitalization that occurred immediately prior the Closing, pursuant to which all its Class A Units, Class AA Units, Class AAA Units and Class AAAA Units held by the Members were to be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of equity interests in Biote designated as “Class A Common Units” resulting in the Members holding a single class of Biote Units.
“
Revolving Loans
” means the $50,000,000 senior secured revolving credit facility provided for in the Credit Agreement.
“
Securities Act
” means the Securities Act of 1933, as amended.
“
Sponsor Earnout Shares
” means 1,587,500 shares of Class A common stock held by the Sponsor after giving effect to the Class B Common Stock Conversion.
“
Tax Receivable Agreement
” means the tax receivable agreement entered into simultaneously with the Closing by and among the Combined Company, Biote, the Members and the Members’ Representative, which provides for, among other things, payment by the Combined Company to the Members of 85% of the U.S. federal, state and local income tax savings realized by the Combined Company as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the redemption of Retained Biote Units in exchange for Class A common stock or cash (as more fully described in the Tax Receivable Agreement).
“
Term Loan
” means the $125,000,000 senior secured term loan A credit facility provided for in the Credit Agreement, which was borrowed in full on the Closing Date.
“
Underwriter Units
” means the 1,750,000 units issued to the Underwriters in a concurrent private placement in connection with the IPO.
“
Underwriters
” means Citigroup Global Markets Inc. and Cantor Fitzgerald & Co., as representatives of the several underwriters in the IPO.
“
Warrant Agreement
” means that certain Warrant Agreement, dated as of March 1, 2021, by and between HYAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.
“
Warrant Agent
” means Continental Stock Transfer & Trust Company in its capacity as warrant agent under the Warrant Agreement.
“
Working Capital Loans
” means funds that the Sponsor or an affiliate of the Sponsor, or certain of the HYAC’s officers and directors may, but are not obligated to, loan HYAC as may be required in order to finance transaction costs in connection with the Business Combination.
“
Yorkville
” means YA II PN, LTD., a Cayman Islands exempt limited partnership.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This registration statement contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies, or expectations for the Company’s business. These forward-looking statements include, but are not limited to, statements regarding the Company’s or its management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The forward-looking statements are contained principally in the sections titled “Prospectus Summary” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terms such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” or similar expressions.
These forward-looking statements are based on information available as of the date of this prospectus, and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the inability to re-list our securities on Nasdaq;

•	the success of our dietary supplements attain significant market acceptance among clinics, practitioners and their patients;

•	our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers;

•	our and our customers’ sensitive to regulatory, economic, environmental and competitive conditions in certain geographic regions;

•	our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all;

•	our ability to grow our business;

•	the significant competition we face in our industry;

•	our limited operating history;

•	our ability to protect our intellectual property;

•	the unpredictability of the effects of the COVID-19 pandemic;

•	the heavy regulatory oversight in our industry;

•	changes in applicable laws or regulations;

•	the inability to profitably expand in existing markets and into new markets;

•	the possibility that we may be adversely impacted by other economic, business and/or competitive factors;

•	future exchange and interest rates; and

•	other risks and uncertainties indicated in this registration statement, including those under “Risk Factors” herein, and other filings the Company has made, or will make, with the SEC.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Our Company
We operate a high-growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their patient populations. The Biote Method is a comprehensive, end-to-end
practice building platform that provides Biote-certified practitioners with the following components specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management software, inventory management software, and information regarding available hormone replacement therapy (“HRT”) products, as well as digital and point-of-care
marketing support. We also sell a complementary Biote-branded line of dietary supplements. We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. By virtue of our historical performance over the ten years ended December 31, 2021, we believe that our business model has been successful, remains differentiated, and is well positioned for future growth.
By incorporating the Biote Method in their practices, we enable practitioners to participate in the large and growing hormone optimization space. Bioidentical hormone therapy, which is offered by Biote-certified practitioners, is one segment of the large HRT market. It is estimated that, as of 2020, the total U.S. market opportunity for HRT products, available in various forms, exceeds $7 billion and is expected to grow 7% annually through 2026. We believe our business opportunity in providing educational and practice management services is large and will similarly grow. Growth in this field is expected to be fueled by “aging” demographics and expanding consumer demand for medical information and treatment options to address hormonal imbalances.
Patient symptoms associated with menopause in women and andropause in men, such as hot flashes, night sweats, depressed mood, low libido, weight gain, and issues with concentration and focus, while negatively impacting quality of life, may also be associated with higher risks for chronic diseases attributable to declining hormone levels, including cardiovascular disease, osteoporosis and breast cancer. Approximately 13.8 million men over age 45 in the United States are affected by hypogonadism and only about 1.3 million (9%) of those affected undergo testosterone treatment. An average of 27 million women between the ages of 45 and 64, or 20% of the American workforce, experience menopause every year. Despite the prevalence of symptoms—84% of women report menopausal symptoms that interfere with their lives—only 58% have discussed menopause with a health provider, and only 28%, or approximately 13 million, undergo HRT (and of that 28%, only 31%, or approximately 4 million, undergo bioidentical HRT). By 2030, over 1.2 billion women, 14% of the global population, will be in menopause or post-menopause. Yet, despite the growing number of women experiencing menopause, they remain an underserved population.
One key driver of this unmet medical need is the lack of knowledge and experience of treating physicians. For many practitioners, the last time they received meaningful instruction on treating menopause and andropause was during medical school. Based on a 2018 article by Jennifer Wolff, entitled “What Doctors Don’t Know About Menopause,” among newer doctors surveyed in 2015, 80% of medical residents reported feeling “barely comfortable” discussing or treating menopause. While this knowledge gap applies to training, we believe it also applies to the understanding of treatment alternatives, access to new therapies, methods to drive efficiencies in a hormone optimization practice and finally, how to profitably treat this growing population.

To capitalize on this large and underserved market opportunity, we developed a highly differentiated practice-building platform to enable practitioners to treat the hormone imbalance symptoms experienced by their patients. The Biote Method has been designed specifically for practitioners who focus on treating perimenopause in women; post-menopause in women; and andropause/hypogonadism in men. It is constructed to bridge the existing gaps which exist in education and treatment options, while improving the efficiency of practitioners’ business operations and the hormone health of their aging patient base. Over the past ten years, we have built our platform to provide highly differentiated education and training, practice support resources and inventory management tools that would be difficult for a practice to otherwise attain on their own.
We empower Biote-certified practitioners by requiring rigorous in-person
training, testing and certification for all Biote-certified practitioners and office staff wishing to use the Biote Method in their practice. Our practitioner instructors are among the nation’s most experienced clinical experts in hormonal therapy, including multiple modalities of HRT such as creams, gels, patches, pills, injections and compounded bioidentical hormone pellets. We teach clinicians how to identify early indicators of hormone-related aging conditions, and we believe we are the top practitioner educators by virtue of our experience over ten years, with over 2.5 million hormone optimization procedures performed by Biote-certified practitioners to date, including approximately 300,000 active patients. We offer training centrally and regionally to provide consistent and ongoing technical education. On an ongoing basis, we provide access to around-the-clock clinical and
technical support for Biote-certified practitioners.
To offer a turnkey platform, we leverage the data Biote-certified practitioners collect using our BioTracker software for regulatory and record management to seamlessly assess a simple procedure-based revenue model that encompasses fees for the education, training, re-training, comprehensive
administrative services and support and pass-through cost of pellets that practitioners may choose to provide as part of the Biote Method. We believe our revenue model represents an objective method to assess fees across the varying size and sophistication of our Biote-certified practitioners and clinics beginning with the first day of training and continuing throughout the treatment of each practitioner’s patient. Additionally, this revenue model provides our Biote-certified practitioners with consistency and predictability, notwithstanding the variability in services required to support their practices during any given period. Our revenue model also offers efficiency and transparency for inventory management, as each procedure is electronically recorded through our technology platform without requiring additional workflow.
The Biote Method’s proprietary clinical decision support software (“CDS”) assists physicians in establishing individualized dosing for patients. Our BioTracker software and business tools allow practitioners to efficiently manage the record management, product acquisition, inventory logistics and the business end of a robust hormone optimization practice. We provide Biote partnered clinics access to
FDA-registered
outsourcing facilities that can supply a wide array of hormone optimization products for Biote-certified practitioner patients. We provide information to Biote-certified practitioners regarding how to integrate with our BioTracker software. Our BioTracker software allows Biote-certified practitioners to manage orders and maintain accurate inventory records to keep their regulatory and business systems up to date.
Beyond the breadth and depth of our commercial and operational platform, the Biote name has achieved strong brand recognition among practitioners and patients in the communities we serve, as illustrated by QY Research’s market research publication entitled “South & North America Hormone Replacement Therapy Market Insights and Forecast to 2026.” Practitioners undertaking the Biote Method can be confident that our exclusive training and practice building tools will prepare them to provide excellent and differentiated care to patients. This has led to high practitioner satisfaction and an approximate 90% retention rate among Biote-certified practitioners. We are contracted with and provide comprehensive support to over 5,300 practitioners that have adopted the Biote Method in their practices. Leveraging our brand strength, we offer marketing assistance, including office signage and patient education materials, to every Biote-certified practitioner within our network.

We believe by virtue of their participation in our robust training and practice certification, Biote-certified practitioners are well informed on all aspects of hormone optimization. We believe our brand advantage with both practitioners and patients is a key element of our commercial growth strategy, and an asset that we intend to leverage to expand our business.
Complementing the Biote Method is our expanding line of private-labeled dietary supplements to address hormone, vitamin, and physiological deficiencies that regularly manifest in an aging population. This business segment appeals to practitioners’ patient demographic and enables patients the opportunity to receive practitioner-recommended Biote-branded dietary supplements to support healthy aging. By leveraging our existing Biote-certified practitioner base to sell and distribute our Biote-branded dietary supplements, we believe we have created an efficient and complementary business.
We also designed the Biote Method to permit beneficial practice economics for our Biote partnered clinics. Our educational training and practice management platform helps enable Biote partnered clinics to execute this all-cash model with
minimal reimbursement risk. This contrasts to consistently decreasing reimbursement rates for most other treatments and therapies offered by physician offices.
We have a track record of consistently achieving accelerated and highly profitable growth. Our five-year revenue compound annual growth rate (“CAGR”) from 2016–2020 was 22%. Our revenue was $117 million and $139 million for the years ended December 31, 2020 and 2021, respectively. Net income in 2020 was $29.2 million and for 2021 was $34.6 million, an increase of $5.4 million or 19%.
Corporate Information
HYAC was incorporated in the State of Delaware on July 6, 2020 as a special purpose acquisition company under the name Haymaker Acquisition Corp. III. Biote is a Delaware limited liability company formed on March 31, 2019. On March 4, 2021, HYAC completed its IPO. On the Closing Date, the Business Combination with Biote was consummated, resulting in the Combined Company being organized in an “Up-C” structure,
and HYAC as the registrant changed its name to “biote Corp
.
” Biote’s headquarters are located at 1875 W. Walnut Hill Ln #100 Irving, Texas 75038. Our telephone number is
(844) 604-1246,
and our website address is www.biote.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and does not form a part of this prospectus. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this registration statement.
Committed Equity Financing
On July 27, 2022, we entered into the Purchase Agreement, with Yorkville. Pursuant to the Purchase Agreement, we have the right to sell to Yorkville up to 5,000,000 shares of our Class A common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Class A common stock to Yorkville under the Purchase Agreement, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to Yorkville under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Yorkville of up to 5,000,000 shares of Class A common stock, consisting of 25,000 shares of Class A common stock that we issued to Yorkville in consideration of its commitment to purchase shares of Class A common stock at our election under to the Purchase Agreement (the “Commitment Shares”), and up to 4,975,000 shares of Class A common stock that we may elect, in our sole discretion, to issue and sell to Yorkville, from time to time under the Purchase Agreement.

Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the Purchase Agreement, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our discretion until the first day of the month following the
36-month
period after the date of the Purchase Agreement, to direct Yorkville to purchase a specified amount of shares of Class A common stock (each such sale, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed the greater of (i) an amount equal to thirty percent (30%) of the Daily Volume Traded on the trading day immediately preceding an Advance Notice, or (ii) 1,000,000 shares of Class A common stock.
The per share purchase price for the shares of Class A common stock, if any, that we elect to sell to the Selling Securityholder in an Advance pursuant to the Purchase Agreement will be determined by reference to the volume weighted average price of our Class A common stock (the “VWAP”) and calculated in accordance with the Purchase Agreement, less a variable discount of 3%, provided however that the Company may establish a minimum acceptable price in each Advance Notice below which it shall not be obligated to make any sales to the Selling Securityholder.
There is no upper limit on the price per share that Yorkville could be obligated to pay for the Class A common stock we may elect to sell to it in any Advance. The purchase price per share of Class A common stock that we may elect to sell to Yorkville in an Advance under the Purchase Agreement will be equitably adjusted for any reorganization, recapitalization, non-cash
dividend, stock split, reverse stock split or other similar transaction.
We will control the timing and amount of any sales of Class A common stock to Yorkville. Actual sales of shares of our Class A common stock to Yorkville under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Class A common stock and determinations by us as to the appropriate sources of funding for our business and its operations.
We may not issue or sell any shares of Class A common stock to Yorkville under the Purchase Agreement which, when aggregated with all other shares of Class A common stock then beneficially owned by Yorkville and its Affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule
13d-3
promulgated thereunder), would result in Yorkville beneficially owning more than 4.99% of the outstanding shares of Class A common stock (the “Beneficial Ownership Limitation”).
The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to Yorkville. We expect that any proceeds received by us from such sales to Yorkville will be used for working capital and general corporate purposes.
Yorkville has agreed that it and its Affiliates will not engage in any short sales of the Class A common stock nor enter into any transaction that establishes a net short position in the Class A common stock during the term of the Purchase Agreement.
The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the
36-month
anniversary of the date of the Purchase Agreement or (ii) the date on which the Selling Securityholder shall have purchased from us under the Purchase Agreement 5,000,000 shares of our Class A common stock. We have the right to terminate the Purchase Agreement at no cost or penalty upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices and all outstanding amounts owed to Yorkville are repaid. We and Yorkville may also agree to terminate the Purchase Agreement by mutual written consent. Neither we nor Yorkville may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by us or Yorkville other than by an instrument in writing signed by both parties.
As consideration for Yorkville’s commitment to purchase shares of Class A common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 25,000 shares of Class A common stock to Yorkville.
The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
As of July 28, 2022, excluding the Commitment Shares, there were 67,727,595 shares of common stock outstanding, consisting of 9,161,771 shares of our Class A common stock and 58,565,824 shares of our Class V voting stock, of which 9,515,519 shares of common stock were held by non-affiliates,
consisting of 5,301,991 shares of our Class A common stock and 4,213,528 shares of our Class V voting stock.
If all of the 5,000,000 shares offered by Yorkville for resale under the registration statement that includes this prospectus were issued and outstanding as of the date hereof (without taking into account the 4.99% Beneficial Ownership Limitation), such shares would represent approximately 6.9% of the total number of shares of our Common Stock outstanding and approximately 52.5% of the total number of outstanding shares held by non-affiliates,
in each case as of July 28, 2022.
There are substantial risks to our stockholders as a result of the sale and issuance of Class A common stock to Yorkville under the Purchase Agreement. These risks include the potential for substantial dilution and significant declines in our stock price. See the section entitled “Risk Factors.” Issuances of our Class A common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Class A common stock that our existing stockholders own will not decrease as a result of sales, if any, under the Purchase Agreement, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Yorkville.
For more detailed information regarding the Purchase Agreement, see the section entitled “Committed Equity Financing.”
Recent Developments
Entry into Employment Agreements with Named Executive Officers
Dr. Ross McQuivey
On June 15, 2022, Biote named Ross McQuivey, M.D. as the Company’s Chief Medical Officer effective June 10, 2022. In connection with his appointment, Biote entered into an employment agreement with Dr. McQuivey, which provides for him to serve as Biote’s Chief Medical Officer, receive an annual base salary of $425,000 and be eligible for a discretionary annual cash bonus, with a target of 40% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion.
In addition, Dr. McQuivey’s employment agreement provides that if Dr. McQuivey’s employment is terminated without cause or with good reason he shall receive (a) continuation of his then-current base salary plus (b) payment of monthly COBRA premiums for continuation coverage under his medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of his termination, for a period of 12 months if such termination is in connection with a change in control event, or 9 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Dr. McQuivey shall also receive a monthly payment an amount equal to 1/12th of his then-current target bonus for a period of 12 months. Such payments are contingent on Dr. McQuivey’s execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Dr. McQuivey (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage.
Mary Elizabeth Conlon
On May 31, 2022, Biote entered into an employment agreement with Mary Elizabeth Conlon, effective as of the Closing Date. Ms. Conlon’s employment agreement provides for Ms. Conlon to serve as Biote’s Vice President, Business Development & General Counsel, receive an annual base salary of $395,400 and be eligible for a discretionary annual cash bonus, with a target of 40% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion.
In addition, Ms. Conlon’s employment agreement provides that if Ms. Conlon’s employment is terminated without cause or with good reason she shall receive (a) continuation of her then-current base salary plus (b) payment of monthly COBRA premiums for continuation coverage under her medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of her termination, for a period of 12 months if such termination is in connection with a change in control event, or 9 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Ms. Conlon shall also receive a monthly payment an amount equal to 1/12th of her then-current target bonus for a period of 12 months. Such payments are contingent on Ms. Conlon’s execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Ms. Conlon (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage. Biote has also entered into an indemnification agreement with Ms. Conlon on the same terms as it has with its other directors and executive officers.
Emerging Growth Status
We are an “emerging growth company
,
” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended the “Exchange Act”), are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth
companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible
debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of
Regulation S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates
equaled or exceeded $250 million as of the end of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equaled
or exceeded $700 million as of the prior June 30
th
.

THE OFFERING

Issuer	biote Corp. (f/k/a Haymaker Acquisition Corporation III).

Shares of Class A common stock Offered by the Selling Securityholder	5,000,000 shares of Class A common stock, consisting of (i) 25,000 Commitment Shares; and (ii) up to 4,975,000 shares we may elect, in our discretion, to issue and sell to the Selling Securityholder under the Purchase Agreement from time to time.

Shares of Common Stock Outstanding prior to the exercise of all Warrants	9,161,771 shares of Class A common stock and 58,565,824 shares of Class V voting stock (as of July 28, 2022).

Shares of Common Stock Outstanding After Giving Effect to the Issuance of the Shares Registered for Resale Hereunder	14,161,771 shares of Class A common stock and 58,565,824 shares of Class V voting stock (based on total shares outstanding as of July 28, 2022).

Use of Proceeds	We will not receive any proceeds from the resale of shares of Class A common stock included in this prospectus by the Selling Securityholder. However, we expect to receive proceeds from sales of Class A common stock that we may elect to make to the Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our discretion. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder after the date of this prospectus. See “Committed Equity Financing” for a description of how the price we may sell shares of Class A common stock to the Selling Securityholder is calculated pursuant to the Purchase Agreement.

We expect to use the net proceeds that we receive from sales of our Class A common stock to the Selling Securityholder, if any, under the Purchase Agreement for working capital and general corporate purposes. See the section titled “Use of Proceeds.”

Market for Class A common stock	Our Class A common stock is currently quoted on the Pink Sheet Tier of the OTC Markets under the symbol “BTMD”.

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
The number of shares of Common Stock to be outstanding is based on 67,727,595 shares of Common Stock outstanding as of July 28, 2022 and excludes:

•	11,965,873 shares of Class A common stock available for future issuance under the Incentive Plan;

•	797,724 shares available for future issuance under the biote Corp. 2022 Employee Stock Purchase Plan (the “ESPP”);

•	5,566,666 shares issuable upon the exercise of outstanding private warrants to purchase Class A common stock (the “Private Placement Warrants”), with an exercise price of $11.50 per share;

•
7,937,500 shares issuable upon the exercise of outstanding public warrants to purchase Class A common stock, (the “Public Warrants,” together with the Private Placement Warrants the “Warrants”) with an exercise price of $11.50 per share;

•	25,000 Commitment Shares issued to the Selling Securityholder upon signing the Purchase Agreement; and

•	4,975,000 shares of Class A common stock that we may elect, in our sole discretion, to issue and sell to Yorkville, from time to time under the Purchase Agreement.

RISK FACTORS
Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes to the financial statements included herein, before deciding whether to purchase any of our securities. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. Unless otherwise indicated or the context otherwise requires, references in this section to “we”, “us” and “our” generally refer to Biote in the present tense or the Combined Company from and after the Business Combination.
Summary of Risk Factors
The following is a summary of the risk factors our business faces. The list below is not exhaustive, and investors should read this “Risk Factors” section in full. Some of the risks we face include:
Summary of Risks Related to this Offering

•
It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Securityholder.

•
The sale and issuance of our Class A common stock to the Selling Securityholder will cause dilution to our existing stockholders, and the sale of the shares of Class A common stock acquired by the Selling Securityholder, or the perception that such sales may occur, could cause the price of our Class A common stock to fall.

•	Investors who buy shares of Class A common stock at different times will likely pay different prices.

•
Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Class A common stock to the Selling Securityholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Summary of Risks Related to Our Industry and Business

•	Our success will depend upon whether the Biote Method and our Biote-branded dietary supplements attain significant market acceptance among clinics, practitioners and their patients;

•
Outsourcing facilities that produce bioidentical hormone pellets that we offer training on in the Biote Method and failure by those parties to adequately perform their obligations could harm our business;

•
We and Biote-certified practitioners and Biote partnered clinics are reliant on AnazaoHealth Corporation, Right Value Drug Stores, LLC. and F.H. Investments, Inc. to support the manufacturing of bio-identical
hormones for prescribers;

•
Biote-certified practitioners and Biote partnered clinics are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions;

•	The frequency of use by practitioners and clinics of the Biote Method may not increase at the rate that we anticipate or at all;

•	Adoption of the Biote Method depends upon appropriate practitioner training, and inadequate training may lead to negative patient outcomes and adversely affect our business;

•	The continuing development of our training depends upon our maintaining strong working relationships with Biote-certified practitioners and other medical personnel;

•	We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our results of operations in the near term;

•
We face significant competition, and if we are unable to compete effectively, we may not be able to achieve or maintain expected levels of market penetration and market share, which could have a material adverse effect on our business, financial condition and results of operations; and

•
We have a limited history operating a practice-building business for practitioners in the hormone optimization space, which may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

Summary of Risks Related to Intellectual Property

•
If we are unable to obtain and maintain patent protection for any products or methods we develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to our Biote-branded dietary supplements, and our ability to successfully commercialize any products we may develop may be adversely affected. If we are not able to maintain freedom to operate for our products from third party intellectual property rights, our ability to commercialize products may be limited unless we secure a license to such rights;

•
We may become a party to intellectual property litigation or administrative proceedings that could be costly and could interfere with our ability to sell and market the Biote Method and our Biote-branded dietary supplements;

•	If we are unable to protect the confidentiality of our other proprietary information, our business and competitive position may be harmed;

•
We may be subject to claims that we or our employees, consultants or contractors have wrongfully used, disclosed or otherwise misappropriated the intellectual property of a third party, including trade secrets or know-how,
or are in breach of
non-competition
or
non-solicitation
agreements with our competitors or claims asserting an ownership interest in intellectual property we regard as our own;

•	If our trademarks and trade names are not adequately protected, then we may not be able to build brand recognition in our markets and our business may be adversely affected; and

•	We may be subject to claims challenging our intellectual property.
Summary of Risks Related to Regulation

•
We market dietary supplements and convenience kits, which are regulated by the U.S. Food and Drug Administration (the “FDA”), and are subject to certain requirements under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and the laws enforced by the Federal Trade Commission (the “FTC”). Our failure to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties;

•
We have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone. Compounded drugs are regulated by the FDA and are subject to certain requirements under the FDCA. Failure of compounding entities to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties;

•	Compounded preparations and the pharmacy compounding industry are subject to regulatory scrutiny, which may impair our growth and sales;

•
If a compounded drug formulation provided through a compounding pharmacy or an outsourcing facility leads to patient injury or death or results in a product recall, we may be exposed to significant liabilities and reputational harm; and

•
If the FDA takes regulatory action to implement any of the National Academies of Sciences, Engineering, and Medicine (the “NASEM”) recommendations for compounded bioidentical hormones, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners, which would have a substantially negative impact on Biote’s revenue and business operations.

Summary of Risks Related to Ownership of Our Securities

•
Because there are no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell our Class A common stock for a price greater than that which you paid for it;

•
We may require additional capital to support business growth, and if capital is not available to us or is available only by diluting existing stockholders, our business, operating results and financial condition may suffer;

•	Anti-takeover provisions contained in the Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt;

•
Future sales, or the perception of future sales, by the Company or its stockholders in the public market, the issuance of rights to purchase the Company’s Class A common stock, including pursuant to the Incentive Plan and the ESPP, and future exercises of registration rights could result in the additional dilution of the percentage ownership of the Company’s stockholders and cause the market price for the Company’s Class A common stock to decline; and

•
Securities of companies formed through a special purpose acquisition company (“SPAC”) business combinations such as ours may experience a material decline in price relative to the share price of the SPAC prior to the business combination.

Risks Related to this Offering
It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Securityholder.
On July 27, 2022, we entered into the Purchase Agreement with the Selling Securityholder, pursuant to which the Selling Securityholder has committed to purchase up to 5,000,000 shares of our Class A common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Class A common stock that may be issued under the Purchase Agreement may be sold by us to the Selling Securityholder at our discretion from time to time.
We generally have the right to control the timing and amount of any sales of our shares of Class A common stock to the Selling Securityholder under the Purchase Agreement. Sales of our Class A common stock, if any, to the Selling Securityholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some or none of the shares of our Class A common stock that may be available for us to sell to the Selling Securityholder pursuant to the Purchase Agreement.
Because the purchase price per share to be paid by the Selling Securityholder for the shares of Class A common stock that we may elect to sell to the Selling Securityholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A common stock prior to each Advance made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Class A common stock that we will sell to the Selling Securityholder under the Purchase Agreement, the purchase price per share that the Selling Securityholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Securityholder under the Purchase Agreement, if any.
We are not required or permitted to issue any shares of Class A common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of our Trading Market. In addition, the Selling Securityholder will not be required to purchase any shares of our Class A common stock if such sale would result in the Selling Securityholder’s beneficial ownership exceeding 4.99% of the then issued and outstanding Class A common stock. Our inability to access a part or all of the amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.
The sale and issuance of our Class A common stock to the Selling Securityholder will cause dilution to our existing stockholders, and the sale of the shares of Class A common stock acquired by the Selling Securityholder, or the perception that such sales may occur, could cause the price of our Class A common stock to fall.
The purchase price for the shares that we may sell to the Selling Securityholder under the Purchase Agreement will fluctuate based on the price of our Class A common stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our Class A common stock to fall.
If and when we do sell shares to the Selling Securityholder, the Selling Securityholder may resell all, some, or none of those shares at its discretion, subject to the terms of the Purchase Agreement. Therefore, sales to the Selling Securityholder by us could result in substantial dilution to the interests of other holders of our Class A common stock. Additionally, the sale of a substantial number of shares of our Class A common stock to the Selling Securityholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.
Investors who buy shares of Class A common stock at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we control the timing and amount of any sales of Class A common stock to the Selling Securityholder. If and when we do elect to sell shares of our Class A common stock to the Selling Securityholder pursuant to the Purchase Agreement, the Selling Securityholder may resell all, some or none of such shares in its discretion and at different prices, subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.
Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Class A common stock to the Selling Securityholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.
Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Class A common stock to the Selling Securityholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.
Risks Related to Our Industry and Business
Our success will depend upon whether the Biote Method and our Biote-branded dietary supplements attain significant market acceptance among clinics, practitioners and their patients.
Our success will depend on the acceptance of the hormone optimization methods we teach in our training. We cannot predict how quickly clinics, practitioners or their patients will accept the Biote Method (as further described in the section entitled “Business”) or, if accepted, how frequently it will be used. The methods that we currently recommend and any methods we recommend in the future may never gain broad market acceptance. Demonstrated HRT health risks or side effects, as well as negative publicity relating to the same, could negatively impact the perception of patient benefit and generate resistance and opposition from practitioners, which could limit adoption of the Biote Method and have a material adverse impact on our business. To date, a substantial majority of our sales and revenue have been derived from a limited number of clinics and independent, third-party physicians and nurse practitioners who are certified under our training program (the “Biote-certified practitioners”).
Our future growth and profitability will largely depend on our ability to increase practitioner awareness of our practice-building platform as well as our Biote-branded dietary supplements, and on the willingness of clinics, practitioners and their patients to adopt them. Practitioners may not adopt the Biote Method unless they determine, based on experience, clinical data, medical society recommendations and other analyses, that our methods and the Biote-branded dietary supplements are appropriate for their patients. Healthcare practitioners must believe that our practice-building platform and Biote-branded dietary supplements offer benefits over alternatives. Even if we are able to raise awareness, practitioners may be slow in changing their medical treatment practices and may be hesitant to use the Biote Method.
Practitioners independently determine the type of treatment that will be utilized and provided to their patients. We focus our sales, marketing and education efforts primarily in the hormone optimization space and aim to educate Biote-certified practitioners regarding the patient population that would benefit from the Biote Method. Despite our efforts, we cannot assure you that we will achieve broad market acceptance among these practitioners or, more generally, that practitioners will adopt the Biote Method at all. Further, changes in the regulatory or enforcement landscape may be a factor in practitioners choosing certain methods for their patients, for example, medication compounded by a compounding pharmacy or outsourcing facility.
For example, some Biote-certified practitioners may choose to utilize the Biote Method and our Biote-branded dietary supplements on only a subset of their total patient population or may not adopt our offerings at all. If we are not able to effectively demonstrate that the use of the Biote Method and our Biote-branded dietary supplements is beneficial in a broad range of their patients, adoption of our offerings will be limited and may not occur as rapidly as we anticipate or at all, which would have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that the Biote Method or our Biote-branded dietary supplements will achieve broad market acceptance among clinics and practitioners. Additionally, even if the Biote Method and our Biote-branded dietary supplements achieve initial market acceptance, they may not maintain that market acceptance over time if competing methods, procedures or technologies are considered more cost-effective or otherwise superior. Any failure of our offerings to generate sufficient demand or to achieve meaningful market acceptance and penetration will harm our future prospects and have a material adverse effect on our business, financial condition and results of operations.

Further, if the Biote Method or our Biote-branded dietary supplements do not generate sufficient patient demand for the Biote-certified practitioners or clinics we partner with (“Biote partnered clinics”), we may be unable to attract or retain contracts with practitioners or clinics to use the Biote Method or sell our Biote-branded dietary supplements. If we are unable to attract or retain contracts with practitioners or clinics, our business, results of operations and financial condition could be adversely affected.
Outsourcing facilities that produce bioidentical hormone pellets that we offer training on in the Biote Method and failure by those parties to adequately perform their obligations could harm our business.
Outsourcing facilities manufacture the products that we recommend as part of our training. The facilities used to compound and distribute bioidentical hormone pellets, which may be prescribed by Biote-certified practitioners, are registered with the FDA as 503B outsourcing facilities. We do not control or direct the compounding or manufacturing processes used by these outsourcing facilities. We use contract manufacturers to produce the formulations of the dietary supplements we develop and sell under Biote’s private label, and we rely on those manufacturers for compliance with the applicable regulatory requirements. As such, we have no control over the ability of third parties to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable international regulatory authority does not approve these facilities for the manufacture of these products or if it withdraws any such approval in the future, we may need to identify alternative manufacturing facilities, which would significantly impact our ability to meet consumer demand. In addition, our inability to identify or enter into satisfactory arrangements with any such alternative manufacturing facilities may result in a material adverse effect on our business, financial condition and results of operations.
Further, our reliance on third-party dietary supplement contract manufacturers entails risks, including:

•	inability to meet certain product specifications and quality requirements consistently;

•	delay or inability to procure or expand sufficient manufacturing capacity;

•	issues related to scale-up of manufacturing;

•	costs and validation of new equipment and facilities required for scale-up;

•	third-party manufacturers may not be able to execute necessary manufacturing procedures and other logistical support requirements appropriately;

•	third-party manufacturers may fail to comply with current good manufacturing practice (“cGMP”) requirements and other requirements by the FDA or other comparable regulatory authorities;

•	inability for us or Biote-certified practitioners and Biote partnered clinics to negotiate manufacturing agreements with third parties under commercially reasonable terms, if at all;

•
breach, termination or
non-renewal
of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us or Biote-certified practitioners and Biote partnered clinics;

•	third-party manufacturers may not devote sufficient resources to the products that we recommend as part of our training or our Biote-branded dietary supplements;

•	we may not own, or may have to share, the intellectual property rights to any improvements made by third-party manufacturers in the manufacturing process for our Biote-branded dietary supplements;

•	operations of third-party manufacturers or our suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier; and

•	logistics carrier disruptions or increased costs that are beyond our control.
Any adverse developments affecting manufacturing operations for our Biote-branded dietary supplements may result in lot failures, inventory shortages, shipment delays, product withdrawals or recalls or other interruptions in the supply of these products, which could prevent their delivery to Biote-certified practitioners or

Biote partnered clinics. We may also have to write off inventory, incur other charges and expenses to replace dietary supplements that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.
Any of these events could impact our ability to successfully commercialize any future products that we recommend as part of our training and our current or any future Biote-branded dietary supplements. Some of these events could be the basis for FDA action, including injunction, request for recall, seizure, or total or partial suspension of production.
We and Biote-certified practitioners and Biote partnered clinics are reliant on AnazaoHealth Corporation, Right Value Drug Stores, LLC. and F.H. Investments, Inc. to support the manufacturing of bio-identical
hormones for prescribers.
We entered into a Pharmacy Services Agreement with AnazaoHealth Corporation, or AnazaoHealth, on October 30, 2020, an Outsourcing Facility Services Agreement with Right Value Drug Stores, LLC d/b/a Carie Boyd’s Prescription Shop, or Carie Boyd’s on August 1, 2020, and a Pharmacy Services Agreement with F.H. Investments, Inc. d/b/a Asteria Health on October 28, 2021, to build relationships to support Biote-certified practitioners by offering an option for the compounded bioidentical hormones that the practitioners may order or prescribe. AnazaoHealth, Carie Boyd’s, and Asteria Health are operators of
FDA-registered
503B outsourcing facilities. While Biote-certified practitioners have the option to use a variety of different outsourcing facilities, AnazaoHealth, Carie Boyd’s and Asteria Health are the primary outsourcing facilities of the compound testosterone and estradiol implantable subcutaneous pellets used by Biote-certified practitioners as part of the Biote Method. However, we do not control or direct the compounding or manufacturing processes of these 503B outsourcing facilities. We also do not control the time and resources AnazaoHealth, Carie Boyd’s or Asteria Health devotes to compounding of testosterone and estradiol implantable subcutaneous pellets. If AnazaoHealth, Carie Boyd’s or Asteria Health are unable to successfully fulfill a Biote-certified practitioner’s product orders, or if the state licenses held by AnazaoHealth, Carie Boyd’s or Asteria Health to ship medications for office use throughout the United States are revoked, expire or otherwise not maintained, it could adversely impact the practices of Biote-certified Practitioners or Biote partnered clinics, which could in turn have a material adverse effect on our business, financial condition and results of operations. Other changes in state and federal regulatory and enforcement with respect to compounded drugs may also affect AnazaoHealth, Carie Boyd’s and Asteria Health, and, in turn, have the potential to harm the practices of Biote-certified practitioners or Biote partnered clinics or our business.
Any termination of the Pharmacy Services Agreement with AnazaoHealth, Outsourcing Facility Services Agreement with Carie Boyd’s or Pharmacy Services Agreement with Asteria Health could have an adverse effect on the practices of Biote-certified Practitioners or Biote partnered clinics our business, financial condition and results of operations.
In the future, we may also seek to develop relationships with other outsourcing facilities to support the manufacturing of bioidentical hormones for Biote-certified practitioners and Biote partnered clinics in the United States and internationally, with an initial focus on expansion into Puerto Rico, Argentina, Brazil, Colombia, Mexico, Canada and the Dominican Republic, as permitted by law. If we fail to develop new relationships with any other outsourcing facilities we seek to engage, including in new markets in the United States and internationally, fail to manage or incentivize these facilities effectively, or if these facilities are not successful in their sales and marketing efforts, our ability to support to Biote-certified practitioners and Biote partnered clinics, and to generate revenue, cash flow and earnings growth could suffer, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, these agreements may be non-exclusive,
and some of these facilities may also have cooperative relationships with certain of our competitors.

Biote-certified practitioners and Biote partnered clinics are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.
We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. In 2021, over 70% of our revenue was generated in Texas, Oklahoma, New Mexico, Colorado, Arkansas, Louisiana, Mississippi, Alabama, Georgia and Florida. Such geographic concentration makes us particularly sensitive to regulatory, economic, environmental and competitive conditions in those states. Any material changes in those factors in those states could have a material adverse effect on our business, financial condition and results of operations.
We may not be successful in expanding into new geographic areas within the United States or internationally. In addition, as we expand into new geographic areas, we may not be able to dedicate enough time or resources to maintain our market share in our core geographic areas, and our business may be negatively impacted.
The frequency of use by practitioners and clinics of the Biote Method may not increase at the rate that we anticipate or at all.
One of our key objectives is to continue to increase utilization, or the adoption and frequency of use, of both the Biote Method and our Biote-branded dietary supplements by new and existing Biote-certified practitioners and Biote partnered clinics. If utilization by our existing and newly trained Biote-certified practitioners of the Biote Method and the Biote-branded dietary supplements we sell does not occur or does not occur as quickly as we anticipate, we could experience a material adverse effect on our business, financial condition and results of operations.
Adoption of the Biote Method depends upon appropriate practitioner training, and inadequate training may lead to negative patient outcomes and adversely affect our business.
Our success depends in part on the patient selection criteria of Biote-certified practitioners and proper execution of methods discussed in training sessions conducted by our training faculty. However, the practice of medicine is the domain of the Biote-certified practitioners, who rely on their previous medical training and experience, and we cannot guarantee that Biote-certified practitioners will effectively utilize the Biote Method. Patient outcomes may not be consistent across Biote-certified practitioners and Biote partnered clinics. This result may negatively impact the perception of patient benefit and limit adoption of the Biote Method, and could result in litigation against us, in each case which would have a material adverse effect on our business, financial condition and results of operations.
The continuing development of our training depends upon our maintaining strong working relationships with Biote-certified practitioners and other medical personnel.
The development, marketing and sale of our training depend upon our maintaining working relationships with Biote-certified practitioners and other medical personnel. We rely on these relationships to provide us with considerable knowledge and experience regarding the development, marketing and sale of our training. For example, Biote-certified practitioners assist us in marketing and as researchers, consultants and public speakers. If we cannot maintain our strong working relationships and continue to receive such advice and input, the development and marketing of our training could suffer, which could have a material adverse effect on our business, financial condition and results of operations.
We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our results of operations in the near term.
We believe our long-term value as a company will be greater if we focus on longer-term growth over short-term results. As a result, our results of operations may be negatively impacted in the near term relative to a strategy focused on maximizing short-term profitability. Significant expenditures on marketing efforts, acquisitions and international expansion may not ultimately grow our business or lead to expected long-term results.
We have experienced substantial growth in our operations, and we expect to experience continued substantial growth in our business. For example, we plan to increase our headcount from 2022 through 2024. This growth has placed, and will continue to place, significant demands on our management and our operational infrastructure. Any growth that we experience in the future could require us to expand our sales and marketing personnel and general and administrative infrastructure. In addition to the need to scale our organization, future growth will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. We cannot assure you that any increases in scale will be successfully implemented or that appropriate personnel will be available to facilitate the growth of our business. Rapid expansion in personnel could mean that less experienced people market and sell the Biote Method and our Biote-branded dietary supplements, which could result in inefficiencies and unanticipated costs, lowered quality standards and disruptions to our operations. Rapid and significant growth may strain our administrative and operational infrastructure and could require significant capital expenditures that may divert financial resources from other projects, such as research and development of potential future offerings. In addition, our ability to grow may be adversely impacted due to factors beyond our control, which could have a material adverse effect on our business, reputation, financial performance, financial condition and results of operations, and could expose us to liability. Our failure to manage growth effectively could have a material and adverse effect on our business, financial condition and results of operations. To manage the growth of our operations, we must establish appropriate and scalable operational and financial systems, procedures and controls and build and maintain a qualified finance, administrative and operations staff. If we are unable to manage our growth effectively, including by failing to implement necessary procedures, transition to new processes or hire necessary personnel, we may fail to execute our business strategy which would have a material adverse effect on our business, results of operations and financial condition.
We face significant competition, and if we are unable to compete effectively, we may not be able to achieve or maintain expected levels of market penetration and market share, which could have a material adverse effect on our business, financial condition and results of operations.
The medical practice-building market and dietary supplement industry are highly competitive, subject to rapid change and significantly affected by new offerings and other market activities of industry participants. For example, in the dietary supplement space, we are competing with more than 30 brands of dietary supplements, including that of Evexipel, Pellecome,
Pro-Pell,
Sottopelle, BodyLogicMD, HTCA and Nature’s Way, that are either available direct to consumer online, through more conventional retailers and department stores and/or sold through practitioners. If we are unable to compete effectively, we will not be able to establish our training and Biote-branded dietary supplements in the marketplace, which would have a material adverse effect on our business, financial condition and results of operations. Further, large, well-capitalized pharmaceutical companies may enter the medical practice-building market in the hormone optimization space or dietary supplements market and would be able to spend more on development of their offerings, marketing, sales, compliance and other initiatives than we can. Some of our competitors may have:

•	significantly greater name recognition;

•	broader or deeper relations with healthcare professionals and clinics;

•	more established dietary supplement distribution networks;

•	additional lines of dietary supplements and the ability to offer rebates or bundle products to offer greater discounts or other incentives to gain a competitive advantage;

•	greater experience in conducting research and development, and marketing for their products; and

•	greater financial and human resources for development, sales and marketing and patent prosecution of our offerings.

Our continued success depends on our ability to:

•	develop innovative training as well as Biote-branded dietary supplements that aim to address patient needs;

•	adapt to regulatory and enforcement changes over time;

•	expand our sales force across key markets to increase the number of Biote-certified practitioners;

•	leverage our Biote-branded dietary supplements;

•	accelerate the expansion of our business into new markets;

•	attract and retain skilled research, development, sales and clinical personnel;

•	cost-effectively market and sell our training and our Biote-branded dietary supplements; and

•	obtain, maintain, enforce and defend our intellectual property rights and operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others.
We can provide no assurance that we will be successful in developing new training, methods, or Biote-branded dietary supplements or commercializing them in ways that achieve market acceptance. Moreover, any significant delays in the development or commercialization of new training, methods or dietary supplements may significantly impede our ability to enter or compete in a given market and may reduce the sales that we are able to generate, which could have a material adverse effect on our business, financial condition and results of operations.
We have a limited history operating a practice-building business for practitioners in the hormone optimization space, which may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.
We have a limited history operating a practice-building business for practitioners in the hormone optimization space. We commenced operations in 2012, and our operations to date have been largely focused on organizing and staffing our company, business planning, raising capital, developing the Biote Method and our training, refining our relationships with outsourcing facilities that can compound the bioidentical hormone pellet products that Biote-certified practitioners may prescribe, as well as manufacturers who produce our Biote-branded dietary supplements. Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects and increase the risk of your investment. Any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of commercializing the Biote Method and our Biote-branded dietary supplements. In addition, as an early-stage company with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors which may result in our inability to maintain profitability.
Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.
Our results of operations and key metrics discussed elsewhere in this registration statement may vary significantly in the future and period-to-period
comparisons of our operating results and key metrics may not provide a full picture of our performance. Accordingly, the results of any one quarter or year should not be relied upon as an indication of future performance. Our quarterly financial results and metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result they may not fully reflect the underlying performance of our business. These quarterly fluctuations may negatively affect the value of our securities. Factors that may cause these fluctuations include, without limitation:

•	the level of demand for either the Biote Method or our Biote-branded dietary supplements, which may vary significantly from period to period;

•	our ability to attract new Biote partnered clinics and Biote-certified practitioners;

•	the addition or loss of one or more of our Biote partnered clinics or Biote-certified practitioners, including as the result of acquisitions or consolidations;

•	the timing of recognition of revenues;

•	the amount and timing of operating expenses;

•
general economic, industry and market conditions, both domestically and internationally, including any economic downturns and adverse impacts resulting from the
COVID-19
pandemic and/or the military conflict between Russia and Ukraine;

•	the timing of our billing and collections;

•	Biote partnered clinic and Biote-certified practitioner renewal, expansion, and adoption rates;

•
increases or decreases in the number of patients that are served by Biote-certified practitioners or Biote partnered clinics, or pricing changes upon any renewals of Biote-certified practitioner or Biote partnered clinic agreements;

•	changes in our pricing policies or those of our competitors;

•
the timing and success of new offerings by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, practitioners, clinics or outsourcing facilities;

•	extraordinary expenses such as litigation or other dispute-related expenses or settlement payments;

•	sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;

•	the impact of new accounting pronouncements and the adoption thereof;

•	fluctuations in stock-based compensation expenses;

•	expenses in connection with mergers, acquisitions or other strategic transactions;

•	changes in regulatory and licensing requirements;

•	the amount and timing of expenses related to our expansion to markets outside the United States; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangibles from acquired companies.
Further, in future periods, our revenue growth could slow or our revenues could decline for a number of reasons, including slowing demand for either the Biote Method or our Biote-branded dietary supplements, increasing competition, a decrease in the growth of our overall market, or our failure, for any reason, to continue to capitalize on growth opportunities. In addition, our growth rate may slow in the future as our market penetration rates increase. As a result, our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis and revenue growth rates may not be sustainable and may decline in the future, and we may not be able to achieve or sustain profitability in future periods, which could harm our business and cause the market price of our Class A common stock to decline.
If we are unable to attract and retain executive officers, key employees and other qualified personnel, or are unable to attract and retain contracts with Biote-certified practitioners, our ability to compete could be harmed.
Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and as a relatively small company with key talent residing in a limited number of employees, our operations and prospects may be severely disrupted if we lost any one or more of their services. As we build our brand, expand into new domestic and international territories and become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. While some of our employees are bound by non-competition
agreements, these may prove to be unenforceable. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.
In addition, we are highly dependent on the services of several of our executive officers and other senior technical and management personnel, including Terry Weber, our Chief Executive Officer, Marc D. Beer, our Executive Chairman, Robb Gibbins, our Chief Financial Officer, Dr. Ross McQuivey, our Chief Medical Officer, Mary Elizabeth Conlon, our Vice President, Business Development & General Counsel, and Cary Paulette, our Chief Revenue Officer, who would be difficult to replace. If these or other key personnel were to depart, we may not be able to successfully attract and retain senior leadership necessary to grow our business. We do not maintain key person life insurance with respect to any member of management or other employee.
Further, our success depends in part upon our ability to attract, train and retain contracts with practitioners and clinics. We have invested substantial time and resources in building our base of Biote-certified practitioners and Biote partnered clinics. If we are unable to attract and retain contracts with practitioners and clinics capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to grow our practitioner base of Biote-certified practitioners or any material increase in turnover rates of our Biote-certified practitioners may adversely affect our business, results of operations and financial condition.
The healthcare industry is highly regulated, and government authorities may determine that we have failed to comply with applicable laws, rules or regulations.
The healthcare industry, including the healthcare and other services that we and Biote-certified practitioners provide, are subject to extensive and complex federal, state and local laws, rules and regulations, compliance with which imposes substantial costs on us. Of particular importance are the provisions summarized as follows:

•
federal laws (including the False Claims Act) that prohibit entities and individuals from intentionally (or with reckless disregard or deliberate ignorance) presenting or causing to be presented false or fraudulent claims to government-funded programs, or improperly retaining known overpayments;

•
a provision of the Social Security Act, commonly referred to as the federal Anti-Kickback Statute, that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration, in cash or in kind, in return for the referral or recommendation of patients for, or for the purchasing, leasing, ordering or arranging for, items and services for which payment may be made, in whole or in part, by federal healthcare programs;

•
similar state law provisions pertaining to anti-kickback, fee splitting, self-referral and false claims, and other fraud and abuse issues which typically are not limited to relationships involving government-funded programs. In some cases these laws prohibit or regulate additional conduct beyond what federal law affects, including applicability to items and services paid by commercial insurers and private pay patients. Penalties for violating these laws can range from fines to criminal sanctions;

•
provisions of 18 U.S.C. § 1347 that prohibit knowingly and willfully executing a scheme or artifice to defraud a healthcare benefit program or falsifying, concealing or covering up a material fact or making

•	any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

•
FDA marketing and promotion restrictions, as well as several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the healthcare industry;

•
federal and state laws related to confidentiality, privacy and security of personal information such as the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including protected health information (“PHI”), that limit the manner in which we may use and disclose that information, impose obligations to safeguard that information and require that we notify our customers in the event of a breach; and

•	state laws that prohibit general business corporations from practicing medicine, controlling physicians’ medical decisions or engaging in certain practices, such as splitting fees with physicians.
We plan to expand our operations to new markets outside the United States, creating a variety of operational challenges.
Although we currently work with numerous clinics that are multi-national in scope, our current business is primarily focused on clinics and practitioners in the United States. A component of our growth strategy involves expanding our operations outside the United States, including expansion into Puerto Rico, Argentina, Brazil, Colombia, Mexico, Canada and the Dominican Republic, as permitted by law. We may face difficulties as we expand our operations into new domestic and international markets in which we have limited or no prior operating experience.
Our growth strategy for expanding our operations outside the United States will require significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States, including:

•	the need to localize and adapt our platform for specific countries, including translation into foreign languages and obtaining local regulatory and legal guidance with associated expenses;

•	data privacy laws that require customer data to be stored and processed in a designated territory;

•	difficulties in staffing and managing international operations and working with international partners;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•	new and different sources of competition;

•
weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;

•	laws and business practices favoring local competitors;

•	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions on the transfer of funds;

•
fluctuations in currency exchange rates, which could increase the price of the products that we recommend as part of our training and of our Biote-branded dietary supplements outside of the United States, increase the expenses of our international operations and expose us to international currency exchange rate risk;

•	adverse tax consequences; and

•	unstable regional and economic political conditions.
In addition, due to potential costs from any international expansion efforts and potentially higher supplier costs outside of the United States, our international operations may operate with a lower margin profile. As a result, our margins may fluctuate as we expand our operations internationally.
As we move to expand our business into Central and South America, our success will depend, in large part, on our ability to identify and work with international distributors. If our international distributors are unable to expand our business or are unable to provide an adequate training program, our business could be harmed. Our failure to manage any of these risks successfully, or to comply with these laws and regulations, could harm our operations, reduce our sales and harm our business, operating results and financial condition. For example, in certain countries, particularly those with developing economies, certain business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, may be more commonplace. Although we have policies and procedures designed to ensure compliance with these laws and regulations, our employees, contractors and agents, as well as partners involved in our international sales, may take actions in violation of our policies. Any such violation could have an adverse effect on our business and reputation.
Some of the outsourcing facilities we work with also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if these facilities are not able to successfully manage these risks.
We may not be able to achieve or maintain satisfactory pricing and margins for our training and the Biote Method or the Biote-branded dietary supplements we sell.
Companies in our industry have a history of price competition, and we can give no assurance that we will be able to achieve satisfactory prices for the Biote Method, or our Biote-branded dietary supplements, or maintain prices at the levels we have historically achieved. If we are forced to lower the price we charge for the Biote Method or our Biote-branded dietary supplements, our revenue and gross margins will decrease, which will adversely affect our ability to invest in and grow our business. If we are unable to maintain our prices, or if our costs increase and we are unable to offset such increase with an increase in our prices, our margins could erode. We will continue to be subject to significant pricing pressure, which could materially and adversely impact our business, financial condition and results of operations.
Unforeseen and unpredictable factors affecting the operations of the FDA, U.S. Drug Enforcement Administration (the “DEA”) and other government agencies, such as the
COVID-19
pandemic and changes in funding for the FDA, DEA and other government agencies, could hinder their ability to hire and retain key leadership and other personnel, or otherwise delay inspections of the 503B outsourcing facilities of our third-party dietary supplement contract manufacturers, which could negatively impact practitioners and our business.
The ability of the FDA, the DEA and other governmental agencies to conduct their regulatory duties and activities, including reviewing and approving future products, can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review and response times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.
Since March 2020, when international and domestic inspections were largely placed on hold, the FDA has been working to resume routine surveillance and inspections on a prioritized basis and may experience delays in their regulatory activities. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections and resumed inspections in China and India in 2021. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the
COVID-19
pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or comparable international regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or comparable international regulatory authorities to timely inspect the facilities of our third-party suppliers, which could have a material adverse effect on our business.

The size of the markets for our current and future offerings has not been established with precision and may be smaller than we estimate.
Biote-certified practitioners primarily focus their treatments on women experiencing symptoms due to hormonal imbalance before, during, and after menopause, and men experiencing symptoms of hypogonadism and male sex hormone deficiency. It is estimated that, as of 2020, the total U.S. market opportunity for HRT products, available in various forms, exceeds $7 billion and is expected to grow 7% annually through 2026. We believe our business opportunity in providing educational and practice management services is large and will similarly grow. Our estimates of our total addressable markets for our current offerings and those under development are based on a number of internal and third-party estimates, including, without limitation, the number of practitioners we can offer our training and Biote-branded dietary supplements to and the assumed prices at which we can sell offerings in markets that have not been established or that we have not yet entered. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these estimates. As a result, our estimates of the total addressable market for our current or future offerings may prove to be incorrect. If the actual number of a Biote-certified practitioner’s or Biote partnered clinic’s patients who would benefit from the Biote Method or our Biote-branded dietary supplements, the price at which we can sell training and Biote-branded dietary supplements, or the total addressable market for the Biote Method or our Biote-branded dietary supplements is smaller than we have estimated, it may impair our sales growth and have a material adverse impact on our business, financial condition and results of operations.
Our forecasted operating and financial results rely upon assumptions and analyses developed by us. If these assumptions and analyses prove to be incorrect, our actual operating and financial results may be significantly below our forecasts.
Whether actual operating and financial results and business developments will be consistent with our expectations, assumptions and analyses as reflected in our forecasted operating and financial results depends on a number of factors, many of which are outside of our control, including, but not limited to:

•	whether we can obtain sufficient capital to grow our business;

•	our ability to manage our growth;

•	whether we can manage relationships with 503B outsourcing facilities and dietary supplement contract manufacturers, and other key suppliers;

•	demand for the Biote Method and our Biote-branded dietary supplements;

•	the timing and costs of new and existing marketing and promotional efforts;

•	competition, including from established and future competitors;

•	our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•	the overall strength and stability of the economies in the markets in which we operate or intend to operate in the future; and

•	regulatory, legislative and political changes.
Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, prospects, financial condition, and results of operations.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this registration statement. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses.
Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included elsewhere in this registration statement. We believe that the accounting policies described reflect our most critical accounting policies and estimates (including with respect to revenue recognition and the valuation of inventory), which represent those that involve a significant degree of judgment and complexity. Accordingly, we believe these policies are critical in fully understanding and evaluating our reported financial condition and results of operations.
Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.
Off-label
promotion may result in civil and criminal fines and other penalties, as well as product liability suits, which could be costly to our business.
Biote does not manufacture or distribute any drug products. Nevertheless, if the FDA determines that our practitioner training, including our paid consultants’ educational materials, constitutes off-label
drug promotion, it could subject us or our business partners to enforcement action, including warning letters, untitled letters, fines and penalties, including criminal fines and/or prosecution. If we are found to have inappropriately marketed or promoted any drugs, we may become subject to significant liability. The federal government has levied large civil and criminal fines and/or other penalties against companies for alleged improper promotion and has investigated, prosecuted and/or enjoined several companies from engaging in off-label
promotion. If we become subject to civil or criminal fines or other penalties, or product liability suits, such fines, penalties or lawsuits could have a material adverse effect on our business, financial condition and results of operations.
Biote has entered into a credit agreement which contains affirmative, negative and financial covenants that may limit its flexibility in operating its businesses.
On May 26, 2022, Biote entered into the Credit Agreement with Biote Medical, as borrower, and Truist Bank, as administrative agent, in connection with the Closing. The Credit Agreement provides to borrower a $125,000,000 five-year senior secured term loan facility and a $50,000,000 revolving line of credit. The proceeds of the Credit Agreement are to be used to repay existing debt, pay fees and expenses in connection with the Business Combination, and for general corporate purposes. The Credit Agreement contains affirmative, negative and financial covenants that could limit the manner in which Biote conducts its business, and Biote may be unable to expand or fully pursue its business strategies, engage in favorable business activities, or finance future operations or capital needs. Biote’s ability to comply with the covenants under the Credit Agreement may be affected by events beyond its control, and it may not be able to comply with those covenants. A breach of any of the covenants contained in the Credit Agreement could result in a default under the Credit Agreement, which could cause all of the outstanding indebtedness under the facility to become immediately due and payable. If Biote is unable to generate sufficient cash to repay its debt obligations under the Credit Agreement when they become due and payable, either as such obligations become due, when they mature, or in the event of a default, Biote may not be able to obtain additional debt or equity financing on favorable terms, if at all, which may negatively impact its business, financial condition and results of operations.
Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we offer or may develop.
We face an inherent risk of product liability exposure. If we cannot successfully defend ourselves against claims that the products that we recommend as part of our training or our Biote-branded dietary supplements caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for the Biote Method and our Biote-branded dietary supplements;

•	decreased demand for any new methods, training, or products that we may develop;

•	injury to our reputation and significant negative media attention;

•	significant costs to defend the related litigation, including the risk that any Biote-certified practitioners who may face such related litigation may in turn seek to recover from us;

•	substantial monetary awards paid to patients;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources;

•	reduced resources for our management to pursue our business strategy; and

•	the inability to commercialize any methods, training, or products that we may develop.
Although we maintain product liability insurance coverage, such insurance may not be adequate to cover all liabilities that we may incur and we may need to increase our insurance coverage. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.
Further, a Biote-certified practitioner’s failure to follow our training and the Biote Method, or accepted medical practices in any stage of treatment may result in lawsuits against us.
If we experience significant disruptions in our information technology systems, our business may be adversely affected.
We depend on our information technology systems for the efficient functioning of our business, including to support Biote Method, our end-to-end
platform to enable Biote-certified practitioners to establish, build, and successfully operate a Biote partnered clinic for optimizing hormone levels in their specific aging patient population, the distribution and maintenance of our Biote-branded dietary supplements, as well as for accounting, data storage, compliance, purchasing and inventory management. Our information technology systems may be subject to computer viruses, ransomware or other malware, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, damage or interruption from fires or other natural disasters, hardware failures, telecommunication failures and user errors, among other malfunctions. We could be subject to any number of unintentional events that could involve a third-party gaining unauthorized access to our systems, which could disrupt our operations, corrupt our data or result in release of our confidential information. Technological interruptions could disrupt our operations, including our ability to project inventory requirements, manage our supply chain and otherwise adequately service our Biote partnered clinics and Biote-certified practitioners or disrupt their ability use the Biote Method and our Biote-branded dietary supplements for treatments. In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our business, financial condition and results of operations. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of the Biote Method and our Biote-branded dietary supplements could be delayed or disrupted.
We are increasingly dependent on complex information technology to manage our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance our existing systems. Failure to maintain or protect our information systems and data integrity effectively could have a material adverse effect on our business, financial condition and results of operations.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.
From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing
or
in-licensing
of intellectual property, products or technologies. Any future transactions could increase our near and long-term expenditures, result in potentially dilutive issuances of our Equity Securities, including our Class A common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process
research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Additional potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of management. In addition, the integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits of the acquisition. Accordingly, although we may not undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.
Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.
Currently, we carry business interruption coverage to mitigate certain potential losses, but this insurance is limited in amount and may not be sufficient in type or amount to cover us against claims related to our operations. We cannot be certain that such potential losses will not exceed our policy limits, insurance will continue to be available to us on economically reasonable terms, or at all, or any insurer will not deny coverage as to any future claim. In addition, we may be subject to changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance
requirements.
Further, we do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include products and completed operations liability, business personal property and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would materially and adversely affect our business, financial condition and results of operations.
Our employees, independent contractors, consultants, Biote-certified practitioners, Biote partnered clinics medical advisors and suppliers may engage in misconduct or other improper activities, including non-compliance
with professional and regulatory standards and requirements, which could have a material adverse effect on our business.
We are exposed to the risk that our employees, independent contractors, consultants, Biote-certified practitioners, Biote partnered clinics, medical advisors and suppliers may engage in misconduct or other improper activities. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) FDA laws and regulations or those of comparable international regulatory authorities, including those laws that require the reporting of true, complete and accurate information to the FDA, (ii) compounding and manufacturing standards, (iii) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations established and enforced by comparable international regulatory authorities, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and third-parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.
The
COVID-19
pandemic has materially impacted the United States and global economies and could have a material adverse impact on our employees, Biote partnered clinics or Biote-certified practitioners, which could adversely and materially impact our business, financial condition and results of operations.
The World Health Organization has declared the outbreak of the novel coronavirus
COVID-19
a pandemic and public health emergency of international concern. In March 2020, the President of the United States declared a State of National Emergency due to the
COVID-19
pandemic. In addition, many jurisdictions in the United States have limited social mobility and gathering. Many business establishments have closed due to restrictions imposed by the government and many governmental authorities have closed or limited the number of persons who can attend or use most public establishments, including schools, restaurants and shopping malls. Our Biote partnered clinics and Biote-certified practitioners have been, and may continue to be, negatively impacted by the shelter-in-place
and other similar state and local orders, the closure of third-party manufacturing sites and country borders, and the increase in unemployment. These conditions will continue to have negative implications on demand for goods, the supply chain, production of goods and transportation. As the
COVID-19
pandemic persists, governments (at national, state and local levels), companies and other authorities may continue to implement restrictions or policies that could adversely impact business to business spending, consumer spending, global capital markets, the global economy and our stock price. Although we have not experienced significant business disruptions thus far from the
COVID-19
pandemic, for a time, we were unable to host
in-person
training on a large-scale or at all in certain states. Further, some of our Biote-certified practitioners were unwilling to travel and certain Biote partnered clinics were shut down due to shelter-in-place
requirements. Even after the
COVID-19
pandemic subsides, we may continue to experience an adverse impact to our business as a result of its global economic impact.
The
COVID-19
pandemic has caused us to modify our business practices (including employee travel and cancellation of physical participation in meetings, events and conferences), we temporarily reduced employee salaries and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, Biote partnered clinics, Biote-certified practitioners, and business. Our modified business practices, and any further actions we may take, may adversely impact our employees and employee productivity. The
COVID-19
pandemic may also adversely impact the operations of our Biote partnered clinics and Biote-certified practitioners. This direct impact of the virus, and the disruption on our employees and operations, may negatively impact both our ability to meet practitioner or clinic demand and our revenue and margins. We may experience delays or changes in practitioner or clinic demand, particularly if funding priorities change.
Both the health and economic aspects of the
COVID-19
virus are highly fluid and the future course of each is uncertain. For these reasons and other reasons that may come to light if the
COVID-19
pandemic and associated protective or preventative measures expand, we may experience a material adverse impact on our business operations, revenues and financial condition as well as some of our underlying business drivers such as practitioner or clinic growth; however, the ultimate impact of the
COVID-19
pandemic on us and our business operations, revenues and financial condition is highly uncertain and subject to change. To the extent the
COVID-19
pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risks Related to Business and Industry” section.
Extreme weather conditions, natural disasters, and other catastrophic events, including those caused by climate change, could negatively impact our results of operations and financial condition.
Extreme weather conditions and volatile changes in weather conditions in the areas in which our offices, suppliers, Biote partnered clinics, dietary supplement third-party manufacturers, and suppliers are located could adversely affect our results of operations and financial condition. Moreover, natural disasters such as earthquakes, hurricanes, tsunamis, floods, monsoons or wildfires, public health crises, such as pandemics and epidemics (including, for example, the
COVID-19
pandemic), political crises, such as terrorist attacks, war and other political instability, or other catastrophic events, whether occurring in the United States or abroad, and their related consequences and effects, including energy shortages, could disrupt our operations, the operations of our vendors and other suppliers or result in economic instability that could negatively impact practitioner or clinic spending, any or all of which would negatively impact our results of operations and financial condition. In particular, these types of events could impact our global supply chain, including the ability of manufacturers to produce our Biote-branded dietary supplement products to Biote partnered clinics or Biote-certified practitioners from or to the impacted region(s).
Market and economic conditions may negatively impact the Company’s business, financial condition and stock price.
Concerns over inflation, energy costs, geopolitical issues, including the ongoing conflict between Russia and Ukraine, unstable global credit markets and financial conditions, and volatile oil prices could lead to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward. For example, in March 2022, the U.S. Consumer Price Index (“CPI”), which measures a wide-ranging basket of goods and services, rose 8.5% from the same month a year ago, which represents the largest CPI increase since December of 1981. The Company’s general business strategy may be adversely affected by any such inflationary fluctuations, economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. Additionally, rising costs of goods and services purchased by the Company, including its raw materials used in manufacturing its product, may have an adverse effect on the Company’s gross margins and profitability in future periods. If economic and market conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly and more dilutive to the Company’s stockholders. Failure to secure any necessary financing in a timely manner or on favorable terms could have a material adverse effect on the Company’s financial performance and stock price or could require the Company to delay or abandon development other business plans. In addition, there is a risk that one or more of the Company’s current and future service providers, manufacturers, suppliers, and other facilities, and other partners could be negatively affected by such difficult economic factors, which could adversely affect the Company’s ability to attain its operating goals on schedule and on budget or meet its business and financial objectives.
Risks Related to Intellectual Property
If we are unable to obtain and maintain patent protection for any products or methods we develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to our Biote-branded dietary supplements, and our ability to successfully commercialize any products we may develop may be adversely affected. If we are not able to maintain freedom to operate for our products from third party intellectual property rights, our ability to commercialize products may be limited unless we secure a license to such rights.
Our success depends in part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our Biote-branded dietary supplements.
We rely on a combination of contractual provisions, confidentiality procedures and copyright, trademark, trade secret and other intellectual property rights to protect the proprietary aspects of our brands, technologies, and data. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success will depend, in part, on preserving our trade secrets, maintaining the security of our data and know-how,
obtaining and maintaining patents and obtaining other intellectual property rights.

We may not be able to obtain and maintain intellectual property or other proprietary rights necessary to our business or in a form that provides us with a competitive advantage. For example, our trade secrets, data and know-how
could be subject to unauthorized use, misappropriation or disclosure to unauthorized parties, despite our efforts to enter into confidentiality agreements with our employees, consultants, contractors, clients and other vendors who have access to such information and could otherwise become known or be independently discovered by third parties. In addition, the patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we may not be able to protect our intellectual property at all. Despite our efforts to protect our intellectual property, unauthorized parties may be able to obtain and use information that we regard as proprietary. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure
and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, consultants, contractors, collaborators, Biote-certified practitioners, Biote partnered clinics, vendors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.
Our other intellectual property, including our trademarks, could also be challenged, invalidated, infringed and circumvented by third parties, and our trademarks could also be diluted, declared generic or found to be infringing on other marks, in which case we could be forced to re-brand
our Biote-branded dietary supplements, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands, and suffer other competitive harm. Third parties may also adopt trademarks similar to ours, which could harm our brand identity and lead to market confusion.
We may in the future also be subject to claims by our former employees, consultants or contractors asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants, contractors and any other collaborators who have access to our proprietary know-how,
information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.
Failure to obtain and maintain patents, trademarks and other intellectual property rights necessary to our business and failure to protect, monitor and control the use of our intellectual property rights could negatively impact our ability to compete and cause us to incur significant expenses. The intellectual property laws and other statutory and contractual arrangements in the United States and other jurisdictions we depend upon may not provide sufficient protection in the future to prevent the infringement, use, violation or misappropriation of our patents, trademarks, data, technology and other intellectual property, and may not provide an adequate remedy if our intellectual property rights are infringed, misappropriated or otherwise violated. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.
We may become a party to intellectual property litigation or administrative proceedings that could be costly and could interfere with our ability to sell and market the Biote Method and our Biote-branded dietary supplements.
Our industry has been characterized by extensive litigation regarding patents, trademarks, trade secrets and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. It is possible that we may be accused of misappropriating third parties’ trade secrets. Additionally, our Biote-branded dietary supplements are produced by third-party vendors and may include components that are outside of our direct control. Our competitors may have applied for or obtained, or may in the future apply for or obtain, patents or trademarks that will prevent, limit or otherwise interfere with our ability to use and sell the Biote Method, or use, sell and/or export our Biote-branded dietary supplements, or our ability to use product names. Moreover, in recent years, individuals and groups that are non-practicing
entities, commonly referred to as “patent trolls,” have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that the Biote Method, our Biote-branded dietary supplements and business operations infringe or violate the intellectual property rights of others. The defense of these matters can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses or make substantial payments. Vendors from whom we purchase products may not indemnify us in the event that such products accused of infringing a third party’s patent or trademark or of misappropriating a third party’s trade secret, or any indemnification granted by such vendors may not be sufficient to address any liability and costs we incur as a result of such claims. Additionally, we may be obligated to indemnify Biote partnered clinics, Biote-certified practitioners or business partners in connection with litigation and to obtain licenses, which could further exhaust our resources.
Even if we believe a third party’s intellectual property claims are without merit, there is no assurance that a court would find in our favor, including on questions of infringement, validity, enforceability or priority of patents. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could materially and adversely affect our ability to commercialize any products or technology we may develop and any other products or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof.
Further, if patents, trademarks or trade secrets are successfully asserted against us, this may harm our business and result in injunctions preventing us from selling the Biote Method and our Biote-branded dietary supplements, or result in obligations to pay license fees, damages, attorney fees and court costs, which could be significant. In addition, if we are found to willfully infringe third-party patents or trademarks or to have misappropriated trade secrets, we could be required to pay treble damages in addition to other penalties.
Although patent, trademark, trade secret and other intellectual property disputes have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses, if any, on satisfactory terms, if at all. In addition, if any license we obtain is non-exclusive,
we may not be able to prevent our competitors and other third parties from using the intellectual property or technology covered by such license to compete with us. Any of these events could materially and adversely affect our business, financial condition and results of operations.
Similarly, interference or derivation proceedings provoked by third parties or brought by the U.S. Patent and Trademark Office (the “USPTO”), may be necessary to determine priority with respect to our patents, patent applications, trademarks or trademark applications. We may also become involved in other proceedings, such as reexamination, inter partes review, derivation or opposition proceedings before the USPTO or other jurisdictional body relating to our intellectual property rights or the intellectual property rights of others. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent third-party suppliers from manufacturing our Biote-branded dietary supplements, which would have a significant adverse impact on our business, financial condition and results of operations.
Additionally, we have filed and may in the future file lawsuits or initiate other proceedings to protect or enforce our intellectual property rights, which could be expensive, time consuming and unsuccessful. We are currently party to two open litigation matters involving terminated practices and practitioners who we filed suit against to enforce post-termination contractual obligations where the defendants offered a competing hormone pellet therapy within the contractual two-year
restrictive period without paying our requisite
buy-out
or residual benefit fee. Additionally, we are currently party to two open litigation matters involving former employees or contractors who we filed suit against for violation of contractual non-compete
and
non-solicitation
clauses.
Competitors may infringe our issued patents or other intellectual property, which we may not always be able to detect. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or alleging that our intellectual property is invalid or unenforceable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement.
Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise challenges to the validity of certain of our owned patent claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination,
post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in international jurisdictions (e.g., opposition proceedings). In any such lawsuit or other proceedings, a court or other administrative body may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question.
The outcome following legal assertions of invalidity and unenforceability is unpredictable. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the protection on products that we may develop. If our patents are found to be valid and infringed, a court may refuse to grant injunctive relief against the infringer and instead grant us monetary damages and/or ongoing royalties. Such monetary compensation may be insufficient to adequately offset the damage to our business caused by the infringer’s competition in the market. An adverse result in any litigation or other proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Any of these events could materially and adversely affect our business, financial condition and results of operations.
Even if resolved in our favor, litigation or other proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. Uncertainties resulting from the initiation and continuation of patent and other intellectual property litigation or other proceedings could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to protect the confidentiality of our other proprietary information, our business and competitive position may be harmed.
In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, and other proprietary information that is not patentable or that we elect not to patent. However, trade secrets can be difficult to protect and some courts are less willing or unwilling to protect trade secrets. To maintain the confidentiality of our trade secrets and proprietary information, we rely heavily on confidentiality provisions that we have in contracts with our employees, consultants, contractors, Biote-certified practitioners, collaborators and others upon the commencement of their relationship with us. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by such third parties, despite the existence generally of these confidentiality restrictions. These contracts may not provide meaningful protection for our trade secrets, know-how
or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how
or other proprietary information. There can be no assurance that such third parties will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. Despite the protections we do place on our intellectual property or other proprietary rights, monitoring unauthorized use and disclosure of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property or other proprietary rights will be adequate. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. The laws of many countries will not protect our intellectual property or other proprietary rights to the same extent as the laws of the United States. Consequently, we may be unable to prevent our proprietary technology from being exploited in the United States and abroad, which could affect our ability to expand in domestic and international markets or require costly efforts to protect our technology.
To the extent our intellectual property or other proprietary information protection is incomplete, we are exposed to a greater risk of direct competition. A third party could, without authorization, copy or otherwise obtain and use our Biote-branded dietary supplements, technology, or develop similar technology. Our competitors could purchase our Biote-branded dietary supplements and attempt to replicate some or all of the competitive advantages we derive from our development efforts or design around our protected technology. Our failure to secure, protect and enforce our intellectual property rights could substantially harm the value of our Biote-branded dietary supplements, as well as the value of our brand and business. The theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our Biote-branded dietary supplements and harm our business, the value of our investment in development or business acquisitions could be reduced and third parties might make claims against us related to losses of their confidential or proprietary information.
Further, it is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and non-disclosure
provisions. If we fail to obtain or maintain trade secret protection, or if our competitors obtain our trade secrets or independently develop technology similar to ours or competing technologies, our competitive market position could be materially and adversely affected. In addition, some courts are less willing or unwilling to protect trade secrets, and agreement terms that address non-competition
are difficult to enforce in many jurisdictions and might not be enforceable in certain cases.
We also seek to preserve the integrity and confidentiality of our data and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached and detecting the disclosure or misappropriation of confidential information and enforcing a claim that a party illegally disclosed or misappropriated confidential information is difficult, expensive and time-consuming, and the outcome is unpredictable. Further, we may not be able to obtain adequate remedies for any breach. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

We may be subject to claims that we or our employees, consultants or contractors have wrongfully used, disclosed or otherwise misappropriated the intellectual property of a third party, including trade secrets or know-how,
or are in breach of
non-competition
or
non-solicitation
agreements with our competitors or claims asserting an ownership interest in intellectual property we regard as our own.
Many of our employees, consultants and contractors were previously employed at or engaged by other medical device, biotechnology or pharmaceutical companies, including our competitors or potential competitors. Some of these employees, consultants and contractors may have executed proprietary rights, non-disclosure
and
non-competition
agreements in connection with such previous employment. Although we try to ensure that our employees, consultants and contractors do not use the intellectual property, proprietary information, know-how
or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, used, disclosed or otherwise misappropriated intellectual property, including trade secrets or other proprietary information, of their former employers or our competitors or potential competitors. Additionally, we may be subject to claims from third parties challenging our ownership interest in intellectual property we regard as our own, based on claims that our employees, consultants or contractors have breached an obligation to assign inventions to another employer, to a former employer, or to another person or entity.
Litigation may be necessary to defend against such claims, and it may be necessary or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. For example, a court could prohibit us from using technologies or features that are essential to the Biote Method or our Biote-branded dietary supplements, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employer. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
An inability to incorporate technologies or features that are important or essential to the Biote Method and our Biote-branded dietary supplements could have a material adverse effect on our business, financial condition and results of operations, and may prevent us from providing our training and selling our Biote-branded dietary supplements. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize the products that we recommend as part of our training and our Biote-branded dietary supplements, which could have an adverse effect on our business, financial condition and results of operations.
We may be subject to claims challenging our intellectual property.
We or our licensors may be subject to claims that former consultants, contractors or other third parties have an interest in our trade secrets or other intellectual property as an inventor or co-inventor.
While it is our policy to require our employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our Biote-branded dietary supplements. Any such events could have a material adverse effect on our business, financial condition and results of operations.

If our trademarks and trade names are not adequately protected, then we may not be able to build brand recognition in our markets and our business may be adversely affected.
We rely on trademarks, service marks, trade names and brand names to distinguish our training and Biote-branded dietary supplements from our competitors and have registered or applied to register these trademarks. Our registered or unregistered trademarks, service marks, trade names and brand names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. Additionally, we cannot assure you that our trademark applications will be approved. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and comparable agencies in many international jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. In the event that our trademarks are successfully challenged, we could be forced to rebrand our Biote-branded dietary supplements, which could result in loss of brand recognition and could require us to devote significant resources towards advertising and marketing new brands. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In some cases, we may need to litigate claims to enforce our rights in our marks to avoid market confusion. Certain of our current or future trademarks may become so well known by the public that their use becomes generic and they lose trademark protection. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, financial condition and results of operations may be adversely affected.
Risks Related to Regulation
We market dietary supplements and convenience kits, which are regulated by the FDA, and are subject to certain requirements under the FDCA and the laws enforced by the FTC. Our failure to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.
We sell dietary supplements and convenience kits, which are regulated by the FDA. Each of these product categories have differing requirements that must be followed to ensure compliance with the FDCA and regulations promulgated thereunder, and failure to do so may result in the products being misbranded or adulterated. If we are found to have manufactured, distributed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.
The FTC enforces the Federal Trade Commission Act (the “FTCA”) and related regulations, which governs the advertising associated with the promotion and sale of our Biote-branded dietary supplements to prevent misleading or deceptive claims. For advertisements relating to dietary supplements, the FTC typically requires all factual claims, both express and implied, to be substantiated by competent and reliable scientific evidence. The FTC has promulgated policies and guidance that apply to advertising for dietary supplements that may be costly to comply with. The FDA may also determine that a particular dietary supplement or ingredient that we may market presents an unacceptable health risk. If that occurs, we could be required to cease distribution of and/or recall Biote-branded dietary supplements containing that ingredient.
The FDA or FTC may also determine that certain labeling, advertising and promotional claims, statements or activities with respect to a dietary supplement are not in compliance with applicable laws and regulations and may determine that a particular statement is an unapproved health claim, a drug claim, a false or misleading claim, or a deceptive advertising claim. Any such determination or any other failure to comply with FDA, FTCA or other regulatory requirements could prevent us from marketing our Biote-branded dietary supplements as a dietary supplement and subject us to administrative, civil or criminal penalties. The FTC has instituted numerous enforcement actions against dietary supplement companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions have often resulted in warning letters, consent decrees and the payment of civil penalties and/or restitution by the companies involved. Should the FTC determine that our claims are false or misleading or unsubstantiated, we could be subject to FTC enforcement action and may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.
We have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone. Compounded drugs are regulated by the FDA and are subject to certain requirements under the FDCA. Failure of compounding entities to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.
While we do not sell compounded or prescription drugs, we have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone that is made by a third-party 503B outsourcing facility and requires compliance with the FDCA, and failure to do so may result in the products being misbranded or adulterated. Amendments to the FDCA in 2013 created Section 503B, which creates a category of compounding pharmacies known as “outsourcing facilities” which are subject to certain FDCA requirements, including the requirement to adhere to cGMP regulations, though it exempts such facilities from certain of the FDCA requirements that otherwise apply to drug manufacturers. Understanding and complying with these laws and regulations may require substantial time, money, and effort. While we have only established relationships with 503B outsourcing facilities to support practitioners, if we are found to have manufactured, distributed, marketed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.
Compounded preparations and the pharmacy compounding industry are subject to regulatory scrutiny, which may impair our growth and sales.
Formulations prepared and dispensed by compounding pharmacies are not approved by the FDA. As we are a medical marketing and training company, we do not manufacture or compound pharmaceutical products. However, we contract with
FDA-registered
503B outsourcing facilities to build relationships to support Biote-certified practitioners by offering an option for the compounding of bioidentical hormone pellets that the practitioner may order to prescribe. These pellets, compounded by 503B outsourcing facilities, are not subject to the FDA new drug approval process. Certain compounding pharmacies have been the subject of widespread negative media coverage in recent years. In 2018, the Department of Justice convicted the New England Compounding Center (NECC) supervisory pharmacist for criminal violations of the FDCA related to the improper sterilization of compounded methylprednisolone acetate. The pharmacist was originally sentenced to eight years in prison followed by two years of supervised release. After an appeal, the pharmacist was resentenced in 2021 to 14.5 years in prison and ordered to pay a forfeiture of $1.4 million and restitution of $82 million. Further, on September 9, 2019, the FDA issued a statement announcing that they have been trying to improve adverse event reporting for compounded drugs (the “FDA Statement”). The FDA Statement discussed reporting discrepancies by Carie Boyd’s and AnazaoHealth, and specifically named Biote and its reporting procedures. Because Carie Boyd’s and AnazaoHealth are two of Biote’s relationships with third-party outsourcing facilities, any regulatory action by the FDA that affects these facilities will impact practitioners’ ability to prescribe bioidentical hormones, which may have a material adverse effect on our business, results of operations and financial condition.
Additionally, the outsourcing facilities with which we have relationships must comply with applicable provision of the FDCA and its implementing regulations. They may only distribute compounded drugs either pursuant to a patient-specific prescription or in response to an order from a healthcare provider, such as a hospital, that is not for an identified individual patient (e.g., for office stock). Further, such outsourcing facilities are inspected by the FDA according to a risk-based schedule, and must meet certain other conditions, such as reporting adverse events and providing the FDA with certain information about the products they compound.

When the FDA finds that a manufacturer has violated FDA regulations, the FDA may notify the manufacturer of such violations in the form of a warning letter. The FDA also will issue an FDA Form 483 at the conclusion of an inspection if an investigator has observed a violative condition relating to the manufacturing and storage conditions of any drug product that may result in the product being adulterated, or any other regulatory non-compliance
such as inadequate reporting or record-keeping. The outsourcing facilities with which we have relationships have each received warning letters and FDA Form 483s from the FDA. If the FDA takes enforcement action against outsourcing facilities with which we have relationships, it may have a material adverse impact on our business, results of operations and financial conditions.
Additionally, state laws and regulations may differ from the FDCA. We and the 503B outsourcing facilities are required to comply with state laws and regulations in the states where we and they do business. Efforts to ensure compliance with these laws may require ongoing substantial cost. For example, some of the 503B outsourcing facilities with which we have relationships have received unfavorable enforcement actions from state regulators for non-compliance. Failure to comply with applicable state laws and regulations could expose us and these 503B outsourcing facilities to significant penalties which may harm our business, results of operations and financial condition.
If a compounded drug formulation provided through a compounding pharmacy or an outsourcing facility leads to patient injury or death or results in a product recall, we may be exposed to significant liabilities and reputational harm.
We could be adversely affected if compounded pellets are subject to negative publicity. We could also be adversely affected if compounded pellets sold by any compounding outsourcing facilities, prove to be, or are asserted to be, harmful to patients or are otherwise subject to negative publicity. For example, in 2015, the FDA required labeling changes for prescription testosterone replacement therapy to warn of increased risk of heart attacks and strokes. There are a number of factors that could result in the injury or death of a patient who receives a compounded formulation, including quality issues, manufacturing or labeling flaws, improper packaging or unanticipated or improper uses of the products, any of which could result from human or other error. Any of these situations could lead to a recall of, or safety alert relating to, one or more of the products we recommend as part of our training. Similarly, to the extent any of the components of approved drugs or other ingredients used by the outsourcing facilities with whom we have relationships have quality or other problems that adversely affect the finished compounded preparations, our sales could be adversely affected. For example, some of the contracted outsourcing facilities have been the subject of civil suits alleging patient harm as a result of an improper formulation unrelated to the products we recommend. If a product which we recommend as part of our training becomes the subject of a civil or criminal suit, we may be subject to significant liability for any damages suffered by the plaintiffs and associated costs and penalties. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. In addition, in the ordinary course of business, a voluntarily recall of one of the products we recommend as part of our training or may be instituted in response to a practitioner or clinic complaint. Because of our dependence upon medical and patient perceptions, any adverse publicity associated with illness or other adverse effects resulting from the use or misuse of the compounded products we recommend as part of our training or any other compounded formulations made or sold by other companies, could have a material adverse impact on our business, results of operations and financial condition.
If the FDA takes regulatory action to implement any of the NASEM recommendations for compounded bioidentical hormones, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners, which would have a substantially negative impact on Biote’s revenue and business operations.
In fall 2018, the FDA commissioned the NASEM to appoint an ad hoc committee to examine the clinical utility of treating patients with compounded bioidentical hormones. The NASEM committee held a series of open and closed sessions from March 2019 to April 2020, to examine data, research, and stakeholder input in order to form conclusions and recommendations regarding the clinical utility of these products. On July 1, 2020, the NASEM committee published its report, wherein it concluded that there is a lack of high-quality clinical evidence to demonstrate the safety and effectiveness of these products and, accordingly, that there is insufficient evidence to support the overall clinical utility of these products as treatment for menopause and male hypogonadism symptoms. The NASEM Committee recommended restricted use of these products, assessments of their difficulty to compound, and additional education, state and federal regulatory oversight, and research.
More specifically, NASEM Committee made six recommendations to the FDA: (1) Restrict the use of compounded bioidentical hormone preparations; (2) Review select bioidentical hormone therapies and dosage forms as candidates for the FDA Difficult to Compound List; (3) Improve education for prescribers and pharmacists who market, prescribe, compound, and dispense these preparations; (4) Additional federal and state-level oversight should be implemented to better address public health and clinical concerns regarding the safety and effectiveness of these preparations; (5) Collect and disclose conflicts of interest; and (6) Strengthen and expand the evidence base on the safety, effectiveness, and use of these preparations. NASEM’s report is purely advisory and non-binding
on the FDA. Biote cannot predict whether or not the FDA will accept the recommendations made in the NASEM report in whole, in part, or whether the FDA will reject NASEM’s recommendations. If the FDA were to take regulatory action to implement any of NASEM’s recommendations, in whole or in part, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners as part of the Biote Method, and, in turn, have a substantially negative impact on Biote’s revenue and business operations.
Failure to comply with the FDCA and analogous state laws and regulations can result in administrative, civil, criminal penalties.
The FDA, acting under the scope of the FDCA and its implementing regulations, has broad authority to regulate the manufacture, distribution, and labeling of many products, including medical devices, cosmetics, drugs, and food, including dietary supplements
(FDA-regulated
products). The FDCA prohibits, among other things, the introduction or delivery for introduction into interstate commerce of any
FDA-regulated
product that is adulterated or misbranded, as well as the adulteration or misbranding of any
FDA-regulated
product while the product is in interstate commerce. However, the FDCA does not regulate the practice of medicine. Drugs that are compounded pursuant to a practitioner’s orders are considered to be the result of a compounding pharmacy or practitioner combining, mixing, or altering ingredients to create a medication tailored for the needs of a particular patient, and are not regulated as new drugs under the FDCA. We have developed relationships with 503B outsourcing facilities who compound bioidentical pellets to support Biote-certified practitioners who prescribe such products. If any of these compounded bioidentical hormone pellets are determined to be unapproved new drugs or are determined to be adulterated or misbranded under the FDCA, we could be subject to enforcement action by the FDA. If any of our operations are found to have violated the FDCA or any other federal, state, or local statute or regulation that may apply to us and our business, we could face significant penalties including the seizure of product, civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, contractual damages, reputational harm, and diminished profits and future earnings. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be significantly impaired. Additionally, the FDA or analogous state agencies could determine that we or the outsourcing facilities with whom we have relationships are not in compliance with the FDCA or analogous or related state laws applicable to outsourcing facilities, which could significantly impact our business. Further, the FDA could recommend a voluntary recall, or issue a public health notification or safety notification about one or more of the products we recommend in training, which could materially harm our business, financial condition, and results of operations.

If we fail to comply with FDA or state regulations governing our Biote-branded dietary supplements, our business could suffer.
We also market Biote-branded dietary supplements that are regulated by the FDA or state regulatory authorities. We may need to develop and maintain a robust compliance and quality program to ensure that the products that we market comply with all applicable laws and regulation, including the FDCA. If we are found to have manufactured, distributed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations. For example, in May 2017, we received a warning letter from the FDA concerning both cGMP violations observed during a 2016 FDA inspection of our facility, and unapproved new drug claims that were made for certain of our dietary supplement products (the “Warning Letter”). Although our response to the Warning Letter resulted in a closeout by the FDA in May 2018, we cannot assure you that we will not receive warning letters or other regulatory action by the FDA on the same or similar violations in the future.
If we fail to comply with FDA regulations governing our medical device products, our business could suffer.
We also offer for sale to practitioners two convenience kits for use with hormone optimization therapies, one for male patients and one for female patients. These kits largely contain commercially available products, including only disposable supplies (e.g., gloves, antiseptic, gauze, disposable trocar, etc.) assembled in a sterile package. The products contained in the kits are sourced, assembled, and supplied by Medline Industries, LP, with the components, including the Class 1 disposable trocars, being manufactured by various other component suppliers. Trocars and convenience kits are medical devices that are regulated by the FDA. Because we previously manufactured and sold reusable and disposable trocars, we registered with the FDA as a repackager, relabeler and specification developer, and we currently list the trocars we previously manufactured and the convenience kits we currently sell in compliance with FDA registration and listing requirements. We may need to develop and maintain a robust compliance and quality program to ensure that the convenience kits we sell comply with all applicable laws and regulation, including the FDCA and other regulatory requirements thereunder including for example cGMPs and Medical Device Reporting (MDR) where applicable. If the FDA determines that the convenience kits we sell require 510(k) clearance, or are otherwise considered unapproved medical devices, we may be in violation of the FDCA.
Additionally, we offer our proprietary CDS to practitioners to provide information from published literature and clinical guidelines to assist practitioners in providing precise, patient-specific treatment options at various intervals through a patient’s therapy. If the FDA determines that our CDS is a medical device under the FDCA, the FDA may determine that our algorithm requires premarket approval or clearance, and may determine that unless and until we obtain such premarket approval or clearance that we are distributing an unapproved medical device in violation of the FDCA. If we are found to have manufactured, distributed, sold, or labeled any medical devices in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.
If we fail to comply with healthcare and other governmental regulations, we could face substantial penalties and our business, financial condition and results of operations could be adversely affected.
Our relationships with Biote-certified practitioners, Biote partnered clinics, outsourcing facilities, and suppliers may subject us to a variety of healthcare laws including, among others, laws that prohibit fraud and abuse, including the federal Anti-Kickback Statute, the False Claims Act, the healthcare fraud provisions of the HIPAA, and state anti-kickback statutes that prohibit any person from offering, soliciting, receiving, or providing remuneration in exchange for the referral of patients or the purchase, order, or recommendation of any good or service and fee splitting laws, which prohibit a practitioner from dividing compensation for their professional services with a person who did not render the service. Violations of these laws are punishable by substantial penalties and other remedies, including monetary fines, civil penalties, administrative remedies, criminal sanctions (in the case of the federal Anti-Kickback Statute and certain state anti-kickback laws) and forfeiture of amounts collected in violation of such laws.

Additionally, most states do not allow business corporations to employ practitioners to provide professional services. This prohibition against the “corporate practice of medicine” is aimed at preventing corporations such as us from exercising control over the medical judgments or decisions of practitioners. While some states have broad exceptions to the corporate practice of medicine, the state licensure statutes and regulations and agency and court decisions that enumerate the specific corporate practice rules vary considerably from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. If regulatory authorities or other parties in any jurisdiction successfully assert that we are engaged in the unauthorized corporate practice of medicine, we could be required to restructure our contractual and other arrangements. Further, violation of these laws may result in sanctions imposed against us, Biote-certified practitioners and/or Biote partnered clinics through licensure proceedings. Similarly, our compensation arrangement with Biote-certified practitioners and/or Biote partnered clinics may implicate state fee-splitting
prohibitions, which prohibit providers from sharing a portion of their professional fees collected with third parties. Additionally, our relationships with healthcare providers may subject us to HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, which impose certain requirements relating to the privacy, security and transmission of PHI on certain healthcare providers, health plans and healthcare clearinghouses, and their business associates and their subcontractors that access or otherwise process individually identifiable health information for or on behalf of a covered entity as well as their covered subcontractors. We could also be subject to analogous state healthcare data privacy laws, which may not always be preempted by HIPAA. We are subject to laws relating to the collection, use, retention, security, and transfer of personally identifiable information about its users around the world. Much of the personal information that we collect is regulated by multiple laws.
Because of the breadth of these laws and the complexity of statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.
In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various healthcare laws and regulations. Compliance with these and/or future healthcare laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations. Additionally, the introduction of new training, and Biote-branded dietary supplements may require us to comply with additional laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures, and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these and/or future healthcare laws and regulations may delay or possibly prevent any new training and products from being offered to Biote-certified practitioners, Biote partnered clinics and their patients, which could have a material adverse effect on our business, financial condition, and results of operations.
Our success depends on our relationships with Biote-certified practitioners and Biote partnered clinics, and, therefore, our operations are subject to federal and state healthcare fraud and abuse, referral and reimbursement laws and regulations. If our operations are found to be in violation of any of the federal and state healthcare laws or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, including applicable healthcare fraud statutes, we may be subject to penalties. Penalties under these laws may be severe, and include without limitation treble damages, significant criminal, civil and administrative penalties, attorneys’ fees and fines, injunctions, as well as contractual damages and reputational harm. We could also be required to modify, curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results and enforcement of the foregoing laws could have a material adverse effect on our business. Also, these measures may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations or incur substantial defense and settlement expenses.

Our relationships with Biote-certified practitioners and Biote partnered clinics in connection with our current and future business activities may be subject to healthcare fraud and abuse laws and health information privacy and security laws, which could expose us to significant criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.
Our current and future arrangements with Biote-certified practitioners and Biote partnered clinics may expose us to broadly applicable federal and state fraud and abuse and other federal and state healthcare laws and regulations that may constrain Biote’s business or financial arrangements and relationships.
Restrictions under applicable federal and state healthcare laws and regulations may include the following:

•
State healthcare fraud and abuse laws that prohibit any person from offering, paying, soliciting or receiving any remuneration, directly or indirectly, in cash or in kind, for the referral of patients or other items or services to or with licensed healthcare providers, subject to limited exceptions. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, some apply only to state healthcare program payors, while other state laws apply regardless of payor, including funds paid out of pocket by a patient.

•
State corporate practice of “medicine” prohibitions that restrict unlicensed persons from engaging licensed professionals to render professional services to the public or from interfering with or influencing a licensed practitioner’s professional judgment. Certain activities other than those directly related to the delivery of healthcare services to patients may be considered an element of the practice of medicine in many states.

•
State
fee-splitting
prohibitions, which prohibit licensed healthcare professionals from sharing a portion of their professional fees collected from their professional services with unlicensed third parties.

•
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH) and their implementing regulations, also imposes obligations, including mandatory contractual terms, on covered entities, which are health plans, healthcare clearinghouses, and certain healthcare providers, as those terms are defined by HIPAA, and their respective business associates and their subcontractors, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

Although Biote does not bill or receive any reimbursement from any third party payor, to the extent that any Biote-certified practitioners and Biote partnered clinic with whom we partner accepts health insurance for their services, we could be subject to additional laws, including without limitation the federal Anti-Kickback Statute, False Claims Act and the healthcare fraud provisions of HIPAA.
Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare and data privacy laws and regulations will involve substantial ongoing costs, and may require us to undertake or implement additional policies or measures. The scope of the foregoing state laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. We may face claims and proceedings by private parties, and claims, investigations and other proceedings by governmental authorities, relating to allegations that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, and it is possible that courts or governmental authorities may conclude that our arrangements with the Biote-certified practitioners, Biote partnered clinics or our sales force are not consistent with such laws, or that we may find it necessary or appropriate to settle any such claims or other proceedings. In connection with any such claims, proceedings, or settlements, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any Biote-certified practitioners or Biote partnered clinics with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions.
If our information technology systems or data is or were compromised, we could experience adverse consequences resulting from such compromise, including, but not limited to, interruptions to our operations, claims that we breached our data protection obligations, decreased use of the Biote Method, loss of Biote partnered clinics or Biote-certified practitioners or sales, and harm to our reputation.
Operating our business (including the Biote Method) involves the collection, storage, transmission, disclosure and other processing of proprietary, confidential and sensitive information, as well as the personal information of clinics. We may rely upon third-party service providers, such as identity verification and payment processing providers, for our information processing-related activities. We may share or receive sensitive information with or from third parties. In an effort to protect sensitive information, we have implemented security measures designed to protect against security incidents and protect sensitive information. However, advances in information technology capabilities, increasingly sophisticated tools and methods used by hackers, cyber terrorists and other threat actors, new or other developments may result in our failure or inability to adequately protect sensitive information. We may expend significant resources or modify our business activities in an effort to protect our information and against security incidents. Certain information privacy and security obligations may require us to implement and maintain specific security measures, industry-standard or reasonable security measures to protect our information technology systems and information.
We are subject to a variety of evolving threats including, but not limited to, hacking, malware, computer viruses, unauthorized access, phishing or social engineering attacks, ransomware attacks, credential stuffing attacks, denial-of-service
attacks, supply-chain attacks, software bugs, information technology malfunction, software or hardware failures, loss of data, theft of data, misuse of data, telecommunications failures, earthquakes, fire, flood, exploitation of software vulnerabilities, and other real or perceived threats. Any of these incidents could lead to interruptions or shutdowns of our IT systems, loss or corruption of data or unauthorized access to, or disclosure of personal data or other sensitive information. Ransomware attacks, including those from organized criminal threat actors, nation-states and nation-state supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, loss of data, loss of income, significant extra expenses to restore data or systems, reputational loss and the diversion of funds. To alleviate the financial, operational and reputational impact of a ransomware attack it may be preferable to make extortion payments, but we may be unwilling or unable to do so. Cyberattacks could also result in the theft of our intellectual property, damage to our IT systems or disruption of our ability to make financial reports, and other public disclosures required of public companies. We have been subject to attempted cyber, phishing, or social engineering attacks in the past and may continue to be subject to such attacks and other cybersecurity incidents in the future. If we gain greater visibility, we may face a higher risk of being targeted by cyberattacks. Advances in information technology capabilities, new technological discoveries, or other developments are likely to result in cyberattacks becoming more sophisticated and more difficult to detect. We and third-parties upon whom we rely for our information technology systems and information, may not have the resources or technical sophistication to anticipate or prevent all threats. Moreover, techniques used to obtain unauthorized access to systems change frequently and may not be known until launched. Security breaches can also occur as a result of non-technical
issues, including intentional or inadvertent actions by our personnel and third-party service providers (including their personnel). Any of the previously identified or similar threats could cause a security incident. A security incident could result in unauthorized, unlawful or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of or access to information.
Applicable information privacy and security obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosures or the failure to comply with such requirements, could lead to adverse impacts. If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences. These consequences may include: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing data (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may cause Biote partnered clinics or Biote-certified practitioners to stop using the Biote Method and Biote-branded dietary supplements and may deter new clinics and practitioners from using the Biote Method and Biote-branded dietary supplements and negatively impact our ability to grow and operate our business.
While we maintain cyber errors and omissions insurance coverage that covers certain aspects of cyber risks, these losses may not be adequately covered by insurance or other contractual rights available to us. The successful assertion of one or more large claims against us that exceed or are not covered by our insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance
requirements, could have an adverse effect on our business, financial condition, and results of operations.
Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. Any disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our trainings and Biote-branded dietary supplements to clinics and practitioners in certain jurisdictions. Additionally, changes in the laws and regulations that govern our collection, use, and disclosure of certain data could impose additional requirements with respect to the retention and security of customer data, could limit our marketing activities, and have an adverse effect on our business, reputation, brand, financial condition, and results of operations.
Following the consummation of the Business Combination, we have incurred, and we expect to continue to incur, significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.
Following the consummation of the Business Combination, we have faced increased legal, accounting, administrative and other costs and expenses in connection with operation as a public company which Biote did not incur as a private company. Our significantly increased expenses and administrative burdens as a public company could have an adverse effect on its business, financial condition and results of operation. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements has increased, and may continue to increase, costs and make certain activities more time-consuming. A number of those requirements requires us to carry out activities that Biote has not done previously. For example, we have adopted new charters for our board committees and new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements have been, and will continue to be, incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations may continue to increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Additionally, advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could impair our ability to produce timely and accurate financial statements or comply with applicable regulations.
We will eventually be required to provide management’s attestation on internal controls over financial reporting. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately held company prior to the Business Combination.
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In the course of preparing our financial statements for the fiscal years ended December 31, 2020 and 2019, our management identified a material weakness in the aggregate in our internal control over financial reporting. Specifically, we determined that we did not have appropriate accounting competence and capabilities to properly record in our financial statements certain complex and non-routine
accounting issues, particularly related to revenue recognition, financial instruments, and equity. This resulted in incorrect accounting entries that were identified and corrected through the audit of our fiscal years ended December 31, 2020 and 2019. This material weakness has not been remediated as of December 31, 2021.
In order to remediate this material weakness in the aggregate, we plan to continue to hire personnel with public company experience and provide additional training for our personnel on internal controls as our company continues to grow, and engage external consultants to assist in the development and improvement of methodologies, policies and procedures designed to ensure adequate internal control over financial reporting, including the technical application of GAAP and evaluating segregation of duties. Although we believe these measures will remediate this material weakness, there can be no assurance that the material weakness will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future.
Our current controls and any new controls that we develop may also become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.
As a result, the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if we are unable to continue to meet these requirements, we may not be able to re-list
on Nasdaq.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is then documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Class A common stock.
Resales of shares of common stock could depress the market price of our common stock.
As of the Closing date, 67,727,595 shares of common stock are outstanding, consisting of 9,161,771 shares of Class A common stock, 0 shares of Class B common stock and 58,565,824 shares of Class V voting stock. Following the Business Combination, shares held by HYAC’s public stockholders have been freely tradeable, and the shares held by the Sponsor and the Members, following their exercise of Exchange Rights, will be freely tradeable on the six-month
anniversary of the Closing, subject to applicable securities laws. We also intend to register all shares of common stock that we may issue under the Incentive Plan or the ESPP. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to Affiliates. As a result, there may be a large number of shares of common stock sold in the market. These sales of shares of common stock, or the perception of these sales, may depress the market price of our common stock.
If the benefits from the Business Combination do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
If the benefits from the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was not a public market for Biote’s stock and trading in the shares of our Class A common stock was not active. Accordingly, the valuation ascribed to Biote and our Class A common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could adversely affect your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In these circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Biote or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Biote;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Biote;

•	changes in the Biote’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change of officers or directors;

•	sales of substantial amounts of common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to Biote could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.
We are an “emerging growth company” and a “smaller reporting company” and we take advantage of certain exemptions from disclosure requirements available to emerging growth companies and/or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years following the IPO, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates
exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates
exceeds $250 million as of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates
exceeds $700 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Nasdaq suspended trading of our Class A common stock and Public Warrants effective at the open of business on July 20, 2022 for failure to meet certain initial listing requirements and that it intends to pursue delisting our Class A common stock and Public Warrants once all applicable appeal and review periods have expired, which would result in a limited public market for our securities and make obtaining future debt or equity financing more difficult for us.
The Company’s Class A common stock and warrants are listed on Nasdaq under the symbols “BTMD” and “BTMDW,” respectively. Nasdaq suspended trading of our Class A common stock and Public Warrants effective at the open of business on July 20, 2022 for failure to meet certain initial listing requirements and that it intends to pursue delisting our Class A common stock and Public Warrants once all applicable appeal and review periods have expired.
As previously disclosed, we received written notice (the “Notice”) from the Staff of the Listing Qualifications Department (the “Staff”) of Nasdaq stating that the Staff has determined that we have not complied with the requirements of IM-5101-2 because
(i) the Company did not demonstrate that its Class A common stock complies with (a) the minimum 400 Round Lot Holder requirement in Listing Rule 5405(a)(3) (the “Round Lot Holder Requirement”) and (b) the minimum $20 million in Market Value of Unrestricted Publicly Held Shares requirement in Listing Rule 5405(b)(3)(B) (the “Market Value of Unrestricted Publicly Held Shares Requirement” and, together with the Round Lot Holder Requirement, the “Exchange Requirements”) and (ii) the Company’s warrants do not qualify for initial listing since the security underlying the warrant, the Company’s Class A common stock, does not qualify. The Notice indicated that the Company’s Class A common stock and warrants will be suspended from Nasdaq on June 6, 2022. A
Form 25-NSE was
filed with the SEC unless the Company requests a hearing before a Hearings Panel (the “Panel”) by June 2, 2022. The Company requested and received a hearing on June 30, 2022, and is awaiting a decision by the Panel.
We have not regained compliance as of the date of this registration statement. On July 18, 2022, the Company received a determination letter (the “Determination Letter”) from the Panel to delist the Company’s Class A common stock and warrants from Nasdaq (the “Panel’s Determination”). The Determination Letter indicated Nasdaq will suspend trading in Company’s Class A common stock and Public Warrants effective at the open of business on July 20, 2022, and indicated that it intends to file a Form 25 NSE Notification of Delisting with the Securities and Exchange Commission (the “SEC”) once all applicable appeal and review periods have expired in order to effect the formal delisting of the Company’s securities from Nasdaq.

The Company intends to is taking steps to have its securities traded on Nasdaq, or another exchange, as soon as practicable. However, we cannot provide a timeline for when trading in our securities would resume on Nasdaq or begin on another exchange. Unless and until our securities commence trading on Nasdaq or another exchange, our securities will continue to trade on the Pink Sheet Tier of the OTC Markets. The delisting of our securities or transfer of listing may significantly reduce the liquidity of our securities, cause further declines to the market price of our Class A common stock and make it more difficult for us to obtain adequate financing to support our continued operation.
If our securities are delisted from trading on such exchange for failure to meet the listing standards, we and our stockholders could face significant adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that our Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	decreased ability to issue additional securities or obtain additional financing in the future.
There currently is no active public market for our common stock and there can be no assurance that an active public market will ever develop. Failure to develop or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.
There is currently no active public market for shares of our common stock and one may never develop. Our Class A common stock is quoted on the OTC Markets. The OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our Class A common stock to be re-listed
on Nasdaq or another national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our Class A common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility, making it difficult or impossible to sell shares of our common stock.
Future resales of Class A common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Pursuant to the
lock-up
restrictions agreed to in connection with the Investors Rights Agreement, beginning on the six-month
anniversary of the Closing (or, with respect to the Member Earnout Units, on such later date the Member Earnout Units are earned in accordance with the Business Combination Agreement) each Retained Biote Unit and corresponding share of Class V voting stock held by the Members may be redeemed, upon the exercise of such Members’ Exchange Rights, in exchange for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of Biote, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Biote A&R OA. Assuming the full exercise of the Exchange Rights by all of the Members (including with respect to the Member Earnout Units), the Members will own approximately 86.5% of our Class A common stock, with two such members each beneficially owning 34.5% of our Class A common stock. Except with respect to the restrictions described above, the Members will not be restricted from selling the shares of Class A common stock held by them following their exercise of Members’ Exchange Rights, other than by applicable securities laws.
Further, pursuant to the Investor Rights Agreement, the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares) for six months following the Closing, (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement and (c) Private Placement Warrants issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor, and the underlying shares of Class A common stock, for 30 days following the Closing Date.
As such, sales of a substantial number of shares of Class A common stock in the public market could occur at any time after the lock-up
period described above or in the event the Company chooses to release the Members, Sponsors or other holders of the Founder Shares from the applicable lock-up
periods prior to the expiration of such periods. Additionally, the Redemption Shares are not subject to any lock-up
restrictions. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could cause the market price of our Class A common stock to decline or increase the volatility in the market price of our Class A common stock.
We are subject to business uncertainties and contractual restrictions as a result of the Business Combination.
Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Biote. These uncertainties may impair Biote’s ability to retain and motivate key personnel and could cause third parties that deal with Biote, to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities resulting from the Business Combination, Biote’s business could be harmed. The ability of Biote to successfully operate the business following the Business Combination is largely dependent upon the efforts of certain key personnel of Biote, all of whom we expect to stay. However, the loss of such key personnel could negatively impact the operations and financial results of Biote.
Risks Related to Ownership of Our Securities
Because there are no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell our Class A common stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and we have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Class A common stock unless you sell your shares of Class A common stock for a price greater than that which you paid for it.
We may require additional capital to support business growth, and if capital is not available to us or is available only by diluting existing stockholders, our business, operating results and financial condition may suffer.
We require significant capital to continue to develop and grow our business, including with respect to the design, development, marketing, distribution and sale of the Biote Method and Biote-branded dietary supplements. We may need additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be certain that additional financing will be available, which could limit our ability to grow and jeopardize our ability to continue our business operations. We fund our capital needs primarily from available working capital; however, the timing of available working capital and capital funding needs may not always coincide, and the levels of working capital may not fully cover capital funding requirements. From time to time, we may need to supplement our working capital from operations with proceeds from financing activities. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new Equity Securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. The amount of dilution due to equity-based compensation of our employees and other additional issuances could be substantial. Additionally, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If we are unable to obtain adequate financing, or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results and financial condition could be materially and adversely affected.
Anti-takeover provisions contained in the Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
Provisions in our Charter and Bylaws, as well as provisions under Delaware law, could make acquiring us more difficult, may limit attempts by stockholders to replace or remove our management, may limit stockholders’ ability to obtain a favorable judicial forum for disputes with the us or our directors, officers, or employees, and may limit the market price of our Class A common stock. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
Future sales, or the perception of future sales, by the Company or its stockholders in the public market, the issuance of rights to purchase the Company’s Class A common stock, including pursuant to the Incentive Plan and the ESPP, and future exercises of registration rights could result in the additional dilution of the percentage ownership of the Company’s stockholders and cause the market price for the Company’s Class A common stock to decline.
The sale of shares of the Company’s Class A common stock, convertible securities or other Equity Securities in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Company’s Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Company to sell Equity Securities in the future at a time and at a price that it deems appropriate. For instance, the Company chose, and may in the future choose, to release one or more Selling Securityholders from the applicable lock-up
periods, after determining it was, or will be, in our stockholders’ and our best interests, which allows for earlier sales of shares of Class A common stock in the public market and could have a negative impact on the price of the Company’s Class A common stock. For example, as of July 18, 2022, we had a small public float of approximately 1.2 million shares of Class A common stock and needed to increase our public float in order to comply with Nasdaq listing standards. See “—
Nasdaq
informed us that it would suspend trading of our Class
 A common stock and Public Warrants effective at the open of business on July
 20, 2022 for failure to meet certain initial listing requirements and that it intends to pursue delisting our Class
 A common stock and Public Warrants once all applicable appeal and review periods have expired, which would result in a limited public market for our securities and make obtaining future debt or equity financing more difficult for us
.” For these reasons or other unforeseen developments, we may determine that it is in our stockholders’ and our best interests to release one or more selling stockholders in the future from their applicable
lock-up
obligations. In addition, if the Company sells shares of its Class A common stock, convertible securities or other Equity Securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to the Company’s existing stockholders, and new investors could gain rights, preferences, and privileges senior to the holders of the Company’s Class A common stock, including the Company’s Class A common stock issued in connection with the Business Combination.
Pursuant to the Incentive Plan, the Company is authorized to grant equity awards to its employees, directors and consultants. In addition, pursuant to the ESPP, the Company is authorized to sell shares to its employees. The Company initially reserved 15% of the shares of Class A common stock outstanding on a fully-diluted basis upon the Closing for future issuance under the Incentive Plan, plus 3,887,750 shares of Class A common stock necessary to satisfy payments to Phantom Equity Holders under the Phantom Equity Acknowledgements (such 3,887,750 shares of Class A common stock will not again become available for issuance under the Incentive Plan and will not be subject to the automatic annual increases described below). In addition, the Company initially reserved 1% of the shares of Class A common stock outstanding on a fully-diluted basis upon the Closing for future issuance under the ESPP. The Incentive Plan and ESPP provide for annual automatic increases in the number of shares reserved thereunder, beginning on January 1, 2023. As a result of such annual increases, the Company’s stockholders may experience additional dilution, which could cause the price of the Company’s Class A common stock to fall.
In the future, the Company may also issue its securities in connection with investments or acquisitions. The amount of shares of the Company’s Class A common stock issued in connection with an investment or acquisition could constitute a material portion of the Company’s then-outstanding shares of Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the Company’s stockholders.
Securities of companies formed through SPAC business combinations such as ours may experience a material decline in price relative to the share price of the SPAC prior to the Business Combination.
As with most SPAC initial public offerings in recent years, HYAC issued shares for $10.00 per Public Unit upon the closing of the IPO. As with other SPACs, the $10.00 per share price of HYAC reflected each share having a one-time
right to redeem such share for a pro rata portion of the proceeds held in the trust account equal to approximately $10.01 per share prior to the Closing. Following the Closing, the shares outstanding no longer have any such redemption right and will be solely dependent upon the fundamental value of the Company, which, like the securities of other companies formed through SPAC business combinations in recent years, may be significantly less than $10.00 per share.
We may be subject to periodic claims and litigation that could result in unexpected expenses and could ultimately be resolved against us.
From time to time, we may be involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes, copyright infringement, trademark challenges, and other intellectual property claims, as well as trade, regulatory, employment, and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines, or other penalties, divert financial and management resources, and result in significant legal fees. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, any proceeding could negatively impact our reputation among our practitioners and clinics and our brand image. We are currently party to three open litigation matters involving former employees or contractors who we filed suit against for violation of contractual non-compete
and
non-solicitation
clauses.

Risks Related to our Organizational Structure
Our only material asset is our ownership interest in Biote, and accordingly we depend on distributions from Biote to pay distributions, dividends on our Class A common stock, taxes and other expenses, and make any payments required to be made by us under the Tax Receivable Agreement.
We are a holding company and have no material assets other than our ownership of the Biote Units. We are not expected to have independent means of generating revenue or cash flow, and our ability to pay distributions, dividends on our Class A common stock, taxes and other expenses, and make any payments required to be made by us under the Tax Receivable Agreement will be dependent upon the financial results and cash flows of Biote. The earnings from, or other available assets of, Biote may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Class A common stock or satisfy our other financial obligations. There can be no assurance that Biote will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants under debt instruments, will permit such distributions. If Biote does not distribute sufficient funds to us to pay our taxes or other liabilities, we may default on contractual obligations or have to borrow additional funds. In the event that we are required to borrow additional funds it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.
Biote will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income or loss will be allocated, for U.S. federal income tax purposes, to the holders of Biote Units, including us. Accordingly, we will be required to pay U.S. federal income taxes on our allocable share of the net taxable income of Biote. Under the terms of the Biote A&R OA, Biote is obligated to make tax distributions to holders of Biote Units (including us) calculated at certain assumed rates. In addition to tax expenses, we also will incur expenses related to our operations, some of which expenses will be reimbursed by Biote. We intend to cause Biote to make ordinary distributions and tax distributions to the holders of Biote Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses (to the extent not already payable or reimbursable by Biote pursuant to the Biote A&R OA), payments under the Tax Receivable Agreement and dividends, if any, declared by us. However, as discussed herein, Biote’s ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of the Biote Companies and restrictions on distributions that would violate any applicable restrictions contained in Biote’s debt agreements, or any applicable law, or that would have the effect of rendering Biote insolvent. To the extent we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, provided, however, that nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.
Additionally, although Biote generally will not be subject to any entity-level U.S. federal income tax, it may be liable under certain U.S. federal income tax legislation for any adjustments to its tax return, absent an election to the contrary. In the event Biote’s calculations of taxable income are incorrect, Biote and/or its members, including us, in later years may be subject to material liabilities pursuant to this U.S. federal income tax legislation and its related guidance. We anticipate that the distributions we receive from Biote may, in certain periods, exceed our actual liabilities and our obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A common stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our public stockholders. We may, if necessary, undertake ameliorative actions, which may include pro rata or non-pro
rata reclassifications, combinations, subdivisions or adjustments of outstanding Biote Units, to maintain one-for-one
parity between Biote Units held by us and shares of our Class A common stock.

Pursuant to the Tax Receivable Agreement, we will be required to pay to the Members 85% of the net income tax savings that we realize as a result of increases in tax basis of the Biote Companies’ assets resulting from the Business Combination and the future redemptions of the Retained Biote Units in exchange for shares of Class A common stock (or cash) pursuant to the Biote A&R OA and tax benefits related to the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.
In connection with the Business Combination, the Selling Member will be deemed for U.S. federal (and applicable state and local) income tax purposes to have sold Biote Units to the Company for the Cash Consideration and rights under the Tax Receivable Agreement (the “Purchase”) and the Members may in the future have their Biote Units, together with the cancelation of an equal number of shares of Class V voting stock, redeemed in exchange for shares of our Class A common stock (or cash) pursuant to the Biote A&R OA, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. These sales and exchanges are expected to result in increases in our allocable share of the tax basis of the tangible and intangible assets of the Biote Companies. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions allocable to us and therefore reduce the amount of income or franchise tax that we would otherwise be required to pay in the future had such sales and exchanges never occurred. We have entered into the Tax Receivable Agreement, which generally provides for the payment by us of 85% of certain net tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the redemption of Retained Biote Units in exchange for Class A common stock (or cash) pursuant to the Biote A&R OA and tax benefits attributable to payments under the Tax Receivable Agreement. These payments are an obligation of the Company and not of the Biote Companies. The actual increase in our allocable share of tax basis in the Biote Companies’ assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A common stock at the time of the exchange and the amount and timing of the recognition of our income. While many of the factors that will determine the amount of payments that we will make under the Tax Receivable Agreement are outside of our control, we expect that the payments we will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition. Any payments we make under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.
In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits we realize.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the U.S. Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us are disallowed, the Members will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by the IRS or other taxing authorities. Rather, excess payments made to Members will be applied against and reduce any future cash payments otherwise required to be made to such Members, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable

Agreement and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.
Although we may be entitled to tax benefits relating to additional tax depreciation or amortization deductions as a result of the tax basis step-up
we receive in connection with the Purchase and future redemptions of Retained Biote Units in exchange for Class A common stock or cash and related transactions, we will be required to pay the Members 85% of these tax benefits under the Tax Receivable Agreement.
Pursuant to the
lock-up
restrictions agreed to in connection with the Investor Rights Agreement, beginning on the six month anniversary of the Closing (unless earlier waived by us in our capacity as the sole manager of Biote), or with respect to the Earnout Units, on such later date the Earnout Units vest in accordance with the Business Combination Agreement, each Retained Biote Unit held by the Members may be redeemed, upon the exercise of such Members’ Exchange Rights, in exchange for either one share of Class A common stock or, at our election in our capacity as the sole manager of Biote, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Biote A&R OA. The Purchase and any future exchanges pursuant to the Biote A&R OA, are expected to result in increases in our allocable share of the tax basis of the tangible and intangible assets of the Biote Companies. These increases in tax basis may increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that we would otherwise be required to pay in the future, although the IRS or any applicable foreign, state or local tax authority may challenge all or part of that tax basis increase, and a court could sustain such a challenge. At the Closing, we entered into the Tax Receivable Agreement, which generally provides for the payment by us to the Members of 85% of certain tax benefits, if any, that we realize as a result of these increases in tax basis and of certain other tax benefits related to the Tax Receivable Agreement, including income or franchise tax benefits attributable to payments under the Tax Receivable Agreement. These payment obligations pursuant to the Tax Receivable Agreement are an obligation of the Company and not of the Biote Companies. The actual increase in our allocable share of tax basis in the Biote Companies’ assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions, the market price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our income. Because none of the foregoing factors are known at this time, we cannot determine the amounts (if any) that would be payable under the Tax Receivable Agreement. However, we expect that as a result of the possible size and frequency of the exchanges and the resulting increases in the tax basis of the tangible and intangible assets of the Biote Companies, the payments that we expect to make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of the Combined Company by the holders of Biote Units. The Members will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.
In certain cases, payments under the Tax Receivable Agreement may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement provides that, in the event that (i) we exercise our early termination rights under the Tax Receivable Agreement, (ii) certain changes of control occur (as described in the Tax Receivable Agreement), (iii) we, in certain circumstances, fail to make a payment required to be made pursuant to the Tax Receivable Agreement by the applicable final payment date, which non-payment
continues for 30 days following such final payment date or (iv) we materially breach any of our material obligations under the Tax Receivable Agreement, which breach continues without cure for 30 days following receipt by us of written notice thereof

(unless, in the case of clauses (iii) and (iv), certain liquidity exceptions apply) our obligations under the Tax Receivable Agreement will accelerate and we will be required to make a lump-sum
cash payment to the applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum
payment would be based on certain assumptions, including those relating to our future taxable income. The change of control payment to the Members could be substantial and could exceed the actual tax benefits that we receive as a result of acquiring Biote Units from the Members because the amounts of such payments would be calculated assuming that we would have been able to use the potential tax benefits each year for the remainder of the amortization periods applicable to the basis increases, and that tax rates applicable to us would be the same as they were in the year of the termination. Decisions made in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the holders of Retained Biote Units under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of holders of Retained Biote Units to receive payments under the Tax Receivable Agreement. There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement or if distributions to us by Biote are not sufficient to permit us to make payments under the Tax Receivable Agreement after we have paid taxes and other expenses. Furthermore, our obligations to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are deemed realized under the Tax Receivable Agreement. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise which may have a material adverse effect on our financial condition.
We may not be able to realize all or a portion of the tax benefits that are expected to result from the acquisition of Retained Biote Units from Biote Members.
Pursuant to the Tax Receivable Agreement, we will share tax savings resulting from (A) the amortization of the anticipated step-up
in tax basis in the Biote Companies’ assets as a result of (i) the Purchase and (ii) the future redemption of Retained Biote Units in exchange for shares of Class A Stock or cash pursuant to the Biote A&R OA and (B) certain other related transactions with the Members. The amount of any such tax savings attributable to the Purchase and future exchanges will be paid 85% to the applicable Members and retained 15% by us. Any such amounts payable will only be due once the relevant tax savings have been realized by us, unless our obligations under the Tax Receivable Agreement are accelerated. Our ability to realize, and benefit from, these tax savings depends on a number of assumptions, including that we will earn sufficient taxable income each year during the period over which the deductions arising from any such basis increases and payments are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income were insufficient to fully utilize such tax benefits or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders’ equity could be negatively affected.
Risks Related to Taxes
Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value added or similar taxes and may successfully impose additional obligations on us, and any such assessments or obligations could adversely affect our business, financial condition and results of operations.
The application of indirect taxes, such as sales and use tax, value-added tax, goods and services tax, business tax and gross receipts tax, to platform businesses is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and
e-commerce.
Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and, as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.
We may face various indirect tax audits in various U.S. jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, tax authorities may raise questions about or challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. For example, after the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have adopted, or started to enforce, laws that may require the calculation, collection and remittance of taxes on sales in their jurisdictions, even if we do not have a physical presence in such jurisdictions. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could harm our business, financial condition and results of operations. Although we have reserved for potential payments of possible past tax liabilities in our financial statements, if these liabilities exceed such reserves, our financial condition will be harmed.
As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely impact our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We are subject to income taxes in the United States, and our domestic tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; and

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could adversely affect our financial condition and results of operations.
Increases in our income tax rates, changes in income tax laws or disagreements with tax authorities can adversely affect our business, financial condition or results of operations.
Increases in our income tax rates or other changes in income tax laws in the United States or any particular jurisdiction in which we operate could reduce our after-tax
income from such jurisdiction and adversely affect our business, financial condition or results of operations. Existing tax laws in the United States have been and could in the future be subject to significant change. For example, in December 2017, the TCJA was signed into law in the United States which provided for significant changes to then-existing tax laws and subsequent legislation (such as the enactment of the Coronavirus Aid, Relief, and Economic Security Act in March 2020) modifying certain TCJA provisions and additional guidance issued by the IRS pursuant to the TCJA may continue to impact us in future periods. Other significant changes in U.S. federal taxation have recently been proposed. These or other additional changes in the U.S. tax regime, including changes in how existing tax laws are interpreted or enforced, can adversely affect our business, financial condition or results of operations.
We will also be subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based
taxes. Economic and political pressures to increase tax revenues in jurisdictions in which we operate, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from our historical provisions and accruals, resulting in an adverse impact on our business, financial condition or results of operations.

COMMITTED EQUITY FINANCING
On July 27, 2022, we entered into the Purchase Agreement, with Yorkville. Pursuant to the Purchase Agreement, we have the right to sell to Yorkville up to 5,000,000 shares of our Class A common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Class A common stock to Yorkville under the Purchase Agreement, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to Yorkville under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Yorkville of up to 5,000,000 shares of Class A common stock, consisting of 25,000 shares of Class A common stock that we issued to Yorkville in consideration of its commitment to purchase shares of Class A common stock at our election under to the Purchase Agreement, and up to 4,975,000 shares of Class A common stock that we may elect, in our sole discretion, to issue and sell to Yorkville, from time to time under the Purchase Agreement.
Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the Purchase Agreement, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our discretion until the first day of the month following the
36-month
period after the date of the Purchase Agreement, to direct Yorkville to purchase an Advance by delivering an Advance Notice. While there is no mandatory minimum amount for any Advance, it may not exceed the greater of (i) an amount equal to thirty percent (30%) of the Daily Volume Traded on the trading day immediately preceding an Advance Notice, or (ii) 1,000,000 shares of Class A common stock.
The per share purchase price for the shares of Class A common stock, if any, that we elect to sell to the Selling Securityholder in an Advance pursuant to the Purchase Agreement will be determined by reference to the VWAP and calculated in accordance with the Purchase Agreement, less a variable discount of 3%, provided however that the Company may establish a minimum acceptable price in each Advance Notice below which it shall not be obligated to make any sales to the Selling Securityholder.
There is no upper limit on the price per share that Yorkville could be obligated to pay for the Class A common stock we may elect to sell to it in any Advance. The purchase price per share of Class A common stock that we may elect to sell to Yorkville in an Advance under the Purchase Agreement will be equitably adjusted for any reorganization, recapitalization, non-cash
dividend, stock split, reverse stock split or other similar transaction.
We will control the timing and amount of any sales of Class A common stock to Yorkville. Actual sales of shares of our Class A common stock to Yorkville under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Class A common stock and determinations by us as to the appropriate sources of funding for our business and its operations.
We may not issue or sell any shares of Class A common stock to Yorkville under the Purchase Agreement which, when aggregated with all other shares of Class A common stock then beneficially owned by Yorkville and its Affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule
13d-3
promulgated thereunder), would result in Yorkville beneficially owning more than the Beneficial Ownership Limitation.
The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to Yorkville. We expect that any proceeds received by us from such sales to Yorkville will be used for working capital and general corporate purposes.

Yorkville has agreed that it and its Affiliates will not engage in any short sales of the Class A common stock nor enter into any transaction that establishes a net short position in the Class A common stock during the term of the Purchase Agreement.
The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the
36-month
anniversary of the date of the Purchase Agreement or (ii) the date on which the Selling Securityholder shall have purchased from us under the Purchase Agreement 5,000,000 shares of our Class A common stock. We have the right to terminate the Purchase Agreement at no cost or penalty upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices and all outstanding amounts owed to Yorkville are repaid. We and Yorkville may also agree to terminate the Purchase Agreement by mutual written consent. Neither we nor Yorkville may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by us or Yorkville other than by an instrument in writing signed by both parties.
As consideration for Yorkville’s commitment to purchase shares of Class A common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 25,000 shares of Class A common stock to Yorkville.
The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Advances of Class A common stock Under the Purchase Agreement
Advances
We will have the right, but not the obligation, from time to time at our discretion, until the first day of the month following the
36-month
period after the date of the Purchase Agreement, to direct Yorkville to purchase up to a specified maximum amount of shares of Class A common stock as set forth in the Purchase Agreement by delivering an Advance Notice an Advance Notice Date, so long as the amount under any single Advance does not exceed the greater of (i) an amount equal to thirty percent (30%) of the Daily Volume Traded on the trading day immediately preceding an Advance Notice, or (ii) 1,000,000 shares of Class A common stock.
Conditions to Each Advance
The Selling Securityholder’s obligation to accept Advance Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Class A common stock in Advances under the Purchase Agreement, are subject to the satisfaction, at the applicable Advance Notice Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Securityholder’s control, which conditions include the following:

•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•
the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•
the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Class A common stock that may be issued and sold by the Company to the Selling Securityholder under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and the Selling Securityholder being able to utilize this prospectus (and any other prospectus included in any one or more additional registration statements filed with the SEC) to resell all of the shares of Class A common stock issuable pursuant to such Advance Notice (and included in any such additional prospectuses);

•
the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Class A common stock that may be issued and sold by the Company to the Selling Securityholder under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or any other prospectus included in any one or more additional registration statements filed with the SEC), and the absence of any suspension of qualification or exemption from qualification of the Class A common stock for offering or sale in any jurisdiction;

•
all reports, notices and other documents required to have been filed by the Company with the SEC during the preceding twelve-month period pursuant to the reporting requirements of the Exchange Act shall have been timely filed;

•
trading in the Class A common stock shall not have been suspended by the SEC or Nasdaq (or, in the case of an Advance Notice, the Principal Market, as such term is defined in the Purchase Agreement), the Company shall not have received any final and non-appealable
notice threatening the continued quotation of the Class A common stock, except as disclosed in any documents filed with the SEC prior to the date of this prospectus;

•
the Company shall have materially complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement;

•
all of the shares of Class A common stock that may be issued pursuant to the Advance Notice shall have been approved for listing or quotation on Nasdaq (or, in the case of an Advance Notice, the Principal Market), subject only to notice of issuance;

•	no condition, occurrence, state of facts or event constituting a Material Outside Event (as such term is defined in the Purchase Agreement) shall have occurred and be continuing; and

•	the receipt by the Selling Securityholder of the legal opinion as required under the Purchase Agreement.
Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 36-month anniversary of the date of the Purchase Agreement; and

•	the date on which the Selling Securityholder shall have purchased 5,000,000 shares of Class A common stock under the Purchase Agreement;
We also have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five (5) trading days’ prior written notice to the Selling Securityholder, provided that there are no outstanding Advance Notices under which we are yet to issue Class A common stock. We and the Selling Securityholder may also terminate the Purchase Agreement at any time by mutual written consent.
No Short-Selling by the Selling Securityholder
The Selling Securityholder has agreed that it and its Affiliates will not engage in any short sales during the term of the Purchase Agreement and will not enter into any transaction that establishes a net short position with respect to the Class A common stock. The Purchase Agreement stipulates that the Selling Securityholder may sell our Class A common stock to be issued pursuant to an Advance Notice, following receipt of the Advance

Notice, but prior to receiving such shares and may sell other Class A common stock acquired pursuant to the Purchase Agreement that the Selling Securityholder has continuously held from a prior date of acquisition.
Effect of Sales of our Class A common stock under the Purchase Agreement on our Stockholders
All shares of Class A common stock that may be issued or sold by us to the Selling Securityholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Securityholder in this offering are expected to be freely tradable. The shares of Class A common stock being registered for resale in this offering may be issued and sold by us to the Selling Securityholder from time to time at our discretion over the term of the Purchase Agreement. The resale by the Selling Securityholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A common stock to decline and to be highly volatile. Sales of our Class A common stock, if any, to the Selling Securityholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some or none of the shares of our Class A common stock that may be available for us to sell to the Selling Securityholder pursuant to the Purchase Agreement.
If and when we do elect to sell shares of our Class A common stock to the Selling Securityholder pursuant to the Purchase Agreement, the Selling Securityholder may resell all, some or none of such shares in its discretion and at different prices subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.
Because the purchase price per share to be paid by the Selling Securityholder for the shares of Class A common stock that we may elect to sell to the Selling Securityholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A common stock during the applicable Pricing Period, as of the date of this prospectus we cannot reliably predict the number of shares of Class A common stock that we will sell to the Selling Securityholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Securityholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of July 28, 2022, there were 67,727,595 shares of common stock outstanding (excluding the Commitment Shares), consisting of 9,161,771 shares of our Class A common stock and 58,565,824 shares of our Class V voting stock, of which 9,515,519 shares of common stock were held by non-affiliates,
consisting of 5,301,991 shares of our Class A common stock and 4,213,528 shares of our Class V voting stock. If all of the 5,000,000 shares offered by Yorkville for resale under the registration statement that includes this prospectus were issued and outstanding as of the date hereof (without taking into account the 4.99% Beneficial Ownership Limitation), such shares would represent approximately 6.9% of the total number of shares of our Common Stock outstanding and approximately 52.5% of the total number of outstanding shares held by non-affiliates,
in each case as of July 28, 2022.
The issuance, if any, of our Class A common stock to the Selling Securityholder pursuant to the Purchase Agreement would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of our Class A common stock that our existing stockholders own would not decrease as a result of sales, if any, under the Purchase Agreement, the shares of our Class A common stock owned by our existing stockholders would represent a smaller percentage of our total outstanding shares of our Class A common stock after any such issuance.

USE OF PROCEEDS
All of the shares of our Class A common stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for their respective accounts. We will not receive any of the direct proceeds from these sales. However, we expect to receive proceeds under the Purchase Agreement from sales of Class A common stock that we may elect to make to the Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our discretion. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.
We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Class A common stock and Public Warrants are quoted on the Pink Sheet Tier of the OTC Markets under the symbols “BTMD” and “BTMDW,” respectively. Please see our risk factor relating to a Nasdaq delisting beginning on page 46 of this prospectus for additional details regarding the listing status of our securities on Nasdaq. Prior to the consummation of the Business Combination, HYAC’s Class A common stock and the Public Warrants were listed on Nasdaq under the symbols “HYAC” and “HYACW”, respectively.
As of July 28, 2022, there were 40 holders of record of our Class A common stock and 13,504,132 Warrants outstanding held by 28 holders of record. Each Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to certain adjustments. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.
Dividend Policy
We have never declared or paid any cash dividends on our Class A common stock or any other securities. We anticipate that we will retain all available funds and any future earnings, if any, for use in the operation of our business and do not anticipate paying cash dividends in the foreseeable future. In addition, future debt instruments may materially restrict our ability to pay dividends on our Class A common stock. Payment of future cash dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of then-existing debt instruments and other factors the board of directors deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the unaudited historical condensed balance sheet of HYAC as of March 31, 2022 with the unaudited historical condensed consolidated balance sheet of Biote as of March 31, 2022, giving effect to the Business Combination as if it had been consummated as of that date.
The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 combine the historical statements of operations of HYAC and the historical consolidated statements of operations of Biote for such periods, giving effect to the Business Combination as if it had been consummated on January 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the (i) audited historical financial statements of HYAC as of and for the year ended December 31, 2021 and (ii) unaudited historical condensed financial statements of HYAC as of and for the three months ended March 31, 2022 and the related notes, in each case, contained in the registration statement of which this prospectus is a part;

•
the (i) audited historical consolidated financial statements of Biote as of and for the year ended December 31, 2021 and (ii) unaudited historical condensed consolidated financial statements of Biote as of and for the three months ended March 31, 2022 and the related notes, in each case, contained in the registration statement of which this prospectus is a part; and

•
the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the registration statement of which this prospectus is a part.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company.
The following unaudited pro forma condensed combined financial statements do not take into account the transactions contemplated by the Purchase Agreement or the use of proceeds therefrom, if any.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022
(in thousands, except per share amounts)

	Historical		Actual Redemptions
	5(A) Haymaker	5(B) Biote	Transaction Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash	$68	$27,704	$43,991	5(a)	$71,763
Accounts receivable, net	—	6,544	—		6,544
Inventory, net	—	9,178	—		9,178
Prepaid expenses	298	8,489	(5,259)	5(b)	3,528
Total current assets	366	51,915	38,732		91,013

Property and equipment, net	—	2,395	—		2,395
Capitalized software, net	—	4,813	—		4,813
Operating lease right-of-use assets	—	298	—		298
Other assets	—	—	838	5(b)	838
Cash and marketable securities held in trust account	317,582	—	(317,582)	5(c)	—

Total assets	$317,948	$59,421	$(278,012)		$99,357

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$303	$6,777	$—		$7,080
Accrued expenses	2,664	3,164	—		5,828
Accrued expenses—related party	137	—	2,200	5(j)	2,337
Franchise tax payable	50	—	—		50
Note payable, current	—	5,000	1,250	5(d)	6,250
Convertible promissory note—related party	73	—	—		73
Deferred revenue	—	1,780	—		1,780
Operating lease liabilities, current	—	250	—		250

Total current liabilities	3,227	16,971	3,450		23,648
Note payable, net of current portion	—	30,768	85,364	5(d)	116,132
Deferred revenue, long-term	—	872	—		872
Operating lease liabilities, long-term	—	64	—		64
Warrant liabilities	7,427	—	—		7,427
Earnout liability	—	—	187,750	5(e)	187,750
Deferred underwriting fee payable	11,112	—	(11,112)	5(f)	—
Total liabilities	21,766	48,675	265,452		335,893

Class A common stock subject to possible redemption	317,500	—	(317,500)	5(g)	—

Stockholders’ equity (deficit):
Haymaker Preferred stock, $0.0001 par value	—	—	—		—
Haymaker Class A common stock, $0.0001 par value	—	—	1	5(h)	1
Haymaker Class B common stock, $0.0001 par value	1	—	(1)	5(h)	—
Haymaker Class V common stock, $0.0001 par value	—	—	5	5(h)	5
Biote Class A, AA, and AAA units	—	—	—		—
Biote Class AAAA units	—	—	—		—
Additional paid-in capital	137	—	(154,609)	5(h)	(154,472)
Accumulated deficit	(21,456)	10,780	(80,686)	5(h)	(91,362)
Accumulated other comprehensive loss	—	(34)	29	5(h)	(5)

Total stockholders’ equity (deficit) attributable to common stockholders	(21,318)	10,746	(235,261)	5(h)	(245,833)
Noncontrolling interest	—	—	9,297	5(i)	9,297

Total stockholders’ equity (deficit)	(21,318)	10,746	(225,964)		(236,536)

Total liabilities and stockholders’ equity (deficit)	$317,948	$59,421	$(278,012)		$99,357

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(in thousands, except share and per share amounts)

	Historical		Actual Redemptions
	6(A) Haymaker	6(B) Biote	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue:
Product revenue	$—	$36,758	$—		$36,758
Service revenue	—	385	—		385

Total Revenue	—	37,143	—		37,143
Cost of revenue:
Cost of products	—	11,657	—		11,657
Cost of services	—	620	—		620
Total cost of revenue	—	12,277	—		12,277
Commissions	—	216	—		216
Marketing	—	1,241	—		1,241
Selling, general, and administrative	—	13,646	1,501	6(a)	15,147
Operating and formation costs	1,190	—	(60)	6(b)	1,130
Franchise tax expense	50	—	—		50

Income (loss) from operations	(1,240)	9,763	(1,441)		7,082
Other income (expense):
Interest expense	—	(359)	(1,368)	6(c)	(1,727)
Other income (expense), net	—	10	—		10
Net gain on investments held in Trust Account	64	—	(64)	6(d)	—
Change in fair value of convertible promissory note—related party	(1)	—	—		(1)
Change in fair value of warrant liabilities	2,352	—	—		2,352

Total other income (expense)	2,415	(349)	(1,432)		634

Income (loss) before provision for income taxes	1,175	9,414	(2,873)		7,716
Income tax expense	—	64	175	6(e)	239

Net income (loss)	1,175	9,350	(3,048)		7,477
Net income (loss) attributable to noncontrolling interest	—	—	6,675	6(f)	6,675

Net income (loss) attributable to common stockholders	$1,175	$9,350	$(9,723)		$802

Weighted average shares outstanding, Class A common stock
Basic	31,750,000	979,800			7,574,271	6(g)
Diluted	31,750,000	979,800			21,078,437	6(g)

Earning (loss) per share, Class A common stock
Basic	$0.03	$9.54			$0.11	6(g)
Diluted	$0.03	$9.54			$0.04	6(g)

Weighted average shares outstanding, Class B common stock
Basic	7,937,500
Diluted	7,937,500

Earnings per share, Class B common stock
Basic	$0.03
Diluted	$0.03

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts)

	Historical		Actual Redemptions
	6(C) Haymaker	6(D) Biote	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue:
Product revenue	$—	$137,598	$—		$137,598
Service revenue	—	1,798	—		1,798

Total Revenue	—	139,396	—		139,396
Cost of revenue:
Cost of products	—	46,298	—		46,298
Cost of services	—	2,519	—		2,519

Total cost of revenue	—	48,817	—		48,817
Commissions	—	2,056	—		2,056
Marketing	—	4,908	—		4,908
Selling, general, and administrative	—	49,054	101,432	6(a)	150,486
Operating and formation costs	3,122	—	(198)	6(b)	2,924
Franchise tax expense	200	—	—		200
Income (loss) from operations	(3,322)	34,561	(101,234)		(69,995)
Other income (expense):
Interest expense	—	(1,673)	(6,211)	6(c)	(7,884)
Other income (expense), net	—	17	—		17
Transaction costs allocated to warrant liabilities	(966)	—	—		(966)
Net gain on investments held in Trust Account	82	—	(82)	6(d)	—
Excess of private placement warrant fair value over purchase price	(3,507)	—	—		(3,507)
Change in fair value of warrant liabilities	18,826	—	—		18,826

Total other income (expense)	14,435	(1,656)	(6,293)		6,486

Income (loss) before provision for income taxes	11,113	32,905	(107,527)		(63,509)
Income tax expense	—	286	(2,257)	6(e)	(1,971)

Net income (loss)	11,113	32,619	(105,270)		(61,538)
Net income (loss) attributable to noncontrolling interest	—	—	(54,941)	6(f)	(54,941)
Net income (loss) attributable to common stockholders	$11,113	$32,619	$(50,330)		$(6,598)

Weighted average shares outstanding, Class A common stock
Basic	26,265,068	979,800			7,574,271	6(g)
Diluted	26,265,068	979,800			7,574,271	6(g)

Earning (loss) per share, Class A common stock
Basic	$0.33	$33.29			$(0.87)	6(g)
Diluted	$0.32	$33.29			$(0.87)	6(g)

Weighted average shares outstanding, Class B common stock
Basic	7,860,788
Diluted	8,058,048

Earnings per share, Class B common stock
Basic	$0.33
Diluted	$0.32

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Description of the Transactions
The Business Combination
As previously disclosed, on May 26, 2022 (the “Closing Date”), Haymaker Acquisition Corp. III, a Delaware corporation (“HYAC”), completed the transactions contemplated by that certain Business Combination Agreement, dated as of December 13, 2021 (the “Business Combination Agreement”), by and among HYAC, Haymaker Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), BioTE Holdings, LLC, a Nevada limited liability company (“Biote” and, together with its direct and indirect subsidiaries, the “Biote Companies”), BioTE Management, LLC, a Nevada limited liability company, Dr. Gary Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the members’ representative (in such capacity, the “Members’ Representative”) of the members of Biote immediately prior to the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Members”). A description of the Business Combination and the terms of the Business Combination Agreement are included in the Proxy Statement in the section titled “Proposal No. 1—The Business Combination Proposal.” Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Proxy Statement.
At the Closing, (i) Biote transferred to the Company (as defined below) 9,161,771 Class A common units of Biote (“Biote Units”), which was equal to the number of shares of HYAC’s Class A common stock, par value $0.0001 per share (“Class A common stock”), issued and outstanding as of immediately prior to the Closing (after giving effect to redemptions by HYAC’s public stockholders of 30,525,729 shares of Class A common stock prior to the Closing and the conversion of HYAC’s Class B common stock, par value $0.0001 per share (“Class B common stock”)) into shares of Class A common stock and (ii) HYAC issued 58,565,824 shares of newly authorized Class V common stock, par value $0.0001 per share (“Class V voting stock”), which number of shares of Class V voting stock was equal to the number of Biote Units retained by the Members immediately following the Closing (the “Retained Biote Units”), and which shares of Class V voting stock were distributed to Biote’s Members, resulting in the combined company being organized in an “Up-C” structure.
The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”
Also at Closing, (x) in exchange for the Closing Biote Units, HYAC transferred cash in an amount equal to (i) the cash in the trust account and any cash held by HYAC outside of the trust account, less (ii) the amounts required by the redemptions of Class A common stock by the public stockholders, which was equal to $305.5 million, and (y) the Biote Companies received aggregate proceeds of $125.0 million from the Debt Financing (the aggregate amounts described in (x) and (y) of $137.3 million, the “Closing Date Cash”) in accordance with and in the priority set forth in the Business Combination Agreement and as described further in the Proxy Statement. There was no cash consideration paid to Members at Closing.
Upon the Closing, HYAC as the registrant changed its name to “biote Corp.”
Unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refers to biote Corp. and its consolidated subsidiaries, including Biote, following the Closing and references to “HYAC” refer to Haymaker Acquisition Corp. III at or prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company after giving effect to the Business Combination.
On the business day following the Closing, the Company’s public units automatically separated into their component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security and were delisted from The Nasdaq Stock Market LLC (“Nasdaq”).
2. Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to

Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the business combination.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 gives effect to the business combination as if it occurred on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 give effect to the business combination as if it occurred on January 1, 2021, the beginning of the earliest period presented.
The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination. HYAC and Biote have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. Amounts are presented in thousands, except for share and per share amounts or as otherwise specified.
The unaudited pro forma condensed combined financial information has been prepared using actual redemptions of 30,525,729 shares of HYAC Class A common stock for aggregate redemption payments of $305.5 million out of the trust account on the closing date of the business combination. No other HYAC shares are subject to redemption.
These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•
the (i) audited historical financial statements of HYAC as of and for the year ended December 31, 2021 and (ii) unaudited historical condensed financial statements of HYAC as of and for the three months ended March 31, 2022 and the related notes, in each case, contained in the registration statement of which this prospectus is a part;

•
the (i) audited historical consolidated financial statements of Biote as of and for the year ended December 31, 2021 and (ii) unaudited historical condensed consolidated financial statements of Biote as of and for the three months ended March 31, 2022 and the related notes, in each case, contained in the registration statement of which this prospectus is a part; and

•
the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in the registration statement of which this prospectus is a part.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company.
3. Accounting for the Business Combination
The business combination will be accounted for as a common control transaction, in accordance with GAAP, as the Biote Founder is deemed to have continued control over the Combined Company for accounting purposes. Under this method of accounting, HYAC’s acquisition of Biote will be accounted for at Biote’s historical carrying values, and Biote will be deemed the predecessor entity. This method of accounting is similar to a reverse recapitalization whereby the business combination will be treated as the equivalent of Biote issuing stock for the net assets of HYAC, accompanied by a recapitalization. The net assets of HYAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Biote.
4. Capitalization
The following summarizes the approximate pro forma ownership of common stock of the Combined Company following the business combination:

	Actual Redemptions
Equity Capitalization Summary	Shares	%
Biote Members (1)	58,565,824	86.5%
Haymaker Public Stockholders (2)	1,224,271	1.8%
Haymaker Sponsor (3)	7,937,500	11.7%
Total common stock of PubCo	67,727,595	100.0%

(1)
Includes 10,000,000 Earnout Voting Shares which are subject to forfeiture if the earnout triggering events are not achieved and excludes up to 3,887,750 shares of Class A common stock to be issued to the Phantom Equity Holders pursuant to the Phantom Equity Acknowledgements.

(2)	Reflects redemptions of 30,525,729 shares of Class A common stock of HYAC for aggregate redemption payments of $305.5 million using a per-share redemption price of approximately $10.01.
(3)
Includes 1,587,500 Sponsor Earnout Shares which are subject to forfeiture if the earnout triggering events are not achieved and does not give effect to the transfer of 800,000 shares of Class A common stock to various investors on May 26, 2022.

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022 (in thousands, except share and per share amounts)
The pro forma notes and adjustments are as follows:
Pro forma notes

A.	Derived from the unaudited condensed balance sheet of HYAC as of March 31, 2022.

B.	Derived from the unaudited condensed consolidated balance sheet of Biote as of March 31, 2022.

Pro forma adjustments
(a)    To reflect the net cash proceeds from the business combination as follows:

Release of Trust Account	$317,582	5	(c)
Payment of Haymaker redemptions	(305,472)	5	(h)
Payment of Haymaker deferred underwriting fee payable	(11,112)	5	(f)
Payment of Biote cash-settled Phantom Equity Awards	(7,250)	5	(h)
Payment of Biote executive bonus	(2,000)	5	(h)
Repayment of Biote long-term debt	(36,268)	5	(d)
Proceeds from new term loan facility, net of debt issuance costs	122,382	5	(d)
Payment of debt issuance costs on revolving credit facility	(1,097)	5	(b)
Payment of transaction expenses	(32,774)	5	(h)
Cash and cash equivalents	$43,991
(b)    To reflect the reclassification of $5,518 of deferred transaction expenses from prepaid expenses to additional paid-in
capital (see Note 5(h)) as well as the payment of $1,097 of debt issuance costs related to the revolving credit facility, of which $259 is capitalized in prepaid expenses and $838 is capitalized in other assets.
(c)    To reflect the release of $317,582 from the trust account upon consummation of the business combination (see Note 5(a)).
(d)    To reflect the refinancing of Biote’s long-term debt as follows.

Repayment of Biote long-term debt	(36,268)	5	(a)
Write-off of unamortized discount and debt issuance costs in connection with repayment of Biote long-term debt	500	5	(h)
Proceeds from new term loan facility, net of debt issuance costs	122,382	5	(a)
Note payable, current and Note payable, net of current portion	$86,614
(e)    To record the estimated fair value of the Earnout Securities (as defined below) which vest upon the achievement of certain triggering events. The estimated fair value of the Earnout Securities was determined using a Monte Carlo simulation valuation model, and the Earnout Securities are classified as a liability because they are not indexed to the company’s own stock (see Note 5(h)). The significant assumptions utilized in estimating the fair value of the Earnout Securities include the following: (1) HYAC’s Class A common stock price of $9.02 at the Closing of the business combination; (2) the volatility of HYAC’s common stock of 60.0% over the length of the earnout period; and (3) a drift rate equal to the risk-free rate of 2.7% over the length of the earnout period. After the Closing, the earnout liability will be remeasured to its fair value at the end of each reporting period, and subsequent changes in the fair value will be recognized in earnings.
(f)    To reflect the payment of $11,112 of deferred underwriting fees incurred during the IPO that are contractually due upon Closing of the business combination (see Note 5(a)).
(g)    To reclassify the HYAC common stock subject to possible redemption of $317,500 to permanent equity immediately prior to the consummation of the business combination (see Note 5(h)).

(h)    To reflect the recapitalization of the Combined Company through the following equity transactions:

Reclassification of common stock subject to possible redemption	$317,500	5	(g)
Payment of Haymaker redemptions	$(305,472)	5	(a)
Payment of Biote cash-settled Phantom Equity Awards	(7,250)	5	(a)
Payment of Biote executive bonus	(2,000)	5	(a)
Payment of transaction expenses	(32,774)	5	(a)
Reclass of prepaid transaction expenses	(5,518)	5	(b)
Write-off of unamortized discount and debt issuance costs in connection with repayment of Biote long-term debt	(500)	5	(d)
Earnout liability	(187,750)	5	(e)
Accrual for consulting agreements with related parties	(2,200)	5	(j)
Reclass of noncontrolling interest	(9,297)	5	(i)
Total stockholders’ equity (deficit) attributable to common stockholders	$(235,261)
(i)    To reflect the reclassification of $9,297 to noncontrolling interest as a result of the Biote Units retained by the Members in the “Up-C” structure,
which is calculated as
the pre-combination carrying
amounts of Biote’s net assets ($10,746) multiplied by 86.5%, the percentage of outstanding Biote Units retained by the Members (excluding any Earnout Securities from such calculation).
(j)    To accrue payments to be made under consulting agreements entered into with related parties for which substantive services are not expected to be performed.
6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2022 and for the Year Ended December 31, 2021 (in thousands, except share and per share amounts)
The pro forma notes and adjustments are as follows:
Pro forma notes

A.	Derived from the unaudited condensed statement of operations of HYAC for the three months ended March 31, 2022.

B.	Derived from the unaudited condensed consolidated statement of operations of Biote for the three months ended March 31, 2022.

C.	Derived from the audited statement of operations of HYAC for the year ended December 31, 2021.

D.	Derived from the audited consolidated statement of operations of Biote for the year ended December 31, 2021.
Pro forma adjustments
(a)    To record share-based compensation expense related to Biote’s Phantom Equity awards and incentive unit awards which vest upon Closing as well as $2,000 of compensation expense related to an executive bonus payable upon Closing, $3,160 of Biote transaction expenses paid upon Closing but which do not qualify to be recorded in equity under GAAP and will be expensed as incurred, $7,216 related to the fair value of shares transferred by our Sponsor to investors in connection with non-redemption agreements,
and $2,200 related to consulting agreements entered into with related parties for which substantive services are not expected to be performed.
(b)    To eliminate fees incurred by HYAC under the administrative services agreement which will cease upon closing of the business combination.

(c)    To eliminate interest expense on Biote’s existing long-debt to be refinanced upon closing of the business combination and accrue interest expense on the new debt facility.
(d)    To eliminate net gain on investments held in trust account which will be released upon closing of the business combination.
(e)    As a result of the Combined
Company’s “Up-C” structure,
the Combined Company will be
a tax-paying entity.
For pro forma purposes, income tax expense has been determined utilizing an estimated blended federal and state tax rate of 23% which is applied to the Company’s share of Biote’s net income.
(f)    To reflect net income (loss) attributable to noncontrolling interest as a result of the Biote Units retained by the Members in the “Up-C” structure.
(g)    The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares outstanding at the Closing assuming the Closing occurred on January 1, 2021.

BUSINESS
Unless the context otherwise requires, all references in this section to “Biote” refer to Biote and its subsidiaries prior to the consummation of the Business Combination, or the Company from and after the Business Combination in the present tense. Biote’s business and the industry in which Biote operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by Biote.
Overview
We operate a high-growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their patient populations. The Biote Method is a comprehensive, end-to-end
practice building platform that provides Biote-certified practitioners with the following components specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management software, inventory management software, and information regarding available HRT products, as well as digital and point-of-care marketing
support. We also sell a complementary Biote-branded line of dietary supplements. We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. By virtue of our historical performance over the ten years ended December 31, 2021, we believe that our business model has been successful, remains differentiated, and is well positioned for future growth.
By incorporating the Biote Method in their practices, we enable practitioners to participate in the large and growing hormone optimization space. Bioidentical hormone therapy, which is offered by Biote-certified practitioners, is one segment of the large HRT market. It is estimated that, as of 2020, the total U.S. market opportunity for HRT products, available in various forms, exceeds $7 billion and is expected to grow 7% annually through 2026. We believe our business opportunity in providing educational and practice management services is large and will similarly grow. Growth in this field is expected to be fueled by “aging” demographics and expanding consumer demand for medical information and treatment options to address hormonal imbalances.
Patient symptoms associated with menopause in women and andropause in men, such as hot flashes, night sweats, depressed mood, low libido, weight gain, and issues with concentration and focus, while negatively impacting quality of life, may also be associated with higher risks for chronic diseases attributable to declining hormone levels, including cardiovascular disease, osteoporosis and breast cancer. Approximately 13.8 million men over age 45 in the United States are affected by hypogonadism and only about 1.3 million (9%) of those affected undergo testosterone treatment. An average of 27 million women between the ages of 45 and 64, or 20% of the American workforce, experience menopause every year. Despite the prevalence of symptoms—84% of women report menopausal symptoms that interfere with their lives—only 58% have discussed menopause with a health provider, and only 28%, or approximately 13 million, undergo HRT (and of that 28%, only 31%, or approximately 4 million, undergo bioidentical HRT). By 2030, over 1.2 billion women, 14% of the global population, will be in menopause or post-menopause. Yet, despite the growing number of women experiencing menopause, they remain an underserved population.
One key driver of this unmet medical need is the lack of knowledge and experience of treating physicians. For many practitioners, the last time they received meaningful instruction on treating menopause and andropause was during medical school. Based on a 2018 article by Jennifer Wolff, entitled “What Doctors Don’t Know About Menopause,” among newer doctors surveyed in 2015, 80% of medical residents reported feeling “barely comfortable” discussing or treating menopause. While this knowledge gap applies to training, we believe it also applies to the understanding of treatment alternatives, access to new therapies, methods to drive efficiencies in a hormone optimization practice and finally, how to profitably treat this growing population.

To capitalize on this large and underserved market opportunity, we developed a highly differentiated practice-building platform to enable practitioners to treat the hormone imbalance symptoms experienced by their patients. The Biote Method has been designed specifically for practitioners who focus on treating perimenopause in women; post-menopause in women; and andropause/hypogonadism in men. It is constructed to bridge the existing gaps which exist in education and treatment options, while improving the efficiency of practitioners’ business operations and the hormone health of their aging patient base. Over the past ten years, we have built our platform to provide highly differentiated education and training, practice support resources and inventory management tools that would be difficult for a practice to otherwise attain on their own.
We empower Biote-certified practitioners by requiring
rigorous in-person training,
testing and certification for all Biote-certified practitioners and office staff wishing to use the Biote Method in their practice. Our practitioner instructors are among the nation’s most experienced clinical experts in hormonal therapy, including multiple modalities of HRT such as creams, gels, patches, pills, injections and compounded bioidentical hormone pellets. We teach clinicians how to identify early indicators of hormone-related aging conditions, and we believe we are the top practitioner educators by virtue of our experience over ten years, with over 2.5 million hormone optimization procedures performed by Biote-certified practitioners to date, including approximately 300,000 active patients. We offer training centrally and regionally to provide consistent and ongoing technical education. On an ongoing basis, we provide access to around-the-clock clinical
and technical support for Biote-certified practitioners.
To offer a turnkey platform, we leverage the data Biote-certified practitioners collect using our BioTracker software for regulatory and record management to seamlessly assess a simple procedure-based revenue model that encompasses fees for the education, training, re-training, comprehensive
administrative services and support and pass-through cost of pellets that practitioners may choose to provide as part of the Biote Method. We believe our revenue model represents an objective method to assess fees across the varying size and sophistication of our Biote-certified practitioners and clinics beginning with the first day of training and continuing throughout the treatment of each practitioner’s patient. Additionally, this revenue model provides our Biote-certified practitioners with consistency and predictability, notwithstanding the variability in services required to support their practices during any given period. Our revenue model also offers efficiency and transparency for inventory management, as each procedure is electronically recorded through our technology platform without requiring additional workflow.
The Biote Method’s proprietary CDS assists physicians in establishing individualized dosing for patients. Our BioTracker software and business tools allow practitioners to efficiently manage the record management, product acquisition, inventory logistics and the business end of a robust hormone optimization practice. We provide Biote partnered clinics access to FDA-registered outsourcing
facilities that can supply a wide array of hormone optimization products for Biote-certified practitioner patients. We provide information to Biote-certified practitioners regarding how to integrate with our BioTracker software. Our BioTracker software allows Biote-certified practitioners to manage orders and maintain accurate inventory records to keep their regulatory and business systems up to date.
Beyond the breadth and depth of our commercial and operational platform, the Biote name has achieved strong brand recognition among practitioners and patients in the communities we serve, as illustrated by QY Research’s market research publication entitled “South & North America Hormone Replacement Therapy Market Insights and Forecast to 2026.” Practitioners undertaking the Biote Method can be confident that our exclusive training and practice building tools will prepare them to provide excellent and differentiated care to patients. This has led to high practitioner satisfaction and an approximate 90% retention rate among Biote-certified practitioners. We are contracted with and provide comprehensive support to over 5,300 practitioners that have adopted the Biote Method in their practices. Leveraging our brand strength, we offer marketing assistance, including office signage and patient education materials, to every Biote-certified practitioner within our network.
We believe by virtue of their participation in our robust training and practice certification, Biote-certified practitioners are well informed on all aspects of hormone optimization. We believe our brand advantage with both practitioners and patients is a key element of our commercial growth strategy, and an asset that we intend to leverage to expand our business.
Complementing the Biote Method is our expanding line of private-labeled dietary supplements to address hormone, vitamin, and physiological deficiencies that regularly manifest in an aging population. This business segment appeals to practitioners’ patient demographic and enables patients the opportunity to receive practitioner-recommended Biote-branded dietary supplements to support healthy aging. By leveraging our existing Biote-certified practitioner base to sell and distribute our Biote-branded dietary supplements, we believe we have created an efficient and complementary business.
We also designed the Biote Method to permit beneficial practice economics for our Biote partnered clinics. Our educational training and practice management platform helps enable Biote partnered clinics to execute this all-cash model
with minimal reimbursement risk. This contrasts to consistently decreasing reimbursement rates for most other treatments and therapies offered by physician offices.
We have a track record of consistently achieving accelerated and highly profitable growth. Our five-year revenue CAGR from 2016–2020 was 22%. Our revenue was $ 37.1 million and $31.5 million for the three months ended March 31, 2022 and 2021, respectively, and $117 million and $139 million for the years ended December 31, 2020 and 2021, respectively. Net income in 2020 was $29.2 million and for 2021 was $34.6 million, an increase of $5.4 million or 19%.
The Clinical Need to Treat Hormone Imbalance
Biote-certified practitioners primarily focus their treatments on women experiencing symptoms due to hormonal imbalance before, during, and after menopause, and men experiencing symptoms of hypogonadism and male sex hormone deficiency. According to a 2015 study entitled “Use of Compounded Hormone Therapy in the United States: Report of The North American Menopause Society Survey,” by Margery L.S. Gass, Cynthia A. Stuenkel, Wulf H. Utian, Andrea LaCroix, James H. Liu and Jan L. Shifren, it is estimated that as many as 200 million Americans are affected by hormonal imbalance and approximately 80% are untreated, according to a 2014 study entitled “Systematic Literature Review of the Epidemiology of Nongenetic Forms of Hypogonadism in Adult Males” by Victoria Zarotsky, et al. The corresponding treatment market for hormone replacement therapies is large and diverse, both in terms of the number of products, the number of suppliers, the type of administration and regulatory requirements for producing and distributing these products. Bioidentical optimization, which provides hormone supplementation that can be administered to patients just two or three times per year, is a highly differentiated segment of this market. Biote-certified practitioners perform about 80% of their hormone optimization procedures on female patients and approximately 20% of such procedures on male patients. As the U.S. population continues to age, we believe the number of patients seeking relief from the symptoms of hormone imbalance will continue to grow.
Menopausal Symptoms Segment (Female)
Approximately 40-50 million women
in the U.S. will experience hot flashes, a symptom of menopause, according to a study entitled “Psychosocial and Socioeconomic Burden of Vasomotor Symptoms in Menopause: A Comprehensive Review” by Wulf H. Utian. Based on a study entitled “Change in Follicle– Stimulating and Estradiol Across the Menopausal Transition: Effect of Age at the Final Menstrual Period” by John F. Randolph, et al., Women experience a 67% reduction in estradiol between their mid-40s and mid-50s. Testosterone,
a prevalent sex hormone in the female body also starts decreasing early, and by age 40, a woman has lost half of her testosterone production. Based on a 2018 article by Shelly Emling, entitled “Menopause Symptoms Can Last Decades,” this decline in hormone production and the resulting imbalance between estrogen and testosterone levels results in menopause symptoms that can continue for 10 years or more. According to a 1984 study, entitled

“The Effects of Subcutaneous Hormone Implants During Climacteric” by Linda Cardozo, et al., these menopause symptoms include, but are not limited to:

• Hot flashes • Night sweats / excessive sweating • Sleep disturbance • Irritability / anxiety • Depressed mood • Brain fog	• Low libido • Vaginal dryness • Fatigue / exhaustion • Joint / muscle ache • Weight gain • Decrease in bone density
Beyond immediate symptoms, medical evidence exists linking untreated hormone imbalance with more serious health risks. A substantial collection of studies and analyses reported in the medical literature further illustrates the association between HRT and a deceased risk of heart disease, breast cancer, osteoporosis, and neurodegenerative diseases. For example, Dr. Rebecca L. Glaser, a prominent breast cancer surgeon, studied the incidence of breast cancer during 10 years of treating menopausal women with testosterone. In a study entitled “Incidence of Invasive Breast Cancer in Women Treated with Testosterone Implants: A
Prospective 10-year
Cohort Study,” she concluded that testosterone was demonstrated to be associated with a 39% reduction in the incidence of invasive breast cancer compared to the age-matched SEER
expected incidence. Additionally, a study entitled “Efficacy of Pharmacological Therapies for the Prevention of Fractures in Postmenopausal Women: A Network Meta-Analysis” by Patricia Barrionuevo,
 et al.
 published a systemic analysis of pharmacological therapies for prevention of fractures in postmenopausal women and concluded that estrogen with progesterone produces reductions in hip fractures, non-vertebral fractures
and vertebral fractures.
Menopause treatment options involving hormones are most frequently comprised of estrogen, testosterone and/or progesterone. Hormones are available in a broad range of formulations administered as oral tablets, injectable, gels, creams, pellet implants and vaginal devices.
Oral Estrogen +/- Progesterone formulations
—Routinely prescribed as estrogen tablets or estrogen plus progesterone tablets (depending on uterus status), parenteral and oral dosage forms are the most widely prescribed HRT products. Practitioners can choose to prescribe from a number of oral estrogens, with the most popular being estradiol, estrone, estropipate and conjugated estrogens.
Testosterone Therapy
—The use of testosterone for the treatment of female menopause symptoms has been well established for more than 70 years, as evidenced by a 1949 study entitled “Indications for Hormonal Pellets in the Therapy of Endocrine and Gynecic Disorders” by Robert B. Greenblatt & Susan R. Roland. Despite this scientific and clinical evidence, there is no FDA-approved testosterone
therapy for use in females. Practitioners desiring to use testosterone for their female patients need to choose between prescribing off-label use
of testosterone products approved exclusively for male use, or testosterone products custom-formulated and compounded by pharmacies for use in female patients which is consistent with the Biote Method.
The lack of testosterone products approved for women contrasts with the extensive peer-reviewed literature that consists of studies showing that testosterone levels drop in women with age, particularly in menopause, and that testosterone supplementation improves sexual health and addresses symptoms associated with menopause.
The Cochrane Review analysis of trials addressing therapy targeting hypoactive female sexual desire disorder, and two meta-analyses published by Chiara Achilli, et al. and Rakibul M Islam, et al., entitled “Efficacy and Safety of Transdermal Testosterone in Postmenopausal Women with Hypoactive Sexual Desire Disorder: A Systematic Review and Meta-analysis” and “Safety and Efficacy of Testosterone for Women: A Systematic Review and Meta-analysis of Randomised Controlled Trial Data,” respectively, all concluded that testosterone therapy produces statistically significant improvement in multiple measures relating to menopausal women’s sexual heath. In addition, preliminary studies, including “Mechanisms of Testosterone Deficiency-related Endothelial Dysfunction” by Alexios S. Antonopoulos & Charalambos Antoniades, “Testosterone Therapy and

Cardiovascular Risk: Advances and Controversies” by Abraham Morgantaler, et al. and “Breast Cancer Incidence Reduction in Women Treated with Subcutaneous Testosterone: Testosterone Therapy and Breast Cancer Incidence Study” by Gary Donovitz & Mandy Cotton, report marked improvements in other menopausal symptoms and potential beneficial effects on cardiovascular risk, breast cancer risk, bone growth, depressed mood, and exhaustion.
Hypogonadism & Sex Hormone Segment (Male)
Male hypogonadism is a deficiency in testosterone. It is characterized by serum testosterone levels of less than 300 ng/dL in combination with at least one clinical sign or symptom, according to a 2010 study by Peeyush Kumar, et al., entitled “Male hypogonadism: Symptoms and Treatment.” In the period through their 20s, male testosterone levels are approximately 900 ng/dL or higher as presented in a study entitled “Reference Ranges for Testosterone in Men Generated Using Liquid Chromatography Tandem Mass Spectrometry in a Community-Based Sample of Healthy Nonobese Young Men in the Framingham Heart Study and Applied to Three Geographically Distinct Cohorts” by Shalender Bhasin, et al. In men, testosterone levels decline 1—1.5% per year after age thirty, according to “Age, disease, and changing sex hormone levels in middle-aged men: results of the Massachusetts Male Aging Study” by Anna Gray, Henry A Feldman, John B. McKinlay and Christopher Longcope. Multiple studies on hypogonadism, including “Age Trends in the Level of Serum Testosterone and Other Hormones in Middle-Aged Men: Longitudinal Results from the Massachusetts Male Aging Study” by Henry A. Feldman, et al. and “Prevalence of Hypogonadism in Males Aged at Least 45 years: The HIM Study” by Thomas Mulligan, et al., estimate the prevalence of low testosterone (total testosterone less than 300 ng/dL) is as high as 38.7% in males over 45. Not every male experiences testosterone decline at the same rate or to the same level, but over time, all males experience testosterone level decrease. Men experience a 44% average reduction in testosterone between ages 30 and 74, according to the Cleveland Clinic. Testosterone deficiency is a clinical syndrome that relates to a man’s symptoms and physical signs, not necessarily to the specific level detected in a blood test. There are many men suffering from testosterone deficiency who may not have laboratory values less than 300 ng/dL. The primary signs of low testosterone include:

• Decrease in libido • Memory, focus and concentration issues • Sarcopenia or muscle loss	• Decrease bone mineral density • Erectile Dysfunction (ED)
A 2019 study entitled “Testosterone Therapy in Men with Hypogonadism Prevents Progression from Prediabetes to Type 2 Diabetes: Eight-year Data from a Registry Study” published by Aksam Yassin, et al. supports the use of testosterone as a treatment for diabetes in hypogonadal men.
Hormone Imbalance: The Treatment Challenge
Hormone imbalance symptoms experienced by aging men and women can be highly bothersome, and negatively impact quality of life. Current demographics indicate the number of adults experiencing menopause and andropause symptoms is large and expanding. Under the best of circumstances, the surge in people requiring medical care might overwhelm available resources. Adding to this situation, significant gaps exist that exacerbate the treatment challenge:

•
Practitioner education in the diagnosis and treatment of menopause and andropause symptoms is frequently dated, leaving them unprepared on how to best manage these patients with optimal and contemporary therapies.

•	While extensive peer-reviewed literature extolling the benefits of testosterone therapy exists, FDA-approved medications exist for males only.

•	There is low awareness among both medical and public audiences of alternative hormone optimization therapies.

•	Given pressing workloads and declining reimbursements, physicians have little practical incentives to invest their time and resources (or that of their staff) in exploring new treatment modalities.
Taken together, we believe these factors have resulted in a medical system often ill-prepared to
treat menopause and andropause and patients, particularly women, needlessly suffering its symptoms. We believe that the Biote Method is well designed to help partnered clinics overcome these challenges.
What We Offer
Biote Business Model/Solution
We have developed a comprehensive platform for Biote-certified practitioners to establish and operate a personalized hormone optimization program in their practices. Biote-certified practitioners seek to optimize imbalances in their patients’ hormone, vitamin, and mineral levels and may prescribe bioidentical hormone therapies and/or recommend dietary supplements to accomplish this end.
We believe our competitive advantage lies in the breadth and completeness of our offering, which supports practices in pursuing excellence in all facets of patient care. We provide partnered clinics with up-to-date scientific
education delivered by highly experienced practitioner instructors. Our training content is based on a scientifically rigorous approach and is continually updated. We further provide Biote-certified practitioners with the clinical mentorship, practice support resources, inventory management tools and marketing capability necessary to operate an efficient hormone optimization practice. Biote-certified practitioners can access FDA-registered outsourcing
facilities that can supply hormone optimization therapies should practitioners determine such treatment is appropriate for their patients. Further, our practice management software allows Biote-certified practitioners to efficiently order, track and manage hormone optimization product inventory, and meet other administrative requirements. Our BioTracker software is integrated with the outsourcing facilities’ own software to facilitate ordering and inventory control.
Biote-certified practitioners who are trained in the Biote Method may prescribe bioidentical compounded hormone pellets prepared by independent third-party compounding pharmacies, known as outsourcing facilities, which are governed by Section 503B of the FDCA. Section 503B includes requirements regarding registration and reporting, use of bulk drug substances in compounding, a prohibition on compounding copies of FDA-approved drugs
and wholesaling, and certain requirements for labeling, among others. Entities registering as outsourcing facilities are subject to current good manufacturing practices (cGMP) requirements and regular FDA inspections, among other requirements.
Drugs compounded by outsourcing facilities in compliance with Section 503B are exempt from the new drug approval requirements of the FDCA and certain labeling requirements of the FDCA. This means that FDA does not review or verify the safety or effectiveness of compounded products distributed or dispensed by outsourcing facilities; rather Section 503B of the FDCA establishes standards for manufacturing processes and controls applicable to outsourcing facilities as a means to ensure drug quality. Section 503B outsourcing facilities are subject to FDA inspection and are inspected by FDA on a risk-based schedule.
Biote contracts with operators of
certain FDA-registered 503B
outsourcing facilities, namely AnazaoHealth Corporation, or AnazaoHealth, Right Value Drug Stores, LLC d/b/a Carie Boyd’s Prescription Shop, or Carie Boyd’s, and F.H. Investments, Inc. d/b/a Asteria Health. While Biote-certified practitioners have the option to use a variety of different outsourcing facilities, AnazaoHealth, Carie Boyd’s and Asteria Health are the primary outsourcing facilities for the compounded testosterone and estradiol implantable subcutaneous pellets used by Biote-certified practitioners as part of the Biote Method. It is Biote’s understanding that these 503B outsourcing facilities make these compounded drugs from bulk substances that comport with FDA’s final guidance on its interim policy on bulk substances. However, we do not control or direct the compounding or manufacturing processes of these 503B outsourcing facilities. While Biote generates revenue by charging the Biote-partnered clinics procedure-based fees associated with the
Biote-provided end-to-end platform
for running an efficient practice that includes tracking compounded products ordered from 503B outsourcing facilities, as well as other services, Biote does not receive compensation for the sale of bioidentical pellets from these 503B outsourcing facilities to Biote-certified practitioners. For more information about compounding facilities, please see the section entitled “Regulation of Compounded Drug Products.”
Our Biote-branded dietary supplements are a natural extension of our practice-building business and represent approximately 20% of our annual revenues. We sell dietary supplements that may support hormone, vitamin and physiological balances in an aging population. Our Biote-branded dietary supplements provide Biote-certified practitioners with an opportunity to further balance other important aspects of a patient’s profile and simultaneously increase practice revenue. Biote-partnered clinics directly purchase Biote-branded dietary supplements from us, and our third-party logistics (“3PL” suppliers fill and ship directly to the ordering practice. The Biote-partnered clinic then sets their own pricing in compliance with our applicable policies and sells Biote-branded dietary supplements directly to patients. We have leveraged out existing commercial infrastructure and relationships with Biote-certified practitioners to build our Biote-branded dietary supplement business. As a result, as of December 2021, approximately 85% of Biote-branded dietary supplements were sold through Biote-certified practitioners. Approximately 78% of our partnered clinics offer Biote-branded dietary supplements, for an average supplement volume per practice of approximately $13,500 as of 2021.
Hormone Therapy
The Biote Method is purpose built to enable Biote-certified practitioners to treat hormone imbalance using bioidentical estrogen and testosterone products as necessary. The term bioidentical refers to hormone formulations that match the hormones of the human body. Estradiol (the most active estrogen), progesterone and testosterone can be produced as bioidentical formulations.
Estradiol
is FDA approved and commercially available under several different brand names. Examples include Vivelle Dot (patch), Estrogel, Elestrin, Evamist, Vagifem, Estring and FemRing.
Testosterone
can be formulated for use by both women and men.
However, FDA-approved testosterone
products exist exclusively for males. Testopel is an example.
Progesterone
is FDA approved, and available commercially as a capsule of micronized progesterone in peanut (or olive) oil. Progesterone is also available in patch and cream formulations. Prometrium is an example.
Hormones that are not bioidentical are commonly known as synthetic hormone formulations. Examples of synthetic hormones include conjugated equine estrogens, oral contraceptive pills, medroxyprogesterone (Provera) and methyltestosterone.
The Biote Method is focused on promoting the use of bioidentical hormones to provide optimized clinical results using bioidentical estrogen, progesterone and testosterone rather than synthetic, chemically-modified versions of the hormone. The Biote Method encourages practitioners to begin each patient treatment with comprehensive lab testing, which includes checking testosterone, thyroid and vitamin levels. Patients complete symptom questionnaires to enable practitioners to appropriately gauge symptom scores. These questionnaires and lab results are evaluated by the practitioner, along with patient data such as age, weight, medical history and desired outcomes. The Biote software then can assist Biote-certified practitioners in developing patient-specific treatment options.
Biote-certified practitioners utilize a wide variety of hormone therapies. In addition to bioidentical hormone pellets, practitioners may also choose to administer hormone therapy to their patients via topical methods (creams, gels, patches), oral methods (sublingual tablets, pills) or injections, depending on the practitioners’ medical assessment of their patients’ clinical needs. Creams, lotions and patches are prescribed on a per patient basis and obtained from pharmacies. If the physician chooses to utilize pellets, they generally administer the pellets that they obtain from 503B outsourcing facilities through “in office” procedures.

In a 2014 study published in the Journal of Sexual Medicine, pellet therapy was chosen by 17% of 382 male patients when presented with the choice of the following methods of hormone therapy: gels, injections and implantable subcutaneous pellets. Further, according to a 2013 study published in the same journal, of 113 men who underwent subcutaneous testosterone pellet therapy, 52.2% had switched to pellet therapy from topical gel therapy and 35.4% had switched from injection therapy.
The Biote Difference
Biote training and certification program—
For many practitioners, medical school was the last time they received instruction in menopause, andropause and hormone deficiency. In fact, according to a 2018 article, in a survey of more than 1,000 medical professionals, only 57% reported being
“up-to-date”
on information regarding HRT for menopause symptoms. Effectively managing hormone levels is an involved, complex and highly data-intensive process. We believe that contemporary medical training is a critical element of our platform and seek to bridge any gap in a practitioner’s experience and clinical education. To become a Biote-certified practitioner, we carefully vet healthcare providers to ensure they possess the necessary commitment, patient population and office staff needed to build a successful hormone optimization practice.
Prospective practitioners and their staff attend a
two-day
Biote Method training program. The training includes didactic lectures designed to educate practitioners on the latest science of HRT. The training program also includes in-clinic
training during which practitioners gain experience performing hormone replacement procedures in a supervised setting. We also understand the importance of staff interaction in any patient experience and require each prospective Biote partnered clinic’s office staff to attend training regarding the best practices for maintaining a hormone therapy practice. We believe that this comprehensive training program, as well as continuing education and mentoring, is critical to the successful establishment of new Biote-certified practitioners.
In addition to completing training, Biote-certified practitioners must:

•	Be in good standing with their respective state professional licensing board;

•	Successfully pass a post-training certification exam / requirements;

•	Utilize our BioTracker platform to comply with the DEA’s inventory control regulations for all scheduled drugs; and

•	Use our proprietary technology, including training materials, therapy instruction and training videos to facilitate optimal therapy and patient outcomes.
Biote training facilities
 & faculty
—We operate one national and five regional training facilities for Biote-certified practitioners, healthcare providers and medical staff. The
10-person
practitioner clinical faculty and seven medical advisors
provide on-site and
virtual educational programs, seminars, training, refresher courses in hormone optimization, vitamin and Biote-branded dietary supplement guidance, and other topics. As of December 2021, over 5,300 providers in more than 2,800 clinics nationwide have successfully completed our rigorous curriculum and clinical training program. Upon completion, each Biote-certified practitioner is teamed with an experienced Biote-certified practitioner who is committed to providing mentorship and guidance, including with respect to regulatory compliance, education and new research updates.
Biote BioTracker system
—We require Biote partnered clinics to keep patient and inventory records, which was accomplished historically with manually-completed paper copies. To help our practitioners automate this process, we offer as part of our platform the BioTracker system, which provides inventory management services to enable Biote partnered clinics to comply with federal (DEA) and applicable state regulations for the hormones that Biote-certified practitioners may order from 503B outsourcing facilities. Our BioTracker software is integrated with the outsourcing facilities’ software to facilitate ordering and inventory control. As each Biote-partnered clinic stores and dispenses these hormones, this software performs the critical function of monitoring and tracking the necessary detail regarding the administration of controlled substances. BioTracker also provides robust data analytics which allows the practitioner to effectively manage their processes and internal records. We also leverage this data to electronically transmit to us the number of hormone optimization pellet insertion procedures performed, affording us the most direct way to seamlessly assess a fair, transparent and consistent fee for our Biote Method, including the education, training, re-training
and comprehensive services and support.
Biote Clinical Decision Support software
—The CDS is part of our offerings available to Biote-certified practitioners. The CDS programs assist practitioners in identifying potential patient-specific treatment options and provides these practitioners with access to publications and guidelines that serve as independently verifiable bases for treatment recommendations. The practitioner enters a patient’s clinical markers into the program, and an algorithm based on the published literature with clinical data and clinical guidelines suggests potential individualized treatment option for the practitioner’s evaluation and consideration. While Biote-certified practitioners may consider the treatment options identified by the CDS, responsibility for treatment decisions remains solely with the practitioners in the exercise of their independent medical judgment.
Biote-branded Dietary Supplements
—Our expanding Biote-branded dietary supplements business sells dietary supplements that may support hormone, vitamin and physiological balances in an aging population. We introduced our line of Biote-branded dietary supplements in 2013 with two specific dietary supplement products, DIM SGS+ and ADK 5. The line has since grown to include 18 dietary supplements, priced between $19 and $99. We offer wholesale sales directly to over 2,200 Biote-certified practitioners through our own eCommerce site, efficiently leveraging the core Biote provider platform. Practitioners then re-sell to
their patients through online stores
or in-clinic. As
of December 2021, 78% of Biote partnered clinics also offer our Biote-branded dietary supplement products. Biote-branded dietary supplement sales accounted for approximately 18% of our revenue in 2020 and approximately 20% of our revenue from January through October 2021.
In 2021, we launched
a direct-to-patient eCommerce
platform whereby practitioners can invite their patients to buy Biote-branded dietary supplement products online via their own online store. Enhancements to the direct-to-patient
platform include a subscription service that will launch in early 2022 for added convenience to patients, and to help drive reoccurring revenue for both us and Biote partnered clinics. Our team plans to continue researching new formulations, product expansion opportunities and architecting an innovation pipeline that will offer solutions and revenue expansion for our practitioners and for Biote.
We believe that as awareness of our Biote brand name associated with our supplements continues to increase, so too will the incidence of our Biote-branded dietary supplements being sold in online stores. In the broader global dietary supplement market, in 2019, approximately 17.6% of sales are generated through online markets, mirroring trends across global retail trade. We are preparing for this shift with the introduction of an online direct-to-patient store
in conjunction with expanding our digital marketing outreach.
Our Competitive Strengths
We believe we are a leader in the practice-building market focused on the hormone optimization space as evidenced by our size as compared to competitors. We have designed the Biote Method to offer practitioners an end-to-end
platform to enable them to successfully establish and grow a profitable hormone therapy practice.
Proprietary
end-to-end
hormone optimization platform
—The Biote Method provides a comprehensive solution that quickly enables new clinics to effectively start and run an efficient bioidentical HRT practice.
Our two-day mandatory,
practitioner-paid training program educates the practitioner on clinical and back-office aspects of treating patients. Biote’s CDS identifies treatment options while customized practice management and data software enable efficient workflow and inventory and vendor management. By virtue of the breadth and quality of the systems and services provided by the Biote Method, we believe our platform is differentiated within our industry and represents a competitive advantage.

Accretive practice economics
—Our relationship with Biote-certified practitioners delivers positive practice economics. As of July 2021, Biote partnered clinics generated average profits of approximately $100,000 per year from the hormone optimization space. In an environment of expanding patient needs due to an aging population and declining reimbursement for patient care related costs, extending quality of care while providing a profitable revenue stream are compelling contributors to practitioners joining the Biote network.
Size compared to competition and brand awareness among practitioners
—With more than 2,800 clinics, 5,300 Biote-certified practitioners and 2.5 million procedures performed to date, and approximately 300,000 current active patients, we believe we are approximately 11 times larger than our nearest competitor. We believe that our patient education materials reinforce the commitment by our Biote-certified practitioners to be medically and technically well-prepared to effectively address patients’ symptoms by providing individualized treatment to help patients “achieve their best self”. We believe that Biote-certified practitioners identify with the Biote brand because we provide a reliable education and business platform and enable them to build a profitable practice area.
Complementary product lines augment growth
—In addition to our practice building business, our growth opportunities are also driven by our Biote-branded dietary supplement products. These Biote-branded dietary supplements support consumer health with differentiated formulations. Biote-branded dietary supplements are contract manufactured to approved specifications by a select group of experienced supplement manufacturers. These supplements are primarily sold by Biote-certified practitioners as well as on a direct-to-consumer basis,
extending their consumer appeal beyond the HRT patient base.
Proven leadership team with expansive industry experience
—We have a highly experienced leadership team comprised of senior corporate leaders from within global healthcare and consumer markets. Our team has demonstrated skill in scaling our business model to-date. We
believe we possess the skills and knowledge to complete our national expansion and capitalize on the growing category awareness.
Practitioner Growth, Sales, Brand and Marketing
Clinic and Practitioner Growth
As of December 2021, we contract with over 5,300 Biote-certified practitioners in approximately 2,800 partnered clinics, and many Biote-certified practitioners are also patients. Between 2017 and 2020, the number of partnered clinics grew from 1,112 to 2,606, a CAGR of 33%. In 2021, we contracted with 567 new partnered clinics, bringing the total number of partnered clinics to 2,978. The 567 new partnered clinics account for 29% of our 2021 revenue growth. Since we started in 2012, our commercial footprint has expanded to 10 core states, which, as of December 2021, generated 67% of our revenue:

• Texas • Oklahoma • Colorado • Arkansas	• New Mexico • Louisiana • Florida	• Mississippi • Alabama • Georgia
We employ targeted methodologies that consider practice demographics and practitioner prescribing history to identify the best potential practitioners within each area of medical specialty and geography. We also utilize these analytics in determining optimal geographies for new sales territories. Although there are approximately 1.2 million total providers in the United States, we target practitioners who are already prescribing alternative HRT patient care-related and having conversations with patients about hormone-related symptoms that impact patient health and wellbeing. This target set includes practitioners in OB/GYN, family and general practice, urology, and internal medicine. In our experience, patients most often seek out practitioners within these distinct specialties when experiencing menopause or andropause symptoms. There are approximately 260,000 practitioners in the United States within our targeted specialties. Of this group, we currently target the top three deciles from the relevant specialties, which represents approximately 78,000 practitioners. Practitioners in these four specialties have appropriate patient demographics and have proven they can be developed into capable hormone optimization practices. Our own business experience confirms that more than half of our revenue in 2021 was generated from two provider specialties: family and general practice and OB/GYN.
We believe medical practitioners choose our company for three primary reasons: 1) our intensive, onsite and virtual education and training, and ongoing mentorship, is unique and highly valued; 2) our proprietary, end-to-end
business platform enables efficient
practice start-up and
management; and 3) through the Biote cash pay model, the average Biote partnered clinic generates meaningful incremental, comparatively high margin profit to their legacy profitability.
Our all-cash, minimal
reimbursement model is cost-effective for patients across income levels while delivering strong profits to our partnered clinics. As of 2019, 50% of Biote-certified practitioners’ patients had an annual household income of less than $100,000. We believe this demonstrates the affordability of the procedures and their accessibility to patients of varying income levels, and the scale of the addressable consumer market.
We derive the majority of our revenue through service fees that encompass the comprehensive platform and wraparound support we provide our Biote-partnered clinics. These service fees are realized when Biote-certified practitioners perform HRT procedures utilizing pellets dispensed in office. During the year ended December 31, 2021, these service fees generated approximately 79% of our revenue.
This procedure-based revenue model provides our Biote-certified practitioners with consistency and predictability and is not dependent on the volume of bioidentical hormone pellets ordered by practitioners or the number of patients that may visit a clinic. Although there is a correlation between our revenue model and the hormone optimization procedure involving the use of bioidentical hormone pellets, the fees that we charge our Biote-partnered clinics are designed to cover the wide array of education, training, re-training, comprehensive
administrative services and support and pass-through cost of pellets that practitioners may prescribe as part of the Biote Method.
Sales
Our company began in Texas in 2012 and, since that time, has expanded into the geographically adjacent states. We currently have an over 100-person sales
force, structured to attract new Biote-certified practitioners while simultaneously supporting the productivity within existing partnered clinics. Regional sales teams consist of 44 liaisons and practice development managers (“PDMs”) and are led locally by a regional manager. Liaisons are charged with identifying non-Biote-certified
practitioners and educating them on value in attending the comprehensive two-day
training program to become a Biote-certified practitioner. The role of the PDM is to act as a resource and facilitate the practice management of the Biote Method in both new and existing partnered clinics.
Throughout the initial years of our rapid growth, high practitioner and patient satisfaction made referrals from satisfied practitioners and patients one of our most important marketing tools. Many patients of Biote-certified practitioners or Biote partnered clinics share their experiences with friends, family, and other practitioners. Biote-certified practitioners often report the positive clinical results and powerful patient descriptions of their hormone optimization experience.
Brand
The Biote brand has been cultivated over ten years to reinforce a “science-based, patient focused” approach to our practice building model. We believe that the quality of our platform, our size and scale differential, combined with strong brand placement throughout point-of-care
delivery has enabled us to establish Biote as a highly recognized brand in the hormone optimization space. By the end of 2021, more than 2.5 million patient procedures had been performed by Biote-certified practitioners. We believe the patient experiences generated through the Biote Method are both strong and unique in our competitive environment.

For practitioners, we believe that those who choose to engage with Biote understand that we offer them a practice-building platform that is highly refined and delivers the critical elements necessary to build a successful hormone optimization practice. Each facet of the Biote Method’s end-to-end
platform reinforces our commitment to developing practitioner excellence. Biote-certified practitioners thus understand the value of operating their practice under the Biote brand and are highly loyal.
For patients visiting a Biote-certified practitioner, our brand represents an opportunity for them to be the “best version of themselves”. Patients can be confident that their Biote-certified practitioner will have a keen, informed focus on their unique symptoms and provide top notch medical care accordingly. Patients see the Biote logo and imagery at every step along the way, from the practitioner’s website to the decal on the door.
We believe that the acceptance and strength of the Biote brand has enabled us to successfully launch and build our companion Biote-branded dietary supplement line. Practitioners frequently prescribe supplements as adjunct to hormone therapy. As of December 2021, approximately 78% of Biote partnered clinics also sell Biote-branded dietary supplement products. As patients trust the recommendations of their practitioner, our Biote-branded dietary supplements are likewise trusted and purchased. As a company, we benefit from this continued brand leverage.
Marketing
Clinic / Practitioner Marketing
Our primary objective in marketing to healthcare providers is to inform them of the value in becoming a Biote-certified practitioner. We accomplish this through referrals from existing Biote-certified practitioners to their healthcare provider relationships, a dedicated sales force, and through digital and traditional marketing channels. We target specific healthcare providers based on their specialty, prescribing data, demographic information and location match with our existing geographic footprint and targeted new geographic markets.
There are 260,000 practitioners in the United States within our targeted specialties: family and general practice (108,000); obstetricians and gynecologists (39,000); internal medicine (104,000); and urologists (9,000). These are the specialties that patients typically initially contact when experiencing the symptoms associated with menopause and andropause. As a result, these practitioners are actively searching for a therapeutic solution to the health challenges faced by their existing patients. Currently, approximately 68% of our customer base is comprised of OB/GYN, family and general practice, urology and internal medicine practices. We believe this target mix accurately reflects our potential by specialty, and we expect similar trends moving forward. As such, our practitioner-focused marketing efforts are directed accordingly.
Lead generation through sales force efforts remains our highest priority channel. To that end, we plan to meaningfully expand the number of sales representatives calling on practitioners within targeted specialties in both current and new geographies. From a central marketing perspective, we have carefully built comprehensive omnichannel expertise and leverage evidence- based content to drive differentiated Biote branding. All tactical execution of marketing and promotion is handled internally. We have invested significantly in building our digital marketing capabilities, we are utilizing this extensive capability to generate practitioner leads and have established media capabilities across all digital channels. We believe the scale and breadth of our marketing capabilities to be a significant competitive advantage that will be very difficult to duplicate.
Consumer Marketing
Consumer outreach is a growing portion of our marketing. We believe that the Biote brand is highly differentiated and leverageable across key consumer channels. We direct consumers that are actively seeking care to Biote-certified practitioners via the “Find A Provider” feature on our company website. Through our growing digital outreach capabilities, we connect with consumers seeking general information to Biote-certified practitioners for more information. This not only builds incremental patient starts, but also extends strong practitioner loyalty to our company.

Our Corporate Growth Strategy
U.S. Geographic Expansion
Since our initial founding in Texas, we have demonstrated a strong ability to scale. During the year ended December 31, 2021, we conducted 67% of our business within ten U.S. states across the South. Informed by both data and our past success, we are confident in our ability to further expand our U.S. geographic footprint. For example, in 2021, we grew the size of our sales force by approximately 33% to over 100 customer-facing representatives. In 2022 and 2023, we plan to meaningfully expand our field sales and support staff to add liaisons in critical locations, add new geographies and expand our training capacity to meet the increased rate of new Biote-partnered clinics. In order to efficiently identify new growth opportunities, we use demographic and practitioner-level data such as identifying prescription patterns and prescription purchasing data to assist in understanding the needs of new practices.
International Scale-up
The market for private-label dietary supplement products, and the training and support requirements for practitioners outside of the United States is well-established and growing. According to the Mater Data Forecast’s “Global Hormone Replacement Therapy Market Size, Share,
Trends, COVID-19 Impact &
Growth Analysis Report—Segmented By Type, Route of Administration & Region—Industry Forecast (2022 to 2027),” as of April 2021, 57% of the current global market for hormone products exists outside of North America. We believe there is a significant potential opportunity for our practice building platform in a core group of Latin American countries, in Europe and potentially in Asia, which some market analysts project to be the fastest growing market globally. We believe market acceptance is well established in these geographies and targeted population demographics are favorable. We believe this will allow our streamlined tools and education to find a market in these regions.
We believe that international expansion may require a different access model, such as a license model, which may require the utilization of one or more local distributors with established practitioner relationships. We are in the process of evaluating international expansion on a market-by-market basis
with the intention to determine the most
appropriate go-to-market strategy
and to enter select international market entries in 2023.

Country/Territory	Total Population (2019)	Population Over 65	Historical or Projected Biote Market Entrance 1
United States	328.3 million	54.8 million	2012
Puerto Rico	3.2 million	681,600	2016
Mexico	127.6 million	9.8 million	2018
Canada	37.6 million	6.9 million	2018
Dominican Republic	10.7 million	816,600	2022E
Brazil	211 million	20.4 million	2023E
Columbia	50.34 million	4.6 million	2023E
Argentina	44.94 million	5.2 million	2023E
Mexico	127.6 million	9.8 million	2023E

(1)	As of February 2022.
We recognize the challenges and potential risk associated with simultaneously expanding in multiple geographies. As such, our U.S. growth strategy is the most strategically and financially vital. Ensuring that the US plan is on-track and
moving toward success will be our primary focus prior to launching international expansion.

Our current presence outside of the continental United States is in Puerto Rico, where we enjoy a fast growing but still nascent business. In 2021, we trained 42 Biote-certified practitioners and the Biote-certified practitioners performed upwards of 15,000 procedures in Puerto Rico.
Clinical Research Support
The clinical research program supports our education programs through systematic literature reviews and analysis of patient therapy effects in clinical practice. By leveraging existing literature and existing data, we will strengthen our educational programs.
In 2021, we published a nine-year retrospective breast cancer study in the European Journal of Breast Health. This study demonstrated testosterone is breast protective. Testosterone and/or testosterone/estradiol delivered subcutaneously significantly reduced the incidence of breast cancer. Additionally, in 2021, we published a safety review of seven years of adverse events data regarding the use of subcutaneous hormone therapy. This study showed an overall complication rate of less than 1%.
This and other peer-reviewed medical literature has the strongest influence on defining the proper suggestions for clinical practice when focused on the data from controlled clinical trials.
In parallel, we are engaging with clinical practices to define how to access, analyze and publish their clinical findings. Over the past decade, the FDA and academic communities have targeted real-world evidence as critical to understanding the effects of therapy and process in clinical practice, a trend that we can utilize to teach Biote-certified practitioners about optimal use of hormone therapies.
New Product Development
We are committed to advancing healthcare through product improvement. We constantly evaluate the potential for advanced education and tools to support the hormone optimization market.
Our Biote-branded dietary supplement business has grown at a 24% CAGR between 2019 and 2021. In addition to generating continued growth through new patients added via our geographic expansion and through direct-to-consumer channels,
we believe there is an important growth opportunity to expand the size of our Biote-branded dietary supplement portfolio through new product launches and increased education of Biote-certified practitioners on these products.
Strategic Acquisitions and Product Offerings
We have historically reinvested our revenue to fund our geographic expansion. Over the next three years, we plan to accelerate that expansion to grow our practice-building business in the hormone optimization market.
We also believe that by becoming a public company, the resources and access to public markets will provide us with the financial leverage to become strategically acquisitive. We currently evaluate selective business development opportunities as they present themselves, while simultaneously strategizing on moves that we believe could benefit our model and our shareholders.
Employees
As of March 31, 2022, we had 164 employees, across twelve departments. This includes nine employees on the executive team, 118 in sales and marketing, and ten in finance and operations. We believe our employee relations are good. None of our employees work under any collective bargaining agreements. All of our employment and consulting agreements include employees’ and consultants’ covenants with respect to confidentiality, noncompetition, nonsolicitation and assignment to us of intellectual property rights developed in the course of their employment with us. However, there can be no assurance that these agreements will be enforceable or that they will provide us with adequate protection.

We are committed to creating, nurturing and sustaining an inclusive culture where differences drive innovative solutions to meet the needs of our practitioners and partnered clinics, their patients, and our employees. We believe that having varied perspectives helps generate better ideas to solve the complex healthcare problems of a changing—and increasingly diverse—world. A diverse, equitable and inclusive workforce is a critical focus of ours for 2022 and beyond.
Organizationally, we are progressing our diversity recruiting and advancement goals by:

•	Targeting diverse job boards that market to diverse candidate pools

•	Targeting networking/user groups that are diverse in nature

•	Developing an employer brand that conveys our diversity, equality and inclusion commitment and initiatives

•	Creating and continually improving company policies that appeal to diverse candidates

•	Offering future talent acquisition recruiters the opportunity to attend and complete a thorough diversity certification course

•	Nurturing a respectful and encouraging workplace

•	Providing professional development assessments and opportunities to support skill and career growth
These initiatives represent the next steps in our diversity, equity and inclusion commitments. With time and consistent focus, we are building a truly inclusive and equitable workplace.
Supply Chain for Dietary Supplements and Pellet Insertion Kits
Our supply chain management enables precise planning of near-term and long-term business growth because we have full visibility into the production and distribution of resources that influence capacity planning. We sell 18 custom-branded dietary supplements, manufactured to exacting specifications by six U.S.-based suppliers. Currently, no one supplier manufactures more than seven products within our portfolio. We have chosen and continually evaluate our dietary supplement suppliers based on multiple factors including: 1) reputation and experience in the dietary supplement space; 2) expertise they bring to a specific product category; 3) ability to consistently execute all aspects of the manufacturing and packaging process to Biote quality standards;
4) on-time order
fulfillment; and 5) cost.
We strive for supplier consistency within our supply chain. However, we do not hesitate to change or add new suppliers when there is potential to either improve our dietary supplement product offerings or gain operational leverage through better cost position and/or supplier service levels. We aim to maintain rigid quality control standards, ensuring the products and services of every dietary supplement and ingredient supplier and vendor meet or exceed our expectations. While all dietary supplement products are currently single source manufactured, we have identified potential back-up
suppliers for contingency situations, should they arise. While no single dietary supplement product is sufficiently large enough to justify dual source of supply, we regularly evaluate this decision from a risk management perspective and will add second source dietary supplement suppliers when appropriate.
Our Biote-branded dietary supplement inventory and shipping are executed by a 3PL partner. Our current structure is with B2B as our 3PL ships Biote-branded dietary supplements directly to Biote-certified practitioners, who in turn, sell directly to patients. As our business scales, we envision that our dietary supplement distribution mix will also evolve. We expect to add more Biote-certified practitioners and that a growing percentage of our dietary supplement sales will be direct–to-consumer. We
anticipate this will result in fulfillment shifting to a much greater volume of more frequent, smaller orders – directly to patients. While these shifts will occur over time, we are currently planning for the necessary changes to our 3PL structure, including adding one or more shipping locations, to successfully manage this expansion.

We also offer for sale to practitioners two sterile pellet insertion kits for use with hormone optimization therapies, one for male patients and one for female patients. These kits largely contain commercially available products, including disposable supplies (gloves, antiseptic, gauze, disposable trocar, etc.) assembled in a sterile package. The products contained in the kits are sourced, assembled, and supplied by a third party with whom we have an agreement. Sales of these products are modest as most clinics currently choose to assemble these parts in-house.
Administering hormone therapy via subcutaneous placement of hormone pellets is a procedure performed by health care providers in the office. Once the patient’s individualized dose is established, a local anesthetic is applied to the upper buttock or flank. A small incision
(about 3-4mm in
length) is made and the pellets (about the size of a grain of rice) are inserted into the subcutaneous fat using a-trocar insertion
device. Upon placement of the pellets and removal of the trocar insertion device, wound closure tape is placed over the incision. A protective dressing is then placed over the wound closure tape. Experienced practitioners typically complete the pellet insertion process in four to seven minutes, depending on the number of pellets inserted.
Biote-certified practitioners utilize a wide variety of hormone therapies. In addition to bioidentical hormone pellets, practitioners may also choose to administer hormone therapy to their patients via topical methods (creams, gels, patches), oral methods (sublingual tablets, pills), or injections depending on the practitioners’ medical assessment of their patients’ clinical needs.
In a 2014 study published in the Journal of Sexual Medicine, pellet therapy was chosen by 17% of 382 male patients when presented with the choice of the following methods of hormone therapy: gels, injections, and implantable subcutaneous pellets. Further, according to a 2013 study published in the same journal, of 113 men who underwent a subcutaneous testosterone pellets therapy, 52.5% had switched to subcutaneous pellet therapy from topical gel therapy and 35.4% had switched from injection therapy.
We manage and monitor our supply chain, in part, via a Sales and Operations Planning Process (“S&OP”). This has a goal of continually iterating a capital-efficient supply chain that underpins practitioners’ confidence in providing care for their patients. This process collects inputs from the following as part of our direct responsibility for planning and sourcing:

•	Feedback from dietary supplement suppliers we talk to regularly regarding inventory availability and fulfillment performance

•	Sales and finance teams that monitor sales volumes, and develop product pricing structures

•	Marketing teams that monitor sales and inventory metrics, developing promotional events to optimize revenue and inventory investment

•	New dietary supplement product development teams that create new offerings to bring to market, based on industry trends and customer needs
These and other inputs are reconciled monthly as part of the S&OP process to ensure that expected market demand, product forecasts, orders and dietary supplement production delivery are tightly aligned across all involved functions, including sales, marketing, finance and operations. This process helps ensure that product inventories are managed to appropriate levels, simultaneously enabling targeted customer service levels and optimized inventory costs.
Our Biote-branded dietary supplement supply chain has remained highly stable over the past two years. As a preventative measure due to global supply chain disruptions, we increased our safety stock (minimum required inventory on hand) from three weeks to four weeks. For the foreseeable future, we will continue to monitor the marketplace and assess potential dietary supplement supply chain changes and alter our strategy accordingly.

Intellectual Property
We develop and continue to refine our CDS and proprietary formulations for our Biote-branded dietary supplements. We believe the completeness of our offerings represents a sustainable competitive advantage and is but one contributing factor to our high rate of practice retention. While their existence is not a trade secret, their details, as well as the investment and practice experience required by a competitor to reproduce them represents a barrier of entry in that respect.
Patents
As of March 31, 2022, we owned three issued U.S. design patents related to trocars. The first filed of these three patents, D773,664, is subject to a
14-year
term and will expire on December 6, 2030. The remaining two patents, D791,322 and D800,307, are subject to a
15-year
term and will expire on July 4, 2032, and October 17, 2032, respectively. We pursued these patents to protect the unique design qualities of the trocars recommended for use in our education and training. However, we are no longer using our design patents as specifications for trocar manufacturing, opting instead to purchase and market trocar convenience kits that include commercially available and sourced disposable trocars.
Trademarks
As of March 31, 2022, our trademark portfolio comprises 24 trademark registrations or active trademark applications worldwide. Such portfolio includes five U.S. trademark registrations, five
non-U.S.
trademark registrations, nine pending
non-U.S.
trademark applications and five pending U.S. trademark applications.
Trade Secrets
In addition to our reliance on trademark protection for our brand and tradename, we also rely on trade secrets, know-how,
confidentiality agreements and continuing technological innovation to develop and maintain our competitive position. New employee hires, as well as vendors and consultants, are required to sign contractual agreements to protect our confidential information from disclosure. We take various physical security and cybersecurity measures, including having policies in place to prevent data breaches and help prevent our confidential information from being transferred to unsecured systems.
Facilities
We lease our corporate headquarters, practitioner training, call center, and patient clinic facilities, located in Irving, Texas. We lease a total of 23,334 square feet at this combined facility, pursuant to a lease that expires June 30, 2023.
Additionally, we lease three modest storage facilities, located in Irving, Texas. These spaces, which include a total of 680 square feet, are leased on a month-to-month
basis.
We believe that our current office space is sufficient to meet our anticipated needs for the foreseeable future and is suitable for the conduct of our business.

Competition
Although we have competitors, we believe that no current competitor has the strength and size of our practice-building business within the hormone optimization space. We believe our company is significantly larger than our next competitors in a highly fragmented space. The below chart details our principal competitors’ offerings compared to Biote (based on publicly available information):

Company Name	Biote	Evexipel	Sottopelle	BodyLogicMD	Pellecome	HTCA	Pro-pell
Number of Practice’s Locations	2800	300	150	45	100	120	150
Geographic Area	North America	U.S.	U.S. South America	28 States	Most U.S. States	Most U.S. States	29 States
Services Provided	BHRT Education, Training, and Inventory Management	Pellet Therapy Education	Pellet Therapy Education	BHRT Modalities and Wellness Program Franchise	Pellet Training, Pellet Insertion Devices	Pellet Therapy Education	Pellet Training, Compounding Pharmacy Items
Products Sold	Training Classes, Dietary Supplements & Convenience	Training Classes, Dietary Supplements & Convenience Kits	Training Classes & Pellets	Memberships to Provider offices	Training Classes, Dietary Supplements & Convenience Kits	Training Classes	ctTraining, Pellets, Supplements
The dietary supplement space is a large, fragmented and highly competitive industry, with few barriers to entry for both branded dietary supplements sold through practitioners as well as direct to consumer online and through conventional retailers and department stores. For instance, of our competitors listed above, Evexipel, Pellecome, and
Pro-Pell
maintain their own branded dietary supplements that they sell through affiliated practitioners and Sottopelle, BodyLogicMD and HTCA sell their branded dietary supplements direct to consumers online. Further, an internet search for providers of DIM, a popular dietary supplement, illustrates more than 20 other accessible brands, including Nature’s Way and The Vitamin Shoppe, available online and sold through conventional retailers and department stores such as The Vitamin Shoppe, Walmart, and Target.
Despite the significant availability of dietary supplements, the contents of different brands vary substantially leaving to the consumers to ensure that their purchase matches their physiologic needs. In contrast to other competitors, our Biote-branded dietary supplements are primarily sold and recommended by Biote-certified practitioners. As of December 2021, approximately 78% of Biote partnered clinics also sell Biote-branded dietary supplement products. We believe consumers primarily choose our Biote-branded dietary supplements as they are recommended by their practitioner.
Government Regulations/Healthcare Laws
Government Regulation
Our business is the development and instruction in the Biote Method to practitioners who then become certified in the Biote Method. We offer training courses in our Biote Method and access to a network of other providers who have been trained in the Biote Method. The Biote Method involves educating and training medical providers in the analysis of patient hormone wellness. The Biote-certified practitioner will use both our proprietary user platform and his or her own independent medical judgment to assess patient wellness and make recommendations to improve wellness. This assessment may result in the Biote-certified practitioner’s prescription for drugs, including compounded bioidentical hormones and/or recommendation of dietary supplements.
The healthcare industry in the United States is subject to extensive regulation by a number of governmental entities at the federal, state and local level. The healthcare regulatory landscape is also subject to frequent change. Laws and regulations in the healthcare industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Moreover, our business is impacted not only by those laws and regulations that are directly applicable to us but also by certain laws and regulations that are applicable to vendors, medical providers, outsourcing facilities and traditional compounding pharmacies. While our management believes that we are in substantial compliance with all of the existing laws and regulations applicable to us as stated below, such laws and regulations are subject to rapid change and often are uncertain and inconsistent in their application. As controversies continue to arise in the healthcare industry, federal and state regulation and enforcement priorities in this area may increase, the impact of which cannot be predicted. There can be no assurance that we will not be subject to scrutiny or challenge under one or more of these laws or that any such challenge would not be successful. Any such challenge, whether or not successful, could have a material adverse effect upon our business and results of operations.
Among the various federal and state laws and regulations which may govern or impact our current and planned operations are the following:
Regulation of Dietary Supplements
Biote-certified practitioners who are trained in the Biote Method may recommend dietary supplements. We are a private-labeler of dietary supplements.
Under the FDCA, “dietary supplements” are defined as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances that are used to supplement the diet, as well as concentrates, constituents, extracts, metabolites, or combinations of such dietary ingredients. The FDCA and its amendments, such as the Food Safety Modernization Act and the Dietary Supplement Health and Education Act of 1994 (the “DSHEA”), provide the FDA with the authority to regulate dietary supplements and the dietary ingredients in the supplement products and ensure that they comply with the requirements for identity, purity, quality, strength, and composition. The FDA has the authority to regulate the entire lifecycle of a dietary supplement product, and regulates the formulation, development, manufacture, packaging, labeling, holding, promotion, sale, and distribution of dietary supplements. Under the FDCA, introduction into interstate commerce of misbranded, adulterated, or otherwise unlawful
FDA-regulated
products is prohibited. Violations such as
non-compliance
with the FDA labeling requirements, false or misleading statements on a product’s labeling, or non-compliant
nutrient declarations can render a product misbranded. In addition, violations such as inclusion of prohibited or dangerous ingredients, production in facilities that do not comply with the current good manufacturing processes (“cGMP”) requirements, or production under insanitary conditions can render a product adulterated.
In addition, a dietary supplement product can become adulterated if it includes a new dietary ingredient and the product does not comply with the requirements for new dietary ingredients. A new dietary ingredient is a dietary ingredient that was not marketed in the United States before October 15, 1994. Under the DSHEA, manufacturers and distributors of dietary supplements containing new dietary ingredients must submit a new dietary ingredient notification, unless the ingredient has been present in the food supply as an article used for food in a form in which the food has not been chemically altered. A new dietary ingredient notification must provide the FDA with evidence of a “history of use or other evidence of safety” that establishes that use of the dietary ingredient “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the new dietary ingredient can be marketed. There can be no assurance that the FDA will accept evidence purporting to establish the safety of any new dietary ingredients that we may want to market, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients. In addition, there is no definitive list of dietary ingredients that are exempt from the new dietary ingredient notification requirement. There is no guarantee that the FDA will agree with us that all of our dietary ingredients comply with this requirement.
In determining whether a product should be regulated as a dietary supplement, the FDA reviews the objective intent of a product’s manufacturer and/or distributor, as evidenced by the manufacturer and/or distributor’s expressed or implied labeling claims, advertising matter, and oral and written statements, to determine the product’s classification. The FDA may classify a product as a drug, food, or supplement depending on the objective intent. For example, claims to cure diseases can render a product a drug that is subject to FDA’s drug requirements, such as the requirement to submit to the FDA a new drug application prior to marketing the product. However, certain “health claims,” which are claims that have been reviewed and approved by the FDA associating a nutrient with risk-reduction, but not treatment, of a disease or health-related condition may be included on dietary supplement product’s labeling. In addition, “statements of nutritional support,” including so-called “structure/function
claims,” can be included in labeling without the FDA’s review of the statement. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect the structure, function or well-being of the body, but such statements may not claim that a dietary supplement will reduce the risk or incidence of a disease unless such claim has been reviewed and approved by the FDA. A company that uses a statement of nutritional support in labeling must possess evidence—at the time that the statement is made —substantiating that the statement is truthful and not misleading. Such statements must be submitted to the FDA no later than thirty days after first marketing the product with the certification that the company possesses the necessary evidence and must be accompanied by an FDA-mandated label
disclaimer tied to the statement, indicating that “This statement has not been evaluated by the FDA. This product is not intended to diagnose, treat, cure or prevent any disease.” There is no assurance, however, that the FDA will agree with our positions on these matters, and it may interpret a claim as an unauthorized health claim, in which case we may not be able to use the claim for our products, and we may be subject to enforcement actions stemming from the claims that render a dietary supplement misbranded or cause a product to become an unapproved new drug under the FDCA.
As authorized by the FDCA, the FDA has adopted and implemented cGMPs, specifically for dietary supplements. These cGMPs impose extensive process controls on the manufacture, holding, labeling, packaging, and distribution of dietary supplements and the components of dietary supplements. They require that every dietary supplement be made in accordance with a master manufacturing record with all dietary ingredients verified by identity testing before use; that each step in manufacture, holding, labeling, packaging, and distribution be defined with written standard operating procedures, monitored, and documented; and that any deviation in manufacture, holding, labeling, packaging, or distribution be contemporaneously documented, assessed by a quality-control expert, and corrected through documented corrective action steps (whether through an intervention that restores the product to the specifications in the master manufacturing record or to document destruction of the non-conforming product).
The cGMPs are designed to ensure documentation, including testing results that confirm the identity, purity, quality, strength, and composition of finished dietary supplements. In addition, cGMPs require a company to make and keep written records of every product complaint that is related to cGMPs. The regulations directly affect all who manufacture the dietary supplements that we sell and our distribution of dietary supplements. The FDA may deem any dietary supplement adulterated, whether presenting a risk of illness or injury or not, based on a failure to comply with any one or more process controls in the cGMP regulations. If deemed adulterated, a dietary supplement may not be lawfully distributed and may have to be recalled from the market. It is possible that the FDA will find one or more of the process controls for our products to be inadequate and may require corrective action, may render any one or more of the dietary supplements we sell unlawful for sale, or may result in a judicial order that may impair our ability to market and sell dietary supplements.
The FDA also requires product labels to include phone numbers or addresses for reporting of adverse events, and requires serious adverse event reporting for all supplements. An “adverse event” is defined by statute to include “any health-related event associated with the use of a dietary supplement that is adverse.” While all adverse event complaints received must be recorded in accordance with the cGMPs discussed above, only serious adverse events must be reported to the FDA. A “serious adverse event” is an adverse event that: results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect; or requires, based on reasonable medical judgment, a medical or surgical intervention to prevent an outcome described above. When a manufacturer, packer, or distributor whose name appears on the product label of a dietary supplement receives any report of a serious adverse event associated with the use of the dietary supplement in the United States, the company must submit a “serious adverse event report” on MedWatch Form 3500A. The report must be filed within 15 business days of receipt of information regarding the adverse event. All adverse event reports, whether serious or not, must be recorded and kept in company records under the cGMP rules. A company must maintain records of each report of any adverse event (both serious and non-serious) for
a minimum of 6 years. These records should include any documents related to the report, including: the company’s serious adverse event report to the FDA with attachments; any new medical information about the serious adverse event received; all reports to the FDA of new medical information related to the serious adverse event; and any communications between the company and any other person(s) who provided information related to the adverse event.
Under the FDCA, the FDA also has the authority to inspect facilities that manufacture, process, pack, hold, or otherwise further the introduction of dietary supplement products into interstate commerce. The FDA typically reviews the facilities and the products that are manufactured, processed, packed, or held in those facilities for compliance with the requirements under the FDCA and its implementing regulations. If the FDA finds non-compliance during
the inspection, the FDA may issue a Form 483 Notice of Inspectional Observations that lists and explains the deficiencies that the FDA identified during the inspection. Facilities then must implement corrective actions and provide responses to the FDA; if the FDA finds the corrective actions and responses to be satisfactory, the FDA will close out the inspection. Non-compliance with
any of the FDA requirements under the FDCA can result in enforcement actions, including civil and criminal penalties. The FDA may send warning letters, untitled letters, or it-has-come-to-our-attention letters,
make public announcements about illegal products, require mandatory or recommend voluntary recalls, or it may place the violative company and its products on the Import Alert, thereby stopping all applicable incoming shipments. For more serious or repeat violations, the FDA may seek more drastic remedies such as seizures, disgorgement, or injunctions. Criminal violations can result in fines or incarceration. Enforcement actions from the FDA can severely interfere with a company’s ability to conduct its business and can also negatively impact the company’s ability to operate in the future.
The FTC requires advertising for any product, including dietary supplements, to be truthful, not misleading, and properly substantiated. For advertisements relating to dietary supplements, the FDA typically requires a substantiation standard of competent and reliable scientific evidence for all express and implied claims. The FTC has promulgated policies and guidance that apply to advertising for food and dietary supplements. Advertisers must possess adequate substantiation for the product claims before disseminating advertisements. The FTC also regulates other aspects of consumer purchases including, but not limited to, promotional offers, telemarketing, continuity plans, and “free” offers. The FTC has instituted numerous enforcement actions against dietary supplement companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions have often resulted in warning letters, consent decrees and the payment of civil penalties and/or restitution by the companies involved. Should the FTC determine that our claims are false or misleading or unsubstantiated, we could be subject to FTC enforcement action.
Our business is also subject to regulation under various state and local laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements. For example, under Proposition 65 in the State of California, there is a list of substances that are deemed to pose a risk of carcinogenicity or birth defects at or above certain levels. If any such ingredient exceeds the permissible levels in a dietary supplement, cosmetic, or drug, the product may be lawfully sold in California only if accompanied by a prominent warning label alerting consumers that the product contains an ingredient linked to cancer or birth-defect risk. Private actions as well as California attorney general actions may be brought against non-compliant
parties and can result in substantial costs and fines. In addition, there are state consumer protection statutes that allow consumers to bring lawsuits against marketers of
FDA-regulated
products. For example, California has a law called the “Consumers Legal Remedies Act” (Cal. Civ. Code § 1750 et seq.) that allows private parties to assert a class action claim for false or deceptive advertising. It is typically asserted in combination with claims for false advertising and unfair competition under the California Business and Professions Code. California law firms specializing in this type of consumer class action claims have recently been targeting dietary supplement and OTC homeopathic drug makers and sellers of products sold in California, claiming injury based on the products’ failure to deliver results as claimed in product labeling and promotion. Many other states, such as New York and Illinois, have similar laws and we may become the subject of lawsuits filed under such laws, which tend to be plaintiff-friendly.
Congress continues to enact new laws or amend the existing laws that are applicable to some of our business. From time to time in the future, we may become subject to additional laws or regulations administered by the FDA; the FTC; or by other federal, state, or local regulatory authorities; to the repeal of laws or regulations, or to more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations, and we cannot predict what effect additional governmental regulation, if and when it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel or other new requirements. Any such developments could have a material adverse effect on our business. There can be no assurance that, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we will be able to comply with such statutes or regulations or that compliance won’t first require us to incur substantial expense.
Regulation of Compounded Drug Products
Section 503B Outsourcing Facilities
Biote-certified practitioners who are trained in the Biote Method may prescribe bioidentical compounded hormone pellets prepared by independent third-party compounding pharmacies, known as outsourcing facilities. Outsourcing facilities must be registered with the FDA under Section 503B of the FDCA. Outsourcing facilities are primarily regulated by Section 503B, however, outsourcing facilities may also be subject to state statutes and regulations governing the practice of pharmacy, and the Controlled Substances Act (the “CSA”) and corresponding state-controlled substance regulations, as applicable.
Food, Drug
 & Cosmetic Act
. Under Section 503B of the FDCA, outsourcing facilities are permitted to compound large quantities of drug formulations pursuant to a practitioner’s order, and to distribute drug formulations without a patient-specific prescription for office administration or for the purpose of dispensing. Section 503B includes requirements regarding registration and reporting, use of bulk drug substances, a prohibition on wholesaling and compounding copies of
FDA-approved
drugs, and certain requirements for labeling, among others. Entities registering as outsourcing facilities are subject to cGMP requirements and regular FDA inspections, among other requirements. FDA has issued a series of draft and final guidance which further explain FDA’s positions on the requirements of certain portions of Section 503B.
Drugs compounded by outsourcing facilities in compliance with Section 503B are exempt from the new drug approval requirements of the FDCA and certain labeling requirements. This means that FDA does not verify the safety or effectiveness of compounded products distributed by outsourcing facilities; rather Section 503B of the FDCA establishes standards for manufacturing processes and controls to ensure drug quality applicable to outsourcing facilities. Drugs compounded by outsourcing facilities also lack an FDA finding of manufacturing quality before such drugs are marketed. Section 503B outsourcing facilities are subject to FDA inspection and are inspected by FDA on a risk-based schedule. Non-compliance with
FDA requirements can result in FDA enforcement actions. FDA may send warning letters or untitled letters; make public announcements about illegal products; request recalls; or it may place the violative company and its products on Import Alert, thereby stopping all applicable incoming shipments. For more serious or repeat violations, FDA may seek more drastic remedies such as seizures, disgorgement, injunctions, or prosecution.
State Regulation
. Outsourcing facilities are primarily regulated by the FDCA, however, certain states impose state licensing requirements on outsourcing facilities and may, where applicable, require that such facilities comply with applicable state statutes and regulations governing the preparation of drug products. Depending on the state, outsourcing facilities may be subject to further inspection by state regulatory authorities.
Controlled Substance Act
. The CSA regulates the manufacture, importation, possession, use, and distribution of certain substances. These controlled substances are categorized into one of five schedules, and their placement is based upon the substance’s medical use, potential for abuse, and safety or dependence liability. Controlled substances are subject to extensive regulation by the DEA, as well as state and local regulatory agencies, regarding procurement, manufacture, storage, shipment, sale, and use. These regulations add additional complications and costs to the storage, use, sale and distribution of such products. All pharmacies, including outsourcing facilities, that handle controlled substances must register with DEA and ensure compliance with the CSA as it relates to the controlled substances in the pharmacy’s possession. All pharmacies, including outsourcing facilities, that are registered with DEA are subject to inspection by DEA. Failure to comply with the CSA may result in civil and criminal liabilities.
Regulation of Medical Devices
In the United States, FDA defines a medical device as an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related article, including any component part or accessory, which is (i) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or (ii) intended to affect the structure or any function of the body of man or other animals and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes. Medical devices are subject to extensive regulation by the FDA under the FDCA and its implementing regulations, and other federal and state statutes and regulations. The laws and regulations govern, among other things, medical device design and development, pre-clinical
and clinical testing,
pre-market
clearance, authorization or approval, establishment registration and product listing, product manufacturing, product packaging and labeling, product storage, advertising and promotion, product distribution, recalls and field actions, servicing and post-market clinical surveillance. A number of U.S. states also impose licensing and compliance regimes on companies that manufacture or distribute prescription devices into or within the state.
Trocar Convenience Kits
The FDA classifies medical devices into three classes based on risk. The level of regulatory control increases from Class I (lowest risk), to Class II (moderate risk), to Class III (highest risk). Marketing of most Class II and III medical devices within the United States must be preceded either by
(a) pre-market
notification and FDA clearance pursuant to Section 510(k) of the FDCA or (b) the granting of pre-market
approval (“PMA”). Both 510(k) notifications and PMA applications must be submitted to the FDA with significant user fees, although reduced fees for small businesses are available. Class I devices are generally exempt from pre-market
review and notification, as are some moderate-risk Class II devices. Most Class II devices are subject to the requirement to submit a 510(k) notification and receive a clearance for marketing. Manufacturers of all classes of devices must comply with the FDA’s Quality System Regulation (“QSR”), establishment registration, medical device listing, labeling requirements, and medical device reporting (“MDR”) regulations, which are collectively referred to as medical device general controls. Class II devices may also be subject to special controls such as performance standards, post-market surveillance, FDA guidelines, or particularized labeling. Some Class I and Class II devices can be exempted by regulation from the requirement of compliance with substantially all of the QSR.
FDA regulations for medical devices include requirements to (a) register medical devices establishments and (b) list marketed medical devices in the FDA medical device database. We are registered with FDA for our facility as a repackager/relabeler and a specification developer and our Class I disposable and reusable trocars which are included in convenience kits for sale to our customers are listed on FDA’s device database. We currently market only disposable trocar convenience kits. The convenience kits include commercially available and sourced disposable trocar with obdurator and tip protector; a sterile tray; sterile, latex free, CSR wrap; a medicine cup; latex free gloves, a Syringe and needles; alcohol prep pad; chlorhexidine gluconate and isopropyl alcohol skin antiseptic swab stick; compound benzoin tincture vial; a fenestrated drape; gauze dressings; a plastic forceps; a scalpel, tape strips, and transparent dressing. These convenience kits are assembled by Medline Industries, LP, with the components, including the trocars, being manufactured by various other component suppliers.
A “convenience kit” is defined in 21 CFR 801.3 as “two or more different medical devices packaged together for the convenience of the user.” FDA interprets this to mean a convenience kit is a device that contains two or more different medical devices packaged together and intended to remain packaged together and not to be replaced, substituted, repackaged, sterilized, or otherwise processed or modified before being used by an end user.
Most medical devices, including the devices within a convenience kit, must undergo pre-market
review by and receive clearance, authorization, or approval from the FDA prior to commercialization, unless the device is of a type exempted from such review by statute, regulation, or an FDA exercise of enforcement discretion. However, if a convenience kit falls under enforcement discretion such that it is not required to obtain a premarket clearance, the convenience kit must not modify the intended use(s) of the individual kit components. If the labeling of the kit suggests an intended use for components that differs from the approved uses, the FDA may require premarket review.
Under FDA’s Convenience Kits Interim Regulatory Guidance, FDA exercises enforcement discretion and thereby does not require premarket clearance for convenience kits, as it is FDA’s current thinking that such clearance may not be necessary to ensure protection of the public health. Accordingly, unless and until there is formal rulemaking on this issue, FDA intends to exercise its enforcement discretion, i.e. not require 510(k) clearance, for convenience kits if they are consistent with the “Types of Convenience Kits” list. To qualify for the enforcement discretion guidance and not be required to obtain premarket clearance, these kits must consist of components that do not alter the intended use of the individual kit components; only contain components that are legally marketed preamendments devices, exempt from premarket notification, or have been found to be substantially equivalent through premarket notification process; and where the assembler/manufacturer is able to reasonably conclude that any further processing of the kit and its components does not significantly affect the safety or effectiveness of any of its components.
State Oversight of Convenience Kits
The distribution of convenience kits is also regulated by certain states, some of which impose state licensure requirements as a resident or nonresident distributor. That is, even if a facility does not handle the physical distribution of the convenience kit, the facility could still be required to obtain a state distributor license if the facility causes the convenience kit to be distributed or furthers the marketing of the convenience kit. We cause the convenience kits to be distributed and further the marketing of the same, therefore, we hold a resident device distributor license with the Texas Department of State Health Services. We also cause the distribution of convenience kits into several other states, some of which require Biote, as a nonresident facility, to hold a nonresident device distributor license. Accordingly, we also hold all applicable and required nonresident distributor licenses.
Clinical Decision Support Software
As stated above, our proprietary CDS provides Biote-certified practitioners with information from published literature and clinical guidelines to assist practitioners in evaluating patient-specific treatment options.
FDA has become increasingly active in addressing the regulation of computer software functions intended for use in healthcare settings. FDA has the authority to regulate a software function as a medical device if it falls within the definition of a “device” under the FDCA. However, FDA has exercised enforcement discretion for software said to be “low risk.”
The 21st Century Cures Act clarified FDA’s authority to regulate software functions as medical devices by amending the definition of “device” in the FDCA to exclude certain software functions, including clinical decision support software that meet certain criteria. In December 2017, FDA issued a draft guidance document describing FDA’s proposed interpretation of the exemption under the 21st Century Cures Act for CDS software. FDA issued a revised draft of this CDS software guidance document in September 2019. Under the 21st Century Cures Act and FDA CDS guidance, certain software functions are excluded from FDA’s definition of “device” when they meet all the following criteria:

1.	not intended to acquire, process, or analyze a medical image or a signal from an in vitro diagnostic device or a pattern or signal from a signal acquisition system;

2.
intended for the purpose of displaying, analyzing, or printing medical information about a patient or other medical information (such as peer-reviewed clinical studies and clinical practice guidelines);

3.	intended for the purpose of supporting or providing recommendations to a healthcare professional about prevention, diagnosis, or treatment of a disease or condition; and

4.
intended for the purpose of enabling such healthcare professional to independently review the basis for such recommendations that such software presents so that it is not the intent that such healthcare professional rely primarily on any of such recommendations to make a clinical diagnosis or treatment decision regarding an individual patient.

Although we believe that our technologies and software are not subject to active FDA regulation, there is a risk that the FDA could disagree. There is also a risk that FDA could finalize its guidance for CDS software in such a way that it excludes our software and technologies from the scope of the CDS software exclusion under the 21st Century Cures Act.
If the FDA determines that any of our current or future services, technologies or software applications, including our CDS software, are regulated by the FDA as medical devices, we would become subject to various statutes, regulations and policies enforced by the FDA and other governmental authorities, including both pre-market
and post-market requirements, and we would need to bring the affected services, technologies, and/or software into compliance with such requirements.
Other Laws
Regulation of Advertising
The FTC regulates advertising pursuant to its authority to prevent “unfair or deceptive acts or practices in or affecting commerce” under the FTCA. The FTC will find an advertisement to be deceptive if it contains a representation or omission of fact that is likely to mislead consumers acting reasonably under the circumstances, and the representation or omission is material and if the advertiser does not possess and rely upon a reasonable basis, such as competent and reliable evidence, substantiating the claim. The FTC may attack unfair or deceptive advertising practices through either an administrative adjudication or judicial enforcement action, including preliminary or permanent injunction. The FTC may also seek consumer redress from the advertiser in instances of dishonest or fraudulent conduct.
In addition, the FDA regulates the advertising of prescription drugs. Promotional materials for prescription compounded drugs may not be false or misleading. Failure to comply with FDA requirements can result in a prescription drug being deemed misbranded under the FDCA. This can result in administrative or judicial penalties, including civil penalties, injunctions, or in extreme instances, criminal prosecution.

Moreover, states have similar unfair and deceptive acts and practices statutes (sometimes called “little FTC Acts” or “UDAP” statutes). They vary, but often the state regulator can seek monetary relief along with an order of discontinuance. Under certain state UDAP laws, consumers can bring private claims against companies who disseminate false or deceptive advertising claims. Although those UDAP statutes often provide for statutory damages in the case of individual consumers, more often such cases take the form of class actions, which can lead to damages awards and awards of attorney’s fees.
Finally, federal and state laws also give causes of action to competitors to seek injunctive and monetary relief for false and misleading advertising statements. Any person who is or may be likely to be damaged by false or misleading advertising statements may bring an action in federal court pursuant to the Lanham Act, § 43(a). Proven damages may be trebled and attorney’s fees and costs may be awarded in appropriate cases. There are state analogs of this sort of unfair competition statute as well.
Corporate Practice of Medicine Laws; Fee Splitting
We contract with Biote-certified practitioners to provide them with access to our services. These contractual relationships are subject to various state laws that prohibit fee splitting or the practice of a healthcare profession by lay entities or persons that are intended to prevent unlicensed persons from interfering with or influencing a practitioner’s professional judgment, known as the corporate practice of medicine. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine prohibition of certain states, decisions and activities that may be performed by unlicensed individuals or entities and perceived as impacting the clinical decision-making of licensed professionals such as policy and procedure development, contracting, setting rates and the hiring and management of clinical personnel may implicate the restrictions on the corporate practice of medicine. Similarly, certain compensation arrangements between licensed professionals and unlicensed individuals and entities can implicate state fee-splitting
prohibitions, which prohibit providers from sharing a portion of their professional fees collected with third parties.
State corporate practice of medicine
and fee-splitting laws
and rules vary from state to state and are not always consistent across various healthcare professions within the same state. In addition, these requirements are subject to broad interpretation and enforcement by state regulators. Some of these requirements may apply to our business even if we do not have a physical presence in the state, based solely on our relationship with a practitioner licensed in the state. Thus, regulatory authorities or other parties, including Biote-certified practitioners, may assert that we are engaged in the corporate practice of medicine or that our contractual arrangements with Biote-certified practitioners or their practice groups constitute unlawful fee splitting. In such event, failure to comply could lead to adverse judicial or administrative action against us and/or Biote-certified practitioners, civil, criminal or administrative penalties, receipt of cease-and-desist
orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our Biote-certified practitioners that interfere with our business, and other materially adverse consequences.
Licenses and Accreditations
We, as well as the Biote-certified practitioners, may be subject to professional and private licensing, certification and accreditation requirements. These include, but are not limited to, requirements imposed by Medicare, Medicaid, state licensing authorities, voluntary accrediting organizations and third-party private payors. Receipt and renewal of such licenses, certifications and accreditations are often based on inspections, surveys, audits, investigations or other reviews, some of which may require affirmative compliance actions by us to ensure we are accurately representing our services that could be burdensome and expensive. The applicable standards may change in the future. There can be no assurance that we will be able to maintain all necessary licenses or certifications in good standing or that they will not be required to incur substantial costs in doing so. The failure to maintain all necessary licenses, certifications and accreditations in good standing, or the expenditure of substantial funds to maintain them, could have an adverse effect on our business.

U.S. State Healthcare Fraud and Abuse Laws
Many states, including certain states in which we conduct our business, prohibit any person from offering, paying, soliciting or receiving any remuneration, directly or indirectly, in cash or in kind, for the referral of patients or other items or services to or with licensed healthcare providers, subject to limited exceptions. The scope of these laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, some apply only to state healthcare program payors, while other state laws apply regardless of payor, including funds paid out of pocket by a patient. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.
The federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration to induce the referral of a patient or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of healthcare items or services paid for by federal healthcare programs, including Medicare or Medicaid. A violation does not require proof that a person had actual knowledge of the statute or specific intent to violate the statute, and court decisions under the Anti-Kickback Statute have consistently held that the law is violated where one purpose of a payment is to induce or reward referrals. Violation of the federal Anti-Kickback Statute could result in felony conviction, administrative penalties, liability (including penalties) under the False Claims Act and/or exclusion from federal healthcare programs. A number of states have enacted anti-kickback laws that sometimes apply not only to state-sponsored healthcare programs, but also to items or services that are paid for by private insurance and self-pay
patients. State anti-kickback laws can vary considerably in their applicability and scope and sometimes have fewer statutory and regulatory exceptions than does the federal law. We consider the importance of anti-kickback laws when structuring company operations and relationships. That said, we cannot ensure that the applicable regulatory authorities will not determine that some of our arrangements with physicians violate the Anti-Kickback Statute or other applicable laws. An adverse determination could subject us to different liabilities, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other healthcare programs, any of which could have a material adverse effect on our business, financial condition or results of operations.
Under the Civil Monetary Penalties Law, a person (including an organization) is prohibited from knowingly presenting or causing to be presented to any United States officer, employee, agent, or department, or any state agency, a claim for payment for medical or other items or services where the person knows or should know (a) the items or services were not provided as described in the coding of the claim, (b) the claim is a false or fraudulent claim, (c) the claim is for a service furnished by an unlicensed physician, (d) the claim is for medical or other items or service furnished by a person or an entity that is in a period of exclusion from the program, or (e) the items or services are medically unnecessary items or services. Penalties range from $10,000 to $50,000 per violation up to $10,000 per claim, treble damages, and exclusion from federal healthcare programs. The Civil Monetary Penalties Law also prohibits a person from transferring any remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider of Medicare or Medicaid payable items or services.
The federal False Claims Act, 31 U.S.C. § 3729, imposes civil penalties for knowingly submitting or causing the submission of a false or fraudulent claim for payment to a government-sponsored program, such as Medicare and Medicaid. Violations of the False Claims Act present civil liability of treble damages plus a penalty of at least $11,803 per false claim. The False Claims Act has “whistleblower” or “qui tam” provisions that allow individuals to commence a civil action in the name of the government, and the whistleblower is entitled to share in any subsequent recovery (plus attorney’s fees). Many states also have enacted civil statutes that largely mirror the federal False Claims Act but allow states to impose penalties in a state court. The existence of the False Claims Act, under which so-called qui
tam plaintiffs can allege liability for a wide range of regulatory noncompliance, increases the potential for such actions to be brought and has increased the potential financial exposure for such actions. These actions are costly and time-consuming to defend.

U.S. State and Federal Health Information Privacy and Security Laws
There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal identifiable information (“PII”), including health information. HIPAA is a federal law that required the creation of national standards to protect sensitive patient health information from being disclosed without the patient’s consent or knowledge. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of PHI, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of PHI in electronic form. Biote-certified practitioners and their clinics may be regulated as covered entities under HIPAA. We may be a business associate of our covered entity clients when we are working on behalf of our covered entity clients and providing services to those clients.
To the extent we qualify as a business associate, we will also be regulated by HIPAA and may be required to provide satisfactory written assurances to our covered entity clients through written business associate agreements that we will provide our services in accordance with HIPAA. Failure to comply with these contractual agreements could lead to loss of clients, contractual liability to our clients, and direct action by HHS Office for Civil Rights, including monetary penalties. Violations of HIPAA may result in significant civil and criminal penalties, including a tiered system of civil monetary penalties that range from $100 to $50,000 per violation, with a cap of $1.5 million per year for identical violations. However, a single breach incident can result in violations of multiple standards. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. HIPAA also requires a business associate to notify its covered entity clients of breaches by the business associate without unreasonable delay and no later than 60 days from the discovery of the breach.
State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.
Many states where we operate and where patients treated by Biote-certified practitioners reside also have laws that protect the privacy and security of sensitive and personal information, including health information.
These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California that govern personal information and medical information such as the California Consumer Protection Act or the California Confidentiality of Medical Information Act, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but, unlike HIPAA, some may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there have been proposals for a new federal privacy law or federal breach notification law, to which we may be subject.
In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security acts or practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting. The FTC and states’ attorneys general have brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act and similar state laws. FTC jurisdiction in data privacy and security cases is concurrent with the HHS Office for Civil Rights’ jurisdiction with respect to HIPAA.
In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials and provide credit monitoring services and/or other relevant services to impacted individuals. In addition, under HIPAA and pursuant to the related contracts that we may enter into with Biote-certified practitioners or Biote partnered clinics who are covered entities, we must report breaches of unsecured PHI to them following discovery of the breach within a set timeframe. Notification must also be made in certain circumstances to affected individuals, federal and state authorities, media, and other relevant parties.
Legal Proceedings
From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, are believed to, either individually or taken together, have a material adverse effect on our business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on us due to defense costs and possible settlement expenses, diversion of management resources and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us, or “our” refer to the business of the Biote Companies prior to the consummation of the Business Combination. Throughout this section, unless otherwise noted, “Biote” refers to BioTE Holdings, LLC and its consolidated subsidiaries.
You should read the following discussion and analysis of our financial condition and results of operations together with the “Unaudited Pro Forma Condensed Combined Financial Information” section of this registration statement and our financial statements and the related notes appearing elsewhere in this registration statement. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this registration statement, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
We operate a high growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their aging patient populations. The Biote Method is a comprehensive, end-to-end
practice building platform that provides Biote-certified practitioners with the components specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management software, inventory management software, and information regarding available HRT products, as well as digital and point-of-care
marketing support. We also sell a complementary Biote-branded line of dietary supplements. We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. By virtue of our historical performance over the past ten years, we believe that our business model has been successful, remains differentiated, and is well positioned for future growth.
Our
go-to-market
strategy focuses on:

•
Increase the number of Biote-certified practitioners
. Our primary objective in marketing to healthcare providers is to inform them of the value in joining the Biote network. We accomplish this through provider referrals, a dedicated sales force, and through digital and traditional marketing channels. We target specific physicians based on their specialty, prescribing data, demographic information and location match with our existing geographic footprint.

•
Grow the practice of our Biote-certified practitioners and Biote partnered clinics
. When the practices of our Biote-certified practitioners and Biote partnered clinics grow, we grow. We help our Biote-certified practitioners and Biote partnered clinics grow by, among other things:

•	providing mentorship, practice management and marketing capability necessary to operate an efficient hormone optimization practice;

•	providing high-quality Biote-branded dietary supplement products;

•	providing Biote-certified practitioners and Biote partnered clinics a full array of wellness education and marketing materials;

•	directing consumers that are actively seeking care to Biote-certified practitioners via the “Find A Provider” feature on our company website; and

•	utilizing our growing digital outreach capabilities to connect with consumers seeking general information.

•
Increasing sales of Biote-branded dietary supplements
. As of March 15, 2022, our Biote-branded dietary supplement line includes 18 dietary supplements that we offer to over 2,335 Biote-certified practitioners through our eCommerce site, efficiently leveraging our core Biote provider platform. Practitioners then re-sell
Biote-branded dietary supplements to their patients, enabling patients to receive physician- guided therapies to manage the related effects of aging. In August 2021, we launched a direct-to-patient
eCommerce platform whereby practitioners can invite their patients to buy Biote-branded dietary supplements online via our online store.

The hormone pellet products used by Biote-certified practitioners are manufactured by third-party compounding pharmacies and shipped directly to Biote-certified practitioners. Custody of the pellets is with Biote-certified practitioners. However, the pellets are recorded as inventory on our financial statements from the date of shipment until such time as they are administered in a patient treatment as monitored and recorded in our BioTracker system as an additional service for administrative convenience of Biote-certified practitioners and Biote partnered clinics. The unused pellets located at the Biote partnered clinics are recorded in our consolidated balance sheets as inventory until such time as they are dispensed in treatments which initiates the revenue recognition process.
These products have a finite life ranging from six to twelve months. We assume the risk of loss due to expiration, damage or otherwise. Additionally, the products offered in our Biote-branded dietary supplement portfolio are produced by third-party manufacturers located in the United States. Prior to 2021, our Biote-branded dietary supplements were dropped-shipped directly to our customers from our vendors. Beginning in 2021, Biote contracted with a third-party to provide warehousing, co-packing
and logistics services for our Biote-branded dietary supplements. As such our consolidated balance sheets as of March 31, 2022 and December 31, 2021 reflect inventories relating to these items.
Revenue generated from individual Biote partnered clinics varies significantly. This variability is due to many factors. These include: tenure of its practitioners as Biote-certified practitioners; the number of certified practitioners in an individual clinic; the number of patients served by a clinic; the clinic’s patient demographics; and the clinic’s geographic location and population density. The master services agreements (“MSAs”) we enter into with Biote partnered clinics contain tiered pricing provisions for the management fees. These provisions provide for decreasing management fees owed to us based on the number of new patients treated. This can result in declines in revenue we realize from management fees from existing Biote partnered clinics unless these are offset by revenues generated from newly acquired Biote partnered clinics which begin at higher fee levels under the MSA.
Recent Developments
Business Combination
On December 13, 2021, Biote announced that it had entered into a definitive business combination with Haymaker Acquisition Corp. III (“HYAC”), a special purposes acquisition corporation, that would result in Biote becoming a public company. The Business Combination was closed on May 26, 2022. As of the Closing Date, the Company had 67,727,595 shares of common stock outstanding (excluding the Commitment Shares) consisting of 9,161,771 shares of Class A common stock, 0 shares of Class B common stock and 58,565,824 shares of Class V voting stock. The Company also had 13,504,166 warrants outstanding to purchase shares of Class A common stock with exercise prices at $11.50 per share.
The Business Combination is being accounted for as a common control transaction, in accordance with GAAP, as Dr. Gary Donovitz, in his individual capacity, is deemed to have continued control over the Combined Company for accounting purposes. Under this method of accounting, HYAC’s acquisition of Biote will be accounted for at Biote’s historical carrying values, and Biote will be deemed the predecessor entity. This method of accounting is similar to a reverse recapitalization whereby the Business Combination will be treated as the equivalent of Biote issuing stock for the net assets of HYAC, accompanied by a recapitalization. The net assets of HYAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Biote. The Business Combination will have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in Biote’s future reported financial position and results are the net increase in cash (as compared to our consolidated balance sheet as of March 31, 2022) of approximately $44.1 million on a pro forma basis after shareholder redemptions. The transaction costs of the Business Combination were approximately $23.2 million.
In connection with the Business Combination Agreement, BioTE Medical, a subsidiary of Biote, as the borrower, entered into the Credit Agreement with Truist Bank., which provides to borrower: (i) a $50,000,000 senior secured revolving credit facility; and (ii) a $125,000,000 senior secured term loan A facility.
COVID-19
In March 2020, the World Health Organization declared the
COVID-19
outbreak a pandemic (the
“COVID-19
pandemic”), and the virus continues to spread in areas where we partner with Biote-certified practitioners and Biote partnered clinics and sell our dietary supplements. Several public health organizations have recommended, and many local governments have implemented, certain measures to slow and limit the transmission of the virus, including shelter in place and social distancing ordinances, which have resulted in a significant deterioration of economic conditions in many of the states in which we operate. The impact of the
COVID-19
pandemic and the related disruptions caused to the global economy did not have a material impact on our business during the year ended December 31, 2021 or the first quarter ended March 31, 2022. We experienced a decrease in Biote partnered clinic demand and Biote-branded dietary supplement shipments in the second quarter of fiscal year 2020. This decrease was primarily the result of closures or reduced capacity at Biote partnered clinics in various geographies within the United States. During the second half of fiscal year 2020, clinic demand returned to pre-COVID-19
pandemic levels. During this and subsequent periods, we have not experienced any material disruptions in our supply chain or in our ability to fulfill orders as a result of the
COVID-19
pandemic.
Committed Equity Financing
On July 27, 2022, we entered into a Standby Equity Purchase Agreement (the “Purchase Agreement”) with YA II PN, Ltd. (“Yorkville”), whereby we shall have the right, but not the obligation, to sell to Yorkville up to 5,000,000 shares of our Class A common stock at our request any time during the 36 months following the execution of the Purchase Agreement, subject to certain conditions. We expect to use any net proceeds for working capital and general corporate purposes.
Components of Results of Operations
Revenue
We sell Biote partnered clinics the Biote Method, the components of which are specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management resources, inventory management resources, and digital and point-of-care-marketing
support. Our revenue represents fees paid for the training, marketing support, practice development, equipment, IP licensing, and product sales of Biote-branded dietary supplements, physician-prescribed procedures, and manual surgical instruments intended for use by Biote-certified practitioners, or trocars.
Our revenues fluctuate in response to a combination of factors, including the following:

•	sales volumes;

•	the mix of male and female patients treated by Biote-certified practitioners, as treatment for males generates more revenue per patient than treatment for females;

•	our overall product mix of dietary supplements sold;

•	the effects of competition on market share;

•	new Biote partnered clinics acquired as customers, less any existing clinics lost as customers (“net new clinics”);

•	number of procedures performed by practitioners;

•	medical industry acceptance of hormone optimization generally as a solution to unmet medical needs;

•	the number of business days in a particular reporting period, including as a result of holidays;

•	weather disruptions impacting medical offices’ ability to maintain regular operating schedules;

•	the effects of competition and competitive pricing strategies;

•	governmental regulations influencing our markets; and

•	global and regional economic cycles.
Generally, our MSAs require us to provide (1) initial training to practitioners on the Biote Method, (2) inventory management services and (3) other contract-term marketing and practice development services (including recurring training and licenses of Biote intellectual property). Historically, we have provided the optional free lease of reusable trocars by Biote-certified practitioners.
Substantially all of our revenue originates from sales to clinic locations in the United States.
Product Revenue
Product revenue includes both pellets, in connection with the service described above, and the related inventory management services provided to clinics. Product revenue is recognized at the point in time when the clinic obtains ownership of the pellet, which we determined to be when the Biote-certified practitioner performs the procedure to implant the pellet into their patient. The consideration allocated to this performance obligation is a procedure-based service fee which we refer to as procedure revenue. Our product revenues also include revenues earned from sales of pellet insertion kits and Biote-branded dietary supplements. Revenue from the sale of Biote-branded dietary supplements and pellet insertion kits is recognized when the clinic or clinic’s patient (supplements only) obtains control of the product and is generally at the time of shipment from our distribution facility or supplier. Any shipping or handling fees paid by clinics are also recorded within product revenues.
Service Revenue
Service revenue is revenue earned from fees paid by Biote partnered clinics for training services and other contract term services pursuant to our MSAs. While the option to receive and right to use the reusable trocars through the term of the contract represents an embedded lease, we have adopted the practical expedient within ASC 842 to combine the lease and non-lease
components and account for the combined component under ASC 606.
For Biote Method arrangements, we recognize revenue for trainings and for management services over time. For initial trainings, progress is measured by the number of training sessions completed, and for contract-term services, progress is measured on a time-elapsed basis.
The training completion and time-elapsed bases represent the most reliable measure of transfer of control to the clinic for trainings and contract-term services, respectively. Revenue is deferred for amounts billed or received prior to delivery of the services.

Cost of Revenue
Cost of service revenue consists primarily of costs incurred to deliver trainings to Biote partnered clinics. Cost of product revenues include the pass-through cost of pellets purchased from outsourcing facilities, the cost of pellet insertion kits and Biote-branded dietary supplements purchased from manufacturing facilities, and the shipping and handling costs incurred to deliver these products to Biote partnered clinics.
Commissions
Commissions consist primarily of fees paid to a third-party sales force and fees paid to Biote partnered clinics that participate in our clinic mentor program (our “Mentor Program”), which pairs experienced Biote-certified practitioners with newly contracted practitioners.
Commissions paid to the Company’s third-party sales forces relate to market support and development activities undertaken to increase sales through the acquisition of new Biote partnered clinics and growth from existing clinics. These are not considered incremental costs to obtain a clinic contract. As a result of investing in growing our internal sales capabilities beginning in 2019, we rely less on third-party sales forces and our commissions have decreased over time. We expect external commissions expenses to continue to decrease as we focus our growth initiatives based on an internal sales force model. However, the employee salaries we pay to our internal sales force are considered compensation expense and allocated to selling, general, and administrative expense. We’ve also made improvements to our Mentor Program that have resulted in lower commissions paid since 2019.
Marketing
Marketing consists primarily of advertising expenses, other
non-advertising
marketing and training program costs, and management services costs. These costs are all expensed as incurred.
Selling, General, and Administrative Expense
Selling, general, and administrative expense consists primarily of software licensing and maintenance and the cost of employees who engage in corporate functions, such as finance and accounting, information technology, human resources, legal, and executive management. Selling, general, and administrative expense also includes rent occupancy costs, office expenses, recruiting expenses, entertainment allocations, depreciation and amortization, other general overhead costs, insurance premiums, professional service fees, research and development, and costs related to regulatory and legal matters.
Interest Expense
Interest expense consists primarily of cash and
non-cash
interest under our term loan facility and commitment fees for our unused line of credit.
Other Income/Expense
Other income and other expense consist of the foreign currency exchange gains and losses for sales denominated in foreign currencies, interest income and other income or payments not appropriately classified as operating expenses.
Income Taxes
Biote is a limited liability company for U.S. federal income tax purposes that is treated as a partnership for income tax purposes. Biote is not subject to U.S. federal income tax, but may be subject to certain taxes and fees imposed by the states in which we operate. As such, all federal taxable income of Biote is passed directly to the members, and is subject to income tax at the members’ level. We remain liable for Texas and other state franchise taxes, which are based on income and accounted for under ASC 740, Income Taxes.

Refer to Note 2, Summary of Significant Accounting Policies, in our accompanying financial statements elsewhere in this registration statement for additional discussion.
Following the Business Combination, our parent company has been subject to U.S federal, state and foreign income taxes as a corporation.
Results of Operations
Comparison of the Three Months Ended March 31, 2022 and 2021
The table and discussion below present our results for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		Increase/(Decrease)
(U.S. dollars, in thousands)	2022	2021	$	%
Revenue
Product revenue	$36,758	$31,193	$5,565	17.8%
Service revenue	385	350	35	10.0%

Total revenue	37,143	31,543	5,600	17.8%
Cost of revenue (excluding depreciation and amortization included in selling, general, and administrative, below)
Cost of products	11,657	10,877	780	7.2%
Cost of services	620	484	136	28.1%

Cost of revenue	12,277	11,361	916	8.1%
Commissions	216	577	(361)	(62.6%)
Marketing	1,241	749	492	65.7%
Selling, general, and administrative	13,646	9,463	4,183	44.2%

Income from operations	9,763	9,393	370	3.9%
Other income (expense):
Interest expense	(359)	(492)	133	(27.0%)
Other expense	10	4	6	150.0%

Total other expense	(349)	(488)	139	(28.5%)
Income before provision for income taxes	9,414	8,905	509	5.7%
Income tax expense	64	64	—	*
Net income	$9,350	$8,841	509	5.8%

*	Not a meaningful change
Revenue
Revenue for the three months ended March 31, 2022 increased by $5.6 million to $37.1 million, or 17.8% as compared to the three months ended March 31, 2021. The increase was primarily driven by a $5.6 million increase of procedure and Biote-branded dietary supplement revenue. Procedures performed increased by 21% versus the prior year resulting in a $5.4 million increase in procedures revenue. During the three months ended March 31, 2022, 136 net new clinics were added versus 60 net new clinics for the three months ended March 31, 2021. Biote-branded dietary supplement sales increased by 3.5% or $0.2 million over the same period in the prior year. Service revenues increased by 10% over the same period in the prior year resulting from an increase in the number of practitioners attending training during the three months ended March 31, 2022 compared to the three months ended March 31, 2021.

Cost of revenue
Cost of revenue for the three months ended March 31, 2022 increased by $0.9 million, to $12.3 million, or 8.1% as compared to the three months ended March 31, 2021. The increase was primarily due to the net impact of higher volumes at lower unit costs. Cost of procedures increased by $0.8 million for the period, consisting of $1.6 million attributable to volume increases in pellets dispensed which was offset by a reduction in the per unit cost of certain pellets totaling $0.8 million. Biote-branded dietary supplement costs decreased by 7.8%, or $0.2 million, during the period, consisting of $0.1 million attributable to higher volumes which was offset by price reductions and increases in sales of lower cost dietary supplements totaling $0.3 million.
Commissions
Commissions expense for the three months ended March 31, 2022 decreased by $0.4 million to $0.2 million, or 62.6%, as compared to the three months ended March 31, 2021. The decrease is primarily driven by our shift to an internal sales force for generating product demand.
Marketing
Marketing expense for the three months ended March 31, 2022 increased by $0.5 million to $1.2 million, or 65.7%, as compared to the three months ended March 31, 2021. This increase is attributable to an increase in digital media initiatives of $0.3 million and increases in printed brochures and informational materials of $0.2 million.
Selling, General, and Administrative
Selling, general, and administrative expense for the three months ended March 31, 2022 increased by $4.2 million to $13.6 million, or 44.2%, as compared to the three months ended March 31, 2021. The increase was primarily from a $1.9 million increase in payroll and related expenses due to increases in sales incentives consistent with sales growth for the period and additional management hiring; $0.3 million of increases in software licensing and maintenance resulting from higher personnel headcount and ongoing strategic technology initiatives; $0.2 million of travel and entertainment expenses due to increases in sales force headcount; and merchant bank processing fees of $0.2 million consistent with sales growth. Additionally, professional fees increased during the period by $1.3 million, of which $0.7 million was due to additional services rendered related to our pursuit of the Business Combination with HYAC, with the remaining $0.6 million attributable to other legal matters incurred in the normal course of operations.
Interest Expense
Interest expense for the three months ended March 31, 2022 decreased by $0.1 million to $0.4 million, or 27.0%, as compared to the three months ended March 31, 2021. The decrease was primarily due to the reduction in the amount outstanding on the note payable as compared to the prior year as well as a reduction in interest rates realized during the year. Interest expense relates primarily to interest on an outstanding note payable and amortization of origination fees. Other income/(expense)
Other Income/(expense)
Other income for the three months ended March 31, 2022 increased by $6 thousand to $10 thousand as compared to the three months ended March 31, 2021. The increase was primarily due to currency fluctuations during the period.
Income Tax Expense
Income tax expense for the three months ended March 31, 2022 remained constant as compared to the three months ended March 31, 2021.

The table and discussion below present our results for the years ended December 31, 2021 and 2020:

	Year Ended December 31,		Increase/(Decrease)
(U.S. dollars, in thousands)	2021	2020	$	%
Revenue
Product revenue	$137,598	$114,640	$22,958	20.0%
Service revenue	1,798	1,928	(130)	(6.7%)

Total revenue	139,396	116,568	22,828	19.6%
Cost of revenue (excluding depreciation and amortization included in selling, general, and administrative, below)
Cost of products	46,298	42,538	3,760	8.8%
Cost of services	2,519	2,391	128	5.4%

Cost of revenue	48,817	44,929	3,888	8.7%
Commissions	2,056	2,432	(376)	(15.5%)
Marketing	4,908	4,409	499	11.3%
Selling, general, and administrative	49,054	33,017	16,037	48.6%

Income from operations	34,561	31,781	2,780	8.7%
Other income (expense):
Interest expense	(1,673)	(2,425)	752	(31.0%)
Other income (expense)	17	(5)	22	*

Total other expense	(1,656)	(2,430)	774	(31.9%)
Income before provision for income taxes	32,905	29,351	3,554	12.1%
Income tax expense	286	189	97	51.3%

Net income	$32,619	$29,162	3,457	11.9%

*	Not a meaningful change
Revenue
Revenue for the year ended December 31, 2021 increased by $22.8 million to $139.4 million, or 19.6% as compared to the year ended December 31, 2020. The increase was primarily driven by a $23.0 million increase in procedure and Biote-branded dietary supplement revenue. Procedures performed increased by 20% versus the prior year resulting in a $16.7 million increase in procedure revenue. During the year ended December 31, 2021, 415 net new clinics were added versus 297 net new clinics for the year ended December 31, 2020. Biote-branded dietary supplement sales increased by 30.2%, or $6.3 million, over the same period in the prior year. The increase was due to $4.5 million, or 22%, in sales from the core product line and $1.8 million, or 8.4%, in sales from new dietary supplements introduced in the quarter ended December 31, 2020. Additionally, there was a 13% increase in the number of Biote partnered clinics that sell our Biote-branded dietary supplements from the previous year. Service revenues decreased by 6.7% during 2021, attributable to a certain one-time
virtual training event that was sponsored to coincide with the new dietary supplements launch in 2020.
Cost of revenue
Cost of revenue for the year ended December 31, 2021 increased by $3.9 million, to $48.8 million, or 8.7% as compared to the year ended December 31, 2020. The increase was primarily due to the net impact of higher volumes at lower unit costs. Cost of procedures increased by $1.4 million for the period, consisting of $5.2 million attributable to volume increases in pellets dispensed which was offset by a reduction in the per unit cost of certain pellets totaling $3.8 million. Biote-branded dietary supplement costs increased by 18.6%, or $2.4 million, during the period, consisting of $3.9 million attributable to higher volumes which was offset by price reductions and increases in sales of lower cost dietary supplements totaling $1.5 million.

Commissions
Commissions expense for the year ended December 31, 2021 decreased by $0.4 million to $2.1 million, or 15.5%, as compared to the year ended December 31, 2020. The decrease was primarily driven by our shift to an internal sales force for generating product demand.
Marketing
Marketing expense for the year ended December 31, 2021 increased by $0.5 million to $4.9 million, or 11.3%, as compared to the year ended December 31, 2020. This increase was attributable to an increase in clinic support and incentive programs of $0.7 million, driven by new clinic acquisition and increases in Biote partnered clinics qualifying for incentives. These increases were offset by reductions in media related expenses of $0.2 million in the year ended December 31, 2021 as compared to the year ended December 31, 2020.
Selling, General, and Administrative
Selling, general, and administrative expense for the year ended December 31, 2021 increased by $16.1 million to $49.1 million, or 48.6%, as compared to the year ended December 31, 2020. The increase included a $6.9 million increase in payroll and related expenses related to sales incentives consistent with sales growth for the period and additional management hiring. The increase also reflected increases in technology licensing and support costs of $0.7 million from higher personnel headcount and ongoing technology initiatives, $1 million of travel and entertainment expenses due to the easing of travel restrictions in place during 2020 resulting from the
COVID-19
pandemic and merchant bank processing fees of $1.2 million consistent with sales growth. Professional fees also increased during the period by $3.9 million. Of these professional fees, $2.7 million was due to additional services rendered related to our pursuit of the Business Combination with HYAC, with the remaining $1.2 million attributable to other legal matters incurred in the normal course of operations.
Interest Expense
Interest expense for the year ended December 31, 2021 decreased by $0.8 million to $1.7 million, or 31%, as compared to the year ended December 31, 2020. The decrease was primarily due to the reduction in the amount outstanding on the note payable as compared to the prior year as well as a reduction in interest rates realized during the year. Interest expense relates primarily to interest on an outstanding note payable and amortization of origination fees.
Other income/(expense)
Other income for the years ended December 31, 2021 increased by $23 thousand to $17 thousand as compared to the year ended December 31, 2020. The increase was primarily due to currency fluctuations during the period that resulted in a net foreign exchange gain in 2021 and a net foreign exchange loss in 2020.
Income Tax Expense
Income tax expense for the year ended December 31, 2021 increased by $98 thousand to $0.3 million, or 52%, as compared to the year ended December 31, 2020. This increase was attributable to increases in operating income in specific jurisdictions where the Company is subject to franchise and other taxes.

Comparison of the Years Ended December 31, 2020 and 2019
The table and discussion below present our results of operations for the years ended December 31, 2020 and 2019:

	Year Ended December 31,		Increase/(Decrease)
(U.S. dollars, in thousands)	2020	2019	$	%
Revenue
Product revenue	$114,640	$108,315	$6,325	5.8%
Service revenue	1,928	1,661	267	16.1%

Total revenue	116,568	109,976	6,592	6.0%
Cost of revenue (excluding depreciation and amortization included in selling, general, and administrative, below)
Cost of products	42,538	39,749	2,789	7.0%
Cost of services	2,391	3,816	(1,425)	(37.3%)

Cost of revenue	44,929	43,565	1,364	3.1%
Commissions	2,432	3,592	(1,160)	(32.3%)
Marketing	4,409	7,264	(2,855)	(39.3%)
Selling, general, and administrative	33,017	32,028	989	3.1%

Income from operations	31,781	23,527	8,254	35.1%
Other income (expense):
Interest expense	(2,425)	(2,082)	(343)	16.5%
Other expense	(5)	(65)	60	(92.3%)

Total other expense	(2,430)	(2,147)	(283)	13.2%
Income before provision for income taxes	29,351	21,380	7,971	37.3%
Income tax expense	189	93	96	103.2%

Net income	$29,162	$21,287	7,875	37.0%

Revenue
Revenue for the year ended December 31, 2020 increased $6.6 million to $116.6 million, or 6.0%, as compared to the year ended December 31, 2019. The increase was primarily driven by a $6.3 million increase in procedures, Biote-branded dietary supplements, and sale of trocar kits. Patient procedures performed increased by 6% in 2020 resulting in a $2.6 million increase in procedure revenues. During the year ended December 31, 2020, 297 net new clinics were added versus 204 in the year ended December 31, 2019. Biote-branded dietary supplement sales increased by $3.4 million, or 19%, during 2020. Of that, 10% was attributable to organic growth in our core product line and 9% growth was realized from new products introduced during 2020. Other product revenue, related to pellet insertion kit sales, increased by $0.3 million, or 60%, during 2020. Service revenues increased by 16% during 2020, of which 11% was attributable to certain one-time
virtual training events that were sponsored to coincide with the new dietary supplements launched in 2020.
Cost of revenue
Cost of revenue for the year ended December 31, 2020 increased $1.4 million to $44.9 million, or 3.1%, as compared to the year ended December 31, 2019. The increase was primarily due to an increase of cost of products, which includes procedures, Biote-branded dietary supplements and trocar kits, by $2.8 million, of which $2.3 million was attributable to volume increases in products sold, with the remaining increase attributable to product mix. This increase in cost of products was partially offset by a decrease in cost of services of $1.4 million due the reduction of facilities expense of $1.3 million as we shifted our approach to trainings due to the
COVID-19
pandemic.

Commissions
Commissions expense for the year ended December 31, 2020 decreased by $1.2 million to $2.4 million, or 32.3%, as compared to the year ended December 31, 2019. The decrease was driven by our shift to an internal sales force for generating product demand and less reliance upon third-parties to represent Biote in certain geographic territories.
Marketing
Marketing expense for the year ended December 31, 2020 decreased by $2.9 million to $4.4 million, or 39.3%, as compared to the year ended December 31, 2019. This decrease was primarily driven by a reduction in media expense of $3.5 million which was due to the elimination of certain television advertising initiatives as well as conversion to a more cost-effective digital marketing platform. The decrease in media expense was offset by increases in our clinic incentives and support programs of $0.6 million.
Selling, General, and Administrative
Selling, general, and administrative expense for the year ended December 31, 2020 increased by $1.0 million to $33.0 million, or 3.1%, as compared to the year ended December 31, 2019. The increase was primarily from a $0.9 million increase in software licensing/maintenance expense due to an increase in technology upgrades initiated during 2020, payroll and related expenses of $1 million, due to an increase in sales and management personnel hired in 2020, as well as an increase in depreciation and amortization of $0.3 million due to an increase in assets placed in service in 2020 and late 2019. These increases were offset by a reduction of $1.5 million in legal fees, which were due to an overall decrease in category spend.
Interest Expense
Interest expense for the year ended December 31, 2020 was $2.4 million, an increase of $0.3 million, or 16.5%, as compared to the year ended December 31, 2019. Interest expense relates primarily to interest on an outstanding note payable and amortization of the note’s origination fees. The note payable was issued in 2019, was outstanding for seven months of the year, and replaced a previous line of credit with a smaller principal balance. The increase in expense for 2020 reflects the outstanding balance on the note for the full year of 2020.
Other expense
Other expense for the year ended December 31, 2020 decreased $60 thousand to $5 thousand as compared to the year ended December 31, 2019. The change was primarily due to a reduction of approximately $60 thousand in certain non-operating
expenses that were recognized in the year ended 2019 but not 2020.
Income Tax Expense
Income tax expense for the year ended December 31, 2021 increased by $98 thousand to $0.3 million, or 52% as compared to the year ended December 31, 2020. This increase was attributable to increases in operating income in specific jurisdictions where the Company is subject to franchise and other taxes.
Liquidity and Capital Resources
Our primary sources of cash are our cash flow from operations, less amounts paid to fund operating expenses, and working capital requirements related to inventory, accounts payable and accounts receivable, and general and administrative expenditures. We primarily use cash to fund our debt service obligations, fund operations, meet working capital requirements, capital expenditures and strategic investments. As of December 31, 2021, we had cash and cash equivalents of $26.8 million. Based on past performance and current expectations, we believe that our current available sources of funds (including cash and cash equivalents plus proceeds from the Business Combination and Debt Financing) will be adequate to finance our operations, working capital requirements, capital expenditures, debt servicing obligations, and potential dividends for at least the next twelve months.
Since our inception, we have financed our operations and capital expenditures primarily through capital investment from our founder and other members, debt financing in the form of short-term lines of credit and long-term notes payable, and net cash inflows from operations.
We expect our operating and capital expenditures to increase as we increase headcount, expand our operations and grow our clinic base. If additional funds are required to support our working capital requirements, acquisitions or other purposes, we may seek to raise funds through additional debt or equity financings or from other sources. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our equity holders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing equity holders. If we raise additional funds by obtaining loans from third-parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and also require us to incur additional interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.
The exercise price of our Warrants is $11.50 per Warrant. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A common stock, the last reported sales price for which was $4.00 per share on July 28, 2022. If the trading price for our common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants.
In connection with the Business Combination, prior to Closing, HYAC’s public stockholders exercised their right to redeem 30,525,729 shares of Class A common stock, which constituted 96.1% of the shares with redemption rights, for cash at a redemption price of approximately $10.01 per share, for an aggregate redemption amount of $305,471,974. The shares of common stock being offered for resale pursuant to this prospectus by the selling securityholders represent approximately 5.5% of shares outstanding on a fully diluted basis as of July 28, 2022 (excluding the Commitment Shares). Given the substantial number of shares of common stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. For instance, two Members will each hold 34.5% of our outstanding shares of Class A common stock upon exercise of their Exchange Rights (as defined below), and will be able to sell any or all of such shares for so long as the registration statement of which this prospectus forms a part is available for use. See “Selling Securityholders” for additional information. Even if our trading price is significantly below $10.00, the offering price for the units offered in HYAC’s IPO, certain of the selling securityholders, including the Sponsor, may still have an incentive to sell shares of our common stock because they purchased the shares at prices lower than the public investors or the current trading price of our common stock. While the Sponsor and other holders of the Founders Shares may experience a positive rate of return on their investment in our Class A common stock, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price. See also “Risk Factors—Risks Related to Ownership of Our Securities—Sales of our Class A common stock, or the perception of such sales, by us or the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Class A common stock to decline and certain Selling Securityholders still may receive significant proceeds.” For example, based on the closing price of our Class A common stock of $4.00 as of July 28, 2022, the Sponsor and other holders of the Founder Shares would experience a potential profit of up to approximately $4.00 per share, or approximately $31.8 million in the aggregate.

The sale of shares of our common stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. Resales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of shares of common stock by selling securityholders pursuant to this prospectus which could result in a significant decline in the trading price of our common stock and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. In addition, debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our operations. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors” included in this prospectus.
Cash Flows
The following table summarizes our condensed consolidated cash flows for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Condensed consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$6,969	$7,957
Net cash used in investing activities	(482)	(486)
Net cash used in financing activities	(5,562)	(3,592)
We derive liquidity primarily from debt and equity financing activities. As of March 31, 2022, our balance of cash and cash equivalents was $27.7 million, which is an increase of $6.6 million, or 31.4%, compared to March 31, 2021. Our total outstanding debt principal balance as of March 31, 2022 was $35.8 million, which represents a decrease of $4.7 million over the total debt outstanding at March 31, 2021 of $40.5 million.
The following table summarizes our consolidated cash flows for the years ended December 31, 2021,2020 and 2019:

	Year Ended December 31,
	2021	2020	2019
Consolidated Statements of Cash Flow Data:
Net cash provided by operating activities	$33,720	$26,425	$25,354
Net cash used in investing activities	(3,807)	(1,393)	(1,672)
Net cash used in financing activities	(20,343)	(18,319)	(13,553)
We derive liquidity primarily from debt and equity financing activities. As of December 31, 2021, our balance of cash and cash equivalents was $26.8 million, which is an increase of $9.6 million, or 55%, compared to December 31, 2020. Our total outstanding debt principal balance as of December, 2021 was $37 million, which represents a decrease of $4.7 million over the total debt outstanding at December 31, 2020 of $41.7 million.

Operating Activities
Comparison of the Three Months Ended March 31, 2022 and 2021
Cash flows provided by operating activities for the three months ended March 31, 2022 decreased $1 million compared to the three months ended March 31, 2021. Net income from operations, adjusted for non-cash
expenses such as depreciation and amortization, provisions for bad debts, and provisions for obsolete inventories resulted in a net increase of $0.7 million as compared to the prior period. Additionally, our working capital investment in our Biote-branded supplement inventory decreased by $1.6 million as compared to the prior period. This resulted from the initial investment in our third-party fulfillment centers during the three months ended March 31, 2021. These increases were offset by a $1.2 million increase in working capital from advances and prepayments made to certain vendors and reductions in accounts payable and accrued expenses of $2.1 million due to the payment timing of vendor and other liabilities.
Comparison of the Years Ended December 31, 2021 and 2020
Cash flows provided by operating activities for the year ended December 31, 2021 increased compared to the year ended December 31, 2020, driven primarily by an increase in net income from operations, adjusted for non-cash
expenses such as depreciation and amortization, provisions for bad debts, and provisions for obsolete inventories. This increase of $3.2 million was impacted by a $2.4 million net increase in inventory and related accounts payable and $4.6 million related to certain expense accruals for professional fees and legal resolutions. The remaining decreases in working capital consist of $0.7 million related to the timing of customer payments, $0.5 million of reductions in certain revenue deferrals and $0.7 million reductions in vendor prepayments
Comparison of the Years Ended December 31, 2020 and 2019
Cash flows provided by operating activities for the year ended December 31, 2020 increased compared to the year ended December 31, 2019, driven by an increase in net income from operations, adjusted for non-cash
expenses such as depreciation and amortization, provisions for bad debts, and provisions for obsolete inventories. This increase of $9.0 million was offset by a net increase in our investment in working capital of $8.0 million, due to cyclical increases in inventory and decreases in accounts payable and accrued expenses related to the timing of our inventory purchases and payments and increases in accounts receivable and decreases in deferred revenue arising from increased sales and fluctuations in the timing of when we receive customer payments in relation to when we recognize revenue.
Investing Activities
Comparison of the Three Months Ended March 31, 2022 and 2021
Net cash used in investing activities for the three months ended March 31, 2022 decreased by $4 thousand as compared to the three months ended March 31, 2021. This decrease was driven by a reduction in costs for the development of internal-use
capitalized software of $124 thousand. This decrease was partially offset by an increase in purchases of property and equipment of $120 thousand; primarily reusable trocars and costs associated with expanding our corporate offices.
Comparison of the Years Ended December 31, 2021 and 2020
Net cash used in investing activities for the year ended December 31, 2021 increased $2.4 million as compared to the year ended December 31, 2020. This increase was driven by increased purchases of property and equipment costs associated with expanding our corporate offices, which account for $0.8 million of the increase. Additionally, we incurred increased costs for the development of internal-use
capitalized software, which we continue to develop to meet our growth objectives. These software development costs accounted for $1.3 million of the increase.

Comparison of the Years Ended December 31, 2020 and 2019
Net cash used in investing activities for the year ended December 30, 2020 decreased $0.3 million as compared to the year ended December 31, 2019. This decrease was the result of a decrease in our purchases of property and equipment totaling $0.4 million, and an increase in our expenditures on internally developed software of $0.1 million.
Financing Activities
Comparison of the Three Months Ended March 31, 2022 and 2021
Net cash used in financing activities for the three months ended March 31, 2022 increased $2 million as compared to the three months ended March 31, 2021. The increase is due to $1.6 million of certain costs capitalized in conjunction with the anticipated Business Combination with HYAC, as well as by an increase in member distributions of $0.4 million between the two periods.
Comparison of the Years Ended December 31, 2021 and 2020
Net cash used in financing activities for the year ended December 31, 2021 increased $2 million as compared to the year ended December 31, 2020. The increase was due to $3.9 million of certain costs capitalized in conjunction with the anticipated Business Combination with HYAC. This increase was offset by a reduction in member distributions of $1.9 million between to two years.
Comparison of the Years Ended December 31, 2020 and 2019
Net cash used in financing activities for the year ended December 31, 2020 increased $4.8 million as compared to the year ended December 31, 2019. This increase is primarily the result of a $6.6 million increase from$56.6 million in distributions to members, net of $50 million of long-term note proceeds used to pay these distributions. This increase is partially offset by a decrease in net repayments of our previous line of credit of $2.6 million resulting from the final repayments and termination of that line of credit in 2019, a decrease of $1.1 million related to the debt origination fees that were incurred in 2019, and an increase of $1.8 million of principal repayments on our long-term note payable resulting from a full year of payments in 2020.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in accordance with GAAP requires our management to make judgments, assumptions and estimates that affect the amounts reported in our accompanying consolidated financial statements and the accompanying notes included elsewhere in this registration statement.
Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain.
Our most critical accounting estimates include revenue recognition and the valuation of inventory.
Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included elsewhere in this registration statement. We believe that the accounting policies described reflect our most critical accounting policies and estimates, which represent those that involve a significant degree of judgment and complexity. Accordingly, we believe these policies are critical in fully understanding and evaluating our reported financial condition and results of operations.
Revenue Recognition
Prior to January 1, 2019, we recognized revenue when there was persuasive evidence of an arrangement, delivery had occurred, the fee was fixed or determinable and collection was reasonably assured.
We adopted Financial Accounting Standards Board (FASB) Accounting Standard Update (ASU)
2014-09,
Revenue from Contracts with Customers, and subsequent amendments (collectively, “ASC 606”), on January 1, 2019. We applied ASC 606 using the modified retrospective method and elected to apply this initial application of the standard only to contracts that are not completed at the date of initial application. The cumulative effect of adopting ASC 606 resulted in a $3.5 million adjustment to the opening balance of retained earnings as of January 1, 2019, with an offsetting adjustment to deferred revenue, current and long-term.
To determine revenue recognition for arrangements within the scope of ASC 606, we perform the following five steps: (1) identify the contract(s) with a clinic; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) we satisfy performance obligations. We recognize revenue when the control of the promised goods or services is transferred to Biote partnered clinics in an amount that reflects the consideration we expect to receive in exchange for such goods or services.
The majority of our revenue is derived from our long-term service agreements for Biote partnered clinics of the Biote Method. In determining the transaction price, we evaluate whether the price is subject to discounts or adjustments to determine the net consideration to which we expect to be entitled.
Revenue is recognized when control of the product or service is transferred to the clinic (i.e., when our performance obligation is satisfied), which varies between the different performance obligations within the contract. In determining whether control has transferred for a product, we consider if there is a present right to payment and legal title, and whether risks and rewards of ownership have transferred to the clinic. For services, we consider whether we have an enforceable right to payment and when the clinic receives the benefits of our performance. Refer to Note 2 to our consolidated financial statements included elsewhere in this registration statement for additional discussion of our revenue recognition policy.
Inventories
Our inventories consist of physician-prescribed pellets used by Biote-certified practitioners in partnered clinics and Biote-branded dietary supplements which are sold and distributed to the Biote partnered clinics and their patients. Custody of the pellets remains with Biote-certified practitioners. The pellets are presented as inventory on our financial statements from the date of shipment until such time as they are administered in a treatment by a Biote-certified practitioner on their patient for the convenience of Biote-certified practitioners and Biote partnered clinics. Beginning the quarter ended June 30, 2021, we maintained our Biote-branded dietary supplement inventory at a third-party facility that provides Biote with co-packing
and logistics services in the distribution of these products. From April 1, 2019 through March 31, 2021, we did not maintain our own stock of inventories on these products. During that time period these were distributed to Biote partnered clinics via drop shipment arrangements with our respective vendors.
Inventories are valued at the lower of cost or net realizable value. We regularly review our inventories and write down our inventories for estimated losses due to obsolescence or expiration. The allowance for pellets is determined based on the age of the specific manufacturing lots of the product and its remaining life until expiration. Dietary supplements are evaluated at the product level based on sales of our products in the recent past and/or expected future demand. Future demand is affected by market conditions, new products and strategic plans, each of which is subject to change with little or no forewarning. In estimating obsolescence, we utilize information that includes projecting future demand.
The need for strategic inventory levels to ensure competitive delivery performance to our Biote partnered clinics are balanced against the risk of inventory obsolescence due to clinic requirements.
Off-Balance
Sheet Commitments and Arrangements
As of March 31, 2022, we did not have any
off-balance
sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation
S-K.
Contractual Obligations
Our principal contractual obligations and commitments consist of obligations to pay loan principal and interest under our long-term debt agreement and obligations under our operating lease agreement.
Refer to Note 8 and Note 10 to our consolidated financial statements included elsewhere in this registration statement for a discussion of the nature and timing of our obligations under these agreements. The future amount and timing of interest payments under our long-term debt agreement are expected to vary with the amount and then-prevailing contractual interest rates of our debt, which are discussed in Note 8 to our consolidated financial statements.
Recently Issued and Adopted Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this registration statement for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.
JOBS Act Accounting Election
We are an emerging growth company, as defined in the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.
Interest Rate Fluctuation Risk
The primary objective of our investment activities is to maintain cash reserves to meet the capital requirements of our operations and our contractual obligations. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

We are exposed to interest rate risk in relation to our long-term debt outstanding. As is more fully described in Note 8 to the consolidated financial statements elsewhere in this registration statement, our outstanding long-term debt has a variable rate of interest, which is primarily based on the Eurodollar rate. We estimate that an increase of 100 basis points in the interest rates related to our long-term debt would increase our annualized interest expense by $0.5 million.
We do not engage in any strategies to limit our exposure to this interest rate risk. In addition to the interest rate risk related to our current borrowings, changes in interest rates could affect the interest we pay under any future borrowings on the line of credit available to us under our long-term debt agreement.
The variable interest rate on our long-term debt has declined since our last fiscal year, from a rate of 4.09% as of December 31, 2020 to a rate of 3.1% as of December 31, 2021. The variable interest rate on our long-term debt has increased since our last fiscal year, to a rate of 3.4% as of March 31, 2022 from a rate of 3.1% as of December 31, 2021.
Inflation
We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.

MANAGEMENT
Management and Board of Directors
The following table sets forth certain information, including ages as of July 5, 2022, of our executive officers and members of the Board.

Name	Age	Position(s)
Marc D. Beer	57	Class III Director
Dana Jacoby	48	Class I Director
Mark Cone	60	Class II Director
Steven J. Heyer	70	Class II Director
Andrew R. Heyer	64	Class III Director
Teresa S. Weber	69	Chief Executive Officer, Class III Director
Robbin Gibbins	58	Chief Financial Officer
Joe Butler	60	Chief Information Officer
Richard K. Key	52	Chief Digital Officer
Ross McQuivey, M.D.	50	Chief Medical Officer
Mary Elizabeth Conlon	42	Vice President, Business Development & General Counsel
Cary Paulette	60	Chief Revenue Officer
Ed Orlandi	62	Senior Director, Supply Chain & Facility
Jennifer Schimmel	49	Director, Human Resources & Talent
Jade Beutler	59	Head of Nutraceuticals
Executive Officers
The following is a brief biography of each of Biote’s executive officers and key employees.
Teresa S. Weber
,
Chief Executive Officer, Director
. Ms. Teresa S. Weber has served as the Chief Executive Officer of Biote since March 2019 and on its Board of Managers since June 2018. Prior to joining Biote, Ms. Weber served as the Chief Executive Officer of Amen Clinics, Inc., an outpatient healthcare clinic company, from January 2015 to March 2019. Ms. Weber has also been a partner and consultant at Mattioli Weber Consulting, a marketing, service and retain consulting firm, since June 2013. She holds an M.S. in Management from Purdue University and a B.S. in Economics from New College Florida. Ms. Weber is qualified to serve as a director due to her significant leadership experience.
Robbin Gibbins
,
Chief Financial Officer
. Mr. Robbin Gibbins has served as the Chief Financial Officer of Biote since May 2019. Prior to joining Biote, Mr. Gibbins served as the Chief Financial Officer of American Achievement Corporation, a manufacturer and distributor of commemorative jewelry and recognition products, from January 2017 to April 2019 and as the Chief Financial Officer of Allgoods, LLC, an apparel manufacturer and supplier, from January 2013 to May 2016. Mr. Gibbins holds a B.S. in Accounting from the University of Nebraska-Lincoln.
Joe Butler
,
Chief Information Officer
. Mr. Joe Butler has served as the Chief Information Officer of Biote since March 2019. Prior to joining Biote, Mr. Butler served in various roles at DHL International GmbH from 2004 to 2019, most recently as Global Head of Integration Services for DHL Supply Chain from April 2013 to January 2016 and as the Vice President, Head of Global Infrastructure Programs from February 2016 to June 2019. Mr. Butler holds an M.B.A. in Technology Management from the University of Phoenix and a B.A. in Liberal Arts from Arizona State University.
Richard K. Key
,
Chief Digital Officer
. Mr. Richard K. Key has served as the Chief Digital Officer of Biote since January 2021. Prior to joining Biote, Mr. Key served as the Vice President, Digital Marketing for Mr. Cooper Group Inc. from 2018 to 2021, where he led digital marketing strategy for the third largest home loan servicer in the United States. Prior to that, Mr. Key served as AVP, Digital & Marketing Strategy for General Motors Company from 2016 to 2018, where he led digital and marketing strategy for General Motors Financial. Mr. Key also served as a Digital Consultant for Tandem Labs from 2013 to 2021. Mr. Key holds a B.A. in Business and Marketing from the University of Texas at Arlington.
Ross McQuivey, M.D.
, Chief Medical Officer.
 Dr. McQuivey has served as Chief Medical Officer since June 2022. Prior to joining Biote, Dr. McQuivey served as Chief Medical Officer at Laborie Medical Technologies from February 2020 to June 2022, the Chief Medical Officer at Clinical Innovations from January 2016 to February 2020, the Medical Director at Clinical Innovations from January 2009 to December 2015, and the Clinical Director at Clinical Innovations from January 2003 to December 2008. Dr. McQuivey graduated from the University of Utah School of Medicine with a Doctor of Medicine (MD) and from Stanford University with a Bachelors Degree in Psychology.
Mary Elizabeth Conlon
, Vice President, Business Development
 & General Counsel
. Ms. Mary Elizabeth Conlon has served as the Vice President, Business Development and General Counsel of Biote since June 2021. Prior to joining Biote, Ms. Conlon founded The Conlon Law Firm, P.C., where she practiced law from January 2012 to June 2021. Prior to that, Ms. Conlon was named partner at Travis, Calhoun & Conlon, P.C., where she practiced law from September 2004. Ms. Conlon holds a J.D. from Baylor Law School and a B.A. in Communications from Baylor University.
Cary Paulette
,
Vice President, Sales
. Mr. Cary Paulette has served as the Vice President of Sales of Biote since July 2019. Prior to joining Biote, Mr. Paulette served as the Executive Vice President, Sales, Marketing & Sales Operations of ThermiHealth, LLC, from August 2017 to August 2019 and as the Senior Vice President, Sales of Ellman International from October 2013 to August 2017. Mr. Paulette holds a B.A. in Marketing from Baylor University.
Ed Orlandi
,
Senior Director, Supply Chain
 & Facility
. Mr. Ed Orlandi has served as the Senior Director, Supply Chain & Facility Management of Biote since January 2021. Mr. Orlandi also currently serves as the President of Turning Point Solutions, LLC and has served in that capacity since March 2020. Prior to joining Biote, Mr. Orlandi served as the Senior Director of Operations of ThermiHealth, LLC from August 2017 to March 2020 and as the Director, Supply Chain of Galderma Laboratories, L.P., a Nestle Skin Health Company, from December 2016 to August 2017. Mr. Orlandi graduated from the Massachusetts Institute of Technology in 2018 with a MicroMasters in Supply Chain Management and also holds a variety of other degrees, including an M.S. in Engineering Management/Operations Research from Southern Methodist University, an M.B.A in Finance & Operations from the University of Texas and a B.S. in Aerospace Engineering from Texas A&M University.
Jennifer Schimmel
,
Director, Human Resources
 & Talent
.
 Ms. Schimmel has served as the Director, Human Resources & Talent of Biote since June 2019. Prior to joining Biote, Ms. Schimmel served as the Director of Human Resources of DeliverCareRx Pharmacy, LLC from April 2017 to June 2019 and served as the Director, Human Resources & Organizational Effectiveness, of Cogensia, a CAC Group Company, from July 2013 to September 2016. Ms. Schimmel graduated from Roosevelt University with a B.S. in Business Administration.
Jade Beutler
,
Head of Nutraceuticals.
Mr. Beutler has served as the Head of Nutraceuticals since May 2022. Prior to joining Biote, Mr. Beutler served as the founder and principle of Pure Performance from December 2019 to May 2022, the chief executive officer and co-founder of Emerald
Health Bioceuticals from March 2017 to February
2020, the co-founder and principle
of SOTRU Fermented Superfoods from February 2015 to January 2017 and the chief operating officer of Amen Clinics from December 2013 to January 2015. Mr. Beutler graduated from California College for Health Sciences with a Bachelors Degree in Respiratory Therapy.

Non-Employee Directors
Marc D. Beer
,
Executive Chairman, Director
. Mr. Marc Beer has served as the Chairman of the Board of Managers of Biote since January 2021. Mr. Beer has also served as the Chairman of the Board of Origami Surgical LLC since April 2020 and as the Chairman of the Board of LumeNXT LLC since August 2018 as well. Prior to that, Mr. Beer co-founded
Renovia Inc. in August 2016, where he previously held the positions of Chairman of the Board and Chief Executive Officer and continues to serve as a strategic advisor. Before starting Renovia Inc., Mr. Beer was the Chairman of the Board of Minerva Neurosciences, Inc. (NASDAQ:NERV) from December 2013 to January 2018. Mr. Beer holds a BS from Miami University. Mr. Beer is qualified to serve as a director due to his significant leadership background and industry experience.
Dana Jacoby
,
Director
. Ms. Dana Jacoby has served as a member of the Board of Managers of Biote since August 2021. Prior to Biote, Ms. Jacoby served as the Chief Executive Officer of Specialty Networks Consulting from November 2015 to December 2020. In October 2017, Ms. Jacoby founded Vector Medical Group, where she continues to serve as Chief Executive Officer. Ms. Jacoby holds an M.S. in Business and Healthcare, Master of Health Systems from the Robert Wood Johnson Medical School at the University of Medicine and Dentistry of New Jersey and a B.S. in Political Science and Public Relations from Louisiana State University. Ms. Jacoby is qualified to serve as a director due to her extensive leadership experience and background in the industry.
Mark Cone
,
Director
. Dr. Mark Cone has served as a member of the Board of Managers of Biote since August 2021. Dr. Cone has also served as the Market President of Privia Health’s South Texas market (Nasdaq: PRVA) since October 2015 and as the President of Privia Medical Group Gulf Coast since October 2015. Additionally, since December 2013, Dr. Cone has served as Vice President of the Board of Directors of the U.S. Women’s Health Alliance and since October 2020, as Chairman of the Board of Global Women’s Health Providers, a Cedar Gate Technologies company. Prior to these positions, Dr. Cone was the CEO of Complete MD Solutions, a physician management company from December 2014 to October 2015. He holds an M.D. from Baylor College of Medicine and a Bachelor of Science in Biology and Medicine from Texas A&M University. Dr. Cone is qualified to serve as a director due to his extensive industry and leadership experience.
Andrew R. Heyer,
our President and a Director since July 2020 is a finance professional with over 40 years of experience investing in the consumer and consumer-related products and services industries, as well as a senior banker in leveraged finance during which time his clients included many large private equity firms. Mr. Heyer served as President and Director of Haymaker II until it completed its business combination in December 2020 with GPM and ARKO Holdings, which together merged under a new holding company, ARKO Corp. (Nasdaq: ARKO) as part of the business combination, and has remained on the board since such time. Mr. Heyer was President and Director of Haymaker I until it completed its business combination with OneSpaWorld Holdings in March 2019, and has since remained on its board since such time. Currently, Mr. Heyer is the Chief Executive Officer and founder of Mistral Equity Partners (“Mistral”), a private equity fund manager founded in 2007 that invests in the consumer industry. Prior to founding Mistral in 2007, from 2000 to 2007, Mr. Heyer served as a Founding Managing Partner of Trimaran Capital Partners, a $1.3 billion private equity fund. Mr. Heyer was formerly a vice chairman of CIBC World Markets Corp. and a co-head
of the CIBC Argosy Merchant Banking Funds from 1995 to 2001. Prior to joining CIBC World Markets Corp. in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. from 1985 to 1995. Before Argosy, from 1984 to 1985, Mr. Heyer was a Managing Director at Drexel Burnham Lambert Incorporated and, previous to that, he worked at Shearson/American Express. Mr. Heyer currently serves on the board of Tastemaker Acquisition Corp. (Nasdaq: TMKR), a SPAC which completed its $276 million initial public offering on January 12, 2021 and is searching for a target business in the restaurant, hospitality and related technology and service sectors. Mr. Heyer also currently serves as President and a Director of Haymaker Acquisition Corp. IV, a SPAC that has not yet completed its initial public offering, a Director of AF Acquisition Corp. (Nasdaq: AFAQ), a SPAC that completed its $224 million initial public offering on March 23, 2021, and a Director of Coliseum Acquisition Corp. (Nasdaq: MITA), a SPAC that completed its $150 million initial public offering on June 25, 2021. In addition, Mr. Heyer serves as an advisor to the board of directors of Ascendant Digital Acquisition

Corp. III (NYSE: ACDI), a SPAC that completed its $300 million initial public offering on November 15, 2021. From 1993 through 2009, Mr. Heyer also served on the board of The Hain Celestial Group, Inc. (Nasdaq: HAIN), a natural and organic food and products company, rejoining the board from 2012 to April 2019. Mr. Heyer also serves on the board of several private companies owned in whole or in part by Mistral, including Worldwise, Inc., a pet accessories business from 2011 to the present, and The Lovesac Company, Inc. (Nasdaq: LOVE), a branded omni-channel retailer of technology-forward furniture, from 2010 to the present. Mr. Heyer has also served on the board of Insomnia Cookies, a retailer of desserts open primarily in the evening and nighttime, and on the investment committee of AF Ventures, an investor in high-growth consumer product companies. In the past, Mr. Heyer has served as a director of XpresSpa Group, Inc. from 2016 to 2019, Las Vegas Sands Corp., a casino company, from 2006 to 2008, El Pollo Loco Holdings, Inc., a casual Mexican restaurant, from 2005 to 2008, and Reddy Ice Holdings, Inc., a manufacturer of packaged ice products, from 2003 to 2006. Mr. Heyer received his B.Sc. and M.B.A. from the Wharton School of the University of Pennsylvania, graduating magna cum laude. Mr. Heyer is the brother of Mr. Steven Heyer, our Chief Executive Officer. Mr. Heyer is qualified to serve as a director due to his extensive finance, investment and operations experience, particularly in the consumer and consumer-related products and services industries.
Steven J. Heyer,
our Chief Executive Officer and Executive Chairman since July 2020, has over 40 years of experience in the consumer and consumer-related products and services industries, leading a range of companies and brands. Mr. Heyer has applied his experience and analytical skills in a variety of leadership positions across diverse industry groups, including broadcast media, consumer products, and hotel and leisure companies. Over the past ten years, he has been acting as an advisor and director to, and investor in, several private companies across the consumer subsectors of health and wellness, restaurants, technology, marketing services and technology and furniture. Mr. Heyer currently serves as Chief Executive Officer and a Director of Haymaker Acquisition Corp. IV, a SPAC that has not yet completed its initial public offering. Mr. Heyer served as the Chief Executive Officer and Chairman of Haymaker Acquisition Corp. II (“Haymaker II”) until it completed its business combination in December 2020 with GPM Investments, LLC (“GPM”) and ARKO Holdings Ltd. (“ARKO Holdings”), which together merged under a new holding company, ARKO Corp. (Nasdaq: ARKO) as part of the business combination, and has remained on its board since such time as a director. Mr. Heyer was Chief Executive Officer and Chairman of Haymaker I from its formation until it completed its business combination with OneSpaWorld Holdings (Nasdaq: OSW) in March 2019. Since its business combination, he has served as Vice Chairman on the board of directors of OneSpaWorld Holdings. Mr. Heyer’s operating experiences include: leading the turnaround of Outback Steakhouse as an advisor (from 2010 to 2012); as Chief Executive Officer of Starwood Hotels & Resorts Worldwide (from 2004 until 2007); as President and Chief Operating Officer of The Coca-Cola Company (from 2001 to 2004); as a member of the boards of Coca-Cola FEMSA, and Coca-Cola Enterprises (all from 2001 to 2004); as President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee (from 1994 to 2001); as President and Chief Operating Officer of Young & Rubicam Advertising Worldwide (from 1992 to 1994); and before that spending 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. For the last five years, Mr. Heyer has served on the boards of Lazard Ltd, Lazard Group, and Atkins Nutritionals Inc. (each as further described below) as well as investing in a private capacity in early stage and venture consumer and consumer media companies. Mr. Heyer has extensive board experience, including: the board of Atkins Nutritionals Inc. until 2017, when it was acquired by Conyers Park Acquisition Corp, a publicly traded special purpose acquisition company; Lazard Ltd and Lazard Group (2005 to present); the board of WPP Group, a publicly traded digital, internet, and traditional advertising company (2000 to 2004); the board of Equifax, the publicly traded consumer credit reporting and insights company (2002 through 2003); the board of Omnicare, Inc., a supplier of pharmaceutical care to the elderly (2008 through 2015); the board of Vitrue, Inc., a provider of social marketing publishing technologies (2007 through 2012); and the board of Internet Security Systems, Inc. a provider of internet security software, appliance, and services (2004 through 2005). In March 2011, Harry & David Holdings, Inc. (“Harry & David”), a company where Mr. Heyer had been Chief Executive Officer from 2010 until February 2011, filed a prearranged Chapter 11 plan under the U.S. Bankruptcy Code. Subsequently, Harry & David filed a reorganization plan in bankruptcy court in May 2011 and emerged from bankruptcy in September 2011. Mr. Heyer received his B.S. from Cornell University and an M.B.A. from New

York University. Mr. Heyer is the brother of Mr. Andrew Heyer, our President. Mr. Heyer is qualified to serve as a director due to his extensive operations, management and business background, particularly in the consumer and consumer-related products and services industries.
Family Relationships
Directors, Mr. Steven J. Heyer and Mr. Andrew R. Heyer are brothers.
Classified Board of Directors
Our business affairs are managed under the direction of the Board. The Board consists of six directors and is divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows, or in each case until their respective successors are elected and qualified, or until their earlier resignation, removal or death, or in each case until their respective successors are elected and qualified, or until their earlier resignation, removal or death:

•	the Class I directors, whose terms will expire in 2023, are Andrew Heyer and Dana Jacoby;

•	the Class II directors, whose terms will expire in 2024, are Steven Heyer and Mark Cone; and

•	the Class III directors, whose terms will expire in 2025, are, Marc Beer and Terry Weber.
Director Independence
Nasdaq rules requires that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Messrs. Mark Cone, Steven Heyer, Andrew Heyer and Ms. Dana Jacoby are “independent directors” as defined in
Rule 10A-3
of the Exchange Act and the rules of Nasdaq. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
The standing committees of our Board currently include an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees report to the Board as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.
Audit Committee
The principal functions of the audit committee include, among other things:

•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving all
audit
and non-audit services
to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies
and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of
Regulation S-K promulgated
by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditor, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The audit committee consists of Mr. Andrew Heyer, Ms. Dana Jacoby and Mr. Steven Heyer, with Mr. Andrew Heyer serving as the chair of the audit committee. The Board has determined that each of Messrs. Heyer, Jacoby and Heyer qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. The Board also determined that Mr. Andrew Heyer qualifies as our “audit committee financial expert,” as that term is defined in Item 401(h) of
Regulation S-K. Our
Board has adopted a written charter for the Audit Committee, which is available free of charge on our corporate website (www.biote.com). The information on our website is not part of this prospectus.
Compensation Committee
The principal functions of the compensation committee include, among other things:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•
reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The compensation committee consists of Mr. Andrew R. Heyer, Mr. Mark Cone and Ms. Dana Jacoby, with Ms. Jacoby serving as the chair of the compensation committee. Our Board has determined that each of Messrs. Heyer and Cone and Ms. Jacoby qualify as independent directors according to the rules and regulations of the

SEC and Nasdaq with respect to compensation committee membership. Our Board has adopted a written charter for the compensation committee, which is available free of charge on our corporate website (www.biote.com). The information on our website is not part of this prospectus.
Nominating and Corporate Governance Committee
The principal functions of the nominating and corporate governance committee include, among other things:

•
screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
The nominating and corporate governance committee consists of Mr. Marc Beer, Mr. Mark Cone and Mr. Andrew Heyer, with Mr. Heyer serving as the chair of the nominating and corporate governance committee. Although Nasdaq rules generally require a listed company to have a nominating committee composed entirely of independent directors, our Board has determined that Mr. Beer’s membership on the nominating and corporate governance committee satisfies the standards set out in Nasdaq Rule 5605(e)(3)
for non-independent committee
members and is in the best interest of the Combined Company and its stockholders due to Mr. Beer’s significant leadership background and industry experience. Our Board has adopted a written charter for the nominating and corporate governance committee, which is available free of charge on our corporate website (www.biote.com). The information on our website is not part of this prospectus.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq, which is available free of charge on our corporate website (www.biote.com). In addition, we intend to post on our website all disclosures that are required by law or the listing standards of concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this registration statement. We also intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on
Form 8-K. You
may review these documents by accessing public filings at the SEC’s web site at www.sec.gov.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our named executive officers who are identified in the 2021 Summary Compensation Table below, who are also the named executive officers of Biote.
Overview
We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as the Company is an emerging growth company. The scaled down disclosure rules require compensation disclosure for Biote’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2021 exceeded $100,000 and who were serving as executive officers as of December 31, 2021. We refer to these individuals as “named executive officers.” For 2021, Biote’s named executive officers were:

•	Teresa S. Weber, Chief Executive Officer

•	Robb Gibbins, Chief Financial Officer

•	Cary Paulette, Vice President of Sales
We expect that the Combined Company’s executive compensation program will evolve to reflect its status as a newly publicly traded company, while still supporting Biote’s overall business and compensation objectives, including attracting, retaining and incentivizing our human talent.
2021 Compensation of Named Executive Officers
Base Salary / Guaranteed Payments
Base salaries or the equivalent are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the other components of the executive compensation program. In general, we seek to provide a level of guaranteed base salary or equivalent compensation designed to reflect each executive officer’s scope of responsibility and accountability. See the “Salary” column in the 2021 Summary Compensation Table for the amounts earned by the named executive officers in 2021.
Bonuses
Historically, cash bonuses have been provided on a discretionary basis pursuant to each named executive officer’s employment agreement and reflect the performance of each officer as determined by Biote’s board of directors.
Equity Awards
Immediately prior to the Closing, Biote effectuated the Recapitalization, pursuant to which all its Class A Units, Class AA Units, Class AAA Units and Class AAAA Units held by the Members were converted or exchanged (whether by direct exchange, merger or otherwise) into Biote Units in the amounts determined in accordance with the Biote A&R OA, the result of which was that the Members held a single class of Biote Units as of immediately prior to the Closing.
To further focus Biote’s named executive officers on Biote’s long-term performance, Biote has granted equity compensation in the form of an incentive unit award of Class AAAA Units of Biote (“Incentive Unit Award”) to Ms. Weber, and Phantom Equity Awards to Biote’s other named executive officers.
Vesting of Ms. Weber’s Incentive Unit Award was triggered by the Business Combination.

The Phantom Equity Awards are subject to continued employment with Biote following the Business Combination, and generally vest in a specified number of quarterly installments, as provided in the applicable award agreement, following a change of control (as defined in the award agreements), which Biote Medical’s board of managers has determined will occur in connection with the Business Combination.
Following the Closing of the Business Combination, it is anticipated that no further Phantom Equity Awards or Incentive Unit Awards will be granted.
Benefits and Perquisites
In April 2021, Biote implemented a 401(k) plan for its employees, including its executive officers, to encourage its employees to save some portion of their cash compensation for their eventual retirement. Pursuant to a discretionary employer match, during 2021, Biote matched all employee contributions at 100% of the employee’s contribution up to a limit of six percent of the employee’s eligible compensation.
Pursuant to her employment agreement, Ms. Weber is entitled to reimbursement of up to $20,000 for participation in certain professional association activities.
Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by, and paid to Biote’s named executive officers for the fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)		Total ($)
Teresa Weber Chief Executive Officer	2021	1,472,530	—	—	1,799	(5)	1,474,329

Robbin Gibbins Chief Financial Officer	2021	196,924	128,472	872,739	3,771		1,201,906

Cary M. Paulette Vice President of Sales	2021	249,847	165,021	999,172	7,331		1,421,371

(1)	For Ms. Weber, includes $48,726 in salary, $450,000 in “guaranteed payments” to partners from Biote and $973,804 in monthly distributions related to her ownership of Class AAAA Units.
(2)	The amounts represent discretionary performance-based bonuses earned with respect to Biote’s 2021 fiscal year.
(3)
Messrs. Gibbins and Paulette were granted Phantom Equity Awards in 2019 and 2020, respectively, which were modified on January 1, 2021. Pursuant to SEC rules, the values shown in this column represent the incremental fair value of the Phantom Equity Awards incurred on January 1, 2021 in accordance with ASC 718.

(4)	The amounts in this column represent Biote’s matching contributions to the named executive officer’s 401(k) plan account and life insurance premiums.
(5)	For Ms. Weber, the amounts in this column also include reimbursements for participation in certain professional association activities incurred for our year ended December 31, 2021.
Employment Agreements
Teresa Weber
Ms. Weber’s employment agreement, dated as of March 1, 2019, which was effective for our fiscal year ending December 31, 2021, provides for Ms. Weber to serve as the Chief Executive Officer of Biote Medical and BioTE Management, LLC, and as a member of Biote Medical’s board of managers. The employment agreement provides for Ms. Weber to receive (i) an annual base salary of $400,000, (ii) three percent of the regular monthly distributions of Biote commencing in April 2019 and (iii) provided she remains in continuous service through the closing date of a “Change in Control” of Biote (which included the Business Combination), a specified amount of net sale proceeds. Ms. Weber received 3,832,476 shares of Class V voting stock and 3,832,476 Biote Units (each including 654,387 Earnout Shares). For 2021, Ms. Weber received $48,726 of base salary, $450,000 in guaranteed payments to partners from Biote and $973,804 in monthly distributions related to her Class AAAA Units. In addition, Ms. Weber’s employment agreement provides for severance benefits upon an involuntary termination, as described below under “—Potential Payments upon Termination or Change in Control.”
In addition to the shares of Class V voting stock and Biote Units described above, in connection with the Business Combination Ms. Weber received a $2 million cash bonus in connection with the Closing of the Business Combination.
Robbin Gibbins
Mr. Gibbins’ employment agreement, dated as of May 6, 2019, which was effective for our fiscal year ending December 31, 2021, provides for Mr. Gibbins to serve as Biote Medical’s Chief Financial Officer. The employment agreement provides for Mr. Gibbins to receive an annual base salary of $200,000 and to be eligible for a discretionary annual cash bonus, with a target of 75% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion. For 2021, Mr. Gibbins received $196,924 of base salary and a cash bonus of $128,472. Mr. Gibbins also received a Phantom Equity Award in connection with his employment, pursuant to which he is entitled to receive a stated percentage of net sale proceeds resulting from a “Change of Control” of Biote in excess of certain thresholds. For purposes of such award, Mr. Gibbins received 295,000 shares of Class A common stock, to be issued in four equal quarterly installments following the Closing of the Business Combination. In addition, Mr. Gibbins’ employment agreement provides for severance benefits upon an involuntary termination, as described below under “—Potential Payments upon Termination or Change in Control.”
Cary Paulette
Mr. Paulette’s offer letter, dated as of July 2, 2019, which was effective for our fiscal year ending December 31, 2021, provides for Mr. Paulette to serve as Biote Medical’s Vice President of Sales. The offer letter provides for Mr. Paulette to receive an annual base salary of $235,000, which was increased to $275,000 effective as of July 12, 2021, and to participate in a cash bonus plan reflecting quarterly sales contribution incentives and sales compensation plan payments. For 2021, Mr. Paulette received $249,847 of base salary and a cash bonus of $165,021. Mr. Paulette received a Phantom Equity Award in connection with his employment on March 26, 2020. Under such offer letter, if Mr. Paulette’s employment is terminated for any reason other than by Biote Medical for “cause,” Biote Medical will extend a formal severance agreement with an offer of up to six months of his annual base salary.
Potential Payments Upon Termination or Change in Control
With respect to the outstanding Phantom Equity Awards held by Messrs. Gibbins and Paulette as of December 31, 2021, the board of managers has determined that the Business Combination will constitute a change in control and that the value of such awards shall be satisfied through the issuance of a number of shares of Class A common stock. Following the Closing, the shares in respect of such Phantom Equity Awards will be issued over four, with respect to Mr. Gibbins, and eight, with respect to Mr. Paulette, calendar quarters of continuous service, subject to accelerated issuance in the event of an involuntary termination without cause (including as a result of death or disability).

Terry Weber
Under Ms. Weber’s prior employment agreement, if Ms. Weber’s employment is terminated for any reason, the employment agreement provides that Biote Medical will pay to Ms. Weber or her estate her accrued and unpaid salary, accrued and unused vacation pay (if any), reimbursement of any unreimbursed expenses and all other payments or benefits to which she may be entitled under the terms of any applicable employee benefit plans (the “Accrued Amounts”).
In addition, if Ms. Weber’s employment is terminated by Biote Medical without cause or if she resigns for certain good reasons, then (i) all of her then-remaining unvested Incentive Unit Awards shall vest and she shall receive as cash severance an amount equal to the sum of 12 months of (a) her then-current monthly base salary plus (b) the monthly value of the premiums paid by Biote Medical for her active medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of her termination, paid either in 12 monthly installments or in a lump sum, at the sole discretion of Biote. Such payments are contingent on Ms. Weber’s execution and nonrevocation of an effective written release of claims.
Further, in the event of her death or disability, Biote will pay Ms. Weber the Accrued Amounts and, in the event of her death, a death benefit equal to 12 months of base salary payable monthly over a 12 month period.
In addition, Ms. Weber’s unvested Class AAAA Units underlying her Incentive Unit Award vested in full in connection with the Closing of the Business Combination, as noted in the table below, Ms. Weber received a $2 million cash bonus upon the Closing of the Business Combination.
Robbin Gibbins
Under Mr. Gibbins’s employment agreement, if Mr. Gibbins’ employment is terminated by Biote Medical without cause, or by Mr. Gibbins for certain good reasons, Biote Medical will pay to Mr. Gibbins or his estate an amount equal to the sum of six months of (a) his then-current monthly base salary plus (b) the monthly value of the premiums paid by Biote Medical for his active medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of his termination, paid either in six monthly installments or in a lump sum, at the sole discretion of Biote Medical. Such payments are contingent on Mr. Gibbins’ execution and nonrevocation of an effective written release of claims.
Outstanding Equity Awards at 2021
Fiscal Year-End
The following table presents information regarding the outstanding Incentive Unit Awards and Phantom Equity Awards held by each of the named executive officers as of December 31, 2021:

Stock Awards
Name	Grant Date	Number of Shares or Units that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($) (1)
Teresa Weber Chief Executive Officer	4/1/2019	30,396	(2)	15,526,623
Robbin Gibbins Chief Financial Officer	5/6/2019	295,000	(3)	2,204,614
Cary M. Paulette Vice President of Sales	3/26/2020	315,000	(4)	3,023,339

(1)
As no public market existed for the Incentive Unit Awards on December 31, 2021, the amounts in this column reflect the aggregate fair value of outstanding awards as of their modification date calculated in accordance with FASB ASC Topic 718.

(2)
Represents unvested Class AAAA Units subject to an Incentive Unit Award agreement entered into with Biote as of April 1, 2019 and amended as of August 29, 2019, pursuant to which Ms. Weber was granted 30,396 Class AAAA Units. The Class AAAA Units vested in full in connection with the Closing of the Business Combination.

(3)
Represents unvested interests subject to a Phantom Equity Rights Grant Notice and Award Agreement entered into with Biote as of May 6, 2019, as amended on January 1, 2021. Such award were satisfied by the issuance of 295,000 shares of Class A common stock, upon completion of each of four calendar quarters of continuous service following the Closing of the Business Combination.

(4)
Represents unvested interests subject to a Phantom Equity Rights Grant Notice and Award Agreement entered into with Biote as of March 26, 2020, as amended on January 1, 2021. Such award will be satisfied by the issuance of 315,000 shares of Class A common stock, such shares to be issued upon completion of each of eight calendar quarters of continuous service following the Closing of the Business Combination.

Post-Business Combination Employment Agreements
In connection with the Closing of the Business Combination, we, through Biote Medical, our wholly-owned subsidiary, have entered into employment agreements with each of our named executive officers. The terms of such agreements are consistent with the descriptions below. Such terms have superseded and replaced Biote’s existing employment agreements with the named executive officers described above.
Teresa Weber
Biote has entered into Services Agreement with Ms. Weber effective as of the Closing Date. Ms. Weber’s Services Agreement provides that she will serve as the Chief Executive Officer of and BioTE Management, LLC, and as a member of Biote’s Board of Directors, receive an annual base salary of $575,000 and be eligible for a discretionary annual cash bonus, with a target of 100% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion. In addition, Ms. Weber’s Services Agreement provides for severance benefits upon an involuntary termination, as described below under “—Potential Payments upon Termination or Change in Control Post-Business Combination.”
Robbin Gibbins
Biote has entered into an amended and restated employment agreement with Mr. Gibbins effective as of the Closing Date, providing that Mr. Gibbins will serve as Biote’s Chief Financial Officer, receive an annual base salary of $250,000 and be eligible for a discretionary annual cash bonus, with a target of 40% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion. In addition, Mr. Gibbins’ amended and restated employment agreement provides for severance benefits upon an involuntary termination, as described below under “—Potential Payments upon Termination or Change in Control Post-Business Combination.”
Cary Paulette
Biote has entered into an employment agreement with Mr. Paulette effective as of the Closing Date, providing for Mr. Paulette to serve as Biote’s Chief Revenue Officer, receive an annual base salary of $275,000 and be eligible for a discretionary annual cash bonus, with a target of 75% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion. In addition, Mr. Paulette’s employment agreement provides for severance benefits upon an involuntary termination, as described below under “—Potential Payments upon Termination or Change in Control Post-Business Combination.”
Marc D. Beer
Biote has entered into an executive chair agreement with Mr. Beer effective as of the Closing Date providing for Mr. Beer to serve as Biote’s Chairman of the Board of Directors, receive a cash fee of $242,000 and be eligible for a discretionary annual cash bonus, with a target of 100% of cash fee based on financial performance standards of the Company to be established and determined by Biote in its sole discretion.
Potential Payments Upon Termination or Change in Control Post-Business Combination
Terry Weber
Ms. Weber’s amended and restated employment agreement provides that if Ms. Weber’s employment is terminated without cause or with good reason she shall receive (a) continuation of her then-current base salary plus (b) payment of monthly COBRA premiums for continuation coverage under her medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of her termination, for a period of 18 months if such termination is in connection with a change in control event, or 12 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Ms. Weber shall also receive a monthly payment in an amount equal to 1/12th of her then-current target bonus for a period of 18 months. Such payments are contingent on Ms. Weber’s execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Ms. Weber (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage.
Robbin Gibbins
Mr. Gibbins’ amended and restated employment agreement provides that if Mr. Gibbins’ employment is terminated without cause or with good reason he shall receive (a) continuation of his then-current base salary plus (b) payment of monthly COBRA premiums for continuation coverage under his medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of his termination, for a period of 12 months if such termination is in connection with a change in control event, or 9 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Mr. Gibbins shall also receive a monthly payment in an amount equal to 1/12th of his then-current target bonus for a period of 12 months. Such payments are contingent on Mr. Gibbins’ execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Mr. Gibbins (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage.
Cary Paulette
Mr. Paulette’s employment agreement provides that if Mr. Paulette’s employment is terminated without cause or with good reason he shall receive (a) continuation of his then-current base salary plus (b) payment of monthly COBRA premiums for continuation coverage under his medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of his termination, for a period of 12 months if such termination is in connection with a change in control event, or 9 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Mr. Paulette shall also receive a monthly payment an amount equal to 1/12th of his then-current target bonus for a period of 12 months. Such payments are contingent on Mr. Paulette’s execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Mr. Paulette (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage.
2021 Director Compensation Table
The following table sets forth in summary form information concerning the compensation that Biote paid or awarded during the year ended December 31, 2021 to each of its non-employee directors
who served on its board

of directors during 2021. None of
our non-employee directors
received any cash compensation during the year ended December 31, 2021. They were each reimbursed for all reasonable out-of-pocket expenses
incurred in performing services for Biote, in accordance with Biote policies.

Name	Stock Awards ($) (1)		Total ($) (1)
Marc D. Beer	26,634,488	(2)	26,634,488
Dana Jacoby	380,265	(3)	380,265
Mark Cone	380,265	(3)	380,265

(1)	Represents the ASC 718 grant-date fair value of the award of Class AAAA Units of Biote and the Phantom Equity Awards.
(2)
Represents a Class AAAA Unit of Biote intended to qualify as a “
profits interest
” for U.S. Federal tax purposes subject to an Incentive Unit Award Agreement, entered into with Biote as of May 30, 2021, pursuant to which Mr. Beer acquired one Class AAAA Unit. The Class AAAA Unit vested in full in connection with the Closing of the Business Combination. This award converted into 3,832,476 shares of Class V voting stock and 3,832,476 Biote Units (each including 654,387 Earnout Shares) upon the Closing. Mr. Beer’s award of Class AAAA Units was granted in order to reflect his significant role with Biote as Chairman, and expected contributions in advising Biote in connection with, and in preparation for, a potential corporate transaction. Mr. Beer’s award was approved by disinterested members of the Board of Managers of Biote.

(3)
Represents a Phantom Equity Award granted pursuant to a Phantom Equity Rights Grant Notice and Award Agreement entered into with Biote as of January 1, 2021. Such award will be satisfied by the issuance to the individual of 39,375 shares of Class A common stock, such shares to be issued upon completion of each of four calendar quarters of continuous service following the Closing of the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation and indemnification arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

•	HYAC or Biote has been or is to be a participant;

•	the amounts involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets on a consolidated basis at year end for the past two fiscal years; and

•
any of our directors, executive officers or holders of more than five percent of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

HYAC’s Related Party Transactions
On July 6, 2020, the Sponsor paid $25,000 to cover certain of HYAC’s offering costs in exchange for 8,625,000 shares of Class B common stock, 687,500 of which were subsequently forfeited in connection with the partial exercise of the over-allotment option by the underwriters in order for the Sponsor to maintain ownership of 20.0% of the issued and outstanding shares of the company.
The Sponsor purchased an aggregate of 5,566,666 private placement warrants, exercisable for one share of Class A common stock at $11.50 per share for an aggregate purchase price of $8,350,000, or $1.50 per warrant, in a private placement that occurred simultaneously with the IPO. The private placement warrants, including the shares of Class A common stock issuable upon exercise of the private placement warrants, may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of HYAC’s initial Business Combination.
Prior to the Business Combination, HYAC utilized office space at 501 Madison Avenue, Floor 12, New York, New York 10022 from our Sponsor. HYAC paid an affiliate of our Sponsor $20,000 per month for office space, utilities, secretarial and administrative services provided to our directors and officers. Upon completion of our initial Business Combination, HYAC ceased paying these monthly fees.
Except as otherwise disclosed, no compensation of any kind, including finder’s and consulting fees, was, or will be, paid by HYAC to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred
in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. HYAC’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates.
The Sponsor agreed to loan HYAC up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured
and were due at the earlier of December 31, 2020 or the closing of the IPO. The loan was fully paid off at the completion of the IPO on March 4, 2021. On February 28, 2022, HYAC issued an unsecured promissory note in the principal amount of $350,000 to the Sponsor. This loan is non-interest bearing.
At the election of the Sponsor, all or a portion of the unpaid principal amount of such note may be converted into private placement warrants of the Combined Company at a price of $1.50 per warrant. The principal balance of the promissory note was due on the Closing Date.
All of the foregoing payments to an affiliate of the Sponsor, repayments of loans from the Sponsor or repayments of Working Capital Loans prior to the Business Combination were made using funds held outside the trust account and were permitted to be made from interest earned on the trust account and released to us to pay our taxes.

Following the Business Combination, HYAC’s directors and officers who remain with Biote may be paid consulting, management or other fees from the Biote to the extent disclosed to Biote’s stockholders, to the extent then known, in this registration statement or other proxy materials furnished to our stockholders.
HYAC’s Related Party Policy
HYAC’s audit committee of the board of directors had adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” The policy provided that a “related party transaction” is defined in the policy as any consummated or proposed transaction or series of transactions: (i) in which HYAC was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the HYAC’s total assets at year-end for the
prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy included: (i) HYAC’s directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of HYAC’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the
Exchange Act. Pursuant to the policy, the audit committee would consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with
an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of HYAC and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of HYAC’s board of directors and on his or her eligibility to serve on HYAC board of director’s committees. The policy required that HYAC’s management present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, HYAC was permitted to consummate related party transactions only if the audit committee approved or ratified the transaction in accordance with the guidelines set forth in the policy. The policy did not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.
Biote’s Related Party Transactions
Guarantees
On June 25, 2021, Gary S. Donovitz, Biote’s founder, chairman and one of our five percent or greater shareholders, entered into a Personal Guaranty of Lease pursuant to which Dr. Donovitz guaranteed the performance of Biote Medical’s covenants and agreements under that certain Revised Lease Agreement (the “Office Lease”), dated June 25, 2021, by and between Hollman Inc., as landlord, and Biote Medical, as tenant, for the lease of office and warehouse space located at 1875 Walnut Hill Lane, Suite 100, Irving, Texas 75038. Over the term of the Office Lease, Biote Medical is obligated to pay Hollman Inc. a total of $2,279,400, with remaining rental payments of $21,400 per month owed through June 30, 2023.
Employment Relationships
Mandy Cotten, the daughter of Gary S. Donovitz, Biote’s founder, chairman and one of our five percent or greater shareholders, was employed by Biote Medical as a Clinic Director from September 1, 2015 to June 14, 2022. Mandy Cotten also provided services as a proctor and, from January 1, 2021 to June 14, 2022, Mandy Cotten also managed Biote’s therapy hotline. Mandy Cotten’s compensation included an annual salary of $137,000 in addition to a potential bonus based on services performed for Biote.
Biote Medical granted Mandy Cotten phantom equity for her contributions as key personnel pursuant to that certain Phantom Equity Rights Grant Notice and Award Agreement, dated January 1, 2021, by and between

Biote Medical and Mandy Cotten (the “Cotten Phantom Equity Award”). Pursuant to the Cotten Phantom Equity Award, Mandy Cotten is entitled to receive a stated percentage of the net sales proceeds of a change in control paid or payable to Biote or Biote’s Members. The phantom equity vests 1/8th upon the conclusion of each calendar quarter following such change in control of Biote, with any pro-rated amount
due for a partial quarter following a change in control to be paid with the first such payment. For purposes of the Cotten Phantom Equity Award, Biote Medical’s board of managers has determined that the net sale proceeds from the Business Combination was $555,000,000, and that such amount shall be satisfied through the issuance of, in the aggregate, approximately 138,750 shares of the Company’s Class A common stock to Mandy Cotten, to be issued in eight equal quarterly installments following the Closing of the Business Combination.
Lani Hammonds-Donovitz, the wife of Gary S. Donovitz, Biote’s founder, chairman and one of our five percent or greater shareholders, was employed by Biote Medical as a Liaison beginning February 1, 2018. On May 3, 2021, Biote Medical entered into an Independent Contractor Agreement with Lani D. Consulting, a company affiliated with Ms. Hammonds-Donovitz. Total compensation received by Ms. Hammonds-Donovitz and Lani D. Consulting was $222,456 and $165,936 for the years ended December 31, 2020 and December 31, 2021, respectively.
Founder Advisory Agreement
On May 18, 2022, Biote Medical and Gary S. Donovitz, MD, the founder of BioTE Medical (the “Founder Advisor”), entered into a Founder Advisory Agreement, effective as of, and contingent upon, the Closing (the “Founder Advisory Agreement”). Pursuant to the Founder Advisory Agreement, the Founder Advisor will transition from an officer and manager of Biote Medical into the role of Founder Advisor and Senior Advisor (as defined in the Founder Advisory Agreement) as of the Closing. Pursuant to the Founder Advisory Agreement, Founder Advisor will provide strategic advisory services to Biote Medical for a period of four years, unless terminated earlier pursuant to the terms of the Founder Advisory Agreement, and will receive an annual fee equal to $300,000 per year, continued coverage under Biote Medical’s employee benefits and reimbursement for reasonable business expenses.
Independent Contractor Agreement
On May 18, 2022, Biote Medical entered into an Independent Contractor Agreement with Lani D. Consulting, a company affiliated with Lani Hammonds Donovitz, the wife of Gary S. Donovitz, MD, Biote’s founder and one of our five percent or greater shareholders (the “New Independent Contractor Agreement”). Immediately upon the Closing, the New Independent Contractor Agreement replaced the Independent Contractor Agreement, dated as of May 3, 2021, between Lani D. Consulting and Biote Medical. Pursuant to the New Independent Contractor Agreement, Lani D. Consulting will provide certain services to Biote Medical for a period of four years, unless terminated earlier pursuant to the terms of the New Independent Contractor Agreement, and will receive an annual fee equal to $250,000 per year and reimbursement for reasonable business expenses.
Related Party Policy
Although Biote has not had a written policy for the review and approval of transactions with related persons prior to the Business Combination, its board of managers has historically reviewed and approved any transaction where a managers or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a manager or officer’s relationship or interest in the agreement or transaction were disclosed to the board of managers.

Related Party Transactions in Connection with the Business Combination
Tax Receivable Agreement
Simultaneously with the Closing, the Combined Company entered into the Tax Receivable Agreement with Biote, the Members and the Members’ Representative. Pursuant to the Tax Receivable Agreement, the Combined Company generally will be required to pay to the Members 85% of certain net tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of the increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the redemption of Retained Biote Units in exchange for Class A common stock (or cash) pursuant to the Biote A&R OA, and tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Combined Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement (calculated under certain assumptions) or certain other acceleration events occur.
Sponsor Letter
In connection with the execution of the Business Combination Agreement, certain of HYAC’s then current officers and directors, the Sponsor, the Company, Biote and the Members’ Representative entered into the “Sponsor Letter”, pursuant to which, among other things, the Sponsor agreed to (i) vote, at any duly called meeting of stockholders of the Company, in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) subject to certain exceptions, not to effect any sale or distribution of any of its shares of Class B common stock or private placement warrants and (iii) waive any and all anti-dilution rights described in the current charter or otherwise with respect to the shares of Class B common stock held by the Sponsor that may be implicated by the Business Combination such that the Class B common stock Conversion will occur as discussed herein (and as more fully described in the Sponsor Letter).
Investor Rights Agreement
At the Closing, Biote, the Members, the Sponsor, the Members’ Representative and certain other parties entered into an Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, among other things, (i) that certain Registration Rights Agreement, by and between HYAC and certain security holders, dated March 1, 2021, entered into in connection with HYAC’s IPO, was terminated, (ii) the Company provided certain registration rights for the shares of Class A common stock held (or underlying certain securities held) by the Members, the Sponsor, and certain other parties, (iii) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A common stock, Class V voting stock and the Biote Units held by such Members, as applicable, for six months following the Closing, and the Member Earnout Units until the date such securities have been earned in accordance with the Business Combination Agreement and (iv) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares, as defined therein) for six months following the Closing, (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement and (c) warrants issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor, and the underlying shares of Class A common stock, for 30 days following the Closing Date
(such lock-up period
superseding
the lock-up period
set forth in the Insider Letter (as defined in the Investor Rights Agreement)), in each case, as more fully described in the Investor Rights Agreement). However, the Company chose, and may in the future choose, to release one or more Selling Securityholders from the applicable lock-up
periods, after determining it was, or will be, in our stockholders’ and our best interests, which allows for earlier sales of shares of Class A common stock in the public market and could have a negative impact on the price of the Company’s Class A common stock. For example, as of July 18, 2022, we had a small public float of approximately 1.2 million shares of Class A common stock and needed to increase our public float in order to comply with Nasdaq listing standards. For these reasons or other unforeseen developments, we may determine that it is in our stockholders’ and our best interests to release one or more selling stockholders in the future from their applicable lock-up
obligations.
The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Investor Rights Agreement, a copy of which is attached as Exhibit 10.2 hereto.
Second Amended and Restated Operating Agreement of Biote
At the Closing, the Combined Company, Biote and the Members entered into the Biote A&R OA, which, among other things, permitted the issuance and ownership of Biote Units as contemplated to be issued and owned upon the consummation of the Business Combination, designated the Combined Company as the sole manager of Biote, provided for the Exchange Rights, set forth the rights and preferences of the Biote Units, and established the ownership of the Biote Units by the persons or entities indicated in the Biote A&R OA, in each case, as more fully described in the Biote A&R OA.
Director and Officer Indemnification
The Charter contains provisions limiting the liability of directors and provides that the Biote will indemnify each of its directors and officers to the fullest extent permitted under Delaware law.
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that Biote will indemnify each of its directors and executive officers against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the Biote’s directors or executive officers to the fullest extent permitted by Delaware law, the Charter and the Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Biote will advance all expenses incurred by its directors and executive officers in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.
Policies and Procedures for Related Person Transactions
The Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. The Biote policy requires that a “related person” (as defined in paragraph (a) of Item 404 of
Regulation S-K) must
promptly disclose to the Biote’s general counsel any “related person transaction” (defined as any transaction that is reportable by the Biote under Item 404(a) of
Regulation S-K in
which the Biote is or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to the Biote’s audit committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our Board. Directors interested in a related person transaction will be required to recuse themselves from any such vote. The Biote’s policy will not specify the standards to be applied by its audit committee or another independent body of its board of directors in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s Class A common stock and Class V voting stock (collectively, the “Common Stock”) as of the Closing, after giving effect to the Closing (including the redemption of the Class A common stock (the “Redemption Shares”) and the conversion of the Class B common stock), by:

•	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.
Beneficial ownership for the purposes of the following table is determined according to the rules and regulations of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including options, warrants and Exchange Rights that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person in the table below, all shares subject to options, warrants and Exchange Rights units held by such person were deemed outstanding if such securities are currently exercisable or exercisable within 60 days of the Closing Date. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. The following table also includes the Earnout Shares, whether or not such Earnout Shares are or may be earned within 60 days.
The beneficial ownership of Common Stock is based on 67,727,595 shares of common stock, consisting of 9,161,771 shares of Class A common stock, 0 shares of Class B common stock and 58,565,824 shares of Class V voting stock issued and outstanding as of the Closing Date.
Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owners (1)	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Executive Officers:
Steven J. Heyer (2)	12,704,166	18.4%
Andrew R. Heyer (2)	12,704,166	18.4%
Dana Jacoby	—	—
Marc D. Beer	3,832,476	5.7%
Mark Cone	—	—
Teresa S. Weber	3,832,476	5.7%
Robbin Gibbins	—	—
Joe Butler	—	—
Richard K. Key	—	—
Cary Paulette	—	—
Ross McQuivey, M.D.	—	—
Mary Elizabeth Conlon	—	—
Ed Orlandi	—	—
Jennifer Schimmel	—	—
Jade Beutler	—	—
All directors and executive officers as a group (15 individuals)	20,369,118	28.9%

Five Percent Holders:
Haymaker Sponsor III LLC (2)	12,704,166	18.4%
Dr. Gary Donovitz (3)	23,343,672	34.5%
Donovitz Family Irrevocable Trust (4)	23,343,672	34.5%

(1)	Unless otherwise stated, the business address of each of these entities or individuals is 1875 W Walnut Hill Ln #100, Irving, TX 75038, United States.
(2)
Consists of: (i) 7,137,500 shares of Class A common stock and (ii) 5,566,666 shares of Class A common stock underlying the Private Placement Warrants. Haymaker Sponsor III LLC (the “Sponsor”) is the record holder of the shares reported herein. Steven J. Heyer and Andrew R. Heyer are the managing members of the Sponsor and have voting and investment discretion with respect to the securities held of record by the Sponsor and may be deemed to have shared beneficial ownership of the securities held directly by the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address of the Sponsor is 501 Madison Ave., Floor 5, New York, NY 10022.

(3)
Consists of: (i) 848,726 shares held by BioTE Management, LLC, of which Dr. Donovitz is the sole member; and (ii) 22,494,946 shares held by the Gary S. Donovitz 2012 Irrevocable Trust (formerly Marci M. Donovitz Trust), of which Gary S. Donovitz is the trustee. Dr. Donovitz exercises sole voting and dispositive power over the shares held by the trust. The business address of BioTE Management, LLC is 1875 W Walnut Hill Ln #100, Irving, TX 75038, United States. The business address of the Gary S. Donovitz 2012 Irrevocable Trust (formerly Marci M. Donovitz Trust) is 1875 W Walnut Hill Ln #100, Irving, TX 75038, United States.

(4)
Consists of 23,343,672 shares held by the Donovitz Family Irrevocable Trust and beneficial owner, of which Marci Donovitz is the trustee. The address of the Donovitz Family Irrevocable Trust is Synergy Wealth Partners, 600 N Shepherd Drive, Suite 200, Houston, TX 77007.

SELLING SECURITYHOLDER
This prospectus relates to the offer and sale by Yorkville of up to 5,000,000 shares of Class A common stock that have been and may be issued by us to Yorkville under the Purchase Agreement. For additional information regarding the shares of Class A common stock included in this prospectus, see the section entitled “Committed Equity Financing” above. We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the Purchase Agreement we entered into with Yorkville on July 27, 2022 in order to permit the Selling Securityholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, and as set forth in the section entitled “Plan of Distribution” in this prospectus, Yorkville has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” or “Yorkville” mean YA II PN, LTD., a Cayman Islands exempt limited partnership.
The table below presents information regarding the Selling Securityholder and the shares of Common Stock that may be resold by the Selling Securityholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of July 28, 2022. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock being offered for resale by the Selling Securityholder under this prospectus. The Selling Securityholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Securityholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule
13d-3(d)
promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Securityholder has sole or shared voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 67,727,595 shares of our Common Stock outstanding on July 28, 2022. Because the purchase price to be paid by the Selling Securityholder for shares of Common Stock, if any, that we may elect to sell to the Selling Securityholder in one or more Advances from time to time under the Purchase Agreement will be determined on the applicable Advance Dates for such Advances, the actual number of shares of Class A common stock that we may sell to the Selling Securityholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Securityholder of all of the shares of Class A common stock being offered for resale pursuant to this prospectus.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholder has sole voting and investment power with respect to all shares of Class A common stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholder, the Selling Securityholder is not a broker-dealer or an affiliate of a broker-dealer.
Up to 13,504,166 shares of Class A common stock issuable upon the exercise of the Warrants are not included in the table below, unless specifically indicated in the footnotes therein.

	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Name of Selling Securityholder	Number (1)	Percent (2)		Number (1)	Percent (2)
YA II PN, LTD. (4)	25,000	*	5,000,000	—	—

*	Less than one percent.

(1)
Represents the 25,000 shares of Common Stock we issued to Yorkville on July 27, 2022 as Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule
13d-3(d)
under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Yorkville may be required to purchase under the Purchase Agreement, because the issuance of such shares is at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Yorkville’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Advances of Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Yorkville to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Yorkville, would cause Yorkville’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation.

(2)	Applicable percentage ownership is based on 67,727,595 shares of our Common Stock outstanding as of July 28, 2022 (excluding the Commitment Shares).
(3)	Assumes the sale of all shares being offered pursuant to this prospectus.
(4)
Yorkville is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, LTD are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete description of all of the rights and preferences of such securities. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to our Charter, the Bylaws, the Investor Rights Agreement and the Warrant Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Charter, the Bylaws, the Investor Rights Agreement and the Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of 718,000,000 shares, consisting of 708,000,000 shares of common stock, including (i) 600,000,000 shares of Class A common stock, (ii) 8,000,000 shares of Class B common stock, and (iii) 100,000,000 shares of Class V voting stock, and 10,000,000 shares of preferred stock. The outstanding shares of our common stock are, and the shares of Common Stock issuable upon exercise of the Warrants or pursuant to the Exchange Rights will be, duly authorized, validly issued, fully paid and non-assessable. These numbers of holders do not include DTC participants or beneficial owners holding shares through nominee names.
At the Closing, (a) the Members on a pro rata basis will subject (i) 10,000,000 Member Earnout Units and (ii) 10,000,000 Earnout Voting Shares, (b) the Sponsor will subject 1,587,500 Sponsor Earnout Shares, and (c) the Company will subject a number of Biote Units equal to the number of Sponsor Earnout Shares (the Sponsor Earnout Units together with the Sponsor Earnout Shares, the Earnout Voting Shares and the Member Earnout Units, the “Earnout Securities”), to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement or the occurrence of a Change of Control. The Earnout Securities will have voting rights but no right to dividends or distributions (except for certain tax distributions from Biote in accordance with the Biote A&R OA) until such restrictions and potential forfeiture have lapsed. One third of each of the Member Earnout Units, Earnout Voting Shares, Sponsor Earnout Shares and Sponsor Earnout Units will vest upon the occurrence of each of the following events: (i) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $12.50 per share for 20 consecutive trading days of any 30 consecutive trading day period following the Closing, (ii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 trading days of any 30 consecutive trading day period following the Closing, and (iii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 trading days of any 30 consecutive trading day period following the Closing. If a definitive agreement with respect to a Change of Control is entered into on or prior to the Earnout Deadline, then effective as of immediately prior to closing of such Change of Control, unless previously vested pursuant to clauses (i) through (iii) of the preceding sentence, each of the Member Earnout Units, Earnout Voting Shares, Sponsor Earnout Shares and Sponsor Earnout Units will vest.
Beginning on the six month anniversary of the Closing, each Retained Biote Unit held by the Members may be redeemed, together with one share of Class V voting stock and subject to certain conditions, in exchange for either one share of Class A common stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Biote, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Biote A&R OA.
Common Stock
Our Common Stock consists of shares of Class A common stock, Class B common stock and Class V voting stock.
Voting Power
Except as otherwise required by law or the Charter (including any preferred stock designation), the holders of common stock exclusively possess all voting power with respect to the Company. Except as otherwise required by law or the Charter (including any preferred stock designation), the holders of shares of common stock shall be entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote. Except as otherwise required by law or the Charter (including any preferred stock designation), at any annual or special meeting of the stockholders of the Company, holders of the Class A common stock and holders of the Class V voting stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or the Charter (including any preferred stock designation), holders of shares of any series of common stock shall not be entitled to vote on any amendment to the Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any preferred stock designation) or the Delaware General Corporate Law (the “DGCL”).
Class B Common Stock
Shares of Class B common stock shall be convertible into shares of Class A common stock on a one-for-one
basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the Closing.
Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the IPO and related to or in connection with the Closing, all issued and outstanding shares of Class B common stock shall automatically convert into shares of Class A common stock at the time of the Closing, the ratio for which the shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock waive such adjustments with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of Class A common stock issued in the IPO (including any shares of Class A common stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of all shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a business combination (including any shares of Class A common stock issued pursuant to a forward purchase agreement), excluding any shares of Class A common stock or equity-linked securities or rights issued, or to be issued, to any seller in a business combination in consideration for such seller’s interest in the business combination target, any private placement warrants issued to the Sponsor or other investors, or an affiliate of the Sponsor or the Company’s officers and directors upon the conversion of Working Capital Loans made to the Company.
Notwithstanding anything to the contrary contained in the Charter, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A common stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B common stock then outstanding consenting or agreeing separately as a single class in the manner provided in the Charter, and (ii) in no event shall the Class B common stock convert into Class A common stock at a ratio that is less than one-for-one. Pursuant
to the Sponsor Letter, among other things, the Sponsor agreed to waive any and all anti-dilution rights described in the prior charter or otherwise with respect to the shares of Class B common stock held by the Sponsor that may be implicated by the Business Combination such that the Class B Common Stock Conversion will occur as discussed herein.
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A common stock into a greater or lesser number of shares occurring after the original filing of the Charter without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B common stock.
Each share of Class B common stock shall convert into its pro rata number of shares of Class A common stock pursuant to the Charter. The pro rata share for each holder of Class B common stock will be determined as follows: Each share of Class B common stock shall convert into such number of shares of Class A common stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A common stock into which all of the issued and outstanding shares of Class B common stock shall be converted and the denominator of which shall be the total number of issued and outstanding shares of Class B common stock at the time of conversion.
Except as otherwise required by law or the Charter (including any preferred stock designation), for so long as any shares of Class B common stock shall remain outstanding, the Company shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or to the Secretary of the Company or another officer or agent of the Company having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B common stock shall, to the extent required by law, be given to those holders of Class B common stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B common stock to take the action were delivered to the Company.
Dividends
Our “Economic Common Stock” means Class A common stock together with Class B common stock. Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the Charter, holders of shares of Economic Common Stock will be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Company), when, as and if declared thereon by our Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends or distributions of cash, property or shares of capital stock of the Company may not be declared or paid on the Class V voting stock.
Liquidation, Dissolution and Winding Up
Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the Charter, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of
the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Economic Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Economic Common Stock held by them. The holders of shares of Class V voting stock will not be entitled to receive, with respect of such shares, any assets of the Company in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals), divided by the number of then outstanding public shares, upon the completion of our initial business combination, subject to the limitations described herein.
Election of Directors
Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders of the Combined Company) generally serving a term of three years. As described in our Charter, our initial Class I directors will serve until the next annual meeting of stockholders following the Closing, initial Class II directors will serve until the second annual meeting of stockholders following the Closing and initial Class III directors will serve until the third annual meeting of stockholders.
Preferred Stock
The Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
Public Stockholders’ Warrants
Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least four units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant, except as described in the following paragraph. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
Under the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.
Redemption of Warrants When the Price Per Share of Class A common stock Equals or Exceeds $18.00
Once the warrants become exercisable, we may call the warrants for redemption (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “ 30-day redemption period ”) to each warrantholder; and

•
if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Warrants—Public Stockholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day
period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of the Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of the Class A common stock is available throughout the 30-day redemption
period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Warrants—Public Stockholders’ Warrants—Anti-Dilution Adjustments”) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00
Once the warrants become exercisable, we may redeem the warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of the Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of shares of the Class A common stock (as defined below) except as otherwise described below;

•
if, and only if, the closing price of shares of the Class A common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Warrants—Public Stockholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day
period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders; and

•
if the closing price of the Class A common stock for any 20 trading days within a 30-trading day
period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Warrants—Public Stockholders’ Warrants—Anti-Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of the Class A common stock that a warrantholder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “
fair market value
” of shares of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of shares of the Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrantholders with the final fair market value no later than one business day after the 10-trading day
period described above ends.
Pursuant to the Warrant Agreement, references above to shares of our Class A common stock shall include any security other than shares of our Class A common stock into which the shares of our Class A common stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of such securities to issue upon exercise of the warrants if we are not the surviving entity following our initial business combination. However, the share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “Anti-Dilution Adjustments” below.
If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the sixth paragraph under the heading “Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the third paragraph under the heading “Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Shares of our Class A common stock
	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
60 months	0.237	0.259	0.278	0.295	0.311	0.325	0.338	0.350	0.361
57 months	0.233	0.255	0.275	0.293	0.309	0.324	0.338	0.350	0.361
54 months	0.229	0.251	0.272	0.291	0.307	0.323	0.337	0.350	0.361
51 months	0.225	0.248	0.269	0.288	0.305	0.321	0.336	0.349	0.361
48 months	0.220	0.243	0.265	0.285	0.303	0.320	0.335	0.349	0.361
45 months	0.214	0.239	0.261	0.282	0.301	0.318	0.334	0.348	0.361
42 months	0.208	0.234	0.257	0.278	0.298	0.316	0.333	0.348	0.361
39 months	0.202	0.228	0.252	0.275	0.295	0.314	0.331	0.347	0.361
36 months	0.195	0.222	0.247	0.271	0.292	0.312	0.330	0.346	0.361
33 months	0.187	0.215	0.241	0.266	0.288	0.309	0.328	0.345	0.361
30 months	0.179	0.208	0.235	0.261	0.284	0.306	0.326	0.345	0.361
27 months	0.170	0.199	0.228	0.255	0.280	0.303	0.324	0.343	0.361
24 months	0.159	0.190	0.220	0.248	0.274	0.299	0.322	0.342	0.361
21 months	0.148	0.179	0.210	0.240	0.268	0.295	0.319	0.341	0.361
18 months	0.135	0.167	0.200	0.231	0.261	0.289	0.315	0.339	0.361
15 months	0.120	0.153	0.187	0.220	0.253	0.283	0.311	0.337	0.361
12 months	0.103	0.137	0.172	0.207	0.242	0.275	0.306	0.335	0.361
9 months	0.083	0.117	0.153	0.191	0.229	0.266	0.300	0.332	0.361
6 months	0.059	0.092	0.130	0.171	0.213	0.254	0.292	0.328	0.361
3 months	0.030	0.060	0.100	0.145	0.193	0.240	0.284	0.324	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.324	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of the Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a
365-
or
366-day
year, as applicable. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of shares of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.284 shares of our Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of the Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of the Class A common stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of our Class A common stock exceeds $18.00 per share for a specified period of time. Our redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of our Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of shares of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “Redemption of Warrants When the Price Per Share of Class A common stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the Company’s IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants and therefore provides us with certainty as to our capital structure as the warrants would no longer be outstanding if redeemed. The redemption right will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we have the right to redeem the warrants when the shares of our Class A common stock are trading at a price equal to or exceeding $10.00, which is below the exercise price of $11.50. This right will provide us certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of the Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of our Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of our Class A common stock if and when such shares of the Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of the Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of the Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of the Class A common stock pursuant to the Warrant Agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of our Class A common stock, the surviving company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants within fifteen business days of the closing of an initial business combination.
Exercise Limitations
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s Affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of
common stock or other similar event, then, on the effective date of such stock dividend, split-up or
similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other Equity Securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination or extension of the time period in which we must complete an initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination, at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our Sponsor or its Affiliates, without taking into account any Founder Shares held by our Sponsor or such Affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions) and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of Warrants When the Price per Share of Class A common stock Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants When the Price per Share of Class A common stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market,
or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of a majority of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round the number of shares of Class A common stock to be issued to the warrant holder down to the nearest whole number.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New

York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including that they may be redeemed for shares of Class A common stock. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
Except as described under “
Public Stockholders’ Warrants—Redemption of Warrants When the Price Per Share of Class
 A Common Stock Equals or Exceeds $10.00
,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information.
Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Dividends
We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at that time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Transfer Agent and Warrant Agent
The transfer agent for our common stock and Warrant Agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off
or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.
Certain Anti-Takeover Provisions of Delaware Law and the Combined Company’s Charter and Bylaws
We are currently subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an Affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of
the outstanding voting stock not owned by the interested stockholder.

The Charter opts out of Section 203 of the DGCL.
The Charter contains certain limitations on convening special stockholder meetings. In addition, the prior charter and the Charter do not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Forum Selection Clause
Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Combined Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any of the Combined Company’s directors, officers or other employees of the Combined Company to the Combined Company or its stockholders; (iii) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or Bylaws; or (iv) any action asserting a claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
Rule 144
Pursuant to Rule 144 promulgated by the SEC under the Securities Act, as may be amended from time to time (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that, (i) such person is not deemed to have been one of our Affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our Affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A common stock then outstanding, or 317,500 shares as of the date of this registration statement; or

•	the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our Affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on
Form 8-K;
and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As of the date of this registration statement, we had 9,161,771 shares of Class A common stock outstanding. Of these shares, 1,224,271 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our Affiliates within the meaning of Rule 144. All of the 7,937,500 Founder Shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Because the Business Combination was approved, the shares of our common stock we issue to the Members pursuant to the Business Combination Agreement are restricted securities for purposes of Rule 144.
As of the date of this registration statement, there are 13,504,166 Warrants of the Company outstanding, consisting of 7,937,500 public warrants originally sold as part of the units issued in the IPO and 5,566,666 private placement warrants held by the Sponsor. Each warrant is exercisable for one share of Class A common stock, in accordance with the terms of the Warrant Agreement governing the warrants. The public warrants are freely tradable. In addition, we will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 7,937,500 shares of Class A common stock that may be issued upon the exercise of the public warrants, and cause the registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.
Investor Rights
At the Closing, the Company, the Members, the Sponsor, the Members’ Representative and certain other parties entered into an Investor Rights Agreement, pursuant to which, among other things, (i) the Registration Rights Agreement were terminated,
(ii) the lock-up period
set forth in the Investor Rights Agreement superseded
the lock-up period
set forth in the Insider Letter, (iii) the Company provided certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, (iv) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A common stock, shares of Class V voting stock and Biote Units held by such Members for six months following the Closing, and the Member Earnout Units until the date such securities have been earned in accordance with the Business Combination Agreement and (v) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares) for six months following the Closing, (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement and (c) warrants issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor, and the underlying shares of Class A common stock, for 30 days following the Closing Date (in each case, as more fully described in the Investor Rights Agreement). However, the Company chose, and may in the future choose, to release one or more Selling Securityholders from the applicable lock-up
periods, after determining it was, or will be, in our stockholders’ and our best interests, which allows for earlier sales of shares of Class A common stock in the public market and could have a negative impact on the price of the Company’s Class A common stock. For example, as of July 18, 2022, we had a small public float of approximately 1.2 million shares of Class A common stock and needed to increase our public float in order to comply with Nasdaq listing standards. For these reasons or other unforeseen developments, we may determine that it is in our stockholders’ and our best interests to release one or more selling stockholders in the future from their applicable lock-up
obligations. Please see our risk factor relating to a Nasdaq delisting beginning on page 46 of this prospectus for additional details regarding the listing status of our securities on Nasdaq.

Listing of Securities
Our Class A common stock and Public Warrants are quoted on the Pink Sheet Tier of the OTC Markets under the symbols “BTMD” and “BTMDW,” respectively. Please see our risk factor relating to a Nasdaq delisting beginning on page 46 of this prospectus for additional details regarding the listing status of our securities on Nasdaq.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A common stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt
organizations (including private foundations), qualified retirement plans, taxpayers that have elected mark-to-market
accounting, S corporations, partnerships and pass-through entities for U.S. federal income tax purposes (and investors in such entities); regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that hold Class A common stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes or that received our Class A common stock or Warrants as compensation, holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), former citizens or long-term residents of the United States, or U.S. Holders that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss U.S. federal non-income
tax consequences (e.g., estate or gift tax), any state, local, or
non-U.S.
tax considerations, the Medicare contribution tax, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, this summary is limited to investors that will hold our securities as “
capital assets
” (generally, property held for investment) under the Code, and that acquire our Class A common stock and Warrants for cash pursuant to this prospectus. No ruling from the IRS or opinion of counsel has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “
U.S. Holder
” is a beneficial holder of our securities that, for U.S. federal income tax purposes is:

•	an individual who is a U.S. citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•
a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Department of Treasury regulations (the “
Treasury Regulations
”) to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX

CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND
NON-U.S.
INCOME, ESTATE AND OTHER TAX CONSIDERATIONS AND THE EFFECT OF ANY TAX TREATIES.
U.S. Federal Income Tax Considerations For U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “
U.S. Federal Income Tax Considerations For U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock
” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. Holder will generally constitute “
qualified dividends
” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate
U.S. holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A common stock. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received by the U.S. Holder in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. Holder’s acquisition cost for such Class A common stock (or, in the case of Class A common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A common stock, as discussed below), less any prior distributions treated as a return of capital. If a U.S. Holder received Class A common stock in a taxable exchange for property other than cash, the U.S. Holder’s acquisition cost generally will be the fair market value of the Class A common stock received in the exchange. Long-term capital gains recognized by non-corporate U.S.
Holders generally are eligible for reduced rates of U.S. federal income tax. If the U.S. Holder’s holding period for the Class A common stock so disposed of is one year or less, any gain on such sale or other taxable disposition would be subject to short-term capital gain treatment and generally would be subject to U.S. federal income tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A common stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A common stock received upon exercise of the warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A common stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock generally would include the holding period of the Warrant.
It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A common stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A common stock would commence on the date of exercise of the warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A common stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise of a Warrant.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “
U.S. Federal Income Tax Considerations For U.S. Holders—Possible Constructive Distributions
”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled “
Description of Securities—Warrants—Anti-Dilution Adjustments.
” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a

U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “
U.S. Federal Income Tax Considerations For U.S. Holders—Taxation of Distributions
” in the same manner as if such U.S. Holder received a cash distribution from us on Class A common stock equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Class A common stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding (currently at a rate of 24%) may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
U.S. Federal Income Tax Considerations
For Non-U.S. Holders
As used herein, the term “
non-U.S.
 Holder
” means a beneficial owner of Class A common stock or Warrants, who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation or

•	an estate or trust that is not a U.S. Holder;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition (except to the extent specifically set forth below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder
of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Subject to the withholding requirements under Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder, collectively “
FATCA
,” and, provided such dividends are not effectively connected with the non-U.S. Holder’s
conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder
is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS
Form W-8BEN
or
W-8BEN-E,
as applicable). In the case of any constructive dividend (as described below under “
U.S. Federal Income Tax Considerations For
Non-U.S.
Holders—Possible Constructive Distributions
”), it is possible that this tax would be withheld from any amount owed to a
non-U.S. Holder
by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the

non-U.S. Holder’s
adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the non-U.S. Holder’s
adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “
U.S. Federal Income Tax Considerations For
Non-U.S.
 Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock and Warrants
” below. In addition, if we determine that we are likely to be classified as a “
United States real property holding corporation
” (see “
U.S. Federal Income Tax Considerations For
Non-U.S.
 Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class
 A Common Stock and Warrants
” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to
a non-U.S. Holder
that are effectively connected with such
non-U.S. Holder’s
conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the
non-U.S. Holder)
will generally not be subject to the U.S. withholding tax described above, provided such
non-U.S. Holder
complies with certain certification and disclosure requirements (generally by providing an IRS Form
W-8ECI). Instead,
such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the
non-U.S. Holder
is a corporation, dividends that are effectively connected income may also be subject to a “
branch profits tax
” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise, Lapse or Redemption of a Warrant
The U.S. federal income tax treatment of a
non-U.S.
Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a Warrant by a U.S. Holder, as described under “
U.S. Federal Income Tax Considerations For U.S. Holders—Exercise of a Warrant
” and “
U.S. Federal Income Tax Considerations For U.S. Holders—Sale, Exchange, Redemption or Expiration of a Warrant”
above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the
non-U.S. Holder
would be the same as those described below in “
U.S. Federal Income Tax Considerations For
Non-U.S.Holders—Gain
on Sale, Exchange or Other Taxable Disposition of Class
 A Common Stock and Warrants
.”
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants
A
non-U.S.
Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock or Warrants or an expiration or redemption of our Warrants, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
non-U.S.
Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the
non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “
United States real property holding corporation
” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
non-U.S. Holder
held our Class A common stock or Warrants and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the
non-U.S. Holder
has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such
Non-U.S. holder’s
holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder
were a U.S. resident for U.S. federal income tax purposes. Any gain described in the first bullet point above of
a non-U.S. Holder
that is a foreign corporation may also be subject to an additional “
branch profits tax
” at a 30% rate (or lower applicable income tax treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax.
Non-U.S. Holders
are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to
a non-U.S. Holder
and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “
United States real property interests
” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard.
Non-U.S.
Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “
Description of Securities—Warrants—Anti-Dilution Adjustments.
” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder
of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to such holders as a distribution. A
non-U.S.
Holder would be subject to U.S. federal income tax withholding as described above under “
U.S. Federal Income Tax Considerations For
 Non-U.S.
 Holders—Taxation of Distributions
” under that section in the same manner as if such
non-U.S. Holder
received a cash distribution from us on Class A common stock equal to the fair market value of such increased interest.
Foreign Account Tax Compliance Act
FATCA imposes withholding tax at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (which is defined broadly for this purpose and includes investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities
that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, FATCA imposes withholding tax at a rate of 30% in certain circumstances on dividend (including constructive dividends) in respect of our securities which are held by or thought certain non-financial foreign
entities unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “
substantial United States owners
” or (2) provides certain information regarding the entity’s “
substantial United States owners,
” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS has issued proposed regulations (the preamble to which states that taxpayers may rely upon the proposed regulations until final regulations are issued) that would generally not apply FATCA withholding requirements to gross proceeds from sales or other disposition proceeds from our units, shares of Class A common stock and Warrants. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of shares of Class A common stock and Warrants to non-U.S. Holders.
A
non-U.S. Holder
may have to comply with certification procedures to establish that it is not a United States person in order to avoid backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder
will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
The shares of Class A common stock offered by this prospectus are being offered by the Selling Securityholder, Yorkville. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholder. However, we expect to receive proceeds from sales of Class A common stock that we may elect to make to the Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our discretion. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder after the date of this prospectus. See “Committed Equity Financing” for a description of how the price we may sell shares of Class A common stock to the Selling Securityholder is calculated pursuant to the Purchase Agreement.
The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Yorkville has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Yorkville has informed us that each such broker-dealer may receive commissions from Yorkville for executing such sales for Yorkville and, if so, such commissions will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Securityholder.
We know of no existing arrangements between the Selling Securityholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including with respect to any compensation paid or payable by the Selling Securityholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Securityholder, and any other related information required to be disclosed under the Securities Act.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Securityholder.
As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we have agreed to issue to Yorkville 25,000 shares of our Common Stock as Commitment Shares upon execution of the Purchase Agreement. In addition, we have paid Yorkville a structuring fee of $15,000 in connection with the structuring and due diligence of the transactions by Yorkville under the Purchase Agreement.
We also have agreed to indemnify Yorkville and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Yorkville has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Yorkville specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
We estimate that the total expenses for the offering will be approximately $0.3 million.
Yorkville has represented to us that at no time prior to the date of the Purchase Agreement has Yorkville or any entity managed or controlled by Yorkville, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction, which establishes a net short position with respect to our Common Stock. Yorkville has agreed that during the term of the Purchase Agreement, none of Yorkville, its officers, its sole member, or any entity managed or controlled by Yorkville, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.
We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Securityholder.
Our Common Stock is currently quoted on the Pink Sheet Tier of the OTC Markets under the symbol “BTMD”.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP.
EXPERTS
The consolidated financial statements of BioTE Holdings, LLC as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The balance sheets of Haymaker Acquisition Corp. III as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from July 6, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph relating to substantial doubt about the ability of Haymaker Acquisition Corp. III to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on
Form S-1, including
exhibits, under the Securities Act of 1933, as amended, with respect to the Class A common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
We also maintain an Internet website at www.biote.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on
Form 10-K; our
proxy statements for our annual and special shareholder meetings; our Quarterly Reports on
Form 10-Q; our
Current Reports on
Form 8-K; Forms
3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
HAYMAKER ACQUISITION CORP. III

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2021 and December 31, 2020	F-3
Statements of Operations for the year ended December 31, 2021 and for the period from July 6, 2020 (inception) through December 31, 2020	F-4
Statements of Changes in Stockholder’s Equity (Deficit) for the year ended December 31, 2021 and for the period from July 6, 2020 (inception) through December 31, 2020	F-5
Statements of Cash Flows for the year ended December 31, 2021 and for the period from July 6, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7

Unaudited Financial Statements
Condensed Balance Sheets as of March 31, 2022 and December 31, 2021	F-31
Condensed Statements of Operations for the three months ended March 31, 2022 and March 31, 2021	F-32
Condensed Statements of Changes in Stockholders’ Equity (Deficit) for the three months ended March 31, 2022 and March 31, 2021	F-33
Condensed Statements of Cash Flows for the three months ended March 31, 2022 and March 31, 2021	F-34
Notes to Condensed Financial Statements	F-35
BIOTE HOLDINGS, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Haymaker Acquisition Corp. III
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Haymaker Acquisition Corp. III (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from July 6, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from July 6, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company lacks the financial resources it needs to sustain operations for a reasonable period of time and if the Company is unable to complete a Business Combination by the close of business on March 4, 2023, the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP
We have served as the Company’s auditor since 2020.
Houston, TX
April 6, 2022

HAYMAKER ACQUISITION CORP. III
BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$130,359	$1,594
Due from Sponsor	300	—
Prepaid expenses	320,959	—

Total current assets	451,618	1,594
Deferred offering costs	—	145,906
Investments held in Trust Account	317,581,791	—

Total Assets	$318,033,409	$147,500

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$281,304	$—
Accrued expenses	1,830,000	—
Franchise tax payable	160,874	—
Sponsor note	—	122,500

Total current liabilities	2,272,178	122,500
Warrant liabilities	9,778,666	—
Deferred underwriting fee payable	11,112,500	—

Total Liabilities	23,163,344	122,500

Commitments and Contingencies (Note 6)
Class A common stock, $0.0001 par value, subject to possible redemption; 31,750,000 and 0 shares at redemption value of $10.00 per share at December 31, 2021 and December 31, 2020, respectively	317,500,000	—
Stockholders’ (Deficit) Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 31,750,000 and 0 shares subject to possible redemption) at December 31, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,937,500 and 8,625,000 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	794	863
Additional paid-in capital	—	24,137
Accumulated deficit	(22,630,729)	—

Total Stockholders’ (Deficit) Equity	(22,629,935)	25,000

Total Liabilities and Stockholders’ (Deficit) Equity	$318,033,409	$147,500

The accompanying notes are an integral part of these financial statements.

HAYMAKER ACQUISITION CORP. III
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the period from July 6, 2020 (inception) through December 31, 2020
Operating and formation costs	$3,121,694	$—
Franchise tax expense	200,000	—

Loss from operations	(3,321,694)	—
Transaction costs allocated to warrant liabilities	(966,646)	—
Net gain on investments held in Trust Account	81,791	—
Excess of private placement warrant fair value over purchase price	(3,507,000)	—
Change in fair value of warrant liabilities	18,826,459	—

Net income	$11,112,910	$—

Basic and diluted weighted average shares outstanding, Class A common stock	26,265,068	—

Basic net income per share, Class A common stock	$0.33	$—

Diluted net income per share, Class A common stock	$0.32	$—

Basic weighted average shares outstanding, Class B common stock	7,860,788	7,500,000

Basic net income per share, Class B common stock	$0.33	$—

Diluted weighted average shares outstanding, Class B common stock	$8,058,048	7,500,000

Diluted net income per share, Class B common stock	$0.32	$—

The accompanying notes are an integral part of these financial statements.

HAYMAKER ACQUISITION CORP. III
STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2021 AND FOR THE PERIOD FROM JULY 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Common Stock
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, July 6, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Sale of Class B common stock to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Net income	—	—	—	—	—	—	—

Balance, December 31, 2020	—	—	8,625,000	$863	$24,137	$—	$25,000
Forfeiture of Class B common stock	—	—	(687,500)	(69)	69	—	—
Remeasurement of Class A common stock to redemption amount	—	—	—	—	(24,206)	(33,743,639)	(33,767,845)
Net income	—	—	—	—	—	11,112,910	11,112,910

Balance, December 31, 2021	—	$—	7,937,500	$794	$—	$(22,630,729)	$(22,629,935)

The accompanying notes are an integral part of these financial statements.

HAYMAKER ACQUISITION CORP. III
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2021	For the period from July 6, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income	$11,112,910	$—
Adjustments to reconcile net income to net cash used in operating activities:
Transaction costs allocated to warrant liabilities	966,646	—
Net gain on investments held in Trust Account	(81,791)	—
Excess of private placement warrant fair value over purchase price	3,507,000	—
Change in fair value of warrant liabilities	(18,826,459)	—
Changes in operating assets and liabilities:
Due from Sponsor	(300)
Prepaid expenses	(320,959)	—
Accounts payable	281,304
Accrued Expenses	1,830,000	—
Franchise tax payable	160,874	—

Net cash used in operating activities	(1,370,775)	—

Cash Flows from Investing Activities:
Cash deposited into Trust Account	(317,500,000)	—

Net cash used in investing activities	(317,500,000)	—

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriter’s discount paid	311,150,000	—
Proceeds from Sponsor note	41,500	122,500
Repayment of Sponsor note	(164,000)	—
Proceeds from sale of private placement warrants	8,350,000	—
Payment of offering costs	(377,961)	(145,906)
Proceeds from sale of Class B common stock to Sponsor	—	25,000

Net cash provided by financing activities	318,999,539	1,594

Increase in cash	128,765	1,594
Cash at beginning of period	1,594	—

Cash at end of period	$130,359	$1,594

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting fee payable	$11,112,500	$—

Initial classification of warrant liabilities	$28,605,125	$—

Remeasurement of Class A common stock subject to possible redemption to redemption value	$33,767,845	$—

Reclassification of deferred offering costs to equity upon completion of the initial public offering	$130,355	$—

The accompanying notes are an integral part of these financial statements.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Haymaker Acquisition Corp. III (the “Company” or “Haymaker”) is a blank check company incorporated in Delaware on July 6, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity for the year ended December 31, 2021 and for the period from July 6, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) as described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income or gains on investments on the cash and investments held in a trust account from the proceeds derived from the Initial Public Offering. In addition, the Company will recognize non-operating
income or loss on the change in fair value of warrant liabilities.
The registration statement for the Company’s Initial Public Offering was declared effective on March 1, 2021. On March 4, 2021, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000, which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Haymaker Sponsor III, LLC (the “Sponsor”) generating gross proceeds of $8,000,000, which is described in Note 4.
On March 3, 2021, the underwriters partially exercised the over-allotment option by purchasing 1,750,000 Units at an offering price of $10.00 per Unit (generating gross proceeds of $17,500,000), which was settled on March 5, 2021. In connection with the exercise of the over-allotment option, on March 5, 2021, the Company sold 233,333 Private Placement Warrants (the “Additional Private Placement Warrants”) to the Sponsor at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds of $350,000, this amount was purchased on March 4, 2021, in anticipation of the closing of the over-allotment option. As a result, an additional $17,500,000 (which amount includes $612,500 of the underwriters’ deferred discount) was placed in the Trust Account. As a result of the partial exercise of the over-allotment option to purchase 1,750,000 Units, the Sponsor forfeited 687,500 Founder Shares on March 5, 2021 in order to maintain ownership of 20% of issued and outstanding shares of the Company. The Founder Shares forfeited by the Sponsor were cancelled by the Company.
Following the closing of the Initial Public Offering and partial exercise of the over-allotment, an amount of $317,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the Trust Account and is being invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with maturities of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
Transaction costs related to the issuances described above amounted to $17,986,366, consisting of $6,350,000 of underwriting fees, $11,112,500 of deferred underwriting fees and $523,866 of other offering costs. In addition, at December 31, 2021 and December 31, 2020, $130,359 and $1,594 of cash was held outside of the Trust Account and is available for working capital purposes, respectively.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.
Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of the Initial Business Combination and the Company does not conduct redemptions in connection with the Initial Business Combination pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed to waive (i) redemption rights with respect to any Founder Shares and Public Shares held in connection with the completion of an initial Business Combination, (ii) redemption rights with respect to any

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Founder Shares and Public Shares held in connection with a stockholder vote to approve an amendment to an amended and restated certificate of incorporation to modify the substance or timing of our obligation to allow redemption in connection with an initial Business Combination or to redeem 100% of Public Shares if the Company has not consummated an initial Business Combination within 24 months from the closing of the Initial Public Offering or with respect to any other provisions relating to stockholders’ rights or pre-initial
Business Combination activity and (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held if the Company fails to complete an initial Business Combination within 24 months from the closing of the Initial Public Offering or any extended period of time that the Company may have to consummate an initial Business Combination.
The Company will have until March 4, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of remaining stockholders and board of directors, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to all of the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, all such shares of Class A common stock are recorded at redemption amount and classified as temporary equity since the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480—
Distinguishing Liabilities from Equity
.
Business Combination Agreement
On December 13, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with the Sponsor, BioTe Holdings, LLC, a Nevada limited liability company (“Biote”), BioTe Management, LLC, a Nevada limited liability company, Dr. Gary Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the members’ representative (in such capacity, the “Members’ Representative”). Upon the closing of the Business Combination (the “Closing”), the Company will change its name to “biote Corp.” The aggregate consideration that will be paid to or retained by the members of Biote (the “Members”) immediately prior to the closing of the Business Combination upon the Closing is approximately $555,000,000, subject to the purchase price adjustments set forth in the Business Combination Agreement. Following the Closing, the Combined Company will be organized in an “UP-C” structure in which substantially all of the assets and business of the Combined Company will be held by Biote and its direct and indirect subsidiaries (together, the “Biote Companies”), and the Company’s only direct assets will consist of Biote Units (as defined below).

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Prior to the Closing, the Company may issue up to $100,000,000 in shares of Class A common stock in a private placement (an “Equity Financing”), so long as the price per share in such Equity Financing is not less than $10.00. Pursuant to the terms and conditions of the amended and restated certificate of incorporation, in connection with the Closing of the Business Combination, all then-outstanding shares of Class B common stock will be converted into shares of Class A common stock on a one-for-one basis (the “Class B Common Stock Conversion”), subject to adjustment and Class B Common Stock shall not be convertible into Class A Common Stock at a rate of less than one-to-one.
Immediately prior to the Closing, Biote will (i) effectuate a recapitalization, pursuant to which all its Class A Units, Class AA Units, Class AAA Units and Class AAAA Units held by the Members will be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of equity interests in Biote designated as “Class A Common Units” (“Biote Units”) in the amounts determined in accordance with Biote’s Second Amended and Restated Operating Agreement (the “Biote A&R OA”), which will be entered into prior to the Closing, the result of which will be that the Members will hold a single class of Biote Units as of immediately prior to the Closing and (ii) convert into a Delaware limited liability company. In connection with the Business Combination, BioTE Medical, LLC (“Biote Medical”), a subsidiary of Biote, has entered into a debt commitment letter with Truist Bank and Truist Securities, Inc. to obtain (i) a $50,000,000 senior secured revolving credit facility in favor of Biote Medical and (ii) a $125,000,000 senior secured term loan A facility in favor of Biote Medical (together, the “Debt Facilities,” and any such financing, together with any alternative financing obtained by the Company, Biote or any Biote subsidiary, the “Debt Financing”). Each holder of phantom equity in any of Biote or its direct or indirect subsidiaries (each, a “Phantom Equity Holder”) has entered into a phantom equity acknowledgement (each, a “Phantom Equity Acknowledgement”) effective as of the Closing, which shall, among other things, confirm the number of shares of Class A common stock to be issued to such Phantom Equity Holder pursuant to the biote Corp. 2022 Equity Incentive Plan (the “Incentive Plan”) in satisfaction of his or her phantom equity rights and the vesting schedule for such shares.
Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the Closing, (x) in exchange for the Closing Biote Units (as defined below), the Company will transfer cash in an amount equal to (i) the cash in the trust account and any cash held by the Company outside of the trust account, less (ii) the amounts required by the redemptions of Class A common stock by the public stockholders, plus (iii) the aggregate proceeds to be received by the Company pursuant to any Equity Financing, (y) the Biote Companies will receive the aggregate proceeds from the Debt Financing (the aggregate amounts described in (x) and (y), the “Closing Date Cash”) in accordance with and in the priority set forth in the Business Combination Agreement and as described further below, and (z) the Company will issue to Biote a number of shares of its Class V common stock, par value $0.0001 per share (the “Class V Voting Stock”) equal to the number of Retained Biote Units (as defined below), which will entitle the holder thereof to one vote per share but no right to dividends or distributions. Biote will immediately thereafter distribute the Class V Voting Stock to its Members pursuant to the Biote A&R OA. The “Cash Consideration” will be equal to the portion of the aggregate consideration paid or payable to the Gary S. Donovitz 2012 Irrevocable Trust (the “Selling Member”) that is paid in cash, which amount shall in no event exceed $199,000,000.
At the Closing and in consideration for the acquisition of Biote Units by the Company, the Company and the Biote Companies will, subject to the Business Combination Agreement and the Trust Agreement (as defined in the Business Combination Agreement), disburse the Closing Date Cash for the following purposes and in the following order of priority: (a) first, payment of unpaid Transaction Expenses (as defined in the Business Combination Agreement), (b) second, payment to Biote (for use by the Biote Companies) in the amount of $75,000,000, (c) third, payment of Cash Consideration to the Selling Member in the amount of $50,000,000, (d) fourth, payment to Biote (for use by the Biote Companies) in the amount of $75,000,000, (e) fifth, payment of

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Cash Consideration to the Selling Member in the amount of $75,000,000, (f) sixth, payment to Biote and the Selling Member such that Biote and the Selling Member receive 37.8% and 62.2%, respectively, of the remaining Closing Date Cash until Biote and the Selling Member have received aggregate payments pursuant to this clause (f) equal to $45,000,000 and $74,000,000, respectively, and (g) seventh, payment to Biote (for use by the Biote Companies).
At the Closing, Biote will issue to the Company a number of Biote Units (the “Closing Biote Units”) equal to the aggregate number of shares of Class A common stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions of Class A common stock, any Equity Financing, the Class B Common Stock Conversion and the forfeiture of up to 793,750 shares of Class B common stock held by the sponsor in the event cash available to the Company at the Closing is less than $206,400,000). The Members will, immediately following the Closing, retain an aggregate number of Biote Units (such Biote Units retained by the Members, the “Retained Biote Units”) equal to the following (without duplication between clauses (y) and (z)): (w) (i) (A) Biote’s equity value (i.e., $555,000,000), minus (B) the aggregate amount of Company Transaction Expenses (as defined in the Business Combination Agreement), minus (C) the Cash Consideration, if any, divided by (ii) $10.00, plus (x) the Member Earnout Units (as defined below), minus (y) a number of Biote Units equal to the number of shares of Class A common stock to be issued to the Phantom Equity Holders pursuant to the Phantom Equity Acknowledgements (or the existing underlying phantom equity documentation with respect to any Phantom Equity Holder who has not entered into a Phantom Equity Acknowledgement as of the Closing), minus (z) a number of Biote Units equal to the quotient of (i) the amount of cash payable to the Phantom Equity Holders pursuant to the Phantom Equity Acknowledgments (or the existing underlying phantom equity documentation with respect to any Phantom Equity Holder who has not entered into a Phantom Equity Acknowledgement as of the Closing), divided by (ii) $10.00.
In connection with the Closing, on the date of the Closing (the “Closing Date”) (a) the Members on a pro rata basis will subject (i) 10,000,000 Retained Biote Units held by them (the “Member Earnout Units”) and (ii) 10,000,000 shares of Class V Voting Stock distributed to them by Biote (the “Earnout Voting Shares”), (b) the Sponsor will subject 1,587,500 shares of Class A common stock held by it after giving effect to the Class B Common Stock Conversion (the “Sponsor Earnout Shares”), and (c) the Company will subject a number of Biote Units equal to the number of Sponsor Earnout Shares (the “Sponsor Earnout Units,” and, together with the Sponsor Earnout Shares, the Earnout Voting Shares and the Member Earnout Units, the “Earnout Securities”), to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement or the occurrence of a Change of Control (as defined in the Business Combination Agreement). The Earnout Securities will have voting rights but no right to dividends or distributions (except for certain tax distributions from Biote in accordance with the Biote A&R OA) until such restrictions and potential forfeiture have lapsed. One third of each of the Member Earnout Units, Earnout Voting Shares, Sponsor Earnout Shares and Sponsor Earnout Units will vest upon the occurrence of each of the following events: (i) the first time, prior to the five-year anniversary of the Closing Date (the “Earnout Deadline”), the volume-weighted average share price of the Class A common stock (the “VWAP”) equals or exceeds $12.50 per share for 20 Trading Days (as defined in the Business Combination Agreement) of any 30 consecutive Trading Day period following the Closing, (ii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing, and (iii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing. If a definitive agreement with respect to a Change of Control (as defined in the Business Combination Agreement) is entered into on or prior to the Earnout Deadline, then effective as of immediately prior to closing of such Change of Control, unless previously vested pursuant to clauses (i) through (iii) of the preceding sentence, each of the Member Earnout Units, Earnout Voting Shares, Sponsor Earnout Shares and Sponsor Earnout Units will vest.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Assuming that none of the Company’s current stockholders exercise their right to redeem their shares of Class A common stock of the Company and Company Transaction Expenses (as defined in the Business Combination Agreement) equal $11,521,000, as of immediately following the Closing and without giving effect to the outstanding warrants to purchase Class A common stock or issuance of any shares under the Incentive Plan or biote Corp. 2022 Employee Stock Purchase Plan, but including the Earnout Securities, the Combined Company is expected to own, directly or indirectly, approximately 49.9% of the Biote Units and will control Biote as the sole manager of Biote in accordance with the terms of the Biote A&R OA and all remaining Biote Units will be owned by the Members. The Members are expected to hold a controlling interest in the Company after the Closing and will therefore have the ability to control Biote.
Beginning on the six month anniversary of the Closing, each Retained Biote Unit held by the Members may be redeemed, together with one share of Class V Voting Stock and subject to certain conditions, in exchange for either one share of Class A common stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Biote, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Biote A&R OA (such exchange rights, as further described in the Biote A&R OA, the “Exchange Rights”).
Consummation of the Business Combination is subject to customary mutual conditions and covenants of the respective parties, including the receipt of the requisite approval of the Company’s stockholders. The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination by mutual written consent of the Company and Biote and in certain other limited circumstances, including if the consummation of the Business Combination has not occurred on or before June 13, 2022, which is prior to the Company’s initial Business Combination deadline of March 4, 2023. The Business Combination Agreement contains usual and customary representations and warranties for transactions of this nature by the parties thereto. The Business Combination Agreement has been approved by the Company’s board of directors, and the board has recommended that the Company’s stockholders adopt the Business Combination Agreement and approve the Business Combination.
On February 11, 2022, the Company filed a preliminary proxy statement with the SEC setting forth all of the above information and inviting the Company’s stockholders to attend the special meeting in lieu of the 2022 annual meeting of the stockholders to approve, among other things, the Business Combination Agreement and the Business Combination.
Other Agreements - Business Combination
The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:
Tax Receivable Agreement
Simultaneously with the Closing, the Company, BioTE, the Members and the Members’ Representative will enter into a tax receivable agreement (the “Tax Receivable Agreement”), which will provide for, among other things, payment by the Company to the Members of 85% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained BioTE Units for Class A Common Stock or cash.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Second Amended and Restated Certificate of Incorporation of the Company and Amended and Restated Bylaws of the Company
In connection with the Closing, the Company will amend and restate (i) subject to receipt of Company Stockholder Approval, its current Certificate of Incorporation by adopting the Second Amended and Restated Certificate of Incorporation of the Company (the “Second A&R Certificate of Incorporation”) and (ii) the current Bylaws of the Company by adopting the Amended and Restated Bylaws of Company (the “A&R Bylaws”), to establish a structure containing Class A Common Stock, which will carry such economic and voting rights as set forth in the Second A&R Certificate of Incorporation and A&R Bylaws, and Class V Voting Stock, which will carry only such voting rights as set forth in the Second A&R Certificate of Incorporation and A&R Bylaws.
Second Amended and Restated Operating Agreement of Biote
At the Closing, the Combined Company, Biote and the Members will enter into the Biote A&R OA, which will, among other things, permit the issuance and ownership of Biote Units as contemplated to be issued and owned upon the consummation of the Business Combination, designate the Combined Company as the sole manager of Biote, provide for the Exchange Rights, set forth the rights and preferences of the Biote Units, and establish the ownership of the Biote Units by the persons or entities indicated in the Biote A&R OA.
Sponsor Letter
In connection with the execution of the Business Combination Agreement, certain of the Company’s officers and directors, the Company, the Sponsor, Biote and the Members’ Representative entered into a letter agreement (the “Sponsor Letter”), pursuant to which, among other things, the Sponsor agreed to (i) vote, at any duly called meeting of stockholders of the Company, in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) subject to certain exceptions, not to effect any sale or distribution of any of its shares of Class B common stock or private placement warrants and (iii) waive any and all anti-dilution rights described in the amended and restated certificate of incorporation or otherwise with respect to the shares of Class B common stock held by the Sponsor that may be implicated by the Business Combination such that the Class B Common Stock Conversion will occur as discussed herein.
Investor Rights Agreement
At the Closing, the Company, the Members, the Sponsor, the Members’ Representative and certain other parties will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, (i) the Registration Rights Agreement, dated as of March 1, 2021, entered into in connection with the Company’s initial public offering will be terminated, (ii) the lock-up period set forth in the Investor Rights Agreement will supersede the lock-up period set forth in the letter agreement, dated March 1, 2021, entered into in connection with the Company’s initial public offering, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, (iv) the Members will agree not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A common stock, Class V Voting Stock and the Biote Units held by such Members for six months following the Closing, and the Member Earnout Units until the date such securities have been earned in accordance with the Business Combination Agreement and (v) the Sponsor will agree not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares) for six months following the Closing, (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement and (c) warrants issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor, and the underlying shares of Class A common stock, for 30 days following the Closing Date.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

The Trust Account
The proceeds held in the Trust Account are invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule
2a-7
under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Public Shares sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if it does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the shares of Class A common stock included in the Units being sold in the Initial Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds held in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders. As of December 31, 2021, the Company has not used any interest earned from the Trust Account to pay taxes.
Indemnity
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business (except for the Company’s independent registered public accountant), execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
As of December 31, 2021, the Company had $130,359 in cash held outside of the Trust Account and a working capital deficit of $1,820,560. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Business Combination as discussed above and potential Working Capital Loans, as discussed in Note 5. There is no assurance that the Company’s plans to

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

consummate the Business Combination will be successful or successful within the Combination Period, which will end on March 4, 2023, at which time the Company will cease all operations except for the purpose of liquidating, or if the Sponsor will commit to the Working Capital Loans, by which, in February 2022, the Company entered into a promissory note with the Sponsor in the amount of $350,000 (see Note 11). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Use of Estimates
The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, and disclosure of contingent assets, liabilities, and expenses at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and December 31, 2020.
Investments Held in Trust Account
At December 31, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Such trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in net gain (loss) on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
All of the 31,750,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A common stock has been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital (to the extent available) and accumulated deficit.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

As of December 31, 2021, the Class A common stock reflected in the balance sheet are reconciled in the following table:

Gross proceeds from the Initial Public Offering	$317,500,000
Less:
Proceeds allocated to Public Warrants	(16,748,125)
Issuance costs allocated to Class A common stock	(17,019,720)
Plus:
Remeasurement of carrying value to redemption value	33,767,845

Class A common stock subject to possible redemption—December 31, 2021	$317,500,000

There were no shares of Class A common stock outstanding as of December 31, 2020.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of ASC
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A—
Expenses of Offering
. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for temporary equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $17,986,366 as a result of the Initial Public Offering (consisting of $6,350,000 of cash underwriting discounts, $11,112,500 in deferred underwriting fees and $523,866 of other offering costs). As such, the Company recorded $17,019,720 of offering costs as a reduction of temporary equity in connection with the shares of Class A common stock included in the Units. The Company expensed $966,646 of offering costs allocated to the Public Warrants and Private Placement Warrants that were classified as liabilities.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480,
Distinguishing Liabilities from Equity
(“ASC 480”) and ASC 815,
Derivatives and Hedging
(“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations. The initial fair value of the Public Warrants was estimated using a binomial lattice model and the fair value of the Private Warrants was

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

estimated using a Black-Scholes Option Pricing model (see Note 9). The subsequent measurement of the Public Warrants as of December 31, 2021 is classified as Level 1, as such, an observable market quote in an active market, which has been available since April 29, 2021, under the ticker HYACW was used.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740—
Income Taxes
, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company, for tax purposes, had a loss from operations during the year ended December 31, 2021. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income Per Share of Common Stock
Net income per common share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period (for all periods during which these shares were subject to forfeiture, the calculation of weighted average shares outstanding excludes an aggregate of 1,125,000 shares held by the Sponsor that were subject to forfeiture to the extent that the underwriter’s over-allotment was not exercised in full). Net income is allocated between Class A and Class B shares based on weighted average shares outstanding. The Company has not considered the effect of the Warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 13,504,166 shares in the calculation of diluted income per share, since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive. The calculation does not include the remeasurement of Class A common stock to possible redemption amount because redemption value approximates fair value.
The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	For the Year ended December 31, 2021		For the Period from July 6, 2020 (inception) Through December 31, 2020
	Class A	Class B	Class A	Class B
Numerator:
Net income - Basic	$8,553,085	$2,559,825	—	$—
Effect of dilutive securities:
Class B common stock subject to forfeiture	(49,156)	49,156	—	—

Net income - Diluted	$8,503,929	$2,608,981	—	$—

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

	For the Year ended December 31, 2021		For the Period from July 6, 2020 (inception) Through December 31, 2020
	Class A	Class B	Class A	Class B

Denominator:
Weighted average shares outstanding - Basic	26,265,068	7,860,788	—	7,500,000
Effect of dilutive securities:
Class B common stock subject to forfeiture	—	197,260	—	—

Weighted average shares outstanding - Diluted	26,265,068	8,058,048	—	7,500,000

Basic net income per share	$0.33	$0.33	—	$0.00
Diluted net income per share	$0.32	$0.32	—	$0.00
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC Topic 820,
Fair Value Measurement
(“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The carrying amounts reflected in the balance sheets for cash, prepaid expenses, accrued expense, and franchise tax payable approximate fair value due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging —Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if converted method for all convertible instruments. ASU
2020-06
is effective for the Company on January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company early adopted ASU
2020-06
effective January 1, 2021 using the full retrospective method of transition. The adoption of ASU
2020-06
did not have a material impact on the financial statements for the fiscal year ended December 31, 2021.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth
of one redeemable warrant (“Redeemable Warrant”). Each whole Redeemable Warrant is exercisable to purchase one share of Class A common stock and only whole warrants are exercisable. No fractional warrants were issued upon separation of the Units and only whole warrants were traded. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7).
In addition, the 8,625,000 shares of Class B common stock of the Company (the “Founder Shares”) held by the Sponsor (prior to the exercise of the over-allotment) included an aggregate of up to 1,125,000 Founder Shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full, so that the Sponsor would own 20% of issued and outstanding common stock after the Initial Public Offering. As a result of the partial exercise of the over-allotment option to purchase 1,750,000 Units, the Sponsor forfeited 687,500 Founder Shares on March 5, 2021 in order to maintain ownership of 20% of issued and outstanding shares of the Company. The Founder Shares forfeited by the Sponsor were cancelled by the Company.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,333,333 warrants at a price of $1.50 per warrant in a private placement (the “Private Placement Warrants”), generating proceeds of $8,000,000 in the aggregate. On March 4, 2021, the underwriters notified the Company of their intention to exercise the over-allotment option in part, resulting in the Sponsor paying an aggregate of $350,000 in exchange for an additional 233,333 Private Placement Warrants. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The excess of fair value of the Private Placement Warrants over the cash received for such warrants totaled $3,507,000, which was expensed at the date of the Initial Public Offering. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In July 2020, the Company issued an aggregate of 8,625,000 shares of Class B common stock to the Sponsor (“Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of the Initial Business Combination on a one-for-one
basis, subject to adjustments as described in Note 9. Holders of Founder Shares may also elect to convert their shares of Class B convertible common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Pursuant to the letter agreement, the Sponsor, officers and directors have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the Initial Business Combination.
Administrative Services Agreement
The Company entered into an agreement whereby, commencing on March 4, 2021 through the earlier of the consummation of the Initial Business Combination or the Company’s liquidation, the Company will pay the Sponsor a monthly fee of $20,000 for office space, utilities and administrative support. The total amounts of administrative service fees expensed for the year ended December 31, 2021 was $198,000. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Promissory Note—Related Party
On July 6, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest
bearing and payable on the earlier of June 30, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Note of $164,000 was repaid on March 5, 2021.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Related Party Loans
In order to finance transaction costs in connection with the Initial Business Combination, the Sponsor, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (the “Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of the Initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.50 per warrant that would be identical to Placement Warrants, including as to exercise price, exercisability and exercise period. The Company has not received any proceeds from Working Capital Loans as of December 31, 2021.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of Founder Shares, Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. The holders of Founder Shares, Placement Warrants and Warrants that may be issued upon conversion of Working Capital Loans will not be able to sell these securities until the termination of the applicable lock-up
period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering and over-allotment of $317,500,000, or $6,350,000. In addition, the underwriters have earned an additional three and one half percent (3.50%) on $317,500,000 of the gross proceeds of the Initial Public Offering and over-allotment, or $11,112,500 (“Deferred Underwriting Commission”) that will be paid upon consummation of the Company’s Initial Business Combination. This commitment of $11,112,500 has been recorded as deferred underwriting fee payable on the balance sheet as of December 31, 2021. The underwriting agreement provides that the Deferred Underwriting Commission will be waived by the underwriter if the Company does not complete its Initial Business Combination.
Placement and Advisory Fees
On September 9, 2021, the Company entered into an agreement (which was amended on November 1, 2021) with an advisor for placement and advisory services in connection with the Business Combination. The agreement calls for the Company to pay the advisor an amount of $3,000,000 only upon the closing of the Business Combination.
On September 12, 2021, the Company entered into an agreement with a second advisor for placement and advisory services in connection with the Business Combination. The agreement calls for the Company to pay the advisor an amount of $6,500,000 only upon the closing of the Business Combination.
On September 30, 2021, the Company entered into an agreement with a third advisor for placement and advisory services in connection with the Business Combination. In exchange for such services, the Company will pay the M&A advisor an amount of $4,000,000 upon successful completion of the Business Combination.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

On November 4, 2021, the Company entered into an agreement with a fourth advisor for placement and advisory services in connection with the Business Combination. The agreement calls for the Company to pay the advisor an amount equal to the greater of 4.0% of the total gross proceeds received by the Company from the sale of securities from investors first introduced to the Company by the advisor, or $200,000 payable only upon the closing of the Business Combination.
NOTE 7. WARRANTS
Redeemable Warrants
Each whole Redeemable Warrant is exercisable to purchase one share of Class A common stock and only whole warrants are exercisable. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50.
Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants were issued upon separation of the units and only whole warrants were traded, requiring a purchase of at least four units to receive or trade a whole warrant. The warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
If the shares issuable upon exercise of the warrants are not registered under the Securities Act within 60 business days following the Initial Business Combination, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to cause the same to become effective within 60 business days following its Initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

•
if, and only if, the closing price of shares of our Class A common stock equals or exceeds $10.00 per share for any 20 trading days within the 30-trading day period ending on the third tradingÝay prior to the date on which we send the notice of redemption to the warrant holders; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, inclusive of interest earned on equity held in trust, available for the funding of the Initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Initial Business Combination is consummated (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Private Placement Warrants
The Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a price of $1.50 per whole warrant in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Subsequently, the Sponsor purchased an additional 233,333 Private Placement Warrants for an aggregate purchase price of $350,000 in conjunction with the partial exercise of the underwriters’ overallotment option. Each whole Private Placement Warrant is exercisable for one share of the Company’s Class A common stock at a price of $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering and held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the Initial Business Combination and they will not be redeemable so long as they are held by the Company’s Sponsor

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Redeemable Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Redeemable Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that the Company has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, or its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Initial Business Combination. If they remain affiliated with the Company, their ability to sell the Company’s securities in the open market will be significantly limited. The Company expects to have policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public
information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, the Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.
The Company’s Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date the Company completes its Initial Business Combination.
At December 31, 2021, there were 7,937,500 Public Warrants and 5,566,666 Private Placement Warrants outstanding. The Company accounts for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in ASC
815-40.
Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
At December 31, 2020, there were no Public Warrants or Private Placement Warrants outstanding.
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to their fair value.
The warrant liabilities are subject to
re-measurement
at each balance sheet date. With each such
re-measurement,
the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statements of operations. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. No such events requiring a change in reclassification of the warrants have occurred through December 31, 2021.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 8. INCOME TAX
The income tax provision for the year ended December 31, 2021 consists of the following:

Federal
Current	$—
Deferred	(240,421)
State
Current	—
Deferred	—
Change in valuation allowance	240,421

Income tax provision	$—

The Company’s net deferred tax assets (liabilities) as of December 31, 2021 is as follows:

Deferred tax assets:
Start-up costs	$215,597
Net operating loss carryforwards	42,000

Total deferred tax assets	257,597
Valuation allowance	(240,421)
Deferred tax liabilities:
Unrealized gain on investments	(17,176)

Total deferred tax liabilities	(17,176)

Deferred tax assets, net of allowance	$—

As of December 31, 2021, the Company has available U.S. federal operating loss carry forwards of approximately $200,000 that may be carried forward indefinitely.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $240,421.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the year ended December 31, 2021 is as follows:

For the year ended December 31, 2021
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Loss on sale of Private Placement Warrants	5.8%
Change in fair value of warrant liabilities	(35.6)%
Non-deductible transaction costs	1.8%
Non-deductible business combination expense	3.9%
Change in valuation allowance	3.1%

Income tax provision	0.0%

Deferred tax assets were deemed to be de minimis as of December 31, 2020.
NOTE 9. STOCKHOLDERS’ EQUITY
Preferred stock
— The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class
 A common stock
— The Company is authorized to issue up to 200,000,000 shares of Class A common stock, with a par value of $0.0001 per share. Holders of the Class A common stock are entitled to one vote for each share. As of December 31, 2021 and December 31, 2020, there were 31,750,000 and 0 shares of Class A common stock issued or outstanding, including 31,750,000 and 0 shares of Class A common stock subject to possible redemption, respectively.
Class
 B common stock
— The Company is authorized to issue up to 20,000,000 shares of Class B common stock, with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share. As of December 31, 2021 and December 31, 2020, there were 7,937,500 and 8,625,000 shares of Class B common stock issued and outstanding, respectively.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law. Prior to an initial Business Combination, holders of Class B common stock will have the right to elect all of the Company’s directors and may remove members of the board of directors for any reason.
The Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of an initial Business Combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with an initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued,

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

by the company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
NOTE 10. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Investments held in Trust Account:
Money Market investments	$317,581,791	$317,581,791	$—	$—
Liabilities
Warrant liability – Public Warrants	$5,715,000	$5,715,000	$—	$—
Warrant liability – Private Placement Warrants	$4,063,666	$—	$—	$4,063,666
The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker HYACW. The quoted price of the Public Warrants, on NASDAQ, beginning on April 29, 2021, was $0.72 per warrant as of December 31, 2021.
The Company utilizes a Black-Scholes Option Pricing Model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the Private Placement warrant liability is determined using Level 3 inputs. Inherent in a binomial lattice model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The aforementioned warrant liabilities are not subject to qualified hedge accounting.
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting periods. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in April 2021 after the Public Warrants were separately listed and traded.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

The following table provides the significant inputs to the Monte Carlo Simulation for the fair value of the Public Warrants:

At March 4, 2021 (Initial Measurement)
Stock Price on Valuation Date	$10.00
Strike price (Exercise Price per Share)	$11.50
Probability of completing a Business Combination	85.0%
Term (in years)	6.6
Volatility	4% pre-merger / 34% post-merger
Risk-free rate	1.1%
Fair value of warrants	$2.11
The following table provides the significant inputs to the Modified Black Scholes model for the fair value of the Private Placement Warrants:

	As of March 4, 2021 (Initial Measurement)	As of December 31, 2021
Stock price	$10.00	$9.80
Strike price	$11.50	$11.50
Probability of completing a Business Combination	85.0%	N/A *
Dividend yield	—%	—%
Term (in years)	6.6	5.8
Volatility	27.4%	11.3%
Risk-free rate	1.1%	1.3%
Fair value of warrants	$2.13	$0.73

*	The probability of completing a Business Combination is considered within the volatility implied by the traded price of the Public Warrants which is used to value the Private Placement Warrants.
The following table presents the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value:

Fair value as of December 31, 2020	$—
Initial measurement of Public Warrants and Private Placement Warrants as of March 4, 2021	27,185,000
Additional warrants issued in over-allotment	1,420,125
Transfer of Public Warrants to Level 1 measurement	(16,748,125)
Change in valuation inputs or other assumptions	(7,793,334)

Fair value as of December 31, 2021	$4,063,666

The Company recognized gains in connection with changes in the fair value of warrant liabilities of $18,826,459 within change in fair value of warrant liabilities in the Statements of Operations for the year ended December 31, 2021 and $0 for the period from July 6, 2020 (inception) through December 31, 2020.

HAYMAKER ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the event described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On February 28, 2022, the Company entered into a Working Capital Loan (see Note 5) with the Sponsor (the “Sponsor Working Capital Loan”) in the amount of $350,000, pursuant to which the Company received proceeds of $208,827. The Sponsor Working Capital Loan is non-interest
bearing and payable upon the earlier of (i) completion of the initial Business Combination or (ii) the date the winding up of the Company is effective. The unpaid principal balance on the Promissory Note may be convertible into warrants at the option of the Sponsor at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

HAYMAKER ACQUISITION CORP. III
CONDENSED BALANCE SHEETS

	March 31, 2022 (Unaudited)	December 31, 2021
ASSETS
Current assets:
Cash	$67,898	$130,359
Due from Sponsor	—	300
Prepaid expenses	297,776	320,959

Total current assets	365,674	451,618
Investments held in Trust Account	317,582,318	317,581,791

Total Assets	$317,947,992	$318,033,409

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$302,823	$281,304
Accrued expenses	2,664,120	1,830,000
Accrued expenses - related party	137,084	—
Franchise tax payable	50,000	160,874
Convertible promissory note - related party (at fair value)	72,800	—

Total current liabilities	3,226,827	2,272,178
Warrant liabilities	7,427,291	9,778,666
Deferred underwriting fee payable	11,112,500	11,112,500

Total Liabilities	21,766,618	23,163,344

Commitments and Contingencies (see Note 6)
Class A common stock, $0.0001 par value, subject to possible redemption; 31,750,000 at redemption value of $10.00 per share	317,500,000	317,500,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 31,750,000 shares subject to possible redemption)	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,937,500 shares issued and outstanding	794	794
Additional paid-in capital	136,827	—
Accumulated deficit	(21,456,247)	(22,630,729)

Total Stockholders’ Deficit	(21,318,626)	(22,629,935)

Total Liabilities and Stockholders’ Deficit	$317,947,992	$318,033,409

The accompanying notes are an integral part of these unaudited condensed financial statements.

HAYMAKER ACQUISITION CORP. III
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2022	2021
Operating and formation costs	$1,190,366	$58,560
Franchise tax expense	50,000	49,315

Loss from operations	(1,240,366)	(107,875)
Transaction costs allocated to warrant liabilities	—	(962,447)
Unrealized gain on investments held in Trust Account	64,273	14,405
Excess of private placement warrant fair value over purchase pric e	—	(3,507,000)
Change in fair value of convertible promissory note - related party	(800)	—
Change in fair value of warrant liabilities	2,351,375	619,543

Net income (loss)	$1,174,482	$(3,943,374)

Basic and diluted weighted average shares outstanding, Class A common stock	31,750,000	9,505,556

Basic and diluted net income (loss) per share, Class A common stock	$0.03	$(0.23)

Basic and diluted weighted average shares outstanding, Class B common stock	7,937,500	7,626,389

Basic and diluted net income (loss) per share, Class B common stock	$0.03	$(0.23)

The accompanying notes are an integral part of these unaudited condensed financial statements.

HAYMAKER ACQUISITION CORP. III
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

	Common Stock
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount

Balance, December 31, 2021	—	$—	7,937,500	$794	$—	$(22,630,729)	$(22,629,935)
Proceeds received in excess of initial fair value of convertible promissory note - related party	—	—	—	—	136,827	—	136,827
Net income	—	—	—	—	—	1,174,482	1,174,482

Balance, March 31, 2022	—	$—	7,937,500	$794	$136,827	$(21,456,247)	$(21,318,626)

	Common Stock
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	—	$—	8,625,000	$863	$24,137	$—	$25,000
Forfeiture of Class B common stock	—	—	(687,500)	(69)	69	—	—
Remeasurement of Class A common stoc k	—	—	—	—	(24,206)	(33,743,639)	(33,767,845)
Net loss	—	—	—	—	—	(3,943,374)	(3,943,374)

Balance, March 31, 2021	—	$—	7,937,500	$794	$—	$(37,687,013)	$(37,686,219)

The accompanying notes are an integral part of these unaudited condensed financial statements.

HAYMAKER ACQUISITION CORP. III
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$1,174,482	$(3,943,374)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Transaction costs allocated to warrant liabilitie s	—	962,447
Unrealized gain on investments held in Trust Account	(64,273)	(14,405)
Excess of private placement warrant fair value over purchase price	—	3,507,000
Change in fair value of convertible promissory note - related party	800	—
Change in fair value of warrant liabilities	(2,351,375)	(619,543)
Changes in operating assets and liabilities:
Prepaid expenses	23,183	(577,651)
Due from Sponsor	300	—
Accounts payable	21,518	559
Accrued expenses	834,120	8,657
Accrued expenses - related party	137,084	—
Franchise tax payable	(110,874)	49,314

Net cash used in operating activities	(335,035)	(626,996)

Cash Flows from Investing Activities:
Cash deposited into Trust Account	—	(317,500,000)
Proceeds from Trust Account to pay taxes	63,747	—

Net cash used in investing activities	63,747	(317,500,000)

Cash Flows from Financing Activities:
Proceeds from promissory note - related party	208,827	—
Proceeds from initial public offering, net of underwriting discount paid	—	311,150,000
Proceeds from Sponsor note	—	41,500
Repayment of Sponsor note	—	(164,000)
Proceeds from sale of private placement warrants	—	8,350,000
Payment of offering costs	—	(329,614)

Net cash provided by financing activities	208,827	319,047,886

Increase (decrease) in cash	(62,461)	920,890
Cash at beginning of period	130,359	1,594

Cash at end of period	$67,898	$922,484

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting fee payable	$—	$11,112,500

Initial classification of warrant liabilities	$—	$28,605,125

Remeasurement of Class A common stock subject to possible redemption to redemption value	$—	$33,767,846

Reclassification of deferred offering costs to equity upon completion of the initial public offering	$—	$145,906

Proceeds received in excess of initial fair value of convertible promissory note – related party	$136,827	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY
Haymaker Acquisition Corp. III (the “Company” or “Haymaker”) is a blank check company incorporated in Delaware on
July 6, 2020
. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2022, the Company had not commenced any operations. All activity for the three months ended March 31, 2022 and March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) as described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income or gains on investments on the cash and investments held in a trust account from the proceeds derived from the Initial Public Offering. In addition, the Company will recognize non-operating
income or loss on the change in fair value of warrant liabilities and the convertible promissory note.
The registration statement for the Company’s Initial Public Offering was declared effective on March 1, 2021. On March 4, 2021, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000, which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Haymaker Sponsor III, LLC (the “Sponsor”) generating gross proceeds of $8,000,000, which is described in Note 4.
On March 3, 2021, the underwriters partially exercised the over-allotment option by purchasing 1,750,000 Units at an offering price of $10.00 per Unit (generating gross proceeds of $17,500,000), which was settled on March 5, 2021. In connection with the exercise of the over-allotment option, on March 5, 2021, the Company sold 233,333 Private Placement Warrants (the “Additional Private Placement Warrants”) to the Sponsor at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds of $350,000, this amount was purchased on March 4, 2021, in anticipation of the closing of the over-allotment option. As a result, an additional $17,500,000 (which amount includes $612,500 of the underwriters’ deferred discount) was placed in the Trust Account. As a result of the partial exercise of the over-allotment option to purchase 1,750,000 Units, the Sponsor forfeited 687,500 Founder Shares on March 5, 2021 in order to maintain ownership of 20% of issued and outstanding shares of the Company. The Founder Shares forfeited by the Sponsor were cancelled by the Company.
Following the closing of the Initial Public Offering and partial exercise of the over-allotment, an amount of $317,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the Trust Account and is being invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with maturities of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

At March 31, 2022 and December 31, 2021, $
67,898
and $
130,359
of cash was held outside of the Trust Account and available for working capital purposes, respectively.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.
Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of the Initial Business Combination and the Company does not conduct redemptions in connection with the Initial Business Combination pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed to waive (i) redemption rights with respect to any Founder Shares and Public Shares held in connection with the completion of an initial Business Combination, (ii) redemption rights with respect to any

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Founder Shares and Public Shares held in connection with a stockholder vote to approve an amendment to an amended and restated certificate of incorporation to modify the substance or timing of our obligation to allow redemption in connection with an initial Business Combination or to redeem
100
% of Public Shares if the Company has not consummated an initial Business Combination within
24
months from the closing of the Initial Public Offering or with respect to any other provisions relating to stockholders’ rights or pre-initial
Business Combination activity and (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held if the Company fails to complete an initial Business Combination within 24 months from the closing of the Initial Public Offering or any extended period of time that the Company may have to consummate an initial Business Combination.

The Company will have until March
4
,
2023
to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $
100,000
of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of remaining stockholders and board of directors, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to all of the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, all such shares of Class A common stock are recorded at redemption amount and classified as temporary equity since the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480—Distinguishing Liabilities from Equity.
Business Combination Agreement
On December 13, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with the Sponsor, BioTe Holdings, LLC, a Nevada limited liability company (“Biote”), BioTe Management, LLC, a Nevada limited liability company, Dr. Gary Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the members’ representative (in such capacity, the “Members’ Representative”). Upon the closing of the Business Combination (the “Closing”), the Company will change its name to “
B
iote Corp.” The aggregate consideration that will be paid to or retained by the members of Biote (the “Members”) immediately prior to the closing of the Business Combination upon the Closing is approximately $555,000,000, subject to the purchase price adjustments set forth in the Business Combination Agreement. Following the Closing, the Combined Company will be organized in an
“UP-C”
structure in which substantially all of the assets and business of the Combined Company will be held by Biote and its direct and indirect subsidiaries (together, the “Biote Companies”), and the Company’s only direct assets will consist of Biote Units (as defined below).

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Prior to the Closing, the Company may issue up to $100,000,000 in shares of Class A common stock in a private placement (an “Equity Financing”), so long as the price per share in such Equity Financing is not less than $10.00. Pursuant to the terms and conditions of the amended and restated certificate of incorporation, in connection with the Closing of the Business Combination, all then-outstanding shares of Class B common stock will be converted into shares of Class A common stock on a one-for-one
basis (the “Class B Common Stock Conversion”), subject to adjustment and Class B Common Stock shall not be convertible into Class A Common Stock at a rate of less than one-to-one.

Immediately prior to the Closing, Biote will (i) effectuate a recapitalization, pursuant to which all its Class A Units, Class AA Units, Class AAA Units and Class AAAA Units held by the Members will be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of equity interests in Biote designated as “Class A Common Units” (“Biote Units”) in the amounts determined in accordance with Biote’s Second Amended and Restated Operating Agreement (the “Biote A&R OA”), which will be entered into prior to the Closing, the result of which will be that the Members will hold a single class of Biote Units as of immediately prior to the Closing and (ii) convert into a Delaware limited liability company. In connection with the Business Combination, BioTE Medical, LLC (“Biote Medical”), a subsidiary of Biote, has entered into a debt commitment letter with Truist Bank and Truist Securities, Inc. to obtain (i) a $
50,000,000
senior secured revolving credit facility in favor of Biote Medical and (ii) a $
125,000,000
senior secured term loan A facility in favor of Biote Medical (together, the “Debt Facilities,” and any such financing, together with any alternative financing obtained by the Company, Biote or any Biote subsidiary, the “Debt Financing”). Each holder of phantom equity in any of Biote or its direct or indirect subsidiaries (each, a “Phantom Equity Holder”) has entered into a phantom equity acknowledgement (each, a “Phantom Equity Acknowledgement”) effective as of the Closing, which shall, among other things, confirm the number of shares of Class A common stock to be issued to such Phantom Equity Holder pursuant to the
B
iote Corp.
2022
Equity Incentive Plan (the “Incentive Plan”) in satisfaction of his or her phantom equity rights and the vesting schedule for such shares.
Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the Closing, (x) in exchange for the Closing Biote Units (as defined below), the Company will transfer cash in an amount equal to (i) the cash in the trust account and any cash held by the Company outside of the trust account, less (ii) the amounts required by the redemptions of Class A common stock by the public stockholders, plus (iii) the aggregate proceeds to be received by the Company pursuant to any Equity Financing, (y) the Biote Companies will receive the aggregate proceeds from the Debt Financing (the aggregate amounts described in (x) and (y), the “Closing Date Cash”) in accordance with and in the priority set forth in the Business Combination Agreement and as described further below, and (z) the Company will issue to Biote a number of shares of its Class V common stock, par value $0.0001 per share (the “Class V Voting Stock”) equal to the number of Retained Biote Units (as defined below), which will entitle the holder thereof to one vote per share but no right to dividends or distributions. Biote will immediately thereafter distribute the Class V Voting Stock to its Members pursuant to the Biote A&R OA. The “Cash Consideration” will be equal to the portion of the aggregate consideration paid or payable to the Gary S. Donovitz 2012 Irrevocable Trust (the “Selling Member”) that is paid in cash, which amount shall in no event exceed $199,000,000.
At the Closing and in consideration for the acquisition of Biote Units by the Company, the Company and the Biote Companies will, subject to the Business Combination Agreement and the Trust Agreement (as defined in the Business Combination Agreement), disburse the Closing Date Cash for the following purposes and in the following order of priority: (a) first, payment of unpaid Transaction Expenses (as defined in the Business Combination Agreement), (b) second, payment to Biote (for use by the Biote Companies) in the amount of $75,000,000, (c) third, payment of Cash Consideration to the Selling Member in the amount of $50,000,000,

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

(d) fourth, payment to Biote (for use by the Biote Companies) in the amount of $75,000,000, (e) fifth, payment of Cash Consideration to the Selling Member in the amount of $75,000,000, (f) sixth, payment to Biote and the Selling Member such that Biote and the Selling Member receive 37.8% and 62.2%, respectively, of the remaining Closing Date Cash until Biote and the Selling Member have received aggregate payments pursuant to this clause (f) equal to $45,000,000 and $74,000,000, respectively, and (g) seventh, payment to Biote (for use by the Biote Companies).

At the Closing, Biote will issue to the Company a number of Biote Units (the “Closing Biote Units”) equal to the aggregate number of shares of Class A common stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions of Class A common stock, any Equity Financing, the Class B Common Stock Conversion and the forfeiture of up to
793,750
shares of Class B common stock held by the
S
ponsor in the event cash available to the Company at the Closing is less than $
206,400,000)
. The Members will, immediately following the Closing, retain an aggregate number of Biote Units (such Biote Units retained by the Members, the “Retained Biote Units”) equal to the following (without duplication between clauses (y) and (z)): (w) (i) (A) Biote’s equity value (i.e., $
555,000,000)
, minus (B) the aggregate amount of Company Transaction Expenses (as defined in the Business Combination Agreement), minus (C) the Cash Consideration, if any, divided by (ii) $
10.00
, plus (x) the Member Earnout Units (as defined below), minus (y) a number of Biote Units equal to the number of shares of Class A common stock to be issued to the Phantom Equity Holders pursuant to the Phantom Equity Acknowledgements (or the existing underlying phantom equity documentation with respect to any Phantom Equity Holder who has not entered into a Phantom Equity Acknowledgement as of the Closing), minus (z) a number of Biote Units equal to the quotient of (i) the amount of cash payable to the Phantom Equity Holders pursuant to the Phantom Equity Acknowledgments (or the existing underlying phantom equity documentation with respect to any Phantom Equity Holder who has not entered into a Phantom Equity Acknowledgement as of the Closing), divided by (ii) $
10.00
.
In connection with the Closing, on the date of the Closing (the “Closing Date”) (a) the Members on a pro rata basis will subject (i) 10,000,000 Retained Biote Units held by them (the “Member Earnout Units”) and (ii) 10,000,000 shares of Class V Voting Stock distributed to them by Biote (the “Earnout Voting Shares”), (b) the Sponsor will subject 1,587,500 shares of Class A common stock held by it after giving effect to the Class B Common Stock Conversion (the “Sponsor Earnout Shares”), and (c) the Company will subject a number of Biote Units equal to the number of Sponsor Earnout Shares (the “Sponsor Earnout Units,” and, together with the Sponsor Earnout Shares, the Earnout Voting Shares and the Member Earnout Units, the “Earnout Securities”), to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement or the occurrence of a Change of Control (as defined in the Business Combination Agreement). The Earnout Securities will have voting rights but no right to dividends or distributions (except for certain tax distributions from Biote in accordance with the Biote A&R OA) until such restrictions and potential forfeiture have lapsed. One third of each of the Member Earnout Units, Earnout Voting Shares, Sponsor Earnout Shares and Sponsor Earnout Units will vest upon the occurrence of each of the following events: (i) the first time, prior to the five-year anniversary of the Closing Date (the “Earnout Deadline”), the volume-weighted average share price of the Class A common stock (the “VWAP”) equals or exceeds $12.50 per share for 20 Trading Days (as defined in the Business Combination Agreement) of any 30 consecutive Trading Day period following the Closing, (ii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing, and (iii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 Trading Days of any 30 consecutive Trading Day period following the Closing. If a definitive agreement with respect to a Change of Control (as defined in the Business Combination Agreement) is entered into on or prior to the Earnout Deadline, then effective as of immediately prior to closing of such Change of

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Control, unless previously vested pursuant to clauses (i) through (iii) of the preceding sentence, each of the Member Earnout Units, Earnout Voting Shares, Sponsor Earnout Shares and Sponsor Earnout Units will vest.
Assuming that none of the Company’s current stockholders exercise their right to redeem their shares of Class A common stock of the Company and Company Transaction Expenses (as defined in the Business Combination Agreement) equal $9,887,000, as of immediately following the Closing and without giving effect to the outstanding warrants to purchase Class A common stock or issuance of any shares under the Incentive Plan or biote Corp. 2022 Employee Stock Purchase Plan, but including the Earnout Securities, the Combined Company is expected to own, directly or indirectly, approximately 49.8% of the Biote Units and will control Biote as the sole manager of Biote in accordance with the terms of the Biote A&R OA and all remaining Biote Units will be owned by the Members. The Members are expected to hold a controlling interest in the Company after the Closing and will therefore have the ability to control Biote.

Beginning on the
six
month anniversary of the Closing, each Retained Biote Unit held by the Members may be redeemed, together with one
share of Class V Voting Stock and subject to certain conditions, in exchange for either one
share of Class A common stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Biote, the cash equivalent of the market value of one
share of Class A common stock, pursuant to the terms and conditions of the Biote A&R OA (such exchange rights, as further described in the Biote A&R OA, the “Exchange Rights”).
Consummation of the Business Combination is subject to customary mutual conditions and covenants of the respective parties, including the receipt of the requisite approval of the Company’s stockholders. The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination by mutual written consent of the Company and Biote and in certain other limited circumstances, including if the consummation of the Business Combination has not occurred on or before June 13, 2022. The Business Combination Agreement contains usual and customary representations and warranties for transactions of this nature by the parties thereto. The Business Combination Agreement has been approved by the Company’s board of directors, and the board has recommended that the Company’s stockholders adopt the Business Combination Agreement and approve the Business Combination.
On February 11, 2022, the Company filed a preliminary proxy statement with the SEC setting forth all of the above information and inviting the Company’s stockholders to attend the special meeting in lieu of the 2022 annual meeting of the stockholders to approve, among other things, the Business Combination Agreement and the Business Combination.
On May 5, 2022, the Company filed a definitive proxy statement with the SEC setting forth all of the above information and inviting the Company’s stockholders to attend the special meeting in lieu of the 2022 annual meeting of the stockholders on May 24, 2022, at 10:00 a.m., Eastern time, to approve, among other things, the Business Combination Agreement and the Business Combination.
Other Agreements - Business Combination
The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:
Tax Receivable Agreement
Simultaneously with the Closing, the Company, BioTE, the Members and the Members’ Representative will enter into a tax receivable agreement (the “Tax Receivable Agreement”), which will provide for, among other

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

things, payment by the Company to the Members of 85% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained BioTE Units for Class A Common Stock or cash.
Second Amended and Restated Certificate of Incorporation of the Company and Amended and Restated Bylaws of the Company
In connection with the Closing, the Company will amend and restate (i) subject to receipt of Company Stockholder Approval, its current Certificate of Incorporation by adopting the Second Amended and Restated Certificate of Incorporation of the Company (the “Second A&R Certificate of Incorporation”) and (ii) the current Bylaws of the Company by adopting the Amended and Restated Bylaws of Company (the “A&R Bylaws”), to establish a structure containing Class A Common Stock, which will carry such economic and voting rights as set forth in the Second A&R Certificate of Incorporation and A&R Bylaws, and Class V Voting Stock, which will carry only such voting rights as set forth in the Second A&R Certificate of Incorporation and A&R Bylaws.

Second Amended and Restated Operating Agreement of Biote
At the Closing, the Combined Company, Biote and the Members will enter into the Biote A&R OA, which will, among other things, permit the issuance and ownership of Biote Units as contemplated to be issued and owned upon the consummation of the Business Combination, designate the Combined Company as the sole manager of Biote, provide for the Exchange Rights, set forth the rights and preferences of the Biote Units, and establish the ownership of the Biote Units by the persons or entities indicated in the Biote A&R OA.
Sponsor Letter
In connection with the execution of the Business Combination Agreement, certain of the Company’s officers and directors, the Company, the Sponsor, Biote and the Members’ Representative entered into a letter agreement (the “Sponsor Letter”), pursuant to which, among other things, the Sponsor agreed to (i) vote, at any duly called meeting of stockholders of the Company, in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) subject to certain exceptions, not to effect any sale or distribution of any of its shares of Class B common stock or private placement warrants and (iii) waive any and all anti-dilution rights described in the amended and restated certificate of incorporation or otherwise with respect to the shares of Class B common stock held by the Sponsor that may be implicated by the Business Combination such that the Class B Common Stock Conversion will occur as discussed herein.
Investor Rights Agreement
At the Closing, the Company, the Members, the Sponsor, the Members’ Representative and certain other parties will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, (i) the Registration Rights Agreement, dated as of March 1, 2021, entered into in connection with the Company’s Initial Public Offering will be terminated, (ii) the lock-up
period set forth in the Investor Rights Agreement will supersede the lock-up
period set forth in the letter agreement, dated March 1, 2021, entered into in connection with the Company’s Initial Public Offering, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, (iv) the Members will agree not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A common stock, Class V Voting Stock and the Biote Units held by such Members for six

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

months following the Closing, and the Member Earnout Units until the date such securities have been earned in accordance with the Business Combination Agreement and (v) the Sponsor will agree not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares) for six months following the Closing, (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement and (c) warrants issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor, and the underlying shares of Class A common stock, for 30 days following the Closing Date.
The Trust Account
The proceeds held in the Trust Account are invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule
2a-7
under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Public Shares sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if it does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering; and (iii) the redemption of 100
% of the shares of Class A common stock included in the Units being sold in the Initial Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds held in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders. During the three months ended March 31, 2022, the Company used interest income from the Trust Account in the amount of
$63,747 to pay taxes.
Indemnity
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

other entities with which the Company does business (except for the Company’s independent registered public accountant), execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
As of March 31, 2022, the Company had $67,898 in cash held outside of the Trust Account and working capital deficit of $2,811,153 (excluding franchise tax payable). The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Business Combination as discussed above and potential Working Capital Loans, as discussed in Note 5. There is no assurance that the Company’s plans to consummate the Business Combination will be successful or successful within the Combination Period, which will end on March 4, 2023, at which time the Company will cease all operations except for the purpose of liquidating, or if the Sponsor will commit to the Working Capital Loans, by which, in February 2022, the Company entered into a promissory note with the Sponsor in the amount of $350,000 (see Note 5). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and Uncertainties
The United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the recent invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. In addition, the recent invasion of Ukraine by Russia, and the impact of sanctions against Russia and the potential for retaliatory acts from Russia, could result in increased cyber-attacks against U.S. companies.
Management continues to evaluate the impacts of the
COVID-19
pandemic and the ongoing conflict in Ukraine on the Company’s business objectives and has concluded that while it is reasonably possible that these could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying condensed financial statements should be read in conjunction with the Company’s Form
10-K
as filed with the SEC on April 7, 2022. The accompanying condensed balance sheet as of December 31, 2021 has been derived from th
e

audited financial statements included in that Form 10-K. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, and disclosure of contingent assets, liabilities, and expenses at the date of the condensed financial statements.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022 or December 31, 2021.
Investments Held in Trust Account
At March 31, 2022 and December 31, 2021, the assets held in the Trust Account were invested in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Such trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in net gain (loss) on investments held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
All of the 31,750,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A common stock has been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in
capital (to the extent available) and accumulated deficit.
As of March 31, 2022 and December 31 2021, the Class A common stock reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds from the Initial Public Offering	$317,500,000
Less:
Proceeds allocated to Public Warrants	(16,748,125)
Issuance costs allocated to Class A common stock	(17,019,720)
Plus:
Accretion of carrying value to redemption value	33,767,845

Class A common stock subject to possible redemption	$317,500,000

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A—Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for temporary equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $17,986,366 as a result of the Initial Public Offering (consisting of $6,350,000 of cash underwriting discounts, $11,112,500 in deferred underwriting fees and $523,866 of other offering costs). As such, during the three months ended March 31, 2021, the Company recorded
$17,019,720
 of offering costs as a reduction of temporary equity in connection with the shares of Class A common stock included in the Units, and the Company expensed
$966,646 of offering costs allocated to the Public Warrants and Private Placement Warrants that were classified as liabilities.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations. The initial fair value of the Public Warrants was estimated using a binomial lattice model and the fair value of the Private Warrants was estimated using a Black-Scholes Option Pricing model (see Note 9). The subsequent measurement of the Public Warrants as of March 31, 2022 and December 31, 2021 is classified as Level 1, as such, an observable market quote in an active market, which has been available since April 29, 2021, under the ticker HYACW was used.
Working Capital Loans - Related Party
The Company accounts for the Working Capital Loans under ASC 815. The Company has made the election under 815-15-25 to account for the notes under the fair value option. Using the fair value option, the Working Capital Loans are required to be recorded at their initial fair value on the date of issuance, and each balance sheet thereafter. Differences between the face value of the note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the condensed statement of operations.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740—Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Interim income taxes are based on the estimated expected tax rate for the year. During the three months ended March 31, 2022 and 2021, the Company recorded no income tax expense. The Company’s effective tax rate for the three months ended March 31, 2022 and 2021 was 0%, which differs from the statutory income tax rate of 21% due to the change in fair value of the warrant liabilities and the change in valuation allowance.

Net Income (Loss) Per Share of Common Stock
Net income (loss) per common share is computed by dividing net earnings or losses by the weighted-average number of shares of common stock outstanding during the period (for all periods during which these shares were subject to forfeiture, the calculation of weighted average shares outstanding excludes an aggregate of 1,125,000 shares held by the Sponsor that were subject to forfeiture to the extent that the underwriter’s over-allotment was not exercised in full). Net income (loss) is allocated between Class A and Class B shares based on weighted average shares outstanding. The Company has not considered the effect of the Warrants sold in the Initial Public Offering and private placement, along with the warrants issuable upon conversion of the Working Capital Loan (as defined in Note 5) to purchase an aggregate of 13,643,384 shares in the calculation of diluted income (loss) per share, since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive. The calculation does not include the remeasurement of Class A common stock to possible redemption amount because redemption value approximates fair value.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except share amounts):

	Three Months Ended March 31
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share
Numerator:
Net income (loss)	$939,586	$234,896	$(2,187,957)	$(1,755,417)

Denominator:
Basic and diluted weighted average shares outstanding	31,750,000	7,937,500	9,505,556	7,626,389
Basic and diluted net income (loss) per share	$0.03	$0.03	$(0.23)	$(0.23)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date.
The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The carrying amounts reflected in the balance sheets for cash, prepaid expenses, accrued expense, and franchise tax payable approximate fair value due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth
of one redeemable warrant (“Redeemable Warrant”). Each whole Redeemable Warrant is exercisable to purchase one share of Class A common stock and only whole warrants are exercisable. No fractional warrants were issued upon separation of the Units and only whole warrants were traded. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7).
In addition, the 8,625,000 shares of Class B common stock of the Company (the “Founder Shares”) held by the Sponsor (prior to the exercise of the over-allotment) included an aggregate of up to 1,125,000 Founder Shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full, so that the Sponsor would own 20% of issued and outstanding common stock after the Initial Public Offering. As a result of the partial exercise of the over-allotment option to purchase 1,750,000 Units, the Sponsor forfeited 687,500 Founder Shares on March 5, 2021 in order to maintain ownership of 20% of issued and outstanding shares of the Company. The Founder Shares forfeited by the Sponsor were cancelled by the Company.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,333,333 warrants at a price of $1.50 per warrant in a private placement (the “Private Placement Warrants”), generating proceeds of $8,000,000 in the aggregate. On March 4, 2021, the underwriters notified the Company of their intention to exercise the over-allotment option in part, resulting in the Sponsor paying an aggregate of $350,000 in exchange for an additional 233,333 Private Placement Warrants. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The excess of fair value of the Private Placement Warrants over the cash received for such warrants totaled $3,507,000, which was expensed at the date of the Initial Public Offering. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In July 2020, the Company issued an aggregate of 8,625,000 shares of Class B common stock to the Sponsor (“Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of the Initial Business Combination on a one-for-one
basis, subject to adjustments as described in Note 9. Holders of Founder Shares may also elect to convert their shares of Class B convertible common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Pursuant to the letter agreement, the Sponsor, officers and directors have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the Initial Business Combination.
Administrative Services Agreement
The Company entered into an agreement whereby, commencing on March 4, 2021 through the earlier of the consummation of the Initial Business Combination or the Company’s liquidation, the Company will pay the Sponsor a monthly fee of $20,000 for office space, utilities and administrative support. The total amounts of administrative service fees expensed for the three months ended March 31, 2022 and March 31, 202
1
 were $60,000 and $18,000. As of March 31, 2022 and December 31, 2021, $40,000 and $0 related to this agreement is recorded in accrued expenses - related party on the condensed balance sheets, respectively. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Accrued Expenses – Related Party
Accrued expenses – related party consists of accrued monthly Administrative Services Agreement fees (as noted in the Administrative Services Agreement section above) that have not yet been paid, as well as amounts due to the Company’s Sponsor for franchise taxes paid on behalf of the Company. These amounts are payable when invoiced.
Promissory Note – Related Party
On July 6, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

bearing and payable on the earlier of June 30, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Note of $164,000 was repaid on March 5, 2021.
Related Party Loans
In order to finance transaction costs in connection with the Initial Business Combination, the Sponsor, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (the “Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of the Initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.50 per warrant that would be identical to Placement Warrants, including as to exercise price, exercisability and exercise period.
On February 28, 2022, the Company entered into a Working Capital Loan with the Sponsor (the “Sponsor Working Capital Loan”) in the amount of $350,000, pursuant to which the Company received proceeds of $208,827
, during the three months ended March 31, 2022. The Sponsor Working Capital Loan is non-interest
bearing and payable upon the earlier of (i) completion of the initial Business Combination or (ii) the date the winding up of the Company is effective. The unpaid principal balance on the Promissory Note may be convertible into warrants at the option of the Sponsor at a price of
$1.50
per warrant. The warrants would be identical to the Private Placement Warrants. Using the fair value option, the Working Capital Loans are required to be recorded at their initial fair value on the date of issuance, and each balance sheet thereafter. Differences between the face value of the note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the statement of operations. The fair value of the Working Capital Loan was estimated to be
$72,000
at initial measurement. The fair value of the Working Capital Loan was estimated to b
e $72,800 at March 31, 2022.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of Founder Shares, Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. The holders of Founder Shares, Placement Warrants and Warrants that may be issued upon conversion of Working Capital Loans will not be able to sell these securities until the termination of the applicable lock-up
period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering and over-allotment of $317,500,000, or $6,350,000. In addition, the underwriters have earned an additional three and one half percent (3.50%) on $317,500,000 of the gross proceeds of the Initial Public Offering and over-allotment, or $11,112,500 (“Deferred Underwriting Commission”) that will be paid upon consummation of the Company’s Initial Business Combination. This commitment of $11,112,500 has been recorded as deferred underwriting fee payable on the balance sheet as of March 31, 2022 and December 31, 2021. The underwriting agreement provides that the Deferred Underwriting Commission will be waived by the underwriter if the Company does not complete its Initial Business Combination.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Placement and Advisory Fees
On September 9, 2021, the Company entered into an agreement (which was amended on November 1, 2021) with an advisor for placement and advisory services in connection with the Business Combination. The agreement calls for the Company to pay the advisor an amount of $3,000,000 only upon the closing of the Business Combination.
On September 12, 2021, the Company entered into an agreement with a second advisor for placement and advisory services in connection with the Business Combination. The agreement calls for the Company to pay the advisor an amount of $6,500,000 only upon the closing of the Business Combination.

On September
30
,
2021
, the Company entered into an agreement with a third advisor for placement and advisory services in connection with the Business Combination. In exchange for such services, the Company will pay the M&A advisor an amount of $
4,000,000
upon successful completion of the Business Combination.
On November 4, 2021, the Company entered into an agreement with a fourth advisor for placement and advisory services in connection with the Business Combination. The agreement calls for the Company to pay the advisor an amount equal to the greater of 4.0% of the total gross proceeds received by the Company from the sale of securities from investors first introduced to the Company by the advisor, or $200,000 payable only upon the closing of the Business Combination.
NOTE 7. WARRANTS
Redeemable Warrants
Each whole Redeemable Warrant is exercisable to purchase one share of Class A common stock and only whole warrants are exercisable. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50.
Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants were issued upon separation of the units and only whole warrants were traded, requiring a purchase of at least four units to receive or trade a whole warrant. The warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
If the shares issuable upon exercise of the warrants are not registered under the Securities Act within 60 business days following the Initial Business Combination, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to cause the same to become effective within 60 business days following its Initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

•
if, and only if, the closing price of shares of our Class A common stock equals or exceeds $10.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, inclusive of interest earned on equity held in trust, available for the funding of the Initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Initial Business Combination is consummated (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Private Placement Warrants
The Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a price of $1.50 per whole warrant in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Subsequently, the Sponsor purchased an additional 233,333 Private Placement Warrants for an aggregate purchase price of $350,000 in conjunction with the partial exercise of the underwriters’ overallotment option. Each whole Private Placement Warrant is exercisable for one share of the Company’s Class A common stock at a price of $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering and held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until
30
days after the completion of the Initial Business Combination and they will not be redeemable so long as they are held by the Company’s Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Redeemable Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Redeemable Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that the Company has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, or its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Initial Business Combination. If they remain affiliated with the Company, their ability to sell the Company’s securities in the open market will be significantly limited. The Company expects to have policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public
information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, the Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.
The Company’s Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date the Company completes its Initial Business Combination.
At March 31, 2022 and December 31, 2021, there were 7,937,500 Public Warrants and 5,566,666 Private Placement Warrants outstanding. The Company accounts for the Public Warrants and Private Placement

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

Warrants in accordance with the guidance contained in ASC
815-40.
Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to their fair value.
The warrant liabilities are subject to
re-measurement
at each balance sheet date. With each such
re-measurement,
the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statements of operations. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. No such events requiring a change in reclassification of the warrants have occurred through March 31, 2022.
NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock
— The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At March 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.
Class
 A common stock
— The Company is authorized to issue up to
200,000,000
shares of Class A common stock with a par value of $
0.0001
per share. Holders of the Class A common stock are entitled to one vote
for each share. At March 31, 2022 and December 31, 2021, there were
31,750,000
shares of Class A common stock issued or outstanding, including
31,750,000
shares of Class A common stock subject to possible redemption.
Class
 B common stock
— The Company is authorized to issue up to 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2022 and December 31, 2021 there were 7,937,500 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law. Prior to an initial Business Combination, holders of Class B common stock will have the right to elect all of the Company’s directors and may remove members of the board of directors for any reason.
The Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of an initial Business Combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with an initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

NOTE 9. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
March 31, 2022
Assets
Investments held in Trust Account:
Money Market investments	$317,582,318	$317,582,318	$—	$—
Liabilities
Warrant liability – Public Warrants	$4,365,625	$4,365,625	$—	$—
Warrant liability – Private Placement Warrants	$3,061,666	$—	$—	$3,061,666
Convertible promissory note - related party	$72,800	$—	$—	$72,800
December 31, 2021
Assets
Investments held in Trust Account:
Money Market investments	$317,581,791	$317,581,791	$—	$—
Liabilities
Warrant liability – Public Warrants	$5,715,000	$5,715,000	$—	$—
Warrant liability – Private Placement Warrants	$4,063,666	$—	$—	$4,063,666
The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of March 31, 2022 and December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker HYACW. The quoted price of the Public Warrants, on NASDAQ, beginning on April 29, 2021, was
$
0.55
and $
0.72
per warrant as of March 31, 2022 and December 31, 2021, respectively.
The Company utilizes a Black-Scholes Option Pricing Model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the condensed statements of operations. The estimated fair value of the Private Placement warrant liability is determined using Level 3 inputs. Inherent in a binomial lattice model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The aforementioned warrant liabilities are not subject to qualified hedge accounting.
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting periods. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in April 2021 after the Public Warrants were separately listed and traded.
The following table provides the significant inputs to the Monte Carlo Simulation for the fair value of the Public Warrants:

At March 4, 2021 (Initial Measurement)
Stock Price on Valuation Date	$10.00
Strike price (Exercise Price per Share)	$11.50
Probability of completing a Business Combination	85.0%
Term (in years)	6.6
Volatility	4% pre-merger/ 34% post-merger
Risk-free rate	1.1%
Fair value per warrant	$2.11
The following table provides the significant inputs to the Modified Black Scholes model for the fair value of the Private Placement Warrants:

	As of March 31, 2022	As of December 31, 2021

Stock price	$9.88	$9.80
Strike price	$11.50	$11.50
Probability of completing a Business Combination	N/A *	N/A *
Dividend yield	—%	—%
Term (in years)	5.3	5.8
Volatility	7.3%	11.3%
Risk-free rate	2.4%	1.3%
Fair value per warrant	$0.55	$0.73

*	The probability of completing a Business Combination is considered within the volatility implied by the traded price of the Public Warrants which is used to value the Private Placement Warrants.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

The convertible promissory note - related party was valued using a Black-Scholes method, which is considered to be a Level 3 fair value measurement. The estimated fair value of each draw of the convertible promissory note - related party was based on the following significant inputs:

	As of March 31, 2022	As of February 14, 2022 (Initial Measurement)	As of February 9, 2022 (Initial Measurement)	As of February 4, 2022 (Initial Measurement)

Warrant price	$0.55	$0.36	$0.44	$0.47
Conversion price	$1.50	$1.50	$1.50	$1.50
Expected term	0.3	0.4	0.4	0.4
Warrant volatility	123.0%	91.0%	89.0%	89.0%
Risk free rate	0.5%	0.6%	0.4%	0.4%
Discount rate	9.9%	9.8%	9.9%	9.9%
Probability of completing initial Business Combination	35%	35%	35%	35%
Fair value convertible promissory note - related party	$72,800	$14,800	$27,600	$29,600
The following table presents the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value:

Fair value as of December 31, 2020	$—
Initial measurement of Public Warrants and Private Placement Warrants as of March 4, 2021	27,185,000
Additional warrants issued in over-allotment	1,420,125
Transfer of Public Warrants to Level 1 measurement	(16,748,125)
Change in valuation inputs or other assumptions	(7,793,334)

Fair value as of December 31, 2021	4,063,666
Initial measurement of draw on convertible promissory note - related party on February 4, 2022	29,600
Initial measurement of draw on convertible promissory note - related party on February 9, 2022	27,600
Initial measurement of draw on convertible promissory note - related party on February 14, 2022	14,800
Change in valuation inputs or other assumptions	(1,001,200)

Fair value as of March 31, 2022	$3,134,466

The Company recognized gains in connection with changes in the fair value of warrant liabilities of $2,351,375 and $619,543 within change in fair value of warrant liabilities in the Condensed Statements of Operations for the three months ended March 31, 2022 and March 31, 2021, respectively. The Company recognized a loss on the change in fair value of convertible promissory note - related party of $800 in the condensed statement of operations for the three months ended March 31, 2022. The aggregate amount by which the cash proceeds from the draws on the convertible promissory note – related party was in excess of fair value on the initial measurement dates of $136,827 is reflected as a contribution to additional paid-in capital during the three months ended March 31, 2022.

HAYMAKER ACQUISITION CORP. III
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)

NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than those identified below, the Company did not identify any subsequent events that would have required adjustment to or disclosure in the condensed financial statements.
On May 5, 2022, the Company filed a definitive proxy statement with the SEC setting forth all of the information relating to the Business Combination, as disclosed in Note 1, and inviting the Company’s stockholders to attend the special meeting in lieu of the 2022 annual meeting of the stockholders on May 24, 2022, at 10:00 a.m., Eastern time, to approve, among other things, the Business Combination Agreement and the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members and the Board of Directors of BioTE Holdings, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of BioTE Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of income and comprehensive income, members’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Dallas, Texas
April 7, 2022
We have served as the Company’s auditor since 2021.

BioTE Holdings, LLC
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash	$26,766	$17,208
Accounts receivable, net	5,231	4,720
Inventory, net	9,615	4,324
Other current assets	5,473	1,570

Total current assets	47,085	27,822
Property and equipment, net	2,335	1,583
Capitalized software, net	4,554	2,600
Operating lease right-of-use assets	356	582

Total assets	$54,330	$32,587

Liabilities and Members’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,349	$2,445
Accrued expenses	6,011	1,982
Note payable, current	5,000	5,000
Deferred revenue	1,705	2,044
Operating lease liabilities, current	248	239

Total current liabilities	17,313	11,710

Note payable, net of current portion	31,963	36,741
Deferred revenue, long-term	802	836
Operating lease liabilities, long-term	127	375

Total liabilities	50,205	49,662

Commitments and contingencies (See Note 12)

Members’ Equity (Deficit)
Class A, Class AA, and Class AAA, no par value; unlimited units authorized; 16,721 Class A, 903,079 Class AA, and 60,000 Class AAA units issued and outstanding at December 31, 2021 and 2020	—	—
Class AAAA units, no par value; unlimited units authorized; 33,397 and 33,396 units issued; 3,000 units outstanding at December 31, 2021 and 2020, respectively.	—	—
Retained Earnings/(Accumulated deficit)	4,165	(17,052)
Accumulated other comprehensive loss	(40)	(23)

Total members’ equity (deficit)	4,125	(17,075)

Total liabilities and members’ equity (deficit)	$54,330	$32,587

The accompanying notes are an integral part of these consolidated financial statements.

BioTE Holdings, LLC
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2021	2020	2019
Revenue
Product revenue	$137,598	$114,640	$108,315
Service revenue	1,798	1,928	1,661

Total revenue	139,396	116,568	109,976

Cost of revenue
(excluding depreciation and amortization included in selling, general, and administrative, below)
Cost of products	46,298	42,538	39,749
Cost of services	2,519	2,391	3,816

Cost of revenue	48,817	44,929	43,565

Commissions	2,056	2,432	3,592
Marketing	4,908	4,409	7,264
Selling, general, and administrative	49,054	33,017	32,028

Income from operations	34,561	31,781	23,527

Other income (expense):
Interest expense	(1,673)	(2,425)	(2,082)
Other income (expense)	17	(5)	(65)

Total other expense	(1,656)	(2,430)	(2,147)
Income before provision for income taxes	32,905	29,351	21,380

Income tax expense	286	189	93

Net income	$32,619	$29,162	$21,287

Other comprehensive income:
Foreign currency translation adjustments	(17)	10	(35)

Other comprehensive income (loss)	(17)	10	(35)

Comprehensive income	$32,602	$29,172	$21,252

Earnings per common unit
Class A, AA, and AAA, basic and diluted	$33.29	$29.76	$21.73
Weighted average common units outstanding
Class A, AA, and AAA, basic and diluted	979,800	979,800	979,800
The accompanying notes are an integral part of these consolidated financial statements.

BioTE Holdings, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)
(in thousands, except share amounts)

	Class A, AA, and AAA		Class AAAA		Retained Earnings / (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity (Deficit)
	Units	Amount	Units	Amount
Balance at January 1, 2019	979,800	$—	2,000	$—	$2,452	$2	$2,454
Vesting of incentive units	—	—	1,000	—	—	—	—
Distributions	—	—	—	—	(56,634)	—	(56,634)
Net income	—	—	—	—	21,287	—	21,287
Other comprehensive loss	—	—	—	—	—	(35)	(35)

Balance at January 1, 2020	979,800	$—	3,000	$—	$(32,895)	$(33)	$(32,928)
Vesting of incentive units	—	—	—	—	—	—	—
Distributions	—	—	—	—	(13,319)	—	(13,319)
Net income	—	—	—	—	29,162	—	29,162
Other comprehensive loss	—	—	—	—	—	10	10

Balance at December 31, 2020	979,800	$—	3,000	$—	$(17,052)	$(23)	$(17,075)
Distributions	—	—	—	—	(11,402)	—	(11,402)
Net income	—	—	—	—	32,619	—	32,619
Other comprehensive income	—	—	—	—	—	(17)	(17)

Balance at December 31, 2021	979,800	$—	3,000	$—	$4,165	$(40)	$4,125

The accompanying notes are an integral part of these consolidated financial statements.

BioTE Holdings, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2021	2020	2019
Operating Activities
Net income	$32,619	$29,162	$21,287
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,400	1,138	832
Bad debt expense	240	776	293
Amortization of capitalized note payable issuance costs	222	222	127
Provision for obsolete inventory	471	497	208
Non-cash lease expense	226	218	209
Changes in operating assets and liabilities:
Accounts receivable	(752)	(1,481)	(714)
Inventory	(5,762)	(904)	1,299
Other current assets	34	(684)	(604)
Accounts payable	1,605	(884)	1,217
Deferred revenue	(373)	(877)	175
Accrued expenses	4,029	(528)	1,247
Operating lease liabilities	(239)	(230)	(222)

Net cash provided by operating activities	33,720	26,425	25,354

Investing Activities
Purchases of property and equipment	(1,448)	(295)	(704)
Purchases of capitalized software	(2,359)	(1,098)	(968)

Net cash used in investing activities	(3,807)	(1,393)	(1,672)

Financing Activities
Borrowings on line of credit	—	—	14,292
Payments on line of credit	—	—	(16,908)
Borrowings on note payable	—	—	50,000
Payments on note payable	(5,000)	(5,000)	(3,195)
Note payable issuance costs	—	—	(1,108)
Distributions	(11,402)	(13,319)	(56,634)
Capitalized Transaction Costs	(3,941)	—	—

Net cash used in financing activities	(20,343)	(18,319)	(13,553)
Effect of exchange rate changes on cash and cash equivalents	(12)	9	(9)

Net increase in cash and cash equivalents	9,558	6,722	10,120
Cash and cash equivalents at beginning of year	17,208	10,486	366

Cash and cash equivalents at end of year	$26,766	$17,208	$10,486

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,462	$2,493	$1,627
Cash paid for income taxes	171	189	178

Non-cash investing and financing activities
Capital expenditures in accounts payable and capital software	$282	$140	$46
The accompanying notes are an integral part of these consolidated financial statements.

BioTE Holdings, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
—BioTE Holdings, LLC (the
“Company”) is a limited liability company headquartered in
Irving, Texas. The Company was founded by Gary S. Donovitz, M.D. and trains physicians and nurse practitioners in hormone optimization using bio-identical
hormone replacement pellet therapy in men and women experiencing hormonal imbalance. The Company primarily operates in the United States, Canada, and Mexico.
Basis of Presentation
—The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The consolidated financial statements include the accounts of BioTE Holdings, LLC and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Impact of
COVID-19
—On March 11, 2020, the World Health Organization declared the recent novel coronavirus
(“COVID-19”)
outbreak a pandemic. In response to the pandemic, many jurisdictions, including those in which we operate, have implemented measures to combat the outbreak, such as restrictions on non-essential
travel and shelter in place orders. Many healthcare providers were also forced to limit the scope of non-essential
(i.e., “elective”) medical procedures. These restrictions had an immediate short-term impact on our operations in March and April of 2020 but have not had an ongoing impact to our results of operations, cash flows, and financial condition for the years ended December 31, 2021 or 2020.
The extent to which this outbreak will ultimately impact our results of operations, cash flows, and financial condition cannot be determined at this time and will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of this outbreak and the actions taken by governmental authorities and us to contain it or treat its impact.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary suspension of certain payment requirements for the employer portion of Social Security taxes and the creation of certain refundable employee retention credits. These provisions of the CARES Act did not have a significant impact on the Company’s financial statements.
Business Combinations
—On December 13, 2021, the Company entered into a business combination agreement with
Haymaker Acquisition Corp. III (“Haymaker”), a publicly traded Special Purpose Acquisition Company (“SPAC”), pursuant to which Haymaker will acquire an interest in the Company through a s series of transactions. As a result of the transaction, the combined company will be renamed biote Corp.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
—The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting period. The most significant estimates relate to the allowance for doubtful accounts, the selection of useful lives of property and equipment and capitalized software, and the reserves for inventory obsolescence. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.

Segment Information
—Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results, and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment and, therefore, one reportable segment.
Cash
—As of December 31, 2021 and 2020, cash consists primarily of checking and savings deposits. The Company maintains deposits primarily with two financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits. The Company does not hold any cash equivalents, which would consist of highly liquid investments with original maturities of three months or less at the time of purchase.
Accounts Receivable and Allowance for Doubtful Accounts
—Accounts receivable are recorded net of allowances
for doubtful accounts. Accounts receivable consist primarily of invoiced amounts to clinics that are not yet paid. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on past history of write-offs, collections, and current credit conditions. The Company maintains an allowance for doubtful accounts to provide for uncollectible amounts based on historical collection experience and an analysis of the aging of receivables. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances still outstanding after management has exhausted all reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.
Bad debt expense is classified in selling, general, and administrative expense within the consolidated statements of income and comprehensive income. The Company generally does not require any security or collateral to support its receivables. A rollforward of the allowance for doubtful accounts is as follows (in thousands):

As of December 31, 2018	$—
Provisions charged to operating results	(293)
Account write-off and recoveries	(163)

As of December 31, 2019	$(456)
Provisions charged to operating results	(776)
Account write-off and recoveries	75

As of December 31, 2020	$(1,157)
Provisions charged to operating results	(240)
Account write-off and recoveries	(9)

As of December 31, 2021	$(1,406)

Other Current Assets
—As of December 31, 2021 and 2020, the Company’s total other current assets consist of the following (in thousands):

	2021	2020
Prepaid expenses	$847	$1,570
Advances	685	—
Capitalized transaction costs	3,941	—

Total other current assets	$5,473	$1,570

Prepaid expenses include software and technology licensing agreements, insurance premiums and other advance payments for services to be received over the next 12 months. Advances are comprised of deposit payments to vendors for inventory purchase orders to be received in the next 12 months. The capitalized transaction costs relate to costs incurred that are directly related to the planned future issue of equity securities upon completion of the business combination agreement as described in note 1.
Property and Equipment, Net
—Property and equipment are stated at cost less accumulated depreciation.
Depreciation is calculated using the straight-line method and is recorded in Selling, general, and administrative expense over the estimated useful lives of the assets. The estimated useful lives of property and equipment are as follows:

Estimated useful life (in years)
Trocars	5
Leasehold improvements	Shorter of lease term or useful life of the improvement
Office equipment	5
Computer software (purchased)	3-5
Furniture and fixtures	5-7
Computer equipment	3-5
See Note 5 for further details.
Capitalized Software, Net
—Capitalization of costs related to internally developed software begins when the preliminary project stage is completed and it is probable that the project will be completed and used for its intended function. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three to eight years. Capitalized software is included within capitalized software, net on the consolidated balance sheet. See Note 6 for further details.
Debt Issuance Costs
—Costs incurred in connection with the issuance of the Company’s long-term debt have been recorded as a direct reduction of the debt and amortized over the life of the associated debt as a component of interest expense using the straight-line method, which is not materially different compared to the effective interest method.
Impairment of Long-Lived Assets
—Long-lived assets, such as property and equipment and capitalized software, are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. No impairment charges have been recorded during the years ended December 31, 2021 and 2020.
Leases
—At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. The Company elected, as allowed under Financial Accounting Standards Board (“FASB”) ASU
2016-02,
Leases (“ASC 842”), to not recognize leases with a lease term of one year or less on its balance sheet. Leases with a term greater than one year are recognized on the balance sheet as right-of-use
(“ROU”) assets and current and
non-current
lease liabilities, as applicable. As of December 31, 2021, and 2020, the Company does not have any financing leases.

Lease liabilities and their corresponding ROU assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the ROU asset may be required for items such as incentives, prepaid lease payments, or initial direct costs. When an option to extend the lease exists, a determination is made whether that option is reasonably certain of exercise based on economic factors present at the measurement date and as circumstances may change. Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. Variable lease costs are expensed as incurred as an operating expense.
As the rates implicit in the Company’s leases have not historically been readily determinable, the Company utilizes the appropriate incremental borrowing rate, which is the rate the Company would incur to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment over the lease term. To estimate our incremental borrowing rate, a credit rating applicable to the Company is estimated using a synthetic credit rating analysis, since the Company does not currently have a rating agency-based credit rating.
In accordance with ASC 842, contracts containing a lease should be split into three categories: lease components, non-lease
components, and activities or costs that do not transfer a distinct good or service
(“non-components”).
The fixed and
in-substance
fixed contract consideration (including any consideration related to non-components)
must be allocated, based on the respective relative fair values, to the lease components and non-lease
components.
Entities may elect not to separate lease and
non-lease
components. Accordingly, entities making this election would account for each lease component and related non-lease
component together as a single lease component. The Company has elected to account for lease and non-lease
components together as a single lease component for all underlying assets and allocate all of the contract consideration to the lease component only.
See Note 10 for further details.
Revenue Recognition
—The Company accounts for revenue in accordance with FASB, Accounting Standards Update (“ASU”)
No. 2014-09,
Revenue from Contracts with Customers, as amended, (Topic 606), which the Company adopted on January 1, 2019 using the modified retrospective method. Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control of a product or service to a customer.
Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.
Shipping and handling costs associated with outbound freight after control of a product has transferred to a customer are accounted for as fulfillment costs and are included in cost of products in the statements of income and comprehensive income. Shipping and handling costs billed to customers are considered part of the transaction price and are recognized as revenue with the underlying product sales for dietary supplements and trocars.
The following is a description of the principal contract activities, disaggregated by the contract type, from which the Company generates its revenue.
The Biote Method
The Company generates revenues through standard service agreements with customers who participate in the Biote Method. The Biote Method is a bioidentical hormone replacement therapy which has been developed as a treatment designed to alleviate hormone imbalances. Under this agreement, the Company provides a bundle of goods and services to customers, including initial training to medical practitioners, bioidentical hormone pellets and software tools used for inventory management and dosing, and ongoing practice development and marketing support services, which includes a license to use the Company’s trademarks and trade names in the customer’s marketing materials. The initial contract term is three years, and customers have the option to renew for additional one-year periods.
For the bundled goods and services, the Company accounts for individual products and services separately if they are distinct, i.e., if a product or service is separately identifiable from other items in the bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. The Company has identified three distinct obligations in its standard service agreement: initial training, pellet procedures (including sales of bioidentical hormone pellets, use of inventory management software to monitor pellet inventory, and use of the Company’s blood dosing website to determine the appropriate pellets to use in each procedure), contract-term services (including ongoing practice development and marketing support, options to receive reusable trocars, and the right to use the reusable trocars through the term of the contract, if the option is exercised). The third obligation includes a combined lease/nonlease component for which the Company has adopted the practical expedient within ASC 842 which allows lessors to combine lease and non-lease
components that have the same pattern of transfer to the customer-lessee and account for the combined component under the guidance relevant to the predominant portion of the component. By applying this expedient, the Company applies Topic 606 to the combined component.
The consideration in the contract is allocated between separate products and services in the bundle based on the stand-alone selling prices of each good and service. The stand-alone selling prices are determined based on the prices at which the Company separately sells the initial training and the pellet procedures. Judgment is required to determine the standalone selling price for each distinct performance obligation. For items that are not sold separately and for which the Company has not established a standalone selling price, the Company allocates consideration based on the residual approach.
The Company recognizes revenue for initial training over time as the customer completes the training. Training sessions generally occur over the course of
2-3
consecutive days at or near the time of contract inception. The Customer is charged an initial fixed-rate fee for this training. Customers pay in full for the initial training at the time of contract inception. The standalone selling price of these services is based on the lowest price offered by the Company for the services.
The Company recognizes revenue for pellet procedures at the point in time the procedures are performed by the practitioner, which is when control of the pellets transfers to the customer. Consideration for these services is in the form of a management fee assessed for each procedure performed, which includes a volume-based tiered pricing schedule. The standalone selling price for these services requires judgment and is estimated based on the Company’s historical experience with prices offered to similar customers throughout the initial term of the contract. Billings in excess of the standalone selling price constitute a premium charged to customers early in a relationship and are deferred and recognized when or as the remaining goods and services are transferred to the customer. Fees are billed and paid on a semimonthly basis.
The Company recognizes revenue for contract-term services on a straight-line basis over the initial term of the contract, which aligns with the Company’s satisfaction of the performance obligation. The Company allocates the residual consideration to this performance obligation, which is consistent with the allocation objective.
Dietary Supplements
Dietary supplements are supplements that customer practitioners resell to patients that aid the patients with maintaining hormone balances. The Company recognizes revenue for these, net of any discounts given, when control transfers to the customer, which is generally the point of shipment from the Company’s distributor. Products are billed at standalone selling price for the dietary supplements and invoiced at shipment.

Disposable Trocars
Disposable Trocars are manual surgical instruments intended for use by Biote-certified practitioners. These tools are used to implant the bioidentical hormone pellets into the customers’ patients. The Company recognizes revenue at the time control transfers, which is generally the point of shipment from the distributor. Products are billed at the standalone selling price for the trocars and invoiced at shipment.
Revenue disaggregated by the nature of the product or service and by geography is included within Note 3: Revenue Recognition.
As of the years ended December 31, 2021, 2020, and 2019 the Company had allocated $67, $57, and $50 respectively, of consideration to the unsatisfied initial training obligations, and $1,393, $1,413, and $1,669 respectively, of consideration to the unsatisfied contract-term service obligations provided to the Biote Method customers.
Consideration allocated to initial training due to deposits paid upfront is presented within deferred revenue on the consolidated balance sheets and is expected to be recognized as revenue within one year, as the training is complete. Consideration allocated to contract-term services is presented within deferred revenue and deferred revenue, long-term for the amounts expected to be recognized within one year and longer than one year, respectively. The amount of consideration allocated to contract-term services presented within deferred revenue was $849, $862, and $932 as of December 31, 2021, 2020, and 2019 respectively, and the amount presented within deferred revenue, long-term was $544, $551, and $737 as of December 31, 2021, 2020, and 2019 respectively.
The Consideration allocated to the premiums within the management fee for pellet procedures is presented within deferred revenue current and deferred revenue, long-term for amounts expected to be recognized within one year and longer than one year, respectively. The amount of these premiums within deferred revenue was $789, $1,125, and $1,601 as of December 31, 2021, 2020, and 2019 respectively, and the amount within deferred revenue, long-term was $258, $285, and $436 as of December 31, 2021, 2020, and 2019 respectively.
The Company has also elected the practical expedient in ASC 606 to not disclose consideration allocated to contracts with an original term of one year or less, which includes contracts for point-in-time
sales of dietary supplements, disposable trocars, and pellet procedures. Pellet procedures are included in the Company’s Biote Method service agreement, which has a three-year stated term, but as revenues are recognized at a point in time, there are no minimum purchase volumes, and the contract allows for cancellation with ninety days’ notice from the customer, there are no pellet procedure obligations that are satisfied over a period greater than one year.
Contract Assets and Liabilities
Customer receivables are made up of consideration to which the Company has an unconditional right to payment, regardless of whether the Company has satisfied the performance obligations in the contract. All customer receivables are presented within accounts receivable, net of allowance for doubtful accounts in the consolidated balance sheets.
Contract assets are the Company’s right to consideration for goods or services that the entity has transferred to the customer when that right is conditioned on something other than the passage of time. The Company does not have any contract assets for the years ended December 31, 2021 or 2020.
Contract liabilities are the Company’s obligation to transfer goods or services to a customer for which the Company has received consideration or has an unconditional right to receive consideration. The Company’s contract liabilities include deposits for initial training and contract-term services paid in advance which have not been recognized as revenue during the period. Contract liabilities are presented within deferred revenue and deferred revenue, long-term in the consolidated balance sheets. Contract liabilities are classified as current liabilities for the amount of revenue that the Company expects to recognize within one year of the reporting date.

Changes in contract liabilities between each period are attributable to fees paid by new customers, revenue recognized for completed trainings, and revenue recognized for the Company’s over-time satisfaction of contract-term services.
The Company does not have a history of material returns or refunds, and generally does not offer warranties or guarantees for any products or services. Expected returns and refunds are recorded as a reduction of revenue and are $0 and $0 for the years ended December 31, 2021 and 2020, respectively.
A reconciliation of the beginning and ending contract liabilities is included within Note 3: Revenue Recognition.
Cost of Revenue
—Cost of services primarily consist of the costs incurred to deliver trainings to Biote Method customers. Cost of products includes the cost of pellets purchased from compounding pharmacies and sold to customers of the Biote Method, the cost of trocars and dietary supplements purchased from manufacturing facilities or third-party co-packers,
and the shipping and handling costs incurred to deliver these products to the customers.
Marketing
—Marketing expense includes advertising costs, marketing events, and program costs. These costs are expensed as incurred.
Selling, General, and Administrative
—Selling, general, and administrative expense consists primarily of software licensing and maintenance and the cost of employees who engage in corporate functions, such as finance and accounting, information technology, human resources, legal, and executive management. Selling, general, and administrative expense also includes rent occupancy costs, office expenses, recruiting expenses, entertainment allocations, depreciation and amortization, other general overhead costs, insurance premiums, professional
service fees, research and development, and costs related to regulatory and litigation matters.
Commissions
—Commissions consist primarily of fees paid to a third-party sales force, internal sales force, and partner clinics which participate in the Company’s new clinic mentor program. Commissions paid to the Company’s internal and third-party sales forces relate to market support and development activities undertaken to drive channel sales through existing customers and are not considered incremental costs to obtain a customer contract. Expenses incurred for these commission programs were $317, $976, and $1,209 for 2021, 2020, and 2019 respectively.
Commissions paid to clinics under the Company’s mentorship program represent amounts paid to existing clinics which provide services to help new customers complete onboarding and other startup activities and are only incurred after contract initiation. These costs are expensed as incurred, consistent with other contract fulfillment costs. Commissions paid under this program were $1,738, $1,457, and $2,382 in 2021, 2020, and 2019 respectively.
Members’ Equity (Deficit)
—The Company’s capital structure includes common voting units (Class A), common non-voting
units (Class AA and AAA), and
non-voting
incentive units (Class AAAA), with no limit to the number of units that may be issued. Class A units have 100% of the voting rights, and there is no par value assigned to any of the classes
of units.

As of December 31, 2021, 2020, and 2019 the following members’ equity units were issued and outstanding:

	December 31,
	2021		2020		2019
Units	Issued	Outstanding	Issued	Outstanding	Issued	Outstanding
Class A (Voting)	16,721	16,721	16,721	16,721	16,721	16,721
Class AA (Non-Voting)	903,079	903,079	903,079	903,079	903,079	903,079
Class AAA (Non-Voting)	60,000	60,000	60,000	60,000	60,000	60,000
Class AAAA (Non-Voting Incentive Units)	33,397	3,000	33,396	3,000	33,396	3,000

Total	1,013,197	982,800	1,013,196	982,800	1,013,196	982,800

In the case of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the Class AAAA members will not be entitled to any distributions. The Company shall distribute any residual net assets to the members as follows:

(i)	First, to the Class A and Class AA members pro rata in accordance with their relative Sharing Percentages until the aggregate amount distributed is equal to $3,000;

(ii)	Next, to the Class A, Class AA, and Class AAA members pro rata in accordance with their relative Sharing Percentages until the aggregate amount distributed is equal to $125,000;

(iii)	Next, to the Class AA and Class AAA members, an amount equal to the product of (A) the total amount of net assets remaining to be distributed, multiplied by (B) such member’s Sharing Percentage; and

(iv)	The balance, if any, to the Class A members.
In the case of any operating distributions, the amounts distributed to members will be allocated as follows:

(i)
First, to the Class AA and Class AAA members, an amount equal to the product of (A) the total amount to be distributed (less amounts agreed to be paid to the Class AAAA members in accordance with (ii) below), multiplied by (B) such member’s Sharing Percentage;

(ii)	Second to each Class AAAA member, in accordance with the terms of such member’s Grant Agreement; and

(iii)	The balance, if any, to the Class A members.
The Company made operating distributions to unit holders and taxing authorities on the unit holders’ behalf totaling $11,402, $13,319, and $56,634 for the years ended December 31, 2021, 2020, and 2019 respectively.
Unit-Based Compensation
—The Company grants Class AAAA units (“incentive units”) and phantom equity rights
(collectively, the “equity awards”) to certain key members of management. The equity awards are entitled to share in the distributions of the Company from a change in control or qualifying liquidity event. The equity awards are accounted for under ASC 718,
Compensation
—
Stock Compensation.
The fair value of the equity-classified awards is determined using a Monte-Carlo simulation as of the grant date. The awards begin to vest on the date of a change in control or qualifying event. No compensation cost will be recognized until a change of control or qualifying liquidity event is deemed probable to occur. As of the date of these financial statements, the performance condition was not deemed probable, and accordingly, no unit-based compensation cost has been recognized. See Note 9 for further details.
Income Taxes
—The Company is organized as a limited liability company treated as a partnership for U.S. federal income tax purposes. As a result, income and losses are taxable to or deductible by the Company’s members rather than at the Company level, and no provision has been made for federal income taxes in the accompanying consolidated financial statements. In certain instances, the Company is subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates. In 2021, 2020, and 2019 the Company’s income tax expense primarily relates to Texas state franchise tax, which is calculated based on the gross receipts of the Company.
State income tax positions are evaluated in a
two-step
process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not
threshold, it is then measured to determine the amount of expense to record in the consolidated financial statements. The tax expense recorded would equal the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as an operating expense. Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the consolidated financial statements as of or for the years ended December 31, 2021, 2020, and 2019.
The Company did not incur any penalties or interest related to its state tax returns during the years ended December 31, 2021, 2020, and 2019.
Under the centralized partnership audit rules effective for tax years beginning after 2017, the Internal Revenue Service (“IRS”) assesses and collects underpayments of tax from the Company instead of from each member. The Company may be able to pass the adjustments through to its members by making a push-out
election or, if eligible, by electing out of the centralized partnership audit rules.
The collection of tax from the Company is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on Company income, regardless of who pays the tax or when the tax is paid, is attributed to the members. Any payment made by the Company as a result of an IRS examination will be treated as a distribution from the Company to the members in the consolidated financial statements. Tax years 2019 through 2021 are still open for examination by the IRS. There were no payments made to the IRS as a result of examinations in 2021, 2020, and 2019.
Earnings Per Common Unit
—Earnings per common unit is computed by dividing net income by the weighted average number of common units outstanding for the period. Diluted earnings per common unit is computed including the impacts of potential dilutive securities. For the years ended December 31, 2021, 2020, and 2019, there were no potential dilutive securities, and as such, basic and diluted earnings per common unit are the same. See Note 11 for further details.
Fair Value Measurements
—Fair value accounting is applied for all assets and liabilities and non-financial
assets and
liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value.
Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
Level 1
—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the
Company has the ability to access at the measurement date.
Level 2
—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.
Level 3
—Inputs are unobservable inputs for the asset or liability.
The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.
The Company’s financial instruments consist of accounts receivable, accounts payable, accrued expenses, and short-and
long-term debt. Accounts receivable, accounts payable, and accrued expenses are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The carrying value of short- and long-term debt also approximates fair value since these instruments bear market rates of interest. None of these instruments are held for trading purposes.
Concentrations
—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable, credit agreements, and inventory purchases. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.
As of December 31, 2021, 100% of the Company’s outstanding debt and available line of credit was from one provider. A failure of the counterparty to perform could result in the loss of access to the available borrowing capacity under the line of credit.
Inventory purchases from three vendors totaled approximately 94%, 93%, and 95% for the years ended December 31, 2021, 2020, and 2019 respectively. Due to the nature of the markets and availability of alternative suppliers, the Company does not believe the loss of any one vendor would have a material adverse impact on the Company’s financial position, results of operations, or cash flows for any significant period of time.
Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance. As of and for the years ended December 31, 2021, 2020, and 2019 the Company did not have any customers that accounted for 10% or more of total revenue or outstanding gross accounts receivable.
Inventory
—Inventory is carried at the lower of cost or net realizable value using the first-in,
first-out
(FIFO) method.
Inventory consists of bioidentical hormone pellets and dietary supplements. Bioidentical hormone pellets contain bioidentical testosterone or estrogen used to achieve hormone balance. Dietary supplements are high-grade supplements used to enhance pellet therapy. The Company reviews its inventory balances and writes down its inventory for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Inventory write-downs are recorded within cost of goods sold. Management recorded a reserve for obsolescence of inventory related to inventory which has expired. See Note 4 for further details.
Recently Adopted Accounting Pronouncements
—In May 2014, the FASB issued ASU
No. 2014-09,
Revenue from
Contracts with Customers (Topic 606)
, as amended (“ASU
2014-09”).
ASU
2014-09
establishes principles for
recognizing revenue upon the transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. ASU
2014-09
requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted the new standard using the modified retrospective method on January 1, 2019.
The primary impact of adopting this new standard relates to services provided to customers who participate in the Biote Method. These customers pay fixed fees at contract inception and additional fees for each procedure performed, which will vary over the term of the contract. Under the previous accounting standard, the Company recognized the fixed fee at or near contract inception and additional fees as they became due (as procedures were performed by our customers). Under ASC

, the Company allocates the consideration in each contract to the performance obligations based on their stand-alone selling prices, which may differ from the allocation stated in the contract. This change resulted in some consideration being re-allocated
and deferred over the term of the customer contract. The effect of this change was an increase to accumulated deficit of $
3,468
which was recorded as of January
1
,
2019
.
In August 2018, the FASB issued ASU
No. 2018-13,
Disclosure Framework—Changes to the Disclosure
Requirements for Fair Value Measurement
(“ASU
2018-13”),
which eliminates, adds, and modifies certain fair value
measurement disclosure requirements of ASC 820,
Fair Value Measurement
. On January 1, 2020, the Company adopted ASU
2018-13,
which did not impact the consolidated financial statements and related disclosures.
In March 2020, the FASB issued ASU
2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of
Reference Rate Reform on Financial Reporting
. This ASU provides temporary optional expedients and exceptions to the GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. This ASU is effective for all entities beginning as of its date of effectiveness, March 12, 2020. The guidance is temporary and can be applied through December 31, 2022. This ASU did not have a material impact on our consolidated financial statements.
In February 2016, the FASB issued ASU
No. 2016-02,
Leases (Topic 842)
, as amended (“ASU
2016-02”).
Under ASU
2016-02,
lessees are required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and a right-of-use
asset, which is an asset that represents the lessee’s right to control the use of an identified asset for the lease term, at the commencement date for all leases with a term greater than one year. In June 2020, the FASB issued ASU
2020-05,
Revenue from Contracts with Customers
(Topic 606)
and
Leases (Topic 842)—Effective Dates for Certain Entities (“ASU
2020-05”),
which defers the effective
date of ASU
2016-02
for private entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company early-adopted the new standard on January 1, 2019. Adoption of this standard did not have a material impact to the Company’s consolidated statements of income and comprehensive income, members’ deficit, or cash flows. The effects of the changes, including those discussed above, made to the Company’s consolidated balance sheet as of January 1, 2019 as a result of the adoption of the new standard were as follows (in thousands):

	Balance at December 31, 2018	Change due to adoption of ASC 842	Adjusted Balance at January 1, 2019
Assets
Operating lease right-of-use assets	$—	$1,009	$1,009

Total increase to assets		$1,009

Liabilities and Members’ Deficit
Accrued expenses	$1,323	$(57)	$1,266
Operating lease liabilities, current	—	222	222
Operating lease liabilities, long-term	—	844	844

Total increase to liabilities and members’ deficit		$1,009

Recent Accounting Pronouncements Not Yet Adopted
—In June 2016, the FASB issued ASU
2016-13,
Measurement of Credit Losses on Financial Instruments
(“ASU
2016-13”).
The main objective of the update is to
provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by companies at each reporting date. For trade and other receivables, held to maturity debt securities, and other instruments, companies will be required to use a new forward-looking “expected losses” model that generally will result in the recognition of allowances for losses earlier than under current accounting guidance. Further, the FASB issued ASU
2019-04,
ASU
2019-05
and ASU
2019-11
to provide additional guidance on the credit losses standard. The standard will be adopted using the modified retrospective approach. ASU
2016-13
is effective for annual and interim periods beginning after December 15, 2022, with early adoption permitted. The Company is evaluating the potential impact of adopting ASU
2016-13
on its consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and
Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU
2020-06”).
ASU
2020-06
changes how entities account
for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU
2020-06
also modifies the guidance on diluted earnings per share calculations. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income
Taxes
, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740,
Income Taxes
. The amendments also improve consistent application of and simplify GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU
2019-12
is effective for fiscal years beginning after December 15, 2020 and early adoption is permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective, or prospective basis. The Company is currently assessing the impact that this standard will have on its consolidated financial statements and related disclosures.
3. REVENUE RECOGNITION
Revenues recognized for each revenue stream are as follows (in thousands):

Financial Statement Caption	Revenue Stream	For the year ended December 31,
Product revenue:		2021	2020	2019
	Pellet procedures	$109,465	$92,773	$90,132
	Dietary supplements	27,241	20,887	17,562
	Disposable trocars	860	921	573
	Shipping fees	32	59	48

Total product revenue		137,598	114,640	108,315

Service revenue:
	Training	$859	$949	$705
	Contract-term services	939	979	956

Total service revenue		1,798	1,928	1,661

Total revenue		$139,396	$116,568	$109,976

Revenues recognized by geographic region are as follows (in thousands):

Financial Statement Caption	Country	For the year ended December 31,
Product revenue:		2021	2020	2019
	United States	137,349	114,557	108,176
	All other	249	83	139

Total product revenue		137,598	114,640	108,315

Service revenue:
	United States	1,798	1,928	1,661
	All other	—	—	—

Total service revenue		1,798	1,928	1,661

Total revenue		139,396	116,568	109,976

Significant changes in contract liability balances are as follows (in thousands):

	For the year ended December 31,
	2021		2020		2019
Description of change	Deferred Revenue	Deferred Revenue, Long-term	Deferred Revenue	Deferred Revenue, Long-term	Deferred Revenue	Deferred Revenue, Long-term
Revenue recognized that was included in the contract liability balance at the beginning of the period	(2,048)	—	(2,584)	—	(2,381)	—

Increases due to cash received, excluding amounts recognized as revenue during the period:	1,022	652	1,100	605	1,622	934

Transfers between current and non-current liabilities due to the expected revenue recognition period:	697	(697)	944	(944)	961	(961)

Other changes to the balance:	—	—	—	—	—	—

Total increase(decrease) in contract liabilities:	$(329)	$(45)	$(540)	$(339)	$202	$(27)

Consideration allocated to initial training due to deposits paid upfront is presented within deferred revenue on the condensed consolidated balance sheets and is expected to be recognized as revenue within one year, as the training is complete. Consideration allocated to contract-term services is presented within deferred revenue and deferred revenue, long-term for the amounts expected to be recognized within one year and longer than one year, respectively.

Consideration allocated to the premiums within the management fee for pellet procedures is presented within deferred revenue current and deferred revenue, long-term for amounts expected to be recognized within one year and longer than one year, respectively.

	For the year ended December 31,
	2021	2020	2019
Unsatisfied training obligations - Current	$67	$57	$50

Unsatisfied contract-term services - Current	849	862	932
Unsatisfied contract-term services - Long-term	544	551	737

Total allocated to unsatisfied contract-term services	1,393	1,413	1,669

Unsatisfied pellet procedures - Current	789	1,125	1,601
Unsatisfied pellet procedures - Long-term	258	284	436

Total allocated to unsatisfied pellet procedures	1,047	1,409	2,038

Total Deferred Revenue - Current	$1,705	$2,044	$2,584

Total Deferred Revenue - Long-term	$802	$836	$1,173

The Company does not have a history of material returns or refunds, and generally does not offer warranties or guarantees for any products or services. Expected returns and refunds are recorded as a reduction of revenue and are $0 for December 31, 2021, 2020, and 2019.
4. INVENTORY, NET
Inventory, net consists of the following (in thousands):

	2021	2020
Product Inventory - Pellets	$6,318	$5,404
Less: obsolete and expired pellet allowance	(1,356)	(1,080)

	4,962	4,324

Product Inventory - Dietary supplements	4,849	—
Less: obsolete and expired dietary supplement allowance	(196)	—

	4,653	—

Net Inventory	$9,615	$4,324

5. PROPERTY AND EQUIPMENT, NET
Property and equipment, net consists of the following (in thousands):

	2021	2020
Trocars	$4,448	$3,754
Leasehold improvements	254	254
Office equipment	223	204
Computer software	135	135
Furniture and fixtures	119	72
Computer equipment	97	97
Construction in process	705	—

	5,981	4,516

Less: accumulated depreciation	(3,646)	(2,933)

	$2,335	$1,583

Total depreciation expense related to property and equipment, net was $713, $676, and $669 for the years ended December 31, 2021, 2020, and 2019 respectively and was included in selling, general, and administrative expense in the consolidated statements of income and comprehensive income. The Company has not acquired any property and equipment under finance leases.
The Company’s property and equipment are all held within the United States.
6. CAPITALIZED SOFTWARE, NET
Capitalized software, net consist of the following (in thousands):

	2021	2020
Website costs	$3,571	$2,522
Development in process	2,294	703
Less: accumulated amortization	(1,311)	(625)

	$4,554	$2,600

Total amortization expense for capitalized software was $687, $462, and $163 for the years ended December 31, 2021, 2020, and 2019 respectively.
The Company’s capitalized software is all held within the United States.
7. ACCRUED EXPENSES
Accrued liabilities consist of the following (in thousands):

	2021	2020
Accrued professional fees	$1,192	$50
Accrued employee related costs	2,213	1,359
Accrued merchant fees	184	137
Accrued interest	27	38
Legal accrual	1,302	—
Other	1,093	398

	$6,011	$1,982

8. LONG-TERM DEBT
The Company had a note payable with an original balance of $2,600, which matured in
April
2019
, and was paid in full. The note was unsecured and did not contain restrictive covenants. The note required monthly installments of $175 and bore interest at 5.50%.
In May 2019, the Company entered into a credit arrangement with a financial institution for $50,000, which bears an interest rate quoted as LIBOR + 300 basis points. At December 31, 2021, the interest rate charged to the company was approximately 3.1%, and the average rate paid during 2021 was 3.5%. The credit arrangement matures in May of 2024. The term note is secured by a general security agreement covering all of the Company’s assets and requires principal payments of $1,250 in quarterly installments on the last day of each calendar quarter, commencing on September 30, 2019, with repayment of the outstanding amount of the note due on maturity. As of December 31, 2021 and 2020, the outstanding principal on this note payable was $37,500 and $42,500, respectively.

The credit arrangement also included a line of credit arrangement, under which the Company could borrow up to $10,000. The line expires in May of 2024 and is secured by all assets of the Company. The Company has not drawn on the line of credit during the years ended December 31, 2021 and 2020.
The credit agreement includes covenants customary for credit facilities of these types that limit the ability of the Company and its subsidiaries to, among other things, create or assume liens on assets, make certain types of investments, incur other indebtedness, merge, dissolve, or liquidate the Company, or declare dividends in excess of those needed to meet the income tax obligations of the members. The credit agreement also includes a financial covenant that requires the Company to maintain a ratio of indebtedness to trailing
12-month
EBITDA of no greater than
3.00:1
through the fiscal quarter ended June 30, 2021, and
2.50:1
thereafter, and a financial covenant that requires the Company to maintain a ratio of trailing
12-month
EBITDA, adjusted for capital expenditures, taxes, and distributions to principal and interest repayments of at least
1.25:1
in each fiscal quarter. Violation of any of these covenants is considered an event of default. If an event of default is continuing, the Company may be required to immediately repay all amount outstanding under the credit agreement, and the lender may terminate any unused lines of credit. The Company was in compliance with all required covenants associated with this term note as of December 31, 2021.
In connection with obtaining the credit arrangement in May of 2019 the Company incurred lender’s fees and related attorney’s fees of $1,108. The Company capitalized these costs and is amortizing them to interest expense over the maturity of the term loan. The debt issuance costs are presented in the consolidated balance sheet net of the related note payable. Amortization expense related to debt issuance costs was $222, $222, and $127 for the year ended December 31, 2021, 2020, and 2019 respectively.
Future maturities of long-term debt, excluding debt issuance costs, are as follows:

2022	$5,000
2023	5,000
2024	27,500

$37,500

9. UNIT-BASED COMPENSATION
Class AAAA Incentive Units
The Company has authorized the grant of Class AAAA incentive units, which entitle the holder to participate in the net transaction proceeds from a change in control or qualifying liquidity event. As of December 31, 2021 and 2020, a total of 33,397 and 33,396 incentive units had been awarded, respectively, to current and former members of senior management, of which 3,000 units were fully vested at each date. The remaining awards fully vest upon the occurrence of a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds in accordance with the terms of their respective award agreement. The Company has not recognized any compensation expense associated with the incentive units as a change in control or qualifying liquidity event is not deemed probable until it occurs.
Phantom Equity Rights
The Company has also authorized the grant of phantom equity rights, which entitle the holder to participate in the net transaction proceeds from a change in control or qualifying liquidity event. For existing employees, these awards vest quarterly over a period of one or two years after a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds in accordance with the terms of their respective award agreement. Awards related to former employees vest at the time of a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds or a maximum amount in accordance with the terms of their respective award agreement. The Company has not recognized any compensation expense associated with the phantom equity rights as a change in control or qualifying liquidity event is not deemed probable until it occurs.
The phantom equity rights are equity-classified awards. Upon occurrence of a qualifying change of control, the Company will (1) recognize a cumulative-effect adjustment to compensation cost for the service that has already been provided (from the grant date to the change of control) and (2) record the unrecognized compensation cost over the remaining vesting period.
The grant date fair value of the phantom equity rights and Class AAAA incentive units are determined using a Monte-Carlo simulation. The significant assumptions used in valuation include the constant risk free rate, constant volatility factor and the Geometric Brownian Motion.
10. LEASES
On July 1, 2014, the Company entered into a contract to lease office space in the Las Colinas Business Center in Irving, TX. Subsequent to execution of the contract, the Company revised the lease to include additional space and extend the lease term through June 30, 2023. The Company was not a party to any lease arrangements prior to this lease.
The Company recognizes operating lease expense on a straight-line basis over the lease term. The Company utilizes the straight-line method of recognizing lease expense. The following table contains a summary of the lease costs recognized under ASC 842 and supplemental cash flow information for leases for the years ended December 31, 2021, 2020, and 2019 (in thousands):

Operating Leases	The year ended December 31,
	2021	2020	2019
Fixed lease expense	$244	$244	244

Total lease cost	244	244	$244

Other information:
Cash paid for amounts included in the measurement of lease liabilities	$257	$257	$257

The following table summarizes the balance sheet classification of the Company’s operating leases, amounts of right-of-use
assets and lease liabilities, the weighted average remaining lease term, and the weighted average discount rate for the Company’s operating leases (asset and liability amounts are in thousands):

Leases	December 31
	2021	2020
Assets
Operating lease right-of-use assets	$356	$582

Total lease assets	$356	$582

Liabilities
Current
Operating lease liabilities	$248	$239
Noncurrent
Operating lease liabilities	127	375

Total lease liabilities	$375	$614

Weighted-average remaining lease term—operating leases (years)	1.50	2.50
Weighted-average discount rate—operating leases	3.75%	3.75%
The following table summarizes the payments by date for the Company’s operating lease, which is then reconciled to our total lease obligation (in thousands):

Maturity of Lease Liabilities	The year ended December 31, 2021
Operating Leases
2022	$257
2023	128
2024	—
2025	—
Thereafter	—

Total lease payments	385
Less: interest	(10)

Present value of lease liabilities	$375

11. EARNINGS PER COMMON UNIT
The computation of basic and diluted earnings per common unit is based on net income divided by the basic weighted average number of common units and diluted weighted average number of common units, respectively. The following table sets forth the computation of net income (loss) per common unit:

	Year ended December 31,
	2021	2020	2019
Net income (loss) per unit
Numerator
Net Income (loss)	$32,619	$29,162	$21,287
Income allocated to participating securities	—	—	—

Numerator for basic net income (loss) per unit	32,619	29,162	21,287

Effect of dilutive securities on allocated net income to common units
Class A, AA, and AAA	—	—	—

Numerator for diluted net income (loss) per unit	32,619	29,162	21,287

Denominator (Weighted average units outstanding)
Class A, AA, and AAA	979,800	979,800	979,800
Effect of dilutive securities on weighted average units outstanding
Class A, AA, and AAA	—	—	—

Denominator for diluted net income (loss) per weighted average common units	979,800	979,800	979,800

Net income (loss) per common unit
Class A, Class AA, and Class AAA
Basic and diluted	$33.29	$29.76	$21.73
Basic and diluted weighted average common units outstanding	979,800	979,800	979,800
Percentage allocated to common members	100.0%	100.0%	100.0%
The Company did not have any potentially dilutive common units outstanding during the period.
12. COMMITMENTS AND CONTINGENCIES
Litigation Risk
From time to time, the Company may become involved in various legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate liability, if any, from these actions will not have a material effect on its financial condition or results of operations.
13. RELATED-PARTY TRANSACTIONS
The Company utilizes a professional services firm to perform accounting and tax services for the Company. The Company’s Class AAA units are entirely held by trusts whose beneficiaries are the children of a partner of the firm. Fees paid to the firm were $456 and $532 during the years ended December 31, 2021 and 2020, respectively. Amounts due to the firm as of December 31, 2021 and 2020 were $0 and $7, respectively.
An employee and member of our Medical Advisory Board, is the beneficiary of a trust which holds approximately 51% of the Company’s Class AA units as well as being the child of the Company’s founder, chairman, and beneficial owner of the Company’s Class A units. Compensation paid to the employee was $201 and $182 for the years ended December 31, 2021 and 2020, respectively. Amounts due to the employee were $0 and $5 as of December 31, 2021 and 2020, respectively.

In addition to their employment by the Company, the above referenced employee owns a clinic which is a customer of the Company. Revenues recognized from sales to this customer were $744 and $615 for the years ended December 31, 2021 and 2020, respectively. Amounts due from this customer were $57 and $57 as of December 31, 2021 and 2020 respectively.
An employee of the Company is the spouse of the Company’s founder, chairman, and beneficial owner of the Company’s Class A units. Compensation paid to the employee was $285 and $196 for the years ended December 31, 2021 and 2020, respectively. Amounts due to the employee were $0 as of December 31, 2021 and 2020.
The Company purchases dietary supplement inventories from a vendor in which the Company’s founder holds a minority interest. Inventory purchases from this vendor were $888 and $584 for the years ended December 31, 2021 and 2020, respectively. Amounts due to the vendor were $0 and $52 as of December 31, 2021 and 2020, respectively.
The Company’s founder and chairman has personally guaranteed the Company’s performance under their lease agreement for their primary headquarters. Under this guaranty, the Company’s lessor may seek recovery of amounts owed from the founder in an event of default, regardless of whether they have sought recovery from the Company.
14. SUBSEQUENT EVENTS
The Company evaluated subsequent events from December 31, 2021, the date of these consolidated financial statements, through April 7, 2022, which represents the date the consolidated financial statements were issued, for events requiring adjustment to or disclosure in these consolidated financial statements. There are no material events that require adjustment to or disclosure in these consolidated financial statements.

BioTE Holdings, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts) (Unaudited)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash	$27,704	$26,766
Accounts receivable, net	6,544	5,231
Inventory, net	9,178	9,615
Other current assets	8,489	5,473

Total current assets	51,915	47,085
Property and equipment, net	2,395	2,335
Capitalized software, net	4,813	4,554
Operating lease right-of-use assets	298	356

Total assets	$59,421	$54,330

Liabilities and Members’ Equity (Deficit)
Current liabilities:
Accounts payable	$6,777	$4,349
Accrued expenses	3,164	6,011
Note payable, current	5,000	5,000
Deferred revenue	1,780	1,705
Operating lease liabilities, current	250	248

Total current liabilities	16,971	17,313
Note payable, net of current portion	30,768	31,963
Deferred revenue, long-term	872	802
Operating lease liabilities, long-term	64	127

Total liabilities	48,675	50,205
Commitments and contingencies (See Note 12)
Members’ Equity (Deficit)
Class A, Class AA, and Class AAA, no par value; unlimited units authorized; 16,721 Class A, 903,079 Class AA, and 60,000 Class AAA units issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Class AAAA units, no par value; unlimited units authorized; 33,397 units issued; 3,000 units outstanding at March 31, 2022 and December 31, 2021, respectively.	—	—
Retained Earnings	10,780	4,165
Accumulated other comprehensive loss	(34)	(40)

Total members’ equity	10,746	4,125

Total liabilities and members’ equity (deficit)	$59,421	$54,330

The accompanying notes are an integral part of these condensed consolidated financial statements.

BioTE Holdings, LLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue
Product revenue	$36,758	$31,193
Service revenue	385	350

Total revenue	37,143	31,543
Cost of revenue (excluding depreciation and amortization included in selling, general, and administrative, below)
Cost of products	11,657	10,877
Cost of services	620	484

Cost of revenue	12,277	11,361
Commissions	216	577
Marketing	1,241	749
Selling, general, and administrative	13,646	9,463

Income from operations	9,763	9,393
Other income (expense):
Interest expense	(359)	(492)
Other income	10	4

Total other expense	(349)	(488)
Income before provision for income taxes	9,414	8,905
Income tax expense	64	64

Net income	$9,350	$8,841

Other comprehensive income:
Foreign currency translation adjustments	6	(9)

Other comprehensive income (loss)	6	(9)

Comprehensive income	$9,356	$8,832

Earnings per common unit
Class A, AA, and AAA, basic and diluted	$9.54	$9.02
Weighted average common units outstanding
Class A, AA, and AAA, basic and diluted	979,800	979,800
The accompanying notes are an integral part of these condensed consolidated financial statements.

BioTE Holdings, LLC
CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)
(in thousands, except share amounts) (Unaudited)

	Class A, AA, and AAA		Class AAAA		Retained Earnings / (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity (Deficit)
	Units	Amount	Units	Amount
Balance at December 31, 2020	979,800	$—	3,000	$—	$(17,052)	$(23)	$(17,075)
Distributions	—	—	—	—	(2,342)	—	(2,342)
Net income	—	—	—	—	8,841	—	8,841
Other comprehensive income (loss)	—	—	—	—	—	(9)	(9)

Balance at March 31, 2021	979,800	$—	3,000	$—	$(10,553)	$(32)	$(10,585)

Balance at December 31, 2021	979,800	$—	3,000	$—	$4,165	$(40)	$4,125
Distributions	—	—	—	—	(2,735)	—	(2,735)
Net income	—	—	—	—	9,350	—	9,350
Other comprehensive income (loss)	—	—	—	—	—	6	6

Balance at March 31, 2022	979,800	$—	3,000	$—	$10,780	$(34)	$10,746

The accompanying notes are an integral part of these condensed consolidated financial statements.

BioTE Holdings, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (Unaudited)

	Three Months Ended March 31,
	2022	2021
Operating Activities
Net income	$9,350	$8,841
Adjustments to reconcile net income to net cash provided by operating activites:
Depreciation and amortization	502	322
Bad debt expense	30	15
Amortization of capitalized note payable issuance costs	55	55
Provision for obsolete inventory	60	60
Non-cash lease expense	58	55
Changes in operating assets and liabilities:
Accounts receivable	(1,344)	(1,261)
Inventory	377	(1,195)
Other current assets	(1,445)	(253)
Accounts payble	2,089	275
Deferred revenue	145	39
Accrued expenses	(2,847)	1,063
Operating lease liabilities	(61)	(59)

Net cash provided by operating activities	6,969	7,957
Investing Activities
Purchases of property and equipment	(262)	(142)
Purchases of capitalized software	(220)	(344)

Net cash used in investing activities	(482)	(485)
Financing Activities
Payments on note payable	(1,250)	(1,250)
Distributions	(2,735)	(2,342)
Capitalized Transaction Costs	(1,577)	—

Net cash used in financing activities	(5,562)	(3,592)
Effect of exchange rate changes on cash and cash equivalents	13	(9)

Net increase in cash and cash equivalents	939	3,871
Cash and cash equivalents at beginning of year	26,766	17,208

Cash and cash equivalents at end of year	$27,705	$21,079

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$304	$425
Cash paid for income taxes	1	11
Non-cash investing and financing activities
Capital expenditures in accounts payable and capital software	$271	$120
The accompanying notes are an integral part of these condensed consolidated financial statements.

BioTE Holdings, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
—BioTE Holdings, LLC (the “Company”) is a limited liability company headquartered in Irving, Texas. The Company was founded by Gary S. Donovitz, M.D. and trains physicians and nurse practitioners in hormone optimization using bio-identical
hormone replacement pellet therapy in men and women experiencing hormonal imbalance. The Company primarily operates in the United States, Canada, and Mexico.
Basis of Presentation
—The condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial reporting and therefore do not include all information and disclosures normally included in the annual consolidated financial statements. The condensed consolidated financial statements include the accounts of BioTE Holdings, LLC and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Business Combinations
—On December 13, 2021, the Company entered into a business combination agreement with Haymaker Acquisition Corp. III (“Haymaker”), a publicly traded Special Purpose Acquisition Company (“SPAC”), pursuant to which Haymaker will acquire an interest in the Company through a series of transactions. As a result of the transaction, the combined company will be renamed biote Corp.
Unaudited Interim Financial Information—
In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in members’ equity (deficit) and cash flows. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the entire year.
The condensed consolidated balance sheet as of December 31, 2021, was derived from audited annual financial statements but does not contain all the footnote disclosures from the annual financial statements. The accompanying unaudited condensed consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the fiscal year ended December 31, 2021.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Segment Information
—Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results, and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment and, therefore, one reportable segment.
Accounts Receivable and Allowance for Doubtful Accounts
—Accounts receivable are recorded net of allowances for doubtful accounts.

Other Current Assets
—As of March 31, 2022 and December 31, 2021, the Company’s total other current assets consist of the following:

	March 31,	December 31,
	2022	2021
Prepaid Expenses	$1,610	$847
Advances	1,361	685
Capitalized Transaction Costs	5,518	3,941

Total Other Current Assets	$8,489	$5,473

Prepaid expenses include software and technology licensing agreements, insurance premiums and other advance payments for services to be received over the next 12 months. Advances are comprised of deposit payments to vendors for inventory purchase orders to be received in the next 12 months. The capitalized transaction costs relate to costs incurred that are directly related to the planned future issue of equity securities upon completion of the business combination as described in note 1.
Impairment of Long-Lived Assets
—Long-lived assets, such as property and equipment and capitalized software, are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. No impairment charges have been recorded during the three months ended March 31, 2022 and 2021.
Leases
—At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. The Company elected, as allowed under Financial Accounting Standards Board (“FASB”) ASU
2016-02,
Leases (“ASC 842”), to not recognize leases with a lease term of one year or less on its balance sheet. Leases with a term greater than one year are recognized on the balance sheet as right-of-use
(“ROU”) assets and current and
non-current
lease liabilities, as applicable. As of December 31, 2021, and 2020, the Company does not have any financing leases.
Lease liabilities and their corresponding ROU assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the ROU asset may be required for items such as incentives, prepaid lease payments, or initial direct costs. When an option to extend the lease exists, a determination is made whether that option is reasonably certain of exercise based on economic factors present at the measurement date and as circumstances may change. Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. Variable lease costs are expensed as incurred as an operating expense.
As the rates implicit in the Company’s leases have not historically been readily determinable, the Company utilizes the appropriate incremental borrowing rate, which is the rate the Company would incur to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment over the lease term. To estimate our incremental borrowing rate, a credit rating applicable to the Company is estimated using a synthetic credit rating analysis, since the Company does not currently have a rating agency-based credit rating.
In accordance with ASC 842, contracts containing a lease should be split into three categories: lease components, non-lease
components, and activities or costs that do not transfer a distinct good or service
(“non-components”).
The fixed and
in-substance
fixed contract consideration (including any consideration related to non-components)
must be allocated, based on the respective relative fair values, to the lease components and non-lease
components.

Entities may elect not to separate lease and
non-lease
components. Accordingly, entities making this election would account for each lease component and related non-lease
component together as a single lease component. The Company has elected to account for lease and non-lease
components together as a single lease component for all underlying assets and allocate all of the contract consideration to the lease component only.
See Note 10 for further details.
Commissions
—Commissions consist primarily of fees paid to a third-party sales force, internal sales force, and partner clinics which participate in the Company’s new clinic mentor program. Commissions paid to the Company’s internal and third-party sales forces relate to market support and development activities undertaken to drive channel sales through existing customers and are not considered incremental costs to obtain a customer contract.
Also included in commissions are expenses under the Company’s mentorship program which represent amounts paid to existing clinics which provide services to help new customers complete onboarding and other startup activities and are only incurred after contract initiation. These costs are expensed as incurred, consistent with other contract fulfillment costs.
Members’ Equity (Deficit)
—The Company’s capital structure includes common voting units (Class A), common non-voting
units (Class AA and AAA), and
non-voting
incentive units (Class AAAA), with no limit to the number of units that may be issued. Class A units have 100% of the voting rights, and there is no par value assigned to any of the classes of units.
As of March 31, 2022, and December 31, 2021 the following members’ equity units were issued and outstanding:

	March 31,		December 31,
	2022		2021
Units	Issued	Outstanding	Issued	Outstanding
Class A (Voting)	16,721	16,721	16,721	16,721
Class AA (Non-Voting)	903,079	903,079	903,079	903,079
Class AAA (Non-Voting)	60,000	60,000	60,000	60,000
Class AAAA (Non-Voting Incentive Units)	33,397	3,000	33,397	3,000

Total	1,013,197	982,800	1,013,197	982,800

The Company made operating distributions to unit holders and taxing authorities on the unit holders’ behalf totaling $2,732 and $2,342 for the three months ended March 31, 2022 and 2021 respectively.
Income Taxes
—Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the condensed consolidated financial statements as of or for the three months ended March 31, 2022 and 2021.
The Company did
not
incur any penalties or interest related to its state tax returns during the three months ended March 31, 2022 and 2021.
Under the new centralized partnership audit rules effective for tax years beginning after 2017, the Internal Revenue Service (“IRS”) assesses and collects underpayments of tax from the Company instead of from each member. The Company may be able to pass the adjustments through to its members by making a push-out
election or, if eligible, by electing out of the centralized partnership audit rules.
The collection of tax from the Company is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on Company income, regardless of who pays the tax or when the tax is paid, is attributed to the members. Any payment made by the Company as a result of an IRS examination will be treated as a distribution from the Company to the members in the condensed consolidated financial statements. Tax years 2019 through 2021 are still open for examination by the IRS. There were
no
payments made to the IRS as a result of examinations in 2021, 2020, and 2019.
Fair Value Measurements
—The Company’s financial instruments consist of accounts receivable, accounts payable, accrued expenses, and short- and long-term debt. Accounts receivable, accounts payable, and accrued expenses are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The carrying value of short- and long-term debt also approximates fair value since these instruments bear market rates of interest. None of these instruments are held for trading purposes.
Concentrations
—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable, credit agreements, and inventory purchases. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.
As of March 31, 2022, 100% of the Company’s outstanding debt and available line of credit was from one provider. A failure of the counterparty to perform could result in the loss of access to the available borrowing capacity under the line of credit.
Inventory purchases from three vendors totaled approximately 86% and 84% for the three months ended March 31, 2022 and 2021 respectively. Due to the nature of the markets and availability of alternative suppliers, the Company does not believe the loss of any one vendor would have a material adverse impact on the Company’s financial position, results of operations, or cash flows for any significant period of time.
Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance. The Company did not have any customers that accounted for
10
% or more of total revenues for the three months ended March 31, 2022 or 2021. The Company did not have any customers that accounted for more than 10% of the outstanding gross accounts receivable as of March 31, 2022 or December 31, 2021.
Employee Retirement Plans—
Defined Contribution Retirement Plans
Effective January 1, 2021, the Company offers participation in the BioTE Medical 401(k) Plan (the “401(k) Plan”), a defined contribution plan providing retirement benefits to eligible employees. Eligible employees may contribute a portion of their annual compensation to the 401(k) plan, subject to the maximum annual amounts as set periodically by the IRS. The Company makes a Safe Harbor non-elective
contribution to the 401(k) plan equal to 3% of each participant’s eligible employee compensation. Safe Harbor contributions vest immediately for each participant.
During the three months ended March 31, 2022 the Company made $138 in Safe Harbor contributions under the 401(k) Plan, which are presented within selling, general, and administrative expense in the condensed consolidated statements of income. No Safe Harbor contributions were made during the three months ended March, 31, 2021.
Recent Accounting Pronouncements Not Yet Adopted
—In June 2016, the FASB issued ASU
2016-13,
Measurement of Credit Losses on Financial Instruments
(“ASU
2016-13”).
The main objective of the update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by companies at each reporting date. For trade and other receivables, held to maturity debt securities, and other instruments, companies will be required to use a new forward-looking “expected losses” model that generally will result in the recognition of allowances for losses earlier than under current accounting guidance. Further, the FASB issued ASU
2019-04,
ASU
2019-05 and ASU
2019-11 to
provide additional guidance on the credit losses standard. The standard will be adopted using the modified retrospective approach. ASU
2016-13
is effective for annual and interim periods beginning after December 15, 2022, with early adoption permitted.

The Company is evaluating the potential impact of adopting ASU
2016-13
on its condensed consolidated financial statements and related disclosures.
In August 2020, the FASB
issued ASU 2020-06,
 Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU
2020-06”).
ASU
2020-06
changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU
2020-06
also modifies the guidance on diluted earnings per share calculations. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements and related disclosures.
In December 2019, the FASB issued
ASU 2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes
, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740,
Income Taxes
. The amendments also improve consistent application of and simplify GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU
2019-12
is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022. Early adoption is permitted, including adoption in interim or annual periods for which financial statements have not yet been made available for issuance. If the Company early adopts these amendments in an interim period, it should reflect any adjustments as of the beginning of the annual period that includes that interim period. In addition, an entity that elects to early adopt the standard is required to adopt all of the amendments in the same period (i.e., an entity cannot select which amendments to early adopt). The Company is currently assessing the impact that this standard will have on its condensed consolidated financial statements and related disclosures. However, no material impact on the condensed consolidated financial statements is expected.

3.	REVENUE RECOGNITION
Revenues recognized for each revenue stream are as follows:

Financial Statement Caption	Revenue Stream	For the three months ended March 31,
Product revenue:		2022	2021
	Pellet Procedures	$30,808	$25,410
	Nutraceuticals	5,704	5,574
	Disposable trocars	233	199
	Shipping fees	13	10

Total product revenue		36,758	31,193
Service revenue:
	Training	$165	$110
	Contract-term services	220	240

Total service revenue		385	350

Total revenue		$37,143	$31,543

Revenues recognized by geographic region are as follows:

Financial Statement Caption	Country	For the three months ended March 31,
Product revenue:		2022	2021
	United States	36,690	31,162
	All Other	68	31

Total product revenue		36,758	31,193
Service revenue:
	United States	384	350
	All Other	1	—

Total service revenue		385	350

Total revenue		37,143	31,543

Significant changes in contract liability balances are as follows:

	2022		2021
Description of change	Deferred Revenue	Deferred Revenue, Long-term	Deferred Revenue	Deferred Revenue, Long-term
Revenue recognized that was included in the contract liability balance at the beginning of the period	(705)	—	(587)	—
Increases due to cash received, excluding amounts recognized as revenue during the period:	567	283	410	217
Transfers between current and non-current liabilities due to the expected revenue recognition period:	193	(193)	236	(236)
Other changes to the balance:	—	—	—	—

Total increase(decrease) in contract liabilities:	$55	$90	$59	$(19)

Consideration allocated to initial training due to deposits paid upfront is presented within deferred revenue on the condensed consolidated balance sheets and is expected to be recognized as revenue within one year, as the training is complete. Consideration allocated to contract-term services is presented within deferred revenue and deferred revenue, long-term for the amounts expected to be recognized within one year and longer than one year, respectively.
The Consideration allocated to the premiums within the management fee for pellet procedures is presented within deferred revenue current and deferred revenue, long-term for amounts expected to be recognized within one year and longer than one year, respectively.

Consideration allocated to performance obligations are as follows:

	March 31, 2022	December 31, 2021
Unsatisfied training obligations - Current	$93	$67

Unsatisfied contract-term services - Current	907	849
Unsatisfied contract-term services - Long-term	599	543

Total allocated to unsatisfied contract-term services	1,507	1,392

Unsatisfied pellet procedures - Current	780	789
Unsatisfied pellet procedures - Long-term	272	258

Total allocated to unsatisfied pellet procedures	1,052	1,047

Total Deferred Revenue - Current	$1,780	$1,705

Total Deferred Revenue - Long-term	$872	$802

The Company does not have a history of material returns or refunds, and generally does not offer warranties or guarantees for any products or services. Expected returns and refunds are recorded as a reduction of revenue and are $0 and $0 for the three months ended March 31, 2022 and 2021, respectively.

4.	INVENTORY, NET
Inventory, net consists of the following:

	March 31, 2022	December 31, 2021
Product Inventory - Pellets	$6,318	$6,318
Less: obsolete and expired pellet allowance	(1,416)	(1,356)

	4,902	4,962

Product Inventory - Nutraceuticals	4,472	4,849
Less: obsolete and expired nutraceutical allowance	(196)	(196)

	4,276	4,653

Net Inventory	$9,178	$9,615

5.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net consists of the following:

	March 31, 2022	December 31, 2021
Trocars	$4,644	$4,448
Leasehold improvements	1,028	254
Office equipment	238	223
Computer software	140	135
Furniture and fixtures	161	119
Computer Equipment	97	97
Construction in process	2	705

	6,310	5,981

Less: accumulated depreciation	(3,915)	(3,646)

	$2,395	$2,335

Total depreciation expense related to property and equipment, net was $269 and $175 for the three months ended March 31, 2022 and 2021, respectively and was included in selling, general, and administrative expense in the condensed consolidated statements of income and comprehensive income. The Company has not acquired any property and equipment under finance leases.
The Company’s property and equipment are all held within the United States.

6.	CAPITALIZED SOFTWARE, NET
Capitalized software, net consist of the following:

	March 31, 2022	December 31, 2021
Website costs	$3,747	$3,571
Development in Process	2,610	2,294
Less: accumulated amortization	(1,544)	(1,311)

	$4,813	$4,554

Total amortization expense for capitalized software was $233 and $147 for the three months ended March 31, 2022 and 2021, respectively.
The Company’s capitalized software is all held within the United States.

7.	ACCRUED EXPENSES
Accrued expenses consist of the following:

	March 31, 2022	December 31, 2021
Accrued professional fees	$133	$1,192
Accrued employee related costs	2,081	2,213
Accrued merchant fees	—	184
Accrued interest	26	27
Legal accrual	—	1,302
Other	924	1,093

	$3,164	$6,011

8.	LONG-TERM DEBT
In May 2019, the Company entered into a credit arrangement with a financial institution for $50,000, which bears an interest rate quoted as LIBOR + 300 Basis Points (BPS). At March 31, 2022 and December 31, 2021, the interest rate charged to the Company was approximately 3.4% and 3.1%, respectively. Additionally, the average rate paid during the three months ending March 31, 2022 and year ended December 31, 2021 was 3.2% and 3.5%, respectively. The credit arrangement matures in May of 2024. The term note is secured by a general security agreement covering all of the Company’s assets and requires principal payments of $1,250 in quarterly installments on the last day of each calendar quarter, commencing on September 30, 2019, with repayment of the outstanding amount of the note due on maturity. As of March 31, 2022 and December 31, 2021, the outstanding principal on this note payable was $36,250 and $37,500, respectively.
The credit arrangement also included a line of credit arrangement, under which the Company could borrow up to $10,000. The line expires in May of 2024 and is secured by all assets of the Company. The Company has not drawn on the line of credit during the three months ended March 31, 2022 or during the year ended December 31, 2021.

The credit agreement includes covenants customary for credit facilities of these types that limit the ability of the Company and its subsidiaries to, among other things, create or assume liens on assets, make certain types of investments, incur other indebtedness, merge, dissolve, or liquidate the Company, or declare dividends in excess of those needed to meet the income tax burdens of the members. The credit agreement also includes a financial covenant that requires the Company to maintain a ratio of indebtedness to trailing
12-month
EBITDA of no greater than 3.00:1 through the fiscal quarter ended September 30, 2020, and 2.50:1 thereafter, and a financial covenant that requires the Company to maintain a ratio of trailing
12-month
EBIDTA, adjusted for capital expenditures, taxes, and distributions to principal and interest repayments of at least 1.25:1 in each fiscal quarter. Violation of any of these covenants is considered an event of default. If an event of default is continuing, the Company may be required to immediately repay all amount outstanding under the credit agreement, and the lender may terminate any unused lines of credit. The Company was in compliance with all required covenants associated with this term note as of March 31, 2022.
In connection with obtaining the credit arrangement in May of 2019 the Company incurred lender’s fees and related attorney’s fees of $1,108. The Company capitalized these costs and is amortizing them to interest expense over the maturity of the term loan. The debt issuance costs are presented in the condensed consolidated balance sheet net of the related note payable. Amortization expense related to debt issuance costs was $55 and $55 for the three months ended March 31, 2022 and 2021, respectively.
Future maturities of long-term debt, excluding debt issuance costs, are as follows:

2022 (remaining nine months)	$3,750
2023	5,000
2024	27,500

$36,250

9.	UNIT-BASED COMPENSATION
Class AAAA Incentive Units
The Company has authorized the grant of Class AAAA incentive units, which entitle the holder to participate in the net transaction proceeds from a change in control or qualifying liquidity event. As of March 31, 2022 and December 31, 2021, a total of 33,397 and 33,397 incentive units had been awarded, respectively, to current and former members of senior management, of which 3,000 units were fully vested at each date. The remaining awards fully vest upon the occurrence of a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds in accordance with the terms of their respective award agreement. The Company has not recognized any compensation expense associated with the incentive units as a change in control or qualifying liquidity event is not deemed probable until it occurs.
Phantom Equity Rights
The Company has also authorized the grant of phantom equity rights, which entitle the holder to participate in the net transaction proceeds from a change in control or qualifying liquidity event. For existing employees, these awards vest quarterly over a period of one or two years after a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds in accordance with the terms of their respective award agreement. Awards related to former employees vest at the time of a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds or a maximum amount in accordance with the terms of their respective award agreement. The Company has not recognized any compensation expense associated with the phantom equity rights as a change in control or qualifying liquidity event is not deemed probable until it occurs.

The phantom equity rights are equity-classified awards. Upon occurrence of a qualifying change of control performance condition, the Company will (1) recognize a cumulative-effect adjustment to compensation cost for the service that has already been provided (from the Grant Date to the Change of Control) and (2) record the unrecognized compensation cost over the remaining vesting period.
The grant date fair value of the phantom equity rights and Class AAAA incentive units are determined using a Monte-Carlo simulation. The significant assumptions used in valuation include the constant risk free rate, constant volatility factor and the Geometric Brownian Motion.

10.	LEASES
On July 1, 2014, BioTE entered into a contract to lease office space in the Las Colinas Business Center in Irving, TX. Subsequent to execution of the contract, the Company revised the lease to include additional space and extend the lease term through June 30, 2023. The Company was not a party to any lease arrangements prior to this lease.
The Company recognizes operating lease expense on a straight-line basis over the lease term. The Company utilizes the straight-line method of recognizing lease expense. The following table contains a summary of the lease costs recognized under ASC 842 and supplemental cash flow information for leases for the three months ended March 31, 2022 and 2021:

Operating Lease	The three months ended March 31,
	2022	2021
Fixed lease expense	$61	$61

Total lease cost	61	61

Other information:
Cash paid for amounts included in the measurement of lease liabilities	$64	$64
The following table summarizes the balance sheet classification of the Company’s operating leases, amounts of right-of-use
assets and lease liabilities, the weighted average remaining lease term, and the weighted average discount rate for the Company’s operating leases (lease term and discount rate amounts are not in thousands):

Lease	March 31,	December 31
	2022	2021
Assets
Operating lease right-of-use assets	$298	$356

Total lease assets	$298	$356

Liabilities
Current
Operating lease liabilities	$250	$248
Noncurrent
Operating lease liabilities	64	127

Total lease liabilities	$314	$375

Weighted-average remaining lease term — operating leases (years)	1.25	1.50
Weighted-average discount rate — operating leases	3.75%	3.75%

The following table summarizes the payments by date for the Company’s operating lease, which is then reconciled to our total lease obligation:

Maturity of Lease Liabilities	The three months ended March 31, 2022
Operating Lease
2022 (remaining nine months)	$193
2023	128
2024	—
2025	—
Thereafter	—

Total lease payments	321

Less: interest	(7)
Present value of lease liabilities	$314

11.	EARNINGS PER COMMON UNIT
The computation of basic and diluted earnings per common unit (“EPU”) is based on net income divided by the basic weighted average number of common units and diluted weighted average number of common units, respectively. The following table sets forth the computation of net income (loss) per common unit:

	For the three months ended March 31,
	2022	2021
Net income per unit
Numerator
Net Income	$9,350	$8,841
Income allocated to participating securities	—	—

Numerator for basic net income per unit	9,350	8,841

Effect of dilutive securities on allocated net income to common units
Class A, AA, and AAA	—	—

Numerator for diluted net income per unit	9,350	8,841

Denominator (Weighted average units outstanding)
Class A, AA, and AAA	979,800	979,800
Effect of dilutive securities on weighted average units outstanding
Class A, AA, and AAA	—	—

Denominator for diluted net income per weighted average common units	979,800	979,800

Net income per common unit
Class A, Class AA, and Class AAA
Basic and diluted	$9.54	$9.02
Basic and diluted weighted average common units outstanding	979,800	979,800
Percentage allocated to common members	100.0%	100.0%
The Company does not have any potentially dilutive common units outstanding during the period.

12.	COMMITMENTS AND CONTINGENCIES
Litigation Risk
From time to time, the Company may become involved in various legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate liability, if any, from these actions will not have a material effect on its financial condition or results of operations.

13.	RELATED-PARTY TRANSACTIONS
The Company utilizes a professional services firm to perform accounting and tax services for the Company. The Company’s Class AAA units are entirely held by trusts whose beneficiaries are the children of a partner of the firm. Fees paid to the firm were $15 and $161 during the three months ended March 31, 2022 and 2021, respectively. Amounts due to the firm as of March 31, 2022 and December 31, 2021 were $5 and $0, respectively.
An employee and member of our Medical Advisory Board, is the beneficiary of a trust which holds approximately 51% of the Company’s Class AA units as well as being the child of the Company’s founder, chairman, and beneficial owner of the Company’s Class A units. Compensation paid to the employee was $47 and $43 for the three months ended March 31, 2022 and 2021, respectively. Amounts due to the employee were $0 and $0 as of March 31, 2022 and December 31, 2021, respectively.
In addition to their employment by the Company, the above referenced employee owns a clinic which is a customer of the Company. Revenues recognized from sales to this customer were $222 and $166 for the three months ended March 31, 2022 and 2021, respectively. Amounts due from this customer were $81 and $57 as of March 31, 2022 and December 31, 2021, respectively.
An employee of the Company is the spouse of the Company’s founder, chairman, and beneficial owner of the Company’s Class A units. Compensation paid to the employee was $56 and $62 for the three months ended March 31, 2022 and 2021, respectively. Amounts due to the employee were $0 and $0 as of March 31, 2022 and December 31, 2021, respectively.
The Company purchases dietary supplements inventories from a vendor in which the Company’s founder holds a minority interest. Inventory purchases from this vendor were $291 and $213 for the three months ended March 31, 2022 and 2021, respectively. Amounts due to the vendor were $0 and $0 as of March 31, 2022 and December 31, 2021, respectively.
The Company’s founder and chairman has personally guaranteed the Company’s performance under their lease agreement for their primary headquarters. Under this guaranty, the Company’s lessor may seek recovery of amounts owed from the founder in an event of default, regardless of whether they have sought recovery from the Company.

14.	SUBSEQUENT EVENTS
The Company evaluated subsequent events from March 31, 2022, the date of these condensed consolidated financial statements, through June 2, 2022 which represents the date the condensed consolidated financial statements were available to be issued, for events requiring adjustment to or disclosure in these condensed consolidated financial statements. Except as noted below, are no material events that require adjustment to or disclosure in these condensed consolidated financial statements.
On May 26, 2022 (the “Closing Date”), the Company completed the transactions contemplated by the business combination agreement with Haymaker described in Note 1 (the “Business Combination”). The Business Combination will be accounted for as a common control transaction, in accordance with GAAP, as the Company’s founder is deemed to have continued control over the combined company for accounting purposes. Under this method of accounting, Haymaker’s acquisition of the Company will be accounted for at the Company’s historical carrying values, and the Company will be deemed the predecessor entity. This method of accounting is similar to a reverse recapitalization whereby the Business Combination will be treated as the equivalent of the Company issuing stock for the net asset of Haymaker, accompanied by a recapitalization. The net assets of Haymaker will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Company.
In connection with the Business Combination, a number of ancillary transactions were consummated on the Closing Date, including the following:

•
The Company entered into a Second Amended and Restated Operating Agreement (the “A&R OA”), which, among other things, (i) provided for a recapitalization of the Company’s ownership structure into a single class of Class A common units, (ii) designated Haymaker as the sole manager of the Company, (iii) provides members with the right to exchange their Class A common units in the Company for shares of Class A common stock in Haymaker, and (iv) otherwise amended and restated the rights and preferences of the Company’s units.

•	Haymaker acquired 9,161,771 Class A common units, representing a 13.5% interest in the Company.

•
The Company entered into a tax receivable agreement (the “Tax Receivable Agreement”), which provides for, among other things, payment by Haymaker to the Company’s members of 85% of the U.S. federal, state and local income tax savings realized by Haymaker as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination agreement and the redemption of the Company’s units in exchange for Class A common stock of Haymaker.

•
The Company entered into a new credit agreement (the “Credit Agreement”) which provides for (i) a $50,000,000 senior secured revolving credit facility (the “Revolving Loans”) and (ii) a $125,000,000 senior secured term loan A credit facility, which was borrowed in full on the closing date (the “Term Loan” and, together with the Revolving Loans, collectively, the “Loans”). The Company used the proceeds of the Loans to refinance and replace its existing revolving credit facility described in Note 8 and for general corporate purposes.

•
On May 18, 2022, Biote Medical and Gary S. Donovitz, MD, the founder of BioTE Medical (the “Founder Advisor”), entered into a Founder Advisory Agreement, effective as of, and contingent upon, the Closing (the “Founder Advisory Agreement”). Pursuant to the Founder Advisory Agreement, the Founder Advisor will transition from an officer and manager of Biote Medical into the role of Founder Advisor and Senior Advisor (as defined in the Founder Advisory Agreement) as of the Closing. Pursuant to the Founder Advisory Agreement, Founder Advisor will provide strategic advisory services to Biote Medical for a period of four years, unless terminated earlier pursuant to the terms of the Founder Advisory Agreement, and will receive an annual fee equal to $300,000 per year, continued coverage under Biote Medical’s employee benefits and reimbursement for reasonable business expenses.

•
On May 18, 2022, Biote Medical entered into an Independent Contractor Agreement with Lani D. Consulting, a company affiliated with Lani Hammonds Donovitz, the wife of Gary S. Donovitz, MD, Biote’s founder and one of our five percent or greater shareholders (the “New Independent Contractor Agreement”). Immediately upon the Closing, the New Independent Contractor Agreement will replace the Independent Contractor Agreement, dated as of May 3, 2021, between Lani D. Consulting and Biote Medical. Pursuant to the New Independent Contractor Agreement, Lani D. Consulting will provide certain services to Biote Medical for a period of four years, unless terminated earlier pursuant to the terms of the New Independent Contractor Agreement, and will receive an annual fee equal to $250,000 per year and reimbursement for reasonable business expenses.

•
The Business Combination constituted a change in control or qualifying liquidity event with respect to the Company’s Class AAAA Incentive Units described in Note 9. As such, the Class AAAA Incentive Units vested and the Company recognized compensation expense of approximately $50.0 million on the Closing Date.

•
The Business Combination constituted a change in control or qualifying liquidity event with respect to the Company’s Phantom Equity Rights described in Note 9. As such, the Company will recognize the awards total grant-date fair value of approximately $40.3 million over the up to two-year period from the Closing Date until the awards vest.

PART II
Information Not Required in Prospectus
Item 13. Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$1,812.29
Legal fees and expenses*	125,000.00
Accounting fees and expenses*	25,000.00
Printing fees*	125,000.00
Miscellaneous fees and expenses*	20,000
Total expenses	$296,812.29

*	Estimated solely for the purposes of this Item 13. Actual expenses may vary.

Item 14.	Indemnification of Directors and Officers.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our second amended and restated certificate of incorporation (the “Charter”) provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Charter. Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.
Founder Shares/Sponsor
On July 6, 2020, the Sponsor paid $25,000 to cover certain of HYAC’s offering costs in exchange for 8,625,000 shares of Class B common stock, 687,500 of which were subsequently forfeited in connection with the partial exercise of the over-allotment option by the Underwriters in order for the Sponsor to maintain ownership of 20.0% of the issued and outstanding shares of the Company.
The Sponsor purchased an aggregate of 5,566,666 Private Placement Warrants, exercisable for one share of Class A common stock at $11.50 per share for an aggregate purchase price of $8,350,000, or $1.50 per warrant, in a private placement that occurred simultaneously with the IPO. The private placement warrants, including the shares of Class A common stock issuable upon exercise of the private placement warrants, may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the Closing of the Business Combination.
Transaction Consideration
At the Closing, as consideration for the Business Combination in accordance with the Business Combination Agreement, (i) Biote transferred to the Company 9,161,771 Biote Units, which was equal to the number of shares of HYAC Class A Common Stock, issued and outstanding as of immediately prior to the Closing (after giving effect to redemptions by HYAC’s public stockholders of 30,525,729 shares of HYAC Class A Common Stock prior to the Closing and the conversion of HYAC Class B Common Stock) into shares of HYAC Class A Common Stock and (ii) HYAC issuance of 58,565,824 shares of newly authorized Class V voting stock, which number of shares of Class V voting stock was equal to the number Retained Biote Units, and which shares of Class V voting stock were distributed to Biote’s Members, resulting in the combined company being organized in an “Up-C” structure.
Each of the foregoing issuances were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.
Standby Equity Purchase Agreement
On July 27, 2022, the Company issued 25,000 shares of Common Stock to the Selling Securityholder upon execution of the Purchase Agreement.

Item 16.	Exhibits.

2.1†	Business Combination Agreement, dated as of December 13, 2021, by and among the Company, Haymaker Sponsor III LLC, Dr. Gary Donovitz, in his capacity, and Teresa S. Weber, in her capacity as the Members’ Representative (incorporated by reference to Exhibit 2.1 of Haymaker Acquisition Corp. III’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on December 14, 2021).

3.1	Second Amended and Restated Certificate of Incorporation of biote Corp. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed by the Company with the SEC on June 2, 2022).

3.2	Amended and Restated Bylaws of biote Corp. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-k (File No. 001-40128) filed by the Company with the SEC on June 2, 2022).

4.1	Form of Warrant Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-k (File No. 001-40128) filed by the Company with the SEC on June 2, 2022).

4.2	Warrant Agreement, dated March 1, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (incorporated by reference to exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on March 5, 2021).

5.1*	Opinion of Cooley, LLP.

10.1	Tax Receivable Agreement, dated as of May 26, 2022, by and among the Company, BioTE Holdings, LLC and the persons named therein. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.2	Investor Rights Agreement, dated as of May 26, 2022, by and among the Company, the Members, the Members’ Representative, Haymaker Sponsor III LLC and certain other parties thereto (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.3	Second Amended and Restated Operating Agreement of BioTE Holdings, LLC (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.4	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.5+	Services Agreement, dated May 26, 2022, by and between BioTE Medical, LLC and Teresa S. Weber. (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.6+	Services Agreement, effective as of May 26, 2022, by and between BioTE Medical, LLC and Marc Beer.

10.7+	Amended and Restated Employment Agreement, effective as of May 26, 2022, by and between BioTE Medical, LLC and Robbin Gibbins.

10.8+	Employment Agreement, effective as of June 10, 2022, by and between BioTE Medical, LLC and Ross McQuivey, M.D.

10.9+	Employment Agreement, effective as of May 26, 2022, by and between BioTE Medical, LLC and Mary Elizabeth Conlon.

10.10+	Executive Employment Agreement, dated May 26, 2022, by and between BioTE Medical, LLC and Cary Paulette (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.11	Underwriting Agreement, dated March 1, 2021, by and among Haymaker Acquisition Corp. III, Citigroup Global Markets Inc. and Cantor Fitzgerald & Co., as representative of the several underwriters (incorporated by reference to exhibit 1.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on March 5, 2021).

10.12	Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between Haymaker Acquisition Corp. III and Haymaker Sponsor III LLC (incorporated by reference to exhibit 10.5 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on March 5, 2021).

10.13	Standby Equity Purchase Agreement, dated July 27, 2022 between biote Corp. and YA II PN, LTD (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on July 28, 2022).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Marcum LLP.

23.3*	Consent of Cooley, LLP (Included on Exhibit 5.1).

24*	Power of Attorney (included on signature page hereto).

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL)

107*	Filing Fee Table

*	Filed herewith.
†	Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item (601)(b)(10).
+
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation
S-K
Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided
,
however
, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas on July 29, 2022.

BIOTE CORP.

/s/ Teresa S. Weber
Name:	Teresa S. Weber
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Teresa S. Weber and Robbin Gibbins, as his or her true and lawful attorney-in-fact, with
full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact
or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Teresa S. Weber Teresa S. Weber	Chief Executive Officer, Director	July 29, 2022

/s/ Robbin Gibbins Robbin Gibbins	Chief Financial Officer	July 29, 2022

/s/ Marc D. Beer Marc D. Beer	Director, Chair	July 29, 2022

/s/ Dana Jacoby Dana Jacoby	Director	July 29, 2022

/s/ Mark Cone Mark Cone	Director	July 29, 2022

/s/ Steven J. Heyer Steven J. Heyer	Director	July 29, 2022

/s/ Andrew R. Heyer Andrew R. Heyer	Director	July 29, 2022